Exhibit 10.1

Execution Version

AMENDMENT NO. 18 (this “Amendment”), dated as of August 15, 2025, among ARAMARK Services, Inc., a Delaware corporation (the “U.S. Borrower”), ARAMARK INTERMEDIATE HOLDCO CORPORATION, a Delaware corporation (“Holdings”), each Subsidiary Guarantor, each U.S. Term B-9 Lender (as defined below) party hereto, and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders and collateral agent for the Secured Parties (in such capacities, the “Agent”) to the Credit Agreement, dated as of March 28, 2017 (as amended, supplemented, amended and restated or otherwise modified from time to time prior to the Amendment No. 18 Effective Date (as defined below), the “Existing Credit Agreement”), among the Borrowers (as defined therein), Holdings, the Subsidiary Guarantors (as defined therein) from time to time party thereto, the Agent and the other parties thereto from time to time. The Existing Credit Agreement as amended hereby is referred to as the “Amended Credit Agreement.” Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Amended Credit Agreement.

WHEREAS, pursuant to Section 2.19 of the Existing Credit Agreement, the U.S. Borrower desires to amend the Existing Credit Agreement to incur Dollar-denominated New Term Loans which shall constitute Refinancing Term Loans in the form of U.S. Term B-9 Loans in an aggregate principal amount of $730,458,023.44 (the “U.S. Term B-9 Loans”), the proceeds of which would be used to refinance in full all outstanding U.S. Term B-7 Loans;

WHEREAS, each U.S. Term B-7 Lender that has delivered a consent to this Amendment in the form of Exhibit B hereto (a “Consent”) has agreed, on the terms and conditions set forth herein and in the Amended Credit Agreement, with respect to its U.S. Term B-7 Loans (any such U.S. Term B-7 Lender, a “Converting U.S. Term B-9 Lender”), to convert on a “cashless roll” basis such U.S. Term B-7 Loans into a like principal amount in Dollars (or such lesser amount as notified to each such Converting U.S. Term B-9 Lender by JPMorgan Chase Bank, N.A. prior to the Amendment No. 18 Effective Date) of U.S. Term B-9 Loans (collectively, the “Converted U.S. Term B-9 Loans”), pursuant to Section 2.08(e) of the Existing Credit Agreement, effective as of the Amendment No. 18 Effective Date;

WHEREAS, JPMorgan Chase Bank, N.A. has agreed to make U.S. Term B-9 Loans in a principal amount equal to $64,828,688.27 (in such capacity, the “Additional U.S. Term B-9 Lender” and, together with the Converting U.S. Term B-9 Lenders, the “U.S. Term B-9 Lenders”), the proceeds of which shall, together with the Converted U.S. Term B-9 Loans of each Converting U.S. Term B-9 Lender, be applied to repay the then outstanding non-converted U.S. Term B-7 Loans (the “U.S. Term B-7 Loan Refinancing”);

WHEREAS, each U.S. Term B-9 Lender shall hereby become a Lender under the Amended Credit Agreement and a party to the Loss Sharing Agreement in accordance with Section 2.19(a) of the Existing Credit Agreement;

WHEREAS, JPMorgan Chase Bank, N.A., BofA Securities, Inc. Wells Fargo Securities, LLC, Goldman Sachs Bank USA, PNC Capital Markets LLC, Capital One, National Association and Barclays Bank PLC (collectively, the “Amendment No. 18 Joint Lead Arrangers”) are joint lead arrangers and joint bookrunners for this Amendment; and

WHEREAS, Truist Securities, Inc., Coöperatieve Rabobank U.A., New York Branch, The Bank of Nova Scotia, TD Securities (USA) LLC, U.S. Bank National Association, Sumitomo Mitsui Banking Corporation, HSBC Securities (USA) Inc., Citizens Bank, N.A., and CIBC World Markets Corp. (collectively, the “Amendment No. 18 Co-Documentation Agents” and, together with the Amendment No. 18 Joint Lead Arrangers, the “Amendment No. 18 Arrangers”) are co-documentation agents for this Amendment.

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Establishment of New Term Loans and New Term Commitments. Subject to the terms and conditions set forth in this Amendment and in the Existing Credit Agreement, as of the Amendment No. 18 Effective Date (i) the Additional U.S. Term B-9 Lender agrees to provide U.S. Term B-9 Loans in the amounts set forth opposite such Lender’s name on Schedule 1 to this Amendment under the caption “U.S. Term B-9 Commitments” and (ii) each Converting U.S. Term B-9 Lender hereby acknowledges and agrees that, on the terms and conditions set forth herein and in the Amended Credit Agreement, its outstanding U.S. Term B-7 Loans shall be converted into a like principal amount in Dollars (or such lesser amount as notified to each such Converting U.S. Term B-9 Lender by JPMorgan Chase Bank, N.A. prior to the Amendment No. 18 Effective Date) of U.S. Term B-9 Loans effective as of the Amendment No. 18 Effective Date and in an aggregate amount equal to the amount set forth under the caption “U.S. Term B-9 Commitments” on Schedule I to this Amendment with respect to the Converting U.S. Term B-9 Lenders, pursuant to Section 2.08(e) of the Existing Credit Agreement.

From and after the Amendment No. 18 Effective Date the Additional U.S. Term B-9 Lender (in its capacity of providing U.S. Term B-9 Loans), each Converting U.S. Term B-9 Lender and each other U.S. Term B-9 Lender shall be a “U.S. Term B-9 Lender” (as defined in the Amended Credit Agreement) for all purposes under the Amended Credit Agreement and the other Loan Documents. The Additional U.S. Term B-9 Lender, each Converting U.S. Term B-9 Lender, and each other U.S. Term B-9 Lender hereby consent to the amendments described herein.

Section 2. Amendment. The Existing Credit Agreement is, effective as of the Amendment No. 18 Effective Date, hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages attached as Exhibit A hereto and each of the Loan Parties, each of the Lenders delivering a signature page hereto and the Agent hereby consent to such changes.

Section 3. Representations and Warranties. Each of the U.S. Borrower and the Loan Guarantors represents and warrants to the Agent and each U.S. Term B-9 Lender that:

(a) The execution and delivery of this Amendment is within each applicable Loan Party’s corporate powers and has been duly authorized by all necessary corporate and, if required, stockholder action of such Loan Party. This Amendment has been duly executed and delivered by each of the U.S. Borrower and the Loan Guarantors and is a legal, valid and binding obligation of each such Person, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity. This Amendment (a) does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (A) such as have been obtained or made and are in full force and effect and (B) for filings and registrations necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of the Restricted Subsidiaries, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of the Restricted Subsidiaries or their respective assets, or (other than as contemplated by this Amendment) give rise to a right thereunder to require any payment to be made by any Loan Party or any of the Restricted Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of the Restricted Subsidiaries, except Liens created pursuant to the Loan Documents, except, in the case of each of clauses (a) through (d) above, to the extent that any such violation, default or right, or any failure to obtain such consent or approval or to take any such action, would not reasonably be expected to result in a Material Adverse Effect.

(b) After giving effect to this Amendment, the representations and warranties set forth in Article III of the Amended Credit Agreement or in any other Loan Document are true and correct in all material respects (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date); provided that any representation or warranty that is qualified as to materiality or “Material Adverse Effect” shall be true and correct in all respects.

(c) After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

(d) There have been no modifications since those most recently delivered to the Agent to (i) the certificate or articles of incorporation or organization of the Loan Guarantors or (ii) the by-laws, memorandum and articles of incorporation or operating, management, partnership or equivalent agreement, as applicable, of the Loan Guarantors.

Section 4. Effectiveness. The Amendment shall become effective on the date (the “Amendment No. 18 Effective Date”) that each of the conditions set forth below in this Section 4 has been satisfied:

(a) Execution of this Amendment. The Agent (or its counsel) shall have received from the U.S. Borrower, each Loan Guarantor, the Agent, and each U.S. Term B-9 Lender either (A) a counterpart of this Amendment signed on behalf of such party (which in the case of each Converting U.S. Term B-9 Lender shall be in the form of a Consent) or (B) written evidence satisfactory to the Agent (which may include facsimile or other electronic transmission of a signed signature page of this Amendment) that such party has signed a counterpart of the Amendment.

(b) Legal Opinions. The Agent shall have received, on behalf of itself and the Lenders on the Amendment No. 18 Effective Date, a written opinion of Simpson Thacher & Bartlett LLP, New York counsel for the Loan Parties (A) dated the Amendment No. 18 Effective Date, (B) addressed to the Agent and each U.S. Term B-9 Lender and (C) in form and substance reasonably satisfactory to the Agent and covering such other matters relating to the Loan Documents and the transactions contemplated by this Amendment, as the Agent shall reasonably request.

(c) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Agent shall have received (i) a certificate of the U.S. Borrower, dated the Amendment No. 18 Effective Date and executed by its Secretary, Assistant Secretary or Responsible Officer, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the other officers of the U.S. Borrower authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of the U.S. Borrower and a true and correct copy of its by-laws, memorandum and articles of incorporation or operating, management, partnership or equivalent agreement, as applicable (or, in each case, certify that there have been no modifications to such documents since those most recently delivered to the Agent), and (ii) a good standing or equivalent certificate for each Loan Party (other than any Foreign Borrower) from its jurisdiction of organization to the extent such concept exists in such jurisdiction.

(d) Officers’ Certificate. The Agent shall have received an Officers’ Certificate, dated as of the Amendment No. 18 Effective Date, certifying that: (A) each of the representations and warranties set forth in Section 3(a) hereof is true and correct in all material respects on and as of the Amendment No. 18 Effective Date; provided that any representation or warranty that is qualified as to materiality or “Material Adverse Effect” shall be true and correct in all respects and (B) the representation and warranty set forth in each of Section 3(b) and 3(c) hereof is true and correct on and as of the Amendment No. 18 Effective Date.

(e) Fees. The Agent and the Amendment No. 18 Arrangers, as applicable, shall have received (i) all fees (if any) required to be paid to them by the U.S. Borrower as mutually agreed by the U.S. Borrower and such Persons prior to the Amendment No. 18 Effective Date, (ii) all out-of-pocket expenses (including the reasonable documented fees and expenses of external legal counsel) for which invoices have been presented to such U.S. Borrower at least two business days prior to the Amendment No. 18 Effective Date and (iii) payment of all accrued and unpaid interest on the U.S. Term B-7 Loans.

(f) Solvency. The Agent shall have received a customary certificate from the vice president and treasurer of the U.S. Borrower certifying that the Loan Parties, on a consolidated basis on the Amendment No. 18 Effective Date after giving effect to the transactions contemplated hereby, are solvent (within the meaning of Section 3.15 of the Amended Credit Agreement).

(g) Borrowing Notice. The Agent shall have received from the U.S. Borrower a customary borrowing notice with respect to the U.S. Term B-9 Loans in accordance with the terms of the Amended Credit Agreement.

(h) KYC Information.

(1) Upon the reasonable request of any Lender made at least five days prior to the Amendment No. 18 Effective Date, the U.S. Borrower shall have provided to the Agent the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least three Business Days prior to the Amendment No. 18 Effective Date.

(2) The Agent and each of the U.S. Term B-9 Lenders shall have received at least five Business Days prior to the Amendment No. 18 Effective Date (or such shorter period as may be reasonably agreed by the Agent) a certification regarding beneficial ownership as required by 31 C.F.R. § 1010.230 with respect to the U.S. Borrower.

(i) Prepayment Notice. The Agent shall have received from the U.S. Borrower a customary notice of prepayment with respect to the U.S. Term B-7 Loans being repaid on the Amendment No. 18 Effective Date in accordance with the terms of the Existing Credit Agreement.

Section 5. Waiver of Breakage. Each U.S. Term B-9 Lender hereby waives any claims otherwise available pursuant to Section 2.14(e) of the Existing Credit Agreement with respect to any loss or expense that such Person may sustain or incur as a consequence of any event caused by the prepayment of its existing U.S. Term B-7 Loans with the proceeds of U.S. Term B-9 Loans on the Amendment No. 18 Effective Date.

Section 6. U.S. Term B-9 Lenders. Each U.S. Term B-9 Lender (a) represents and warrants that (i) it is not an Ineligible Institution and has full power and authority, and has taken all action necessary, to execute and deliver this Amendment and to consummate the transactions contemplated hereby and to become a Lender under the Amended Credit Agreement and a party to the Loss Sharing Agreement, dated as of March 28, 2017 (the “Loss Sharing Agreement”), by and among the Lenders, (ii) it satisfies the requirements specified in the Amended Credit Agreement that are required to be satisfied by it in order to become a Lender, (iii) from and after the Amendment No. 18 Effective Date, it shall be bound by the provisions of the Amended Credit Agreement and the Loss Sharing Agreement as a Lender thereunder and shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Amended Credit Agreement and the Loss Sharing Agreement, together with copies of the most recent financial statements referred to in Section 3.04(a) of the Amended Credit Agreement or delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment and to make its U.S. Term B-9 Loans on the basis of which it has made such analysis and decision independently and without reliance on the Agent, any Amendment No. 18 Arranger or any other Lender and (v) it has delivered to the Agent any documentation required to be delivered by it pursuant to the terms of Section 2.15 of the Amended Credit Agreement, duly completed and executed by it, if applicable and (b) agrees that (i) it will, independently and without reliance on the Agent, any Amendment No. 18 Arranger or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it will appoint and authorize the Agent to take such action on its behalf and to exercise such powers under the Amended Credit Agreement as are delegated to the Agent, by the terms thereof, together with such powers as are reasonably incidental thereto, and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Section 7. Tax Matters. For U.S. federal income tax purposes all of the U.S. Term B-9 Loans (whether issued to refinance the U.S. Term B-7 Loans or issued for cash) will be treated as one fungible tranche.

Section 8. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Agent to accept electronic signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Agent has agreed to accept any Electronic Signature, the Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the U.S. Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart.

Section 9. Applicable Law; Jurisdiction. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. Each of the Loan Parties hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any U.S. Federal or New York State court sitting in the Borough of Manhattan, New York, New York in any action or proceeding arising out of or relating to this Amendment, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 10. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.

Section 11. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 12. Effect of Amendment. Except as expressly set forth herein, (i) this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Agent or the Issuing Banks, in each case under the Existing Credit Agreement or any other Loan Document, and (ii) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement or any other provision of either such agreement or any other Loan Document. Each and every term, condition, obligation, covenant and agreement contained in the Existing Credit Agreement or any other Loan Document is hereby ratified and re-affirmed in all respects and shall continue in full force and effect. Each Loan Party reaffirms its obligations under the Loan Documents to which it is party and the validity of the Liens granted by it pursuant to the Collateral Documents. This Amendment shall constitute a Loan Document for purposes of the Amended Credit Agreement and from and after the Amendment No. 18 Effective Date, all references to the Credit Agreement in any Loan Document and all references in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement, shall, unless expressly provided otherwise, refer to the Amended Credit Agreement. Each Loan Party hereby consents to this Amendment and confirms that all obligations of each such Loan Party under the Loan Documents to which such Loan Party is a party shall continue to apply to the Amended Credit Agreement. This Amendment shall not constitute a novation of the Existing Credit Agreement or any other Loan Document.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

ARAMARK SERVICES, INC.

By:	/s/ Kerri Howard
Name: Kerri Howard
Title: Vice President and Treasurer

ARAMARK INTERMEDIATE HOLDCO CORPORATION

By:	/s/ Kerri Howard
Name: Kerri Howard
Title: Vice President and Treasurer

EACH OF THE SUBSIDIARY GUARANTORS LISTED ON SCHEDULE I HERETO

By:	/s/ Maureen Baureis
Name: Maureen Baureis
Title: Assistant Treasurer

[Aramark – Signature Page to Amendment No. 18]

Schedule I

	Subsidiary Guarantors	Jurisdiction of Formation
1.	Lake Tahoe Cruises, LLC	California
2.	Paradise Hornblower, LLC	California
3.	Aramark HRV, LLC	Delaware
4.	Bridgeburg Investment Holdings, LLC	Delaware
5.	Aramark Business & Industry, LLC	Delaware
6.	Aramark Business Center, LLC	Delaware
7.	Aramark Business Facilities, LLC	Delaware
8.	Aramark Campus, LLC	Delaware
9.	Aramark Construction and Energy Services, LLC	Delaware
10.	Aramark Construction Services, Inc.	Delaware
11.	Aramark Correctional Services, LLC	Delaware
12.	Aramark Educational Group, LLC	Delaware
13.	Aramark Educational Services, LLC	Delaware
14.	Aramark Entertainment, LLC	Delaware
15.	Aramark Facility Services, LLC	Delaware
16.	Aramark FHC Business Services, LLC	Delaware
17.	Aramark FHC Correctional Services, LLC	Delaware
18.	Aramark FHC School Support Services, LLC	Delaware
19.	Aramark FHC Sports and Entertainment Services, LLC	Delaware
20.	Aramark FHC, LLC	Delaware
21.	Aramark Food and Support Services Group, Inc.	Delaware
22.	Aramark Food Service, LLC	Delaware
23.	Aramark FSM, LLC	Delaware
24.	Aramark Global, Inc.	Delaware
25.	Aramark Healthcare Support Services, LLC	Delaware
26.	Aramark Industrial Services, LLC	Delaware
27.	Aramark Japan, LLC	Delaware
28.	Aramark Management, LLC	Delaware
29.	Aramark Management Services Limited Partnership	Delaware
30.	Aramark Mexico Group, LLC	Delaware
31.	Aramark Organizational Services, LLC	Delaware
32.	Aramark Processing, LLC	Delaware
33.	Aramark RBI, Inc.	Delaware
34.	Aramark Refreshment Group, Inc.	Delaware
35.	Aramark Refreshment Services, LLC	Delaware
36.	Aramark Schools Facilities, LLC	Delaware
37.	Aramark Schools, LLC	Delaware
38.	Aramark SCM, Inc.	Delaware
39.	Aramark Senior Living Services, LLC	Delaware
40.	Aramark Services of Puerto Rico, Inc.	Delaware
41.	Aramark SMMS LLC	Delaware
42.	Aramark SMMS Real Estate LLC	Delaware
43.	Aramark Sports and Entertainment Group, LLC	Delaware
44.	Aramark Sports and Entertainment Services, LLC	Delaware

	Subsidiary Guarantors	Jurisdiction of Formation
45.	Aramark Sports Facilities, LLC	Delaware
46.	Aramark Sports, LLC	Delaware
47.	Aramark Togwotee, LLC	Delaware
48.	Aramark Trademark Services, Inc.	Delaware
49.	Aramark U.S. Offshore Services, LLC	Delaware
50.	Aramark/HMS, LLC	Delaware
51.	Avendra, LLC	Delaware
52.	Avendra Replenishment, LLC	Delaware
53.	Avendra Gaming, LLC	Delaware
54.	BuyEfficient, LLC	Delaware
55.	Filterfresh Coffee Service, LLC	Delaware
56.	Filterfresh Franchise Group, LLC	Delaware
57.	Harry M. Stevens, LLC	Delaware
58.	HPSI Purchasing Services LLC	Delaware
59.	Institutional Processing Services LLC	Delaware
60.	Lifeworks Restaurant Group, LLC	Delaware
61.	Yosemite Hospitality, LLC	Delaware
62.	American Snack & Beverage, LLC	Florida
63.	Aramark FHC Kansas, Inc.	Kansas
64.	Aramark Services of Kansas, Inc.	Kansas
65.	Restaura, Inc.	Michigan
66.	Travel Systems, LLC	Nevada
67.	Harry M. Stevens Inc. of New Jersey.	New Jersey
68.	Aramark Technical Services North Carolina, Inc.	North Carolina
69.	Aramark American Food Services, LLC	Ohio
70.	Aramark Consumer Discount Company	Pennsylvania
71.	Harry M. Stevens Inc. of Penn	Pennsylvania
72.	Aramark Business Dining Services of Texas, LLC	Texas
73.	Aramark Educational Services of Texas, LLC	Texas
74.	Aramark Food Service of Texas, LLC	Texas
75.	Aramark Sports and Entertainment Services of Texas, LLC	Texas
76.	Olympic Peninsula Hospitality, LLC	Delaware
77.	Aramark Personnel Services, LLC	Delaware
78.	Glen Canyon Rafting Hospitality, LLC	Delaware
79.	Wilderness River Adventures, LLC	Delaware
80.	North Rim Hospitality, LLC	Delaware
81.	Liberty Islands Hospitality, LLC	Delaware
82.	Good Uncle Services, LLC	Delaware
83.	Aramark Technical Services of New York, LLC	Delaware
84.	EverSafe Services, LLC	Delaware
85.	Union Supply Group, Inc.	California
86.	Union Supply Commissary Solutions, Inc.	California
87.	Next Level Hospitality Services, LLC	Delaware
88.	Next Level PEO, LLC	Delaware
89.	NLAL Hospitality LLC	Delaware
90.	NLNC Hospitality LLC	Delaware
91.	NLPA Hospitality LLC	Delaware

ARAMARK MANAGEMENT SERVICES
LIMITED PARTNERSHIP

By: ARAMARK SMMS LLC, its General Partner

By: ARAMARK SERVICES, INC., its sole member

By:	/s/ Maureen Baureis
Name: Maureen Baureis
Title: Assistant Treasurer

[Aramark – Signature Page to Amendment No. 18]

JPMORGAN CHASE BANK, N.A.,
as Agent

By:	/s/ Rupam Agrawal
Name: Rupam Agrawal
Title: Vice President

[Aramark – Signature Page to Amendment No. 18]

JPMORGAN CHASE BANK, N.A.,
as a U.S. Term B-9 Lender

By:	/s/ Rupam Agrawal
Name: Rupam Agrawal
Title: Vice President

[Aramark – Signature Page to Amendment No. 18]

All other U.S. Term B-9 Lender signature pages on file with the Agent

Schedule 1

U.S. Term B-9 Commitments

Lenders	U.S. Term B-9 Commitments
JPMorgan Chase Bank, N.A.	$64,828,688.27
Converting U.S. Term B-9 Lenders	$665,629,335.17

Total	$730,458,023.44

Exhibit A

[attached]

Final Version

EXHIBIT A

CREDIT AGREEMENT

Dated as of March 28, 2017

Among

THE FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders and Issuing Banks

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent

and

ARAMARK SERVICES, INC.,

ARAMARK CANADA LTD.,

ARAMARK INVESTMENTS LIMITED,

ARAMARK INTERNATIONAL FINANCE, S.À R.L.,

ARAMARK IRELAND HOLDINGS LIMITED,

ARAMARK LIMITED

ARAMARK REGIONAL TREASURY EUROPE, DESIGNATED ACTIVITY COMPANY

and

ARAMARK HOLDING DEUTSCHLAND GMBH (as successor by merger to ARAMARK HOLDINGS GMBH & CO. KG),

as Borrowers

and

ARAMARK INTERMEDIATE HOLDCO CORPORATION,

as Holdings

and

THE OTHER GUARANTORS FROM TIME TO TIME PARTY HERETO

JPMORGAN CHASE BANK, N.A.

as a Joint Lead Arranger and Joint Bookrunner

GOLDMAN SACHS LENDING PARTNERS LLC,

CREDIT SUISSE SECURITIES (USA) LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

WELLS FARGO SECURITIES, LLC

BARCLAYS BANK PLC,

PNC CAPITAL MARKETS LLC

and

MORGAN STANLEY MUFG LOAN PARTNERS, LLC,

as Joint Lead Arrangers, Joint Bookrunners and Co-Syndication Agents

U.S. BANK NATIONAL ASSOCIATION,

THE BANK OF NOVA SCOTIA,

SUMITOMO MITSUI BANKING CORPORATION,

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH,

TD SECURITIES (USA) LLC

and

COMERICA SECURITIES, INC.,

as Co-Documentation Agents

SCHEDULES:

Schedule I	—	Commitments
Schedule 1.01(a)	—	Immaterial Subsidiaries
Schedule 1.01(b)	—	Mortgaged Properties
Schedule 3.05(a)	—	Principal Place of Business and Chief Executive Office
Schedule 3.05(f)	—	Intellectual Property
Schedule 3.06	—	Disclosed Matters
Schedule 3.17	—	Capitalization and Subsidiaries
Schedule 3.19	—	Labor Disputes
Schedule 4.01(b)	—	Local Counsel
Schedule 5.12	—	Post-Closing Requirements
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Restricted Payments
Schedule 6.05	—	Existing Affiliate Transactions
Schedule 6.07	—	Existing Investments
Schedule 9.01	—	Borrowers’ Website for Electronic Delivery

EXHIBITS:

Exhibit A	—	Form of Administrative Questionnaire
Exhibit B	—	Form of Assignment and Assumption
Exhibit C	—	Form of Compliance Certificate
Exhibit D	—	Joinder Agreement
Exhibit E	—	Form of Borrowing Request
Exhibit F-1	—	Form of Revolving Credit Note
Exhibit F-2	—	Form of Term Loan Note
Exhibit G	—	Form of Conversion or Continuation Notice
Exhibit H	—	Form of First Lien Intercreditor Agreement
Exhibit I	—	Form of Junior Lien Intercreditor Agreement
Exhibit J-1	—	Form of U.S. Tax Compliance Certificate
Exhibit J-2	—	Form of U.S. Tax Compliance Certificate
Exhibit J-3	—	Form of U.S. Tax Compliance Certificate
Exhibit J-4	—	Form of U.S. Tax Compliance Certificate

CREDIT AGREEMENT dated as of March 28, 2017 (as supplemented by Incremental Amendment No. 1 (as defined herein), Incremental Amendment No. 2 (as defined herein), Supplement No. 1, dated as of January 22, 2018, Incremental Amendment No. 3 (as defined herein), Amendment No. 4, dated as of May 11, 2018, Amendment No. 5 (as defined herein), Amendment No. 6 (as defined herein), dated as of June 12, 2018, Amendment No. 7 (as defined herein), dated as of October 1, 2018 and Incremental Amendment No. 8 (as defined herein), dated as of January 15, 2020, Amendment No. 9, dated as of April 22, 2020, Amendment No. 10, dated as of November 12, 2020, Amendment No. 11, dated as of April 6, 2021, Amendment No. 12, dated as of June 22, 2023, Amendment No. 13, dated as of June 29, 2023, Amendment No. 14, dated as of March 27, 2024, Amendment No. 15, dated as of August 2, 2024, Amendment No. 16, dated as of August 23, 2024, Incremental Amendment No. 17, dated as of February 18, 2025, and Amendment No. 18 (as defined herein), and as the same may be further amended, supplemented or otherwise modified from time to time, this “Agreement”), among ARAMARK SERVICES, INC., a Delaware corporation (the “U.S. Borrower”), ARAMARK CANADA LTD., a company organized under the laws of Canada (the “Canadian Borrower”), ARAMARK INVESTMENTS LIMITED, a limited company incorporated under the laws of England and Wales (the “Existing U.K. Borrower”), ARAMARK LIMITED, a limited company incorporated under the laws of England and Wales (the “Additional U.K. Borrower” together with the Existing U.K. Borrower, the “U.K. Borrowers” and each individually, a “U.K. Borrower”), ARAMARK IRELAND HOLDINGS LIMITED, a company incorporated under the laws of Ireland, ARAMARK REGIONAL TREASURY EUROPE, DESIGNATED ACTIVITY COMPANY, a company incorporated under the laws of Ireland (together with Aramark Ireland Holdings Limited, the “Irish Borrowers” and each an “Irish Borrower”), ARAMARK HOLDING DEUTSCHLAND GMBH, a limited liability company established under the laws of Germany (as successor by merger to ARAMARK HOLDINGS GMBH & CO. KG, a limited partnership (Kommanditgesellschaft) established under the laws of Germany) (the “German Borrower”) and ARAMARK INTERNATIONAL FINANCE S.À R.L., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg (“Luxembourg”) having its registered office at 562 rue de Neudorf, L-2220 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de commerce et des sociétés, Luxembourg) (the “Luxembourg Register”) under number B 213.360 (the “Lux Borrower”), ARAMARK SERVICIOS DE CATERING S.L.U., a company formed under the laws of Spain and HOCATSACINCO, S.A.U., a company formed under the laws of Spain (together with Aramark Servicios de Catering S.L.U., the “Spanish Borrowers” and each a “Spanish Borrower”; and, together with the U.S. Borrower, the Canadian Borrower, the Existing U.K. Borrower, the Additional U.K. Borrower, the Irish Borrowers, the German Borrower, the Lux Borrower and any Additional Foreign Borrower, the “Borrowers”), ARAMARK INTERMEDIATE HOLDCO CORPORATION, a Delaware corporation (“Holdings”), each Subsidiary of the U.S. Borrower that, from time to time, becomes a party hereto, the Lenders (as defined in Article I), the Issuing Banks named herein, and JPMORGAN CHASE BANK, N.A. (or any of its designated branch offices or affiliates), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and collateral agent for the Secured Parties hereunder (in such capacities, together with its successors and assigns in such capacities, the “Agent”).

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2024 Refinancing Amendments” means:

(a) the addition of (i) the definitions of “Approved Commercial Bank”, “BHC Act Affiliate”, “Creditor Party”, “Covered Party”, “Cured Default”, “Default Right”, “Fitch”, “Initial Default”, “ISDA CDS Definitions”, “Net Short Lender”, “Prepayment Event Percentage”, “QFC”, “QFC Credit Support”, “Reclassifiable Item”, “Regulated Bank”, “Similar Business”, “Spain”, “Specified Indebtedness”, “Supported QFC”, “Swap Agreement”, “U.S. Special Resolution regimes”, (ii) clause (a)(xii) to the definition of “EBITDA”, (iii) clauses (v) and (w) to the definition of “Permitted Investments”, (iv) the last paragraph of Section 7.01, and (v) Sections 1.04(b), 1.14, 9.02(g) and 9.21;

(b) the modification to Section 6.09 that provides that such section shall no longer apply;

(c) the provisions which shall have effect only from and after the occurrence of the 2024 Refinancing Amendments Effective Date in (i) the definitions of “Bail-In Action”, “Bail-In Legislation”, “Debtor Relief Laws”, “EEA Financial Institution”, “EEA Resolution Authority”, “Excluded Taxes”, “Maximum Incremental Amount”, Reinvestment Period”, “Write-Down and Conversion Powers”, (ii) clause (a)(viii) of the definition of “EBITDA”, (iii) clauses (f), (q), (t) and (u) of the definition of “Permitted Investments”, (iv) Sections 2.09(a), 2.09(b), 5.01(a), 5.07, 5.11(f), 6.01(b)(vi), 6.01(b)(xix), 6.01(b)(xx), 6.01(b)(xxii), 6.01(b)(xxvii), 6.01(g), 6.04(i), 6.04(iii), 6.04(xii) and 6.06(j); and

(d) the replacement of Schedules 6.01, 6.02, 6.04, 6.05 and 6.07 with the schedules to be provided to the Agent on the 2024 Refinancing Amendments Effective Date, so long as such schedules are (i) in form and substance reasonably satisfactory to the Agent and (ii) are posted to all Lenders at least five Business Days prior to the 2024 Refinancing Amendments Effective Date, and the Agent does not receive, by the 2024 Refinancing Amendments Effective Date, written notice of objection to such schedules from the Lenders that comprise the Required Lenders.

“2024 Refinancing Amendments Effective Date” means the first date upon which the Borrowers, the Administrative Agent, and the Required Lenders shall have consented or be deemed to have consented to the 2024 Refinancing Amendments.

“2024 Refinancing Term A Loans” means the Canadian Term A-4 Loans, the Euro Term A-3 Loans, the GBP Term A Loans, the U.S. Term A Loans and the U.S. Term A-1 Loans.

“2024 Tranche Revolving Commitments” means with respect to each Revolving Lender, the commitment of such Revolving Lender to make 2024 Tranche Revolving Loans in the aggregate principal amount set forth opposite such Revolving Lender’s name on the Commitments Schedule (for the avoidance of doubt, as supplemented pursuant to Amendment No. 15 on the Amendment No. 15 Effective Date) under the heading “2024 Tranche Revolving Commitments,” as adjusted to reflect each Assignment and Assumption executed by such Revolving Lender and as such amount may be increased or reduced pursuant to this Agreement, and “2024 Tranche Revolving Commitments” means the aggregate 2024 Tranche Revolving Commitments of all Revolving Lenders, which amount, initially as of the Amendment No. 15 Effective Date, is $1,400,000,000.00.

“2024 Tranche Revolving Facility” means the 2024 Tranche Revolving Commitments and the provisions herein related to the 2024 Tranche Revolving Loans and the Letters of Credit thereunder.

“2024 Tranche Revolving Facility Scheduled Maturity Date” means August 2, 2029.

“2024 Tranche Revolving Lender” means each Lender that has a 2024 Tranche Revolving Loan or a 2024 Tranche Revolving Commitment.

“2024 Tranche Revolving Loan” has the meaning provided in Section 2.01(a).

“2028 Senior Notes” means the 5.00% Senior Notes due 2028 of the U.S. Borrower.

“Acquired Entity or Business” means any Person, property, business or asset acquired by the U.S. Borrower or any Restricted Subsidiary, to the extent not subsequently sold, transferred or otherwise disposed by the U.S. Borrower or such Restricted Subsidiary.

“Acquired Indebtedness” means, with respect to any specified Person, (a) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of such specified Person, and (b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Foreign Borrower” means any Restricted Subsidiary of the U.S. Borrower formed under the laws of Canada, Germany, Ireland, Luxembourg, the United Kingdom, Spain or any other jurisdiction reasonably satisfactory to the Agent and the Revolving Lenders that is designated as an Additional Foreign Borrower hereunder pursuant to an Officers’ Certificate delivered to the Agent and which has become a Foreign Borrower hereunder pursuant to a supplement to this Agreement and other documentation reasonably satisfactory to the Agent; provided that (i) in no event shall any Restricted Subsidiary that is organized under the laws of a Sanctioned Country or that is a Sanctioned Person become an Additional Foreign Borrower and (ii) in the case of any Additional Foreign Borrower under any Revolving Facility, the U.S. Borrower shall have provided not less than fifteen (15) Business Days prior notice thereof to the Revolving Lenders under such Revolving Facility and shall have furnished to the Agent and such Revolving Lenders all information and documents as may reasonably be requested by any of them within five (5) Business Days of the date such notice is provided in order to comply with applicable “know your customer” requirements.

“Additional New U.S. Term B-8 Commitment” means, with respect to the Additional New U.S. Term B-8 Lender, the commitment of such Lender to make U.S. Term B-8 Loans to the U.S. Borrower in an aggregate principal amount equal to $880,288,491.03.

“Additional New U.S. Term B-8 Lender” means JPMorgan Chase Bank, N.A., in such capacity.

“Additional U.K. Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Additional U.S. Term B~~-7~~-8 Commitment” means, with respect to the Additional U.S. Term Lender, the commitment of such Lender to make U.S. Term B~~-7~~-8 Loans to the U.S. Borrower in an aggregate principal amount equal to $~~69,491,079.91~~120,666,199.61.

“Additional U.S. Term B~~-8~~-9 Commitment” means, with respect to the Additional U.S. Term B-9 Lender, the commitment of such Lender to make U.S. Term B~~-8~~-9 Loans to the U.S. Borrower in an aggregate principal amount equal to $~~120,666,199.61~~64,828,688.27.

“Additional U.S. Term B-9 Lender” means JPMorgan Chase Bank, N.A.

“Additional U.S. Term Lender” means Wells Fargo Bank, National Association.

“Adjusted EURIBOR Rate” means, with respect to any Eurocurrency Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to the Term SOFR Rate for such Interest Period plus the Term SOFR Adjustment; provided that if the Adjusted Term SOFR Rate as so determined would be less than 0.00%, such rate shall be deemed to be equal to 0.00% for the purposes of this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in the form supplied by the Agent.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this Agreement, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” has the meaning assigned to such term in Section 6.05(a).

“Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Agent’s Office” means, with respect to any currency, the Agent’s address and, as appropriate, account with respect to such currency as the Agent may from time to time notify the U.S. Borrower and the Lenders.

“Agreement Currency” has the meaning assigned to such term in Section 9.09(f).

“AIM” means AIM Services Co., Ltd., a limited company organized under the laws of Japan, and its successors.

“Alternative Currency” means any lawful currency other than Dollars that is freely transferable into Dollars.

“Amendment No. 5” means Amendment No. 5, dated as of May 24, 2018 by and among the Loan Parties, the Agent and the Lenders party thereto.

“Amendment No. 5 Arrangers” means Credit Suisse Loan Funding LLC, JPMorgan Chase Bank, N.A., Barclays Bank PLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, PNC Capital Markets LLC, The Bank of Nova Scotia, TD Securities (USA) LLC and Wells Fargo Securities, LLC, each in its capacity as joint lead arranger.

“Amendment No. 6” means Amendment No. 6, dated as of June 12, 2018 by and among the Loan Parties, the Agent and the Lenders party thereto.

“Amendment No. 6 Arrangers” means Credit Suisse Loan Funding LLC, JPMorgan Chase Bank, N.A., Barclays Bank PLC, Capital One, National Association, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc., PNC Capital Markets LLC and Wells Fargo Securities, LLC, each in its capacity as joint lead arranger.

“Amendment No. 7” means Amendment No. 7, dated as of October 1, 2018 by and among the Loan Parties, the Agent and the Lenders party thereto.

“Amendment No. 7 Arrangers” means JPMorgan Chase Bank, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, PNC Capital Markets LLC, Wells Fargo Securities, LLC, Goldman Sachs Lending Partners LLC, Credit Suisse Securities (USA) LLC, Barclays Bank PLC and Morgan Stanley MUFG Loan Partners LLC, each in its capacity as joint lead arranger.

“Amendment No. 9” means Amendment No. 9, dated as of April 22, 2020, by and among the Loan Parties, the Agent and the Lenders party thereto.

“Amendment No. 10” means Amendment No. 10, dated as of November 12, 2020, by and among the Loan Parties, the Agent and the Lenders party thereto.

“Amendment No. 11” means Amendment No. 11, dated as of April 6, 2021 by and among the Loan Parties, the Agent and the Lenders party thereto.

“Amendment No. 11 Arrangers” means JPMorgan Chase Bank, N.A., Goldman Sachs Lending Partners LLC, BofA Securities, Inc., Wells Fargo Securities, LLC, Credit Suisse Loan Funding LLC, PNC Capital Markets LLC, Morgan Stanley Senior Funding, Inc. and Barclays Bank PLC, each in its capacity as joint lead arranger.

“Amendment No. 11 Co-Documentation Agents” means Sumitomo Mitsui Banking Corp., The Bank of Nova Scotia, TD Bank, N.A., Capital One, N.A., Cooperative Rabobank U.A., New York Branch and U.S. Bank National Association.

“Amendment No. 12” means Amendment No. 12, dated as of June 22, 2023 by and among the Loan Parties, the Agent and the Lenders party thereto.

“Amendment No. 12 Arrangers” means JPMorgan Chase Bank, N.A., Wells Fargo Securities, LLC, Credit Suisse Loan Funding LLC, Goldman Sachs Lending Partners LLC, BofA Securities, Inc. , PNC Capital Markets LLC, Morgan Stanley Senior Funding, Inc., and Barclays Bank PLC , each in its capacity as joint lead arranger.

“Amendment No. 12 Co-Documentation Agents” means The Bank of Nova Scotia, TD Securities (USA) LLC, Coöperatieve Rabobank U.A., New York Branch, U.S. Bank National Association, Sumitomo Mitsui Banking Corporation, and Capital One, National Association.

“Amendment No. 13” means Amendment No. 13, dated as of June 29, 2023 by and among the Loan Parties party thereto, the Agent and the Lenders party thereto.

“Amendment No. 14” means Amendment No. 14, dated as of March 27, 2024 by and among the Loan Parties party thereto, the Agent and the Lenders party thereto.

“Amendment No. 14 Arrangers” means Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A, Goldman Sachs Lending Partners LLC, BofA Securities, Inc., Barclays Bank PLC, PNC Capital Markets LLC, Morgan Stanley Senior Funding, Inc. and UBS Securities LLC each in its capacity as joint lead arranger and joint bookrunner.

“Amendment No. 14 Co-Managers” means The Bank of Nova Scotia, Sumitomo Mitsui Banking Corporation, Cöoperatieve Rabobank U.A., TD Securities (USA) LLC, U.S. Bank, National Association and Capital One, National Association each in its capacity as co-manager.

“Amendment No. 14 Effective Date” has the meaning set forth in Amendment No. 14.

“Amendment No. 14 U.S. Term B-8 Loan” has the meaning assigned to such term in Section 2.01(b)(~~viii~~vi).

“Amendment No. 15” means Amendment No. 15, dated as of August 2, 2024 by and among the Loan Parties party thereto, the Agent and the Lenders party thereto.

“Amendment No. 15 Arrangers” means JPMorgan Chase Bank, N.A., BofA Securities, Inc., Wells Fargo Securities, LLC, Goldman Sachs Bank USA, PNC Capital Markets LLC, Capital One, National Association and Barclays Bank PLC, each in its capacity as joint lead arranger and joint bookrunner.

“Amendment No. 15 Co-Documentation Agents” means Truist Bank, Coöperatieve Rabobank U.A., New York Branch, The Bank of Nova Scotia, TD Bank, N.A., U.S. Bank National Association, Sumitomo Mitsui Banking Corporation, HSBC Bank USA, N.A., Citizens Bank, N.A., and Canadian Imperial Bank of Commerce, New York Branch, each in its capacity as a co-documentation agent.

“Amendment No. 15 Effective Date” has the meaning set forth in Amendment No. 15.

“Amendment No. 16” means Amendment No. 16, dated as of August 23, 2024 by and among the Loan Parties party thereto, the Agent and the Lenders party thereto.

“Amendment No. 18” means Amendment No. 18, dated as of August 15, 2025 by and among the Loan Parties party thereto, the Agent and the Lenders party thereto.

“Amendment No. 18 Arrangers” means JPMorgan Chase Bank, N.A., BofA Securities, Inc. Wells Fargo Securities, LLC, Goldman Sachs Bank USA, PNC Capital Markets LLC, Capital One, National Association and Barclays Bank PLC, each in its capacity as joint lead arranger and joint bookrunner.

“Amendment No. 18 Co-Documentation Agents” means Truist Securities, Inc., Coöperatieve Rabobank U.A., New York Branch, The Bank of Nova Scotia, TD Securities (USA) LLC, U.S. Bank National Association, Sumitomo Mitsui Banking Corporation, HSBC Securities (USA) Inc., Citizens Bank, N.A., and CIBC World Markets Corp., each in its capacity as a co-documentation agent.

“Amendment No. 18 Effective Date” has the meaning set forth in Amendment No. 18.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrowers or any of their direct or indirect parent companies or Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Amount” means, at any time (the “Reference Time”), an amount equal to (a) the sum, without duplication, of:

(i) an amount equal to 50% of the Consolidated Net Income (excluding from Consolidated Net Income, for this purpose only, any amount that otherwise increased the Applicable Amount pursuant to clause (iv) or (v) below) of the U.S. Borrower for the period (taken as one accounting period) from October 1, 2016 to the end of the U.S. Borrower’s most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.01 at the Reference Time, or, in case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus

(ii) the amount of any capital contributions in cash, marketable securities or Qualified Proceeds made to, or any proceeds in cash, marketable securities or Qualified Proceeds of an issuance of Equity Interests of the U.S. Borrower or any of its direct or indirect parent companies (or debt securities that have been converted or exchanged into Equity Interests of the U.S. Borrower or any of its direct or indirect parent companies (other than Disqualified Stock)) (in each case, other than (w) Excluded Contributions, (x) proceeds from Equity Interests of any direct or indirect parent company of the U.S. Borrower constituting the consideration for an Investment made in reliance on clause (j) of the definition of “Permitted Investments,” (y) the Designated Equity Amount and (z) the proceeds of Disqualified Stock of the U.S. Borrower and Designated Preferred Stock) received by, the U.S. Borrower from and including the Business Day immediately following the Closing Date through and including the Reference Time, including any such proceeds from the issuance of Equity Interests of any direct or indirect parent of the U.S. Borrower to the extent the cash proceeds thereof are contributed to the U.S. Borrower, plus

(iii) to the extent not already reflected as an increase to Consolidated Net Income or reflected as a return of capital or deemed reduction in the amount of such Investment pursuant to clause (b)(ii) below, the amount of any distribution in cash, marketable securities or Qualified Proceeds received in respect of any Investment made in reliance on clause (q) of the definition of “Permitted Investments” and any dividend in cash, marketable securities or Qualified Proceeds received from an Unrestricted Subsidiary, in each case by the U.S. Borrower or any Restricted Subsidiary, plus

(iv) to the extent not already reflected as a return of capital or deemed reduction in the amount of such Investment pursuant to clause (b)(ii) below, the aggregate amount received in cash or marketable securities and the fair market value, as determined in good faith by the U.S. Borrower, of Qualified Proceeds received after the Closing Date by the U.S. Borrower and its Restricted Subsidiaries by means of (1) the sale or other disposition (other than to the U.S. Borrower or a Restricted Subsidiary) of Investments made in reliance on clause (q) of the definition of “Permitted Investments,” repurchases and redemptions of such Investments (other than by the U.S. Borrower or any Restricted Subsidiary) and repayments of loans or advances that constitute such Investments or (2) the sale (other than to the U.S. Borrower or a Restricted Subsidiary) of Equity Interests in an Unrestricted Subsidiary (solely to the extent that such Investments in Unrestricted Subsidiaries were outstanding in reliance on clause (q) of the definition of “Permitted Investments”), plus

(v) to the extent not already reflected as a return of capital or deemed reduction in the amount of such Investment pursuant to clause (b)(ii) below, the excess, if any, of (x) the fair market value of any Unrestricted Subsidiary redesignated after the Closing Date as a Restricted Subsidiary (as determined by the U.S. Borrower in good faith or, if such fair market value exceeded $150.0 million in writing by an Independent Financial Advisor) at the time of such redesignation to the extent that any Investment in such Unrestricted Subsidiary by the U.S. Borrower or any Restricted Subsidiary was made in reliance on clause (q) of the definition of “Permitted Investments” over (y) the aggregate actual amount of Investments in such Unrestricted Subsidiary made in reliance on clause (q) of the definition of “Permitted Investments,” plus

(vi) $1,400.0 million,

minus (b) the sum, without duplication, of:

(i) the aggregate actual amount of Restricted Payments made pursuant to Section 6.04(i) since the Closing Date and prior to the Reference Time; and

(ii) the aggregate actual amount of Investments made in reliance on clause (q) of the definition of “Permitted Investments” (net of any return of capital in respect of such Investment or deemed reduction in the amount of such Investment including, without limitation, upon the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary or the sale of any such Investment for cash or Qualified Proceeds).

“Applicable Lending Office” means, with respect to each Lender, (a) its U.S. Lending Office in the case of a Loan to the U.S. Borrower, (b) its U.K. Lending Office in the case of a Loan to any U.K. Borrower, (c) its Canadian Lending Office in the case of a Loan to the Canadian Borrower, (d) its Irish Lending Office in the case of a Loan to any Irish Borrower, (e) its German Lending Office, in the case of a Loan made to the German Borrower and (f) its Luxembourg Lending Office in the case of a Loan made to the Lux Borrower.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Dollar Equivalent of the aggregate outstanding Term Loans and Commitments represented by such Lender’s Term Loans and Commitments; provided that in the case of Section 2.19 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Dollar Equivalent of the aggregate outstanding Term Loans and Commitments (disregarding any Defaulting Lender’s Term

Loans and Commitments) represented by such Lender’s Dollar Equivalent of the aggregate outstanding Term Loans and Commitments. If the Term Loans have been repaid and the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Term Loans and Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means a percentage per annum equal to:

(a) with respect to the 2024 Refinancing Term A Loans, 2024 Tranche Revolving Loans and Commitment Fees and LC Fees under the 2024 Tranche Revolving Facility, (i) until delivery of financial statements for the fiscal quarter ending September 30, 2024 pursuant to Section 5.01(b) and the related Compliance Certificate pursuant to Section 5.01(c), (A) for Eurocurrency Rate Loans, Term CORRA Rate Loans, Term Benchmark Loans and LC Fees, 1.500%, (B) for SONIA Rate Loans, 1.5326%, (C) for Base Rate Loans and Canadian Base Rate Loans, 0.500%, and (D) for Commitment Fees, 0.250% and (ii) thereafter, the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Agent pursuant to Section 5.01(c):

Pricing Level	Consolidated Leverage Ratio	Eurocurrency Rate Loans, Term CORRA Rate Loans, Term Benchmark Loans and LC Fees	Base Rate Loans and Canadian Base Rate Loans	SONIA Rate Loans	Commitment Fee Rate
1	> 4.75 to 1.00	1.625%	0.625%	1.6576%	0.300%
2	< 4.75 to 1.00 but > 4.25 to 1.00	1.500%	0.500%	1.5326%	0.250%
3	< 4.25 to 1.00 but > 3.75 to 1.00	1.375%	0.375%	1.4076%	0.200%
4	< 3.75 to 1.00 but > 3.25 to 1.00	1.250%	0.250%	1.2826%	0.200%
5	< 3.25 to 1.00	1.125%	0.125%	1.1576%	0.150%

Any increase or decrease in the Applicable Rate pursuant to this clause (b) resulting from a change in the Consolidated Leverage Ratio shall become effective as of the third Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.01(c); provided that, if a Compliance Certificate is not delivered by the date required by Section 5.01(c) then, in the case of the 2024 Tranche Revolving Loans, the 2024 Refinancing Term A Loans, Commitment Fees and LC Fees, at the option of the Required Financial Covenant Lenders, Pricing Level 1 shall apply from the Business Day following the date such Compliance Certificate was required to be delivered until the first Business Day following the date such Compliance Certificate is delivered;

(b) [reserved];

(c) with respect to U.S. Term B~~-7~~-8 Loans ~~and~~ (A) for Term Benchmark Loans, 2.00%, and (B) for Base Rate Loans, 1.00%;

(d) with respect to U.S. Term B~~-8~~-9 Loans (A) for Term Benchmark Loans, ~~2.00~~1.75%, and (B) for Base Rate Loans, ~~1.00~~0.75%; and

(~~d~~e) with respect to any New Term Loan or Extended Term Loan of any Class or any Revolving Loan, Commitment Fee or LC Fee under any New Revolving Facility, the “Applicable Rates” set forth in the supplement relating thereto entered into pursuant to Section 2.19.

“Approved Commercial Bank” means a commercial bank with a consolidated combined capital surplus of at least $5,000,000,000.

“Approved Electronic Communications” means each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any supplement, joinder or amendment to the Collateral Documents and any other written contractual obligation delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any financial statement, financial and other report, notice, request, certificate and other information material.

“Approved Fund” has the meaning assigned to it in Section 9.04(b).

“Asset Sale Prepayment Event” means any Disposition of any business units, assets or other property of the U.S. Borrower or any of the Restricted Subsidiaries not in the ordinary course of business (including any Disposition of any Equity Interests of any Subsidiary of the U.S. Borrower owned by the U.S. Borrower or a Restricted Subsidiary). Notwithstanding the foregoing, the term “Asset Sale Prepayment Event” shall not include any transaction permitted (or not expressly prohibited) by Section 6.06, other than transactions consummated in reliance on Section 6.06(j) or (n).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Agent, in the form of Exhibit B or any other form approved by the Agent.

“Attributable Debt” in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the present value (discounted at the interest rate then borne by the U.S. Term B Loans that are Eurocurrency Rate Loans (as if such Loans were currently outstanding at such time), compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Lease-Back Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligation.”

“Available Currency” means each of Dollars, Euro, Sterling and Canadian Dollars and any other currency approved in accordance with Section 1.09.

“Bail-In Action” means (a) prior to the 2024 Refinancing Amendments Effective Date, the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution, and (b) from and after the 2024 Refinancing Amendments Effective Date, the exercise of any Write-Down and Conversion Powers.

“Bail-In Legislation” means, (i) prior to the 2024 Refinancing Amendments Effective Date (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA

Member Country from time to time which is described in the EU Bail-In Legislation Schedule (ii) from and after the 2024 Refinancing Amendments Effective Date, (a) with respect to any EEA Member Country which has implemented, or which at any time implements Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule (b) with respect to the United Kingdom, Part I of the “UK Bail-In Legislation” (meaning to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the UK Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings) and (c) in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate, the Eurocurrency Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate, the Eurocurrency Rate or the Adjusted Term SOFR Rate, respectively.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Alternative Currency, “Benchmark Replacement” shall mean the alternative set forth in (2) below:

(1) in the case of any Loan denominated in Dollars, (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment; or

(2) the sum of: (a) the alternate benchmark rate for the applicable currency that has been selected by the Administrative Agent and the applicable Borrowers for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Eurocurrency Rate, Term SOFR Rate or Term CORRA Rate, as applicable, for syndicated credit facilities denominated in an applicable currency and (b) the Benchmark Replacement Adjustment;

provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement; provided further that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion;

provided further that notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term CORRA Reelection Event, and the delivery of a Term CORRA Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the Term CORRA Rate.

“Benchmark Replacement Adjustment” means the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) for the applicable currency that has been selected by the Administrative Agent and the applicable Borrowers for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Eurocurrency Rate, Term SOFR Rate or Term CORRA Rate, as applicable, with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Eurocurrency Rate, Term SOFR Rate, or Term CORRA Rate, as applicable, with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in an applicable currency at such time (for the avoidance of doubt, such Benchmark Replacement Adjustment shall not be in the form of a reduction to the Applicable Rate).

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Canadian Base Rate,” the definition of “Interest Period,” the definition of “Eurocurrency Interest Period,” the definition of “Term Benchmark Interest Period,” the definition of “Term CORRA Interest Period,” the definition of “Business Day,” or the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the Eurocurrency Rate, Term SOFR Rate or Term CORRA Rate, as applicable, for any currency:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which, in the case of the Eurocurrency Rate, the administrator of the Eurocurrency Screen Rate, in the case of the Term CORRA Rate, the Term CORRA Administrator, or in the case of the Term SOFR Rate, the CME Term SOFR Administrator, permanently or indefinitely ceases to provide the Eurocurrency Screen Rate, the Term SOFR Reference Rate, or the Term CORRA Reference Rate, as applicable;

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3) in the case of a Term CORRA Reelection Event, the date that is thirty (30) days after the date a Term CORRA Notice (if any) is provided to the Lenders and the Borrower pursuant to Section 2.14(f)(ii)(x).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the Eurocurrency Rate, Term SOFR Rate or Term CORRA Rate, as applicable, for any currency:

(1) a public statement or publication of information by or on behalf of in the case of the Eurocurrency Rate, the administrator of the Eurocurrency Screen Rate, in the case of the Term CORRA Rate, the Term CORRA Administrator, or, in the case of the Term SOFR Rate, the CME Term SOFR Administrator, announcing that such administrator has ceased or will cease to provide the Eurocurrency Screen Rate, the Term CORRA Reference Rate, or the Term SOFR Reference Rate, as appliable, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Eurocurrency Screen Rate, the Term CORRA Reference Rate, or Term SOFR Reference Rate, as applicable;

(2) a public statement or publication of information by the regulatory supervisor in the case of the Eurocurrency Rate, the administrator of the Eurocurrency Screen Rate, in the case of the Term CORRA Rate, the Term CORRA Administrator, or, in the case of the Term SOFR Rate, the CME Term SOFR Administrator, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Eurocurrency Screen Rate, the Term CORRA Administrator, or the CME Term SOFR Administrator, as applicable, a resolution authority with jurisdiction over the administrator for the Eurocurrency Screen Rate, the Term CORRA Administrator, or the CME Term SOFR Administrator, as applicable, or a court or an entity with similar insolvency or resolution authority over the administrator for the Eurocurrency Screen Rate, the Term CORRA Administrator, or the CME Term SOFR Administrator, as applicable, in each case which states that the administrator of the Eurocurrency Screen Rate, the Term CORRA Administrator, or the CME Term SOFR Administrator, as applicable, has ceased or will cease to provide the Eurocurrency Screen Rate, the Term CORRA Reference Rate, or the Term SOFR Reference Rate, as applicable, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Eurocurrency Screen Rate, the Term CORRA Rate, or the Term SOFR Rate, as applicable; and/or

(3) a public statement or publication of information by the regulatory supervisor for in the case of the Eurocurrency Rate, the administrator of the Eurocurrency Screen Rate, in the case of the Term CORRA Rate, the Term CORRA Administrator, or, in the case of the Term SOFR Rate, the CME Term SOFR Administrator, announcing that the Eurocurrency Screen Rate, the Term CORRA Reference Rate, or the Term SOFR Reference Rate, as applicable, is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Class Lenders of each Facility providing for Loans in the applicable currency, as applicable, by notice to the applicable Borrowers, the Administrative Agent (in the case of such notice by the Required Class Lenders of each Facility providing for Loans in the applicable currency) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Eurocurrency Rate, Term SOFR Rate or Term CORRA Rate, as applicable, for the applicable currency and solely to the extent that such Eurocurrency Rate, Term SOFR Rate or Term CORRA Rate, as applicable, has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the Eurocurrency Rate, Term SOFR Rate or Term CORRA Rate, as applicable, for all purposes hereunder in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced the Eurocurrency Rate, Term SOFR Rate or Term CORRA Rate, as applicable, for all purposes hereunder pursuant to Section 2.14.

“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation, (b) with respect to a partnership, the board of directors of the general partner of the partnership and (c) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means, with respect to the U.S. Borrower, a duly adopted resolution of the Board of Directors of the U.S. Borrower or any committee thereof.

“Borrower DTTP Filing” means an HMRC Form DTTP2 duly completed and filed by the relevant U.K. Borrower, which:

(a) where it relates to a Treaty Lender that is a Lender on the day this Agreement is entered into, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name in Schedule I, and:

(i) where the U.K. Borrower is a Borrower on the day this Agreement is entered into, is filed with HMRC within 30 days of the date of this Agreement; or

(ii) where the U.K. Borrower is not a Borrower on the day this Agreement is entered into, is filed with HMRC within 30 days of the date on which that U.K. Borrower becomes a Borrower; or

(b) where it relates to a Treaty Lender that is not a party to this Agreement on the date on which this Agreement is entered into, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Assignment and Assumption or as otherwise notified to the Agent or to the U.K. Borrower in writing on the relevant Lender becoming a party to this Agreement; and:

(i) where the U.K. Borrower is a Borrower as at the relevant assignment date, is filed with HM Revenue & Customs within 30 days of that date; or

(ii) where the U.K. Borrower is not a Borrower as at the relevant assignment date, is filed with HM Revenue & Customs within 30 days of the date on which that U.K. Borrower becomes a Borrower.

“Borrowers” has the meaning assigned to such term in the preamble to this Agreement; provided that upon the repayment in full of all Loans made to any Foreign Borrower and the return of all Letters of Credit issued for such Foreign Borrower or the assumption of such Foreign Borrower’s Foreign Obligations by another Person as contemplated by the definition of “Change of Control” or as permitted by Section 6.03, then such Foreign Borrower shall cease to constitute a “Borrower” or “Foreign Borrower” (or any equivalent term) hereunder.

“Borrowing” means any Loans of the same Class, Type and currency to the same Borrower made, converted or continued on the same date and, in the case of Eurocurrency Rate Loans, Term Benchmark Loans or Term CORRA Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Date” means a date on which any Borrowing is made pursuant to Section 2.02.

“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.02 and substantially in the form attached hereto as Exhibit E, or such other form as shall be approved by the Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed and (a) if the applicable Business Day relates to notices, determinations, fundings and payments in connection with the any Loan denominated in Sterling a day on which banks are open for general business in London; (b) if the applicable Business Day relates to notices, determinations, fundings and payments in connection with EURIBOR, any day (i) on which banks are open for general business in London and (ii) which is a TARGET Day; (c) if the applicable Business Day relates to notices, determinations, fundings and payments in connection with the Canadian Base Rate, the Term CORRA Rate, Canadian Base Rate Loans or Term CORRA Rate Loans, a day of the year on which banks are not required or authorized to close in Toronto, Ontario and (d) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is only a U.S. Government Securities Business Day.

“Canadian Base Rate” means the rate determined by the Agent as the higher of (i) the annual rate of interest announced by the Agent (or any of its branches) as being its “prime rate” for determining interest rates on Canadian Dollar-denominated commercial loans made by it in Canada and (ii) the Term CORRA Rate (after giving effect to any minimum rate set forth in the definition thereof) for a one month Term CORRA Interest Period commencing on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%.

“Canadian Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Canadian Dollar” and “C$” each mean the lawful currency of Canada.

“Canadian Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Canadian Lending Office” in its Administrative Questionnaire or such other office of such Lender as such Lender may from time to time specify to the U.S. Borrower and the Agent.

“Canadian Term A-4 Commitment” means, with respect to each Canadian Term A-4 Lender, the commitment of such Lender to make Canadian Term A-4 Loans to the Canadian Borrower on the Amendment No. 15 Effective Date in the aggregate principal amount forth opposite such Lender’s name on the Commitments Schedule (for the avoidance of doubt, as supplemented pursuant to Amendment No. 15 on the Amendment No. 15 Effective Date) under the heading “Canadian Term A-4 Commitment,” as adjusted to reflect each Assignment and Assumption executed by such Lender and as such amount may be increased or reduced pursuant to this Agreement, and “Canadian Term A-4 Commitments” shall mean the aggregate Canadian Term A-4 Commitments of all Canadian Term A-4 Lenders, which amount, initially as of the Amendment No. 15 Effective Date, shall be C$214,582,924.03.

“Canadian Term A-4 Lender” means each Lender that has a Canadian Term A-4 Loan or a Canadian Term A-4 Commitment.

“Canadian Term A-4 Loan” has the meaning assigned to such term in Section 2.01(b)(i) and shall include all Canadian Term A-4 Loans funded on the Amendment No. 15 Effective Date pursuant to the Canadian Term A-4 Commitments.

“Canadian Term A-4 Loan Facility” means the provisions herein related to the Canadian Term A-4 Commitments and the Canadian Term A-4 Loans.

“Canadian Term A-4 Loan Maturity Date” means the Canadian Term A-4 Loan Scheduled Maturity Date; provided that if the aggregate amount of Indebtedness outstanding under the U.S. Term B-9 Loans (which comprise U.S. Term B-7 Loans as repriced on the Amendment No. 18 Effective Date) and the 2028 Senior Notes, and any Indebtedness constituting Refinancing Indebtedness or Permitted Refinancing Notes in respect thereof, exceeds $500,000,000.00 on the Springing Maturity Date, the Canadian Term A-4 Loans will mature on the Springing Maturity Date (if earlier than the Canadian Term A-4 Loan Scheduled Maturity Date).

“Canadian Term A-4 Loan Scheduled Maturity Date” means August 2, 2029.

“Capital Expenditures” means, for any period, the aggregate, without duplication, of (a) all expenditures (whether paid in cash or accrued as liabilities) by the U.S. Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the U.S. Borrower and the Restricted Subsidiaries; (b) the capitalized amount of any Capitalized Lease Obligations incurred by the U.S. Borrower and its Restricted Subsidiaries during such period; and (c) expenditures made for client contract investments and included as additions during the period to other assets reflected in the consolidated balance sheet of the U.S. Borrower and the Restricted Subsidiaries.

“Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, subject to Section 1.08, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means:

(a) Dollars;

(b) Canadian Dollars, Yen, Sterling, Euro or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(c) securities issued or directly and fully and unconditionally guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(d) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million;

(e) repurchase obligations for underlying securities of the types described in clauses (c) and (d) above entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f) commercial paper rated at least “P-1” by Moody’s or at least “A-1” by S&P and in each case maturing within 12 months after the date of issuance thereof;

(g) investment funds investing at least 95% of their assets in securities of the types described in clauses (a) through (f) above;

(h) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(i) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition; and

(j) in the case of any Foreign Subsidiary, investments of comparable tenure and credit quality to those described in the foregoing clauses (a) through (i) or other high quality short-term investments, in each case, customarily utilized in countries in which such Foreign Subsidiary operates for short-term cash management purposes.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (b) above; provided that such amounts are converted into one or more of the currencies set forth in clauses (a) and (b) above as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Management Agreement” means any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer, bilateral letters of credit and other cash management arrangements.

“Casualty Event” means, with respect to any equipment, fixed assets or real property (including any improvements thereon) of the U.S. Borrower or any Restricted Subsidiary, any loss of or damage to, or any condemnation or other taking by a Governmental Authority of, such property, the date on which the U.S. Borrower or any of the Restricted Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation to replace or repair such property, in each case, in excess of $10.0 million with respect to any such event.

“CFC” means a Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” means the occurrence after the date of this Agreement of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) compliance by the Lender (or, for purposes of Section 2.14(c)(ii), by any lending office of the Lender or by the Lender’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented, but only to the extent such rules, regulations, or published interpretations or directives are applied to the U.S. Borrower and its Subsidiaries by the Agent or any Lender in substantially the same manner as applied to other similarly situated borrowers under comparable syndicated credit facilities.

“Change of Control” means the earliest to occur of:

(a) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the U.S. Borrower and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; provided that the sale, lease or transfer of a Designated Business pursuant to Section 6.04(xviii) or Section 6.06(j) will not constitute the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the U.S. Borrower and its Subsidiaries, taken as a whole, for purposes of this clause (a) so long as the Consolidated Leverage Ratio would be no greater than 6.00 to 1.00 after giving pro forma effect to such sale (including the application of the net proceeds therefrom);

(b) the acquisition by any Person or group, including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act as in effect on the Closing Date), other than the Permitted Holders, in a single transaction or in a series of related transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership of 40% or more of the total voting power of the Voting Stock of the U.S. Borrower or any of its direct or indirect parent companies;

(c) the occurrence of any “Change of Control” (or any comparable term) in any document pertaining to the New Senior Notes;

(d) the U.S. Borrower ceasing to be a direct Wholly-Owned Subsidiary of Holdings; or

(e) at any time when any Foreign Obligations (other than contingent obligations for unasserted claims) of a Foreign Borrower remain outstanding, such Foreign Borrower ceasing to be a direct or indirect Restricted Subsidiary of the U.S. Borrower (unless a Borrower or a Subsidiary Guarantor shall expressly have assumed all the Foreign Obligations of such Foreign Borrower under this Agreement and the other Loan Documents to which such Foreign Borrower is a party pursuant to an agreement in form reasonably satisfactory to the Agent and the U.S. Borrower).

For purposes of this definition, including other defined terms used herein in connection with this definition, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the date hereof and (ii) the phrase Person or group is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or group or its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

Notwithstanding anything to the contrary in this definition or any provision of Section 13d-3 of the Exchange Act, a Person or group shall not be deemed to beneficially own Equity Interests to be acquired by such Person or group pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement.

“Class” when used (a) in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are 2024 Tranche Revolving Loans, Revolving Loans under any other Revolving Facility, Canadian Term A-4 Loans, Euro Term A-3 Loans, GBP Term A Loans, U.S. Term A Loans, U.S. Term A-1 Loans, U.S. Term B~~-7~~-8 Loans, U.S. Term B~~-8~~-9 Loans, New Term Loans of any Series or Extended Term Loans of any Extension Series, (b) in reference to any Commitment refers to whether such Commitment is a 2024 Tranche Revolving Commitment, New Revolving Commitment under any New Revolving Facility, Canadian Term A-4 Commitment, Euro Term A-3 Commitment, GBP Term A Commitment, U.S. Term A Commitment, U.S. Term A-1 Commitment, U.S. Term B~~-7~~-8 Commitment, U.S. Term B~~-8~~-9 Commitment or New Term Commitment (with respect to a Series of New Term Loans) and (c) in reference to any Lender, refers to whether such Lender is a Revolving Lender under a particular Revolving Facility, Canadian Term A-4 Lender, Euro Term A-3 Lender, GBP Term A Lender, U.S. Term A Lender, U.S. Term A-1 Lender, U.S. Term B~~-7~~-8 Lender, U.S. Term B~~-8~~-9 Lender or Lender with a New Term Commitment or holding New Term Loans or Extended Term Loans of any other Class.

“Closing Date” means March 28, 2017.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Co-Documentation Agents” means U.S. Bank National Association, The Bank of Nova Scotia, Sumitomo Mitsui Banking Corporation, Coöperatieve Rabobank U.A., New York Branch, TD Securities (USA) LLC and Comerica Securities, Inc, the Amendment No. 11 Co-Documentation Agents, the Amendment No. 12 Co-Documentation Agents, the Amendment No. 14 Co-Managers, the Amendment No. 15 Co-Documentation Agents, the Incremental Amendment No. 2 Co-Documentation Agents, the Incremental No. 8 Co-Documentation Agents ~~and~~, the Incremental Amendment No. 17 Co-Documentation Agents and the Amendment No. 18 Co-Documentation Agents.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any “Collateral” as defined in the Security Agreement, Mortgaged Property and any and all property owned, leased or operated by a Person from time to time subject to a security interest or Lien in favor of the Agent for the benefit of the Secured Parties under the Collateral Documents.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations.

“Commitment” means, with respect to any Lender, such Lender’s Revolving Commitments, if any, and such Lender’s Term Commitments, if any.

“Commitment Fee” has the meaning assigned to such term in Section 2.10(a).

“Commitments” means the aggregate Revolving Commitments and Term Commitments of all Lenders.

“Commitments Schedule” means Schedule I, as supplemented by Schedule II to Amendment No. 15 on the Amendment No. 15 Effective Date.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate of the U.S. Borrower substantially in the form of Exhibit C.

“Consent” has the meaning set forth in Amendment No. 14.

“Consent (Amendment No. 18)” means a “Consent” as defined in Amendment No. 18.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (iii) noncash interest payments (but excluding any noncash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations, (v) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness and (vi) all commissions, discounts, yield and other fees and charges in the nature of interest expense related to any Receivables Facility, and excluding (A) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (B) any expensing of bridge, commitment and other financing fees and (C) any redemption premiums paid in connection with the redemption of any Indebtedness, plus (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, less (c) interest income for such period, plus (d) to the extent that EBITDA attributable to AIM that is accounted for by the equity method of accounting is included in EBITDA of the U.S. Borrower by operation of clause (i) of the last paragraph of the definition thereof, a proportionate amount of the consolidated interest expense of such Persons. For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Leverage Ratio” with respect to any Person as of any date of determination, means the ratio of (a) the excess of Consolidated Total Indebtedness of such Person as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01 over the amount of cash and Cash Equivalents of the U.S. Borrower and its Restricted Subsidiaries on such date that are free and clear of any Lien (other than non-consensual Permitted Liens and Permitted Liens of the type set forth in clauses (u) through (x) of the definition of “Permitted Liens”) to (b) the aggregate amount of EBITDA of such Person for the period of the most recently ended Test Period, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Interest Coverage Ratio.”

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication:

(a) any net after tax extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to severance, relocation, unusual contract terminations, one time compensation charges, warrants or options to purchase Capital Stock of a direct or indirect parent of the U.S. Borrower) shall be excluded,

(b) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period in accordance with GAAP,

(c) any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded,

(d) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business, as determined in good faith by the U.S. Borrower, shall be excluded,

(e) the Net Income for such period of any Person that is not a Restricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the U.S. Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the U.S. Borrower or a Restricted Subsidiary thereof in respect of such period (subject in the case of dividends, distributions or other payments made to a Restricted Subsidiary to the limitations contained in clause (f) below),

(f) solely for the purpose of determining the Applicable Amount and Excess Cash Flow, the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the U.S. Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the U.S. Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(g) any increase in amortization or depreciation or other noncash charges resulting from the application of purchase accounting in relation to any acquisition (including, for the avoidance of doubt, the acquisition of Aramark Corporation in January 2007) that is consummated before or after the Closing Date, net of taxes, shall be excluded,

(h) any net after-tax income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(i) any impairment charge or asset write-off, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded, and

(j) any noncash compensation expense resulting from the application of Accounting Standards Codification 718 or any deferred compensation charges net of any cash payments made under such deferred compensation plans during such period to officers, directors, managers, consultants or employees (or their estates, Controlled Investment Affiliates or Immediate Family Members) shall be excluded.

“Consolidated Secured Debt Ratio” as of any date of determination means the ratio of (a) the excess of (i) Consolidated Total Indebtedness that is secured by any Lien as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01 (or, for purposes of Section 6.10, as of such date) over (ii) an amount equal to the amount of cash and Cash Equivalents of the U.S. Borrower and its Restricted Subsidiaries on such date that are free and clear of any Lien (other than non-consensual Permitted Liens and Permitted Liens of the type set forth in clauses (u) through (x) of the definition of “Permitted Liens”) to (b) EBITDA of the U.S. Borrower for the period of the most recently ended Test Period, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA, mutatis mutandis, as are set forth in the definition of “Interest Coverage Ratio”; provided that, for the purposes of testing whether an Event of Default has occurred under Section 6.10 as of any date, no pro forma adjustments shall be made with respect to any event occurring after such date.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (a) the aggregate amount of all outstanding Indebtedness of the U.S. Borrower and the Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, obligations in respect of Capitalized Lease Obligations, Attributable Debt in respect of Sale and Lease-Back Transactions and debt obligations evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (and excluding any undrawn letters of credit), (b) the aggregate amount of all outstanding Disqualified Stock of the U.S. Borrower and all Disqualified Stock and Preferred Stock of the Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and Maximum Fixed Repurchase Prices and (c) the aggregate outstanding amount of advances under any Receivables Facility of the U.S. Borrower or any of its Restricted Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP. For purposes of this definition, the “Maximum Fixed Repurchase Price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the U.S. Borrower.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the U.S. Borrower and its Restricted Subsidiaries at such date over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the U.S. Borrower and its Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) the current portion of accrued interest and (iii) the current portion of current and deferred income taxes; provided that for the purposes of calculating increases or decreases of Consolidated Working Capital in the definition of Excess Cash Flow, any changes in current assets or current liabilities shall be excluded to the extent arising as a result of (x) the effect of fluctuations in the amount of recognized assets or liabilities under Hedge Agreements, (y) any reclassification of assets or liabilities between current and noncurrent in accordance with GAAP (other than as a result of the passage of time) and (z) the effects of acquisition method accounting.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the U.S. Borrower and/or other companies.

“Converted New U.S. Term B-8 Loan” means each U.S. Term B-4 Loan held by a Converting New U.S. Term B-8 Lender on the Incremental Amendment No. 17 Effective Date immediately prior to the extension of credit hereunder on the Incremental Amendment No. 17 Effective Date; provided that the amount of such Converting New U.S. Term B-8 Lender’s Converted New U.S. Term B-8 Loans may be less than the amount of the U.S. Term B-4 Loans held by such Converting New U.S. Term B-8 Lender, which lower amount shall be notified to such Converting New U.S. B-8 Lender by JPMorgan Chase Bank, N.A. prior to the Incremental Amendment No. 17 Effective Date.

“Converted U.S. Term B~~-7~~-8 Loan” means each U.S. Term B~~-5~~-6 Loan held by a Converting U.S. Term B~~-7~~-8 Lender on the Amendment No. 14 Effective Date immediately prior to the extension of credit hereunder on the Amendment No. 14 Effective Date; provided that the amount of such Converting U.S. Term B~~-7~~-8 Lender’s Converted U.S. Term B~~-7~~-8 Loans may be less than the amount of the U.S. Term B~~-5~~-6 Loans held by such Converting U.S. Term B~~-7~~-8 Lender, which lower amount shall be notified to such Converting U.S. B~~-7~~-8 Lender by the Amendment No. 14 Arrangers prior to the Amendment No. 14 Effective Date ~~(with any amounts that are not converted to be repaid)~~.

“Converted U.S. Term B~~-8~~-9 Loans” means each U.S. Term B~~-6~~-7 Loan held by a Converting U.S. Term B~~-8~~-9 Lender on the Amendment No. ~~14~~18 Effective Date immediately prior to the extension of credit hereunder on the Amendment No. ~~14~~18 Effective Date; provided that the amount of such Converting U.S. Term B~~-8~~-9 Lender’s ~~Converted~~ U.S. Term B~~-8~~-9 Loans may be less than the amount of the U.S. Term B~~-6~~-7 Loans held by such Converting U.S. Term B~~-8~~-9 Lender, which lower amount shall be notified to such Converting U.S. B~~-8~~-9 Lender by ~~the Amendment No. 14 Arrangers~~JPMorgan Chase Bank, N.A. prior to the Amendment No.  ~~14~~18 Effective Date.

“Converting New U.S. Term B-8 Lenders” means each Lender that has returned an executed Consent to the Agent prior to the Incremental Amendment No. 17 Effective Date indicating an election to convert its outstanding U.S. Term B-4 Loans into a like principal amount in Dollars of New U.S. Term B-8 Loans (or such lesser amount as allocated to such Lender by JPMorgan Chase Bank, N.A.).

“Converting U.S. Term B~~-7~~-8 Lenders” means each Lender that has returned an executed Consent to the Agent prior to the Amendment No. 14 Effective Date indicating an election to convert its outstanding U.S. Term B~~-5~~-6 Loans into a like principal amount in Dollars of new U.S. Term B~~-7~~-8 Loans (or such lesser amount as allocated to such Lender by the Amendment No. 14 Arrangers).

“Converting U.S. Term B~~-8~~-9 Lenders” means each Lender that has returned an executed Consent (Amendment No. 18) to the Agent prior to the Amendment No.  ~~14~~18 Effective Date indicating an election to convert its outstanding U.S. Term B~~-6~~-7 Loans into a like principal amount in Dollars of new U.S. Term B~~-8~~-9 Loans (or such lesser amount as allocated to such Lender by ~~the Amendment No. 14 Arrangers~~JPMorgan Chase Bank, N.A.).

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“CORRA Administrator” means the Bank of Canada (or any successor administrator).

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the Eurocurrency Rate, Term SOFR Rate or Term CORRA Rate, as applicable.

“Covered Party” has the meaning assigned to it in Section 9.18.

“Credit Party” means the Agent, each Issuing Bank and any other Lender.

“CTA 2009” means the U.K. Corporation Tax Act 2009.

“Cured Default” has the meaning set forth in Section 7.01.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Debt Incurrence Prepayment Event” means any issuance or incurrence by the U.S. Borrower or any of the Restricted Subsidiaries of (a) any Indebtedness (excluding any Indebtedness permitted to be issued or incurred under Section 6.01 other than pursuant to Section 6.01(b)(iv) or Section 6.01(b)(xxv)(A)) or (b) any Refinancing Term Loans.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, arrangement, rearrangement, receivership, insolvency, reorganization, examinership or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (including, in the case of any U.K. Borrower, administration, administrative receivership, voluntary arrangement and schemes of arrangement and, in the case of the Canadian Borrower, the Canada Business Corporations Act, and in respect of a Spanish Borrower, the Spanish Insolvency Law).

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied, (b) has notified any Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith (whether acting on its own behalf or at the reasonable request of any Borrower (it being understood that the Agent shall comply with any such reasonable request)), to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Deferred Net Cash Proceeds” has the meaning provided such term in the definition of “Net Cash Proceeds.”

“Derivative Transaction” means (a) an interest-rate transaction, including an interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar, and floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) an exchange-rate transaction, including a cross-currency interest-rate swap, a forward foreign-exchange contract, a currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks and (c) a commodity (including precious metal) derivative transaction, including a commodity-linked swap, a commodity-linked option, a forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks.

“Designated Business” means the operations and/or assets comprising one or more lines of business or similar internal business unit of the U.S. Borrower and/or its Subsidiaries (including but not limited to all assets used in or reasonably related to such business, Equity Interests of any Subsidiary owning or operating any such business and cash and Cash Equivalents that are incidental to such business but excluding any other cash and Cash Equivalents) designated in writing by the U.S. Borrower to the Agent as a “Designated Business” so long as the sum of the Designated Business EBITDA of such Designated Business plus the Designated Business EBITDA of each other Designated Business previously disposed of pursuant to Section 6.04(xviii) does not account for more than 25% (plus, solely to the extent not included in the EBITDA of the U.S. Borrower and its Restricted Subsidiaries, the Designated Business EBITDA of each Designated Business previously disposed of pursuant to Section 6.04(xviii)) after the Closing Date of the EBITDA of the U.S. Borrower and its Restricted Subsidiaries for the most recently ended Test Period.

“Designated Business EBITDA” means, with respect to any Designated Business disposed of pursuant to Section 6.04(xviii), the amount of EBITDA of the U.S. Borrower and its Restricted Subsidiaries for the most recently ended Test Period prior to the date of such disposition that is derived from or otherwise attributable to such Designated Business.

“Designated Equity Amount” has the meaning provided such term in Section 6.01(b)(xx).

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the U.S. Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 6.06(j) that is designated as Designated Noncash Consideration pursuant to a certificate of a Responsible Officer delivered to the Agent, setting forth the basis of such valuation (which amount will be reduced by any cash proceeds subsequently received by the U.S. Borrower or any Restricted Subsidiary (other than from the U.S. Borrower or a Restricted Subsidiary) in connection with any subsequent repayment, redemption or Disposition of such noncash consideration).

“Designated Obligations” means all obligations of the Borrowers with respect to (a) principal of and interest on the Loans, (b) LC Disbursements and interest thereon and (c) accrued and unpaid fees under the Loan Documents.

“Designated Preferred Stock” means Preferred Stock of the U.S. Borrower or any direct or indirect parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock pursuant to an Officers’ Certificate delivered to the Agent that is executed by a Responsible Officer of the U.S. Borrower on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in the definition of “Applicable Amount.”

“Determination Date” means (a) with respect to any Eurocurrency Rate Loan, or Term CORRA Rate Loan denominated in any currency other than Dollars, each date of determination of the Eurocurrency Rate, Term CORRA Rate or EURIBOR Rate applicable to such Loan (and, if any Eurocurrency Interest Period has a duration of more than three months, on each date during such Interest Period occurring every three months from the first day of such Eurocurrency Interest Period), (b) with respect to any Canadian Base Rate Loan or SONIA Rate Loan, the date such Loan is made and each date on which interest is invoiced on such Loan, and (c) with respect to each Letter of Credit denominated in any currency other than Dollars, the first Business Day of each calendar month.

“Discharge of Obligations” shall be deemed to have occurred on the first date that (a) all Commitments shall have been terminated, (b) all Obligations arising under the Loan Documents (other than contingent obligations for unasserted claims) shall have been repaid in full and (c) no Letters of Credit shall be outstanding (except to the extent consented to by issuer thereof pursuant to arrangements reasonably acceptable to such issuer in its sole discretion).

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Lease-Back Transaction and any issuance or sale of Equity Interests of any Subsidiary) of any property of the U.S. Borrower or any of the Restricted Subsidiaries.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is convertible or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Capital Stock that is not Disqualified Stock), other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale to the extent the terms of such Capital Stock provide that such Capital Stock shall not be required to be repurchased or redeemed until the Discharge of Obligations has occurred or such repurchase or redemption is otherwise permitted by this Agreement (including as a result of a waiver hereunder)), in whole or in part, in each case prior to the date that is ninety-one (91) days after the earlier of the Latest Maturity Date at the time of issuance thereof and the Discharge of Obligations; provided that if such Capital Stock is issued to any plan for the benefit of employees of the U.S. Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the U.S. Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Capital Stock held by any future, present or former employee, director, manager or consultant (or their respective estates, Controlled Investment Affiliates or Immediate Family Members), of the U.S. Borrower, any of its Subsidiaries or any of its direct or indirect parent companies’ or any other entity in which the U.S. Borrower or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors of the U.S. Borrower (or the Compensation Committee thereof), in each case pursuant to any stockholders’ agreement, management equity plan or stock incentive plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the U.S. Borrower or its Subsidiaries following the termination of employment of any such employee, director, manager or consultant with the U.S. Borrower or its Subsidiaries.

“Dollar Equivalent” of any amount means, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of the Dollars with the Alternative Currency in the London foreign exchange market at or about 11:00 a.m. London time (or New York time, as applicable) on a particular day as displayed by ICE Data Services as the “ask price”, or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services (or if such service ceases to be available, the equivalent of such amount in Dollars as determined by the Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Agent using any method of determination it deems appropriate in its sole reasonable discretion.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans made to the U.S. Borrower or LC Disbursements made pursuant to Letters of Credit issued for the account of the U.S. Borrower, including on behalf of any of its U.S. subsidiaries (not including, for the avoidance of doubt, any Foreign Borrower or its subsidiaries), all accrued and unpaid fees (including pursuant to Section 2.10 of this Agreement) and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Agent, any Issuing Bank or any indemnified party arising under the Loan Documents (including interest and fees accruing after commencement of any bankruptcy or insolvency proceeding against any Loan Party, whether or not allowed in such proceeding).

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“Early Opt-in Election” means the occurrence of:

(1) (i) a determination by the Administrative Agent in consultation with the applicable Borrowers or (ii) a notification by the Required Class Lenders for each Facility providing for Loans in the applicable currency to the Administrative Agent (with a copy to the applicable Borrowers) that the Required Class Lenders for each Facility providing for Loans in the applicable currency have determined that syndicated credit facilities denominated in such applicable currency being executed at such time, or that include language similar to that contained in Section 2.14 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Eurocurrency Rate or Term CORRA Rate, as applicable, and

(2) (i) the election by the Administrative Agent in consultation with the applicable Borrowers or (ii) the election by the Required Class Lenders for each Facility providing for Loans in the applicable currency to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the applicable Borrowers and the Lenders or by the Required Class Lenders of each Facility providing for Loans in the applicable currency of written notice of such election to the Administrative Agent.

“ECF Percentage” means, with respect to the prepayment required by Section 2.09(a) with respect to any fiscal year of the U.S. Borrower, if the Consolidated Secured Debt Ratio (prior to giving effect to the applicable prepayment pursuant to Section 2.09(a), but after giving effect to any voluntary prepayments made pursuant to such Section prior to the date of such prepayment) as of the end of such fiscal year is (a) greater than 3.25 to 1.00, 50% of Excess Cash Flow for such fiscal year, (b) less than or equal to 3.25 to 1.00 but greater than 2.75 to 1.00, 25% of Excess Cash Flow for such fiscal year and (c) equal to or less than 2.75 to 1.00, 0% of Excess Cash Flow for such fiscal year.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period,

(a) increased by (without duplication):

(i) provision for taxes based on income or profits, plus franchise or similar taxes, for such period deducted in computing Consolidated Net Income for such period, plus

(ii) consolidated Interest Charges for such period to the extent the same was deducted in calculating Consolidated Net Income for such period, plus

(iii) Consolidated Depreciation and Amortization Expense for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income for such period, plus

(iv) any expenses or charges related to the Refinancing Transactions, any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred hereunder including a refinancing thereof (whether or not successful and including any such transaction prior to the Closing Date) and any amendment or modification to the terms of any such transactions, including all fees, expenses or charges deducted in computing Consolidated Net Income for such period, plus

(v) the amount of any restructuring charge or reserve deducted in such period in computing Consolidated Net Income for such period, including any one-time costs incurred in connection with (A) acquisitions whether consummated before or after the Closing Date or (B) the closing or consolidation of facilities whether before or after the Closing Date, plus

(vi) any write-offs, write-downs or other noncash charges reducing Consolidated Net Income for such period, in each case, in excess of $2.0 million individually, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, plus

(vii) the amount of any non-controlling interest expense deducted in calculating Consolidated Net Income for such period, plus

(viii) the amount of net cost savings projected by the U.S. Borrower in good faith to be realized during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period) as a result of actions taken or to be taken in connection with (x) prior to the 2024 Refinancing Amendments Effective Date, any acquisition or disposition and (y) from and after the 2024 Refinancing Amendments Effective Date, any acquisition, disposition, restructuring or cost-savings initiative, in each case by the U.S. Borrower or any Restricted Subsidiary, net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings are reasonably identifiable and factually supportable, (B) such actions are taken or expected to be taken within (x) prior to the 2024 Refinancing Amendments Effective Date,18 months after the date of such acquisition or disposition and (y) from and after the 2024 Refinancing Amendments Effective Date, 24 months after the date of such acquisition, disposition, restructuring or cost-savings initiative and (C) the aggregate amount of cost savings added pursuant to this clause (viii) shall not exceed (x) prior to the 2024 Refinancing Amendments Effective Date, 20% of EBITDA and (y) from and after the 2024 Refinancing Amendments Effective Date, 25% of EBITDA, in each case of the U.S. Borrower for the most recently ended Test Period prior to the determination date (calculated after giving effect to any adjustments pursuant to this clause (viii)) for any Test Period (which adjustments may be incremental to pro forma adjustments made pursuant to the second paragraph of the definition of “Interest Coverage Ratio”), plus

(ix) any costs or expenses incurred by the U.S. Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the U.S. Borrower or net cash proceeds of issuance of Equity Interests of the U.S. Borrower (other than Disqualified Stock) in each case, solely to the extent that such cash proceeds are excluded from the calculation of the Applicable Amount, plus

(x) any net after-tax non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to severance, relocation, unusual contract terminations, one-time compensation charges, warrants or options to purchase Capital Stock of Holdings or any direct or indirect parent thereof), plus

(xi) to the extent covered by insurance and actually reimbursed, or, so long as the U.S. Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption, plus

(xii) from and after the 2024 Refinancing Amendments Effective Date, any addbacks or adjustments (i) identified or contained in any quality of earnings report made available to the Administrative Agent in connection with a permitted acquisition or similar Permitted Investment, conducted by nationally recognized financial advisors or (ii) consistent with Regulation S-X promulgated under the Securities Act;

(b) decreased by (without duplication) noncash gains included in Consolidated Net Income of such Person for such period, in excess of $2.0 million individually, excluding any noncash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating EBITDA in accordance with this definition); and

(c) increased (by losses) or decreased (by gains), as applicable, by (without duplication) (i) any net noncash gain or loss resulting in such period from Hedging Obligations and the application of Financial Accounting Codification 815 and (ii) any net noncash gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness and (iii) revaluations of intercompany balances.

Notwithstanding the foregoing with respect to the U.S. Borrower’s investment in AIM which are accounted for by the equity method of accounting, EBITDA will include, without duplication, the U.S. Borrower’s proportionate share of EBITDA of AIM (as calculated in accordance with the foregoing definition without reference to this sentence).

“EEA Financial Institution” means (i) prior to the 2024 Refinancing Amendments Effective Date (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a)(i) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent, and (ii) from and after the 2024 Refinancing Amendments Effective Date (a) any credit institution or investment firm established in any EEA Member Country or the United Kingdom which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country or the United Kingdom which is a parent of an institution described in clause (a)(ii) of this definition, or (c) any financial institution established in an EEA Member Country or the United Kingdom which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means (a) prior to the 2024 Refinancing Amendments Effective Date, any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution, and (b) from and after the 2024 Refinancing Amendments Effective Date any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution and any body which has authority to exercise any Write-down and Conversion Powers.

“EEA State” means a EEA Member Country, other than a Member State of the European Union, with which there is an effective exchange of tax information with Spain as established in section 4 of first additional provision of Law 36/2006, of 29 November, on measures for the prevention of tax fraud (Ley 36/2006, de 29 de noviembre).

“Effective Yield” for any Indebtedness on any date of determination will be determined by the Agent in consultation with the U.S. Borrower and consistent with generally accepted financial practices utilizing (a) if applicable, any “Eurocurrency Rate floor”, “Term CORRA Rate floor”, “SONIA Rate floor” or “Adjusted Term SOFR Rate floor” applicable to such Indebtedness on such date, (b) the interest margin and any credit spread adjustment for such Indebtedness on such date and (c) the issue price of such Indebtedness (after giving effect to any original issue discount (with original issue discount being equated to interest based on an assumed four-year average life to maturity on a straight-line basis)) or upfront fees (which shall be deemed to constitute like amounts of original issue discount), in each case, incurred or payable to the lenders of such Indebtedness but excluding arrangement, underwriting, commitment, structuring, ticking, unused line, amendment fees and other similar fees not paid generally to all lenders in the primary syndication of such Indebtedness; provided that with respect to any

Indebtedness that includes a “Eurocurrency floor”, “Term CORRA Rate floor”, “SONIA Rate floor” or “Adjusted Term SOFR Rate floor” (i) to the extent that the Eurocurrency Rate, Term CORRA Rate, SONIA Rate or Adjusted Term SOFR Rate (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness and (ii) to the extent that the Eurocurrency Rate, Term CORRA Rate, SONIA Rate or Adjusted Term SOFR Rate (without giving effect to any floors in such definitions), as applicable, on such date is greater than such floor, then the floor shall be disregarded.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Agent and or any Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“EMU” means the economic and monetary union contemplated by the Treaty of the European Union.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or legally binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of, or exposure to, any Hazardous Material or, to the extent relating to human exposure to Hazardous Materials, health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including, without limitation, any liability for damages, costs of environmental investigation, remediation, restoration or monitoring, fines, penalties or indemnities), of the U.S. Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of or liability under any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) human or animal exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other legally binding consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the U.S. Borrower or any of its direct or indirect parent companies (excluding Disqualified Stock), other than (a) public offerings with respect to the U.S. Borrower’s or any direct or indirect parent company’s common stock registered on Form S-4 or Form S-8, (b) any such public or private sale that constitutes an Excluded Contribution and (c) an issuance to any direct or indirect parent company of the U.S. Borrower, the U.S. Borrower or any Subsidiary of the U.S. Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the U.S. Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the U.S. Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the U.S. Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice of an intent to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the U.S. Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the U.S. Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the U.S. Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is insolvent, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” and the sign “€” each mean the single currency of participating member states of the EMU.

“Euro Term A-3 Commitment” means, with respect to each Euro Term A-3 Lender, the commitment of such Lender to make Euro Term A-3 Loans to the Existing U.K. Borrower on the Amendment No. 15 Effective Date in the aggregate principal amount forth opposite such Lender’s name on the Commitments Schedule (for the avoidance of doubt, as supplemented pursuant to Amendment No. 15 on the Amendment No. 15 Effective Date) under the heading “Euro Term A-3 Commitment,” as adjusted to reflect each Assignment and Assumption executed by such Lender and as such amount may be increased or reduced pursuant to this Agreement, and “Euro Term A-3 Commitments” shall mean the aggregate Euro Term A-3 Commitments of all Euro Term A-3 Lenders, which amount, initially as of the Amendment No. 15 Effective Date, shall be € 94,055,554.21.

“Euro Term A-3 Lender” means each Lender that has a Euro Term A-3 Loan or a Euro Term A-3 Commitment.

“Euro Term A-3 Loan” has the meaning assigned to such term in Section 2.01(b)(ii) and shall include all Euro Term A-3 Loans funded on the Amendment No. 15 Effective Date pursuant to the Euro Term A-3 Commitments.

“Euro Term A-3 Loan Facility” means the provisions herein related to the Euro Term A-3 Commitments and the Euro Term A-3 Loans.

“Euro Term A-3 Loan Maturity Date” means the Euro Term A-3 Loan Scheduled Maturity Date; provided that if the aggregate amount of Indebtedness outstanding under the U.S. Term B-9 Loans (which comprise U.S. Term B-7 Loans as repriced on the Amendment No. 18 Effective Date) and the 2028 Senior Notes, and any Indebtedness constituting Refinancing Indebtedness or Permitted Refinancing Notes in respect thereof exceeds $500,000,000.00 on the Springing Maturity Date, the Euro Term A-3 Loans will mature on the Springing Maturity Date (if earlier than the Euro Term A-3 Loan Scheduled Maturity Date).

“Euro Term A-3 Loan Scheduled Maturity Date” means August 2, 2029.

“EURIBOR Interpolated Rate” means, at any time, with respect to any Eurocurrency Borrowing denominated in Euros and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the EURIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the EURIBOR Screen Rate for the longest period (for which the EURIBOR Screen Rate is available for Euros) that is shorter than the Impacted EURIBOR Rate Interest Period; and (b) the EURIBOR Screen Rate for the shortest period (for which the EURIBOR Screen Rate is available for Euros) that exceeds the Impacted EURIBOR Rate Interest Period, in each case, at such time.

“EURIBOR Rate” means, with respect to any Eurocurrency Borrowing denominated in Euros and for any applicable Interest Period, the EURIBOR Screen Rate as of the Applicable Time and on the Quotation Day for Euros and such Interest Period; provided that, if the EURIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted EURIBOR Rate Interest Period”) then the EURIBOR Rate for such Interest Period shall be the EURIBOR Interpolated Rate.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as of 11:00 a.m. Brussels time two TARGET days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the U.S. Borrower.

“Eurocurrency Interest Period” means with respect to any Eurocurrency Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, to the extent agreed to by the Agent and each Lender making such Eurocurrency Rate Borrowing, twelve months or any shorter period) thereafter, as a Borrower may elect; provided that (a) if any Eurocurrency Interest Period would end on a day other than a Business Day, such Eurocurrency Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Eurocurrency Interest Period shall end on the next preceding Business Day, (b) any Eurocurrency Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Eurocurrency Interest Period) shall end on the last Business Day of the last calendar month of such Eurocurrency Interest Period and (c) no Eurocurrency Interest Period for any (i) Eurocurrency Rate Revolving Loan shall end after the latest Scheduled Termination Date for the applicable Revolving Commitments under the applicable Revolving Facility or (ii) Eurocurrency Rate Term Loans shall end after the stated maturity date of such Term Loans.

“Eurocurrency Liabilities” has the meaning assigned to such term in Regulation D of the Federal Reserve Board.

“Eurocurrency Rate” means, in relation to any Loan denominated in Euros, the Adjusted EURIBOR Rate; provided that the Eurocurrency Rate in respect of any Loan shall not be less than 0.00%.

“European Borrowers” means, collectively, the German Borrower, the Irish Borrowers, the Lux Borrower, the Additional U.K. Borrower and the Existing U.K. Borrower.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any Excess Cash Flow Period, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income of the U.S. Borrower for such period,

(ii) an amount equal to the amount of all noncash charges to the extent deducted in arriving at such Consolidated Net Income,

(iii) decreases in Consolidated Working Capital and long-term account receivables for such period (other than any such decreases arising from acquisitions by the U.S. Borrower and its Restricted Subsidiaries completed during such period), and

(iv) an amount equal to the aggregate net noncash loss on the sale, lease, transfer or other disposition of assets by the U.S. Borrower and its Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; over

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all noncash credits included in arriving at such Consolidated Net Income and cash charges described in clauses (a) through (j) of the definition of “Consolidated Net Income” and included in arriving at such Consolidated Net Income,

(ii) without duplication of amounts deducted in arriving at such Consolidated Net Income or pursuant to clause (xi) below in prior periods, the amount of Capital Expenditures made in cash during such period, except to the extent that such Capital Expenditures were not financed with Internally Generated Funds,

(iii) the aggregate amount of all principal payments of Indebtedness of the U.S. Borrower and its Restricted Subsidiaries (including (x) the principal component of payments in respect of Capitalized Lease Obligations and (y) the amount of any prepayment of Loans pursuant to Section 2.06 or, to the extent made with the proceeds of a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, Section 2.09(b) but excluding all other prepayments of the Loans) made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), except to the extent financed with the proceeds of other Indebtedness of the U.S. Borrower or its Restricted Subsidiaries (other than under any revolving credit facility),

(iv) an amount equal to the aggregate net noncash gain on the sale, lease, transfer or other disposition of assets by the U.S. Borrower and its Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v) increases in Consolidated Working Capital and long-term account receivables for such period (other than any such increases arising from acquisitions of a Person or business unit by the U.S. Borrower and its Restricted Subsidiaries during such period),

(vi) cash payments by the U.S. Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the U.S. Borrower and its Restricted Subsidiaries other than Indebtedness,

(vii) without duplication of amounts deducted pursuant to clause (xi) below in prior periods, the amount of Investments and acquisitions made during such period to the extent permitted under Section 6.07 (excluding Investments in (x) Cash Equivalents, (y) Investment Grade Securities and (z) the U.S. Borrower or any of its Restricted Subsidiaries), to the extent that such Investments and acquisitions were financed with Internally Generated Funds,

(viii) the amount of Restricted Payments made in cash during such period to the extent permitted under clauses (i), (iii), (v), (vii), (ix), (xi), (xii), (xiv), (xv), (xvi) and (xvii) of Section 6.04, to the extent that such Restricted Payments were financed with Internally Generated Funds,

(ix) the aggregate amount of expenditures actually made by the U.S. Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period,

(x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the U.S. Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness,

(xi) without duplication of amounts deducted in arriving at such Consolidated Net Income or deducted from Excess Cash Flow in prior periods, (A) the aggregate consideration required to be paid in cash by the U.S. Borrower or any of its Restricted Subsidiaries pursuant to binding contracts, letters of intent or purchase orders (the “Contract Consideration”) entered into prior to or during such period relating to acquisitions or Capital Expenditures and (B) to the extent set forth in a certificate of a Financial Officer delivered to the Agent prior to the relevant Excess Cash Flow Application Date, the aggregate amount of cash that is reasonably expected to be paid in respect of planned cash Capital Expenditures by the U.S. Borrower or any of its Restricted Subsidiaries (“Planned Capital Expenditures”), in each case to be consummated or made during the period of four consecutive fiscal quarters of the U.S. Borrower following the end of such period; provided that to the extent the aggregate amount of Internally Generated Funds actually utilized to finance such acquisitions, Capital Expenditures or Planned Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration or Planned Capital Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(xii) the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, and

(xiii) an amount equal to the aggregate net cash losses on the sale, lease, transfer or other disposition of assets by the U.S. Borrower and its Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in determining Consolidated Net Income.

“Excess Cash Flow Period” means (a) the period from and including April 1, 2017 through and including September 30, 2017 and (b) each fiscal year of the U.S. Borrower, commencing with the fiscal year ending September 30, 2018.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Asset” has the meaning assigned to such term in the Security Agreement.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the U.S. Borrower from (a) contributions to its common equity capital (other than from the proceeds of Designated Preferred Stock) and (b) the sale (other than to a Subsidiary of the U.S. Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the U.S. Borrower) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the U.S. Borrower, in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an executive vice president and the principal financial officer of the U.S. Borrower on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation of the Applicable Amount.

“Excluded Subsidiary” means any Domestic Subsidiary that is (a) not a Wholly-Owned Subsidiary, (b) an Unrestricted Subsidiary, (c) a FSHCO, (d) a Subsidiary of a Foreign Subsidiary that is a CFC, (e) a Receivables Subsidiary, (f) an Immaterial Subsidiary, (g) regulated as an insurance company, (h) organized as a not-for-profit organization or (i) prohibited by any agreement binding on such Subsidiary at the time such Domestic Subsidiary became a Subsidiary and not created in contemplation thereof from becoming a Subsidiary Guarantor (for so long as such prohibition remains in effect).

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Loan Party becomes effective with respect to such related Swap Obligation.

“Excluded Taxes” means, with respect to any Agent, Issuing Bank, Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower or any other Loan Party hereunder, (a) income or franchise Taxes (or Canadian capital Taxes) imposed on (or measured by) its net income (however denominated) (or capital, in the case of Canadian capital Taxes) by a jurisdiction as a result of the recipient being organized or having its principal office or, in the case of any Lender, having its Applicable Lending Office, in such jurisdiction, (b) any branch profits Taxes under Section 884 of the Code, or any similar Tax, imposed by a jurisdiction described in clause (a), (c) in the case of a Lender (other than an assignee pursuant to a request by a Borrower under Section 2.17(b) or a Lender purchasing a participation pursuant to Section 2.16(b) with respect to that participation), (i) with respect to any payment made on account of any obligation in respect of any Loan made to the U.S. Borrower (or any portion allocable to any such Loan, in the case of any obligation that relates to the Agreement or the Loans as a whole, including any Commitment Fee) or any Letter of Credit issued for the account of the U.S. Borrower, any U.S. federal withholding Tax that is imposed on amounts payable to such Lender pursuant to a law in effect on the date such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the U.S. Borrower or any other Loan Party with respect to such withholding Tax pursuant to Section 2.15(a) or (e) and (ii) with respect to any payment made by or on account of any Loan made to the Canadian Borrower or a Letter of Credit issued for the Canadian Borrower, any Canadian federal withholding Tax (A) that is imposed on amounts payable to such Lender or the applicable Issuing Bank, as the case may be, at the time such Lender or Issuing Bank becomes a party to this Agreement (or designates a new lending office), except to the extent such Lender or Issuing Bank (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Canadian Borrower or any other Loan Party with respect to such withholding Tax pursuant to Section 2.15(a) or (e) or (B)(I) prior to the 2024 Refinancing Amendments Effective Date, resulting from (x) such Lender or Issuing Bank not dealing at arm’s length with the Canadian Borrower for purposes the Income Tax Act (Canada) or (y) such Lender or Issuing Bank being, or not dealing at arm’s length with, a “specified shareholder” of the Canadian Borrower for purposes of subsection 18(5) of the Income Tax Act (Canada) (other than where the non-arm’s length relationship arises, or where the Lender is a “specified shareholder”, or does not deal at arm’s length with a “specified shareholder”, as a result of the Lender having become a party to, received or perfected a security interest under or received or enforced any rights under, a Loan Document) and (II) from and after the 2024 Refinancing Amendments Effective Date, resulting from (x) such Lender or Issuing Bank not dealing at arm’s length with the Canadian Borrower for purposes the Income Tax Act (Canada), (y) such Lender or Issuing Bank being, or not dealing at arm’s length with, a “specified shareholder” of the Canadian Borrower for purposes of subsection 18(5) of the Income Tax Act (Canada) or (z) the Canadian Borrower being a “specified entity” (as defined in subsection 18.4(1) of the Income Tax Act (Canada)) in respect of such Lender or Issuing Bank (other than in the case of (x) through (z), where the non-arm’s length relationship arises, where the Lender or Issuing Bank is a “specified shareholder”, or does not deal at arm’s length with a “specified shareholder”, or the Canadian Borrower being a “specified entity” in respect of such Lender or Issuing Bank, as applicable, as a result of the Lender having become a party to, received or perfected a security interest under or received or enforced any rights under, a Loan Document), (d) any Taxes imposed under FATCA, and (e) any withholding Tax that is attributable to a Lender’s failure to comply with Section 2.15(g).

“Existing Class” has the meaning assigned to such term in Section 2.19(e).

“Existing Credit Agreement” means that certain amended and restated credit agreement, originally dated as of January 26, 2007 and last amended and restated on February 24, 2014 by and among certain of the Loan Parties, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, the lenders party thereto and the other parties thereto (as further amended or supplemented prior to the Closing Date).

“Existing Letters of Credit” means all “Letters of Credit” (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement for the U.S. Borrower on the Closing Date.

“Extended Term Loans” has the meaning assigned to such term in Section 2.19(e).

“Extending Lender” has the meaning assigned to such term in Section 2.19(e).

“Extension Election” has the meaning assigned to such term in Section 2.19(e).

“Extension Request” has the meaning assigned to such term in Section 2.19(e).

“Extension Series” means all Extended Term Loans that are established pursuant to the same supplement pursuant to Section 2.19 (except to the extent such supplement expressly provides that the Extended Term Loans provided for therein are intended to be a part of any previously established Class of Term Loans) and that provide for the same interest margins, extension fees and amortization schedule.

“Facility” means a Revolving Facility or a Term Loan Facility, as applicable.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above), and any intergovernmental agreements (together with any related laws, rules, practices, legislation or official administrative guidance) implementing the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if the Federal Funds Effective Rate shall be less than 0.00%, such rate shall be deemed 0.00% for the purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Fees” means all amounts payable pursuant to or referred to in Section 2.10.

“Financial Officer” means the chief financial officer, treasurer or controller of the U.S. Borrower.

“First Lien Intercreditor Agreement” means an agreement in substantially the form of Exhibit H, with such changes thereto as are reasonably acceptable to the Agent and the U.S. Borrower; provided that such changes shall not be materially adverse to the interests of the Lenders.

“Fitch” means Fitch Ratings, Inc. and its subsidiaries, or any successor to the rating agency business thereof.

“Flood Insurance Laws” means, collectively, (i) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Borrower” means any Borrower other than the U.S. Borrower.

“Foreign Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans made to Foreign Borrowers or LC Disbursements made pursuant to Letters of Credit issued for the account of any Foreign Borrower or on behalf of any of its Subsidiaries, all accrued and unpaid fees (including pursuant to Section 2.10(b) of this Agreement) and all expenses, reimbursements, indemnities and other obligations of the Foreign Borrowers to the Lenders or to any Lender, the Agent, any Issuing Bank or any indemnified party arising under the Loan Documents to which such Foreign Borrower is a party (including interest and fees accruing after commencement of any bankruptcy or insolvency proceeding against any Loan Party, whether or not allowed in such proceeding).

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized under the laws of the United States of America, any state thereof or the District of Columbia.

“Foreign Subsidiary Total Assets” means the total amount of all assets of Foreign Subsidiaries of the U.S. Borrower, determined on a consolidated basis in accordance with GAAP.

“FSHCO” means any Domestic Subsidiary that, directly or indirectly, has no material assets other than Capital Stock (or Capital Stock and Indebtedness) of one or more Foreign Subsidiaries that are CFCs.

“Funded Debt” means all Indebtedness of the U.S. Borrower and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America as in effect, subject to Section 1.08, from time to time.

“GBP Term A Commitment” means, with respect to each GBP Term A Lender, the commitment of such Lender to make GBP Term A Loans to the Additional U.K. Borrower on the Amendment No. 15 Effective Date in the aggregate principal amount forth opposite such Lender’s name on the Commitments Schedule (for the avoidance of doubt, as supplemented pursuant to Amendment No. 15 on the Amendment No. 15 Effective Date) under the heading “GBP Term A Commitment,” as adjusted to reflect each Assignment and Assumption executed by such Lender and as such amount may be increased or reduced pursuant to this Agreement, and “GBP Term A Commitments” shall mean the aggregate GBP Term A Commitments of all GBP Term A Lenders, which amount, initially as of the Amendment No. 15 Effective Date, shall be £62,000,000.00.

“GBP Term A Lender” means each Lender that has a GBP Term A Loan or a GBP Term A Commitment.

“GBP Term A Loan” means has the meaning assigned to such term in Section 2.01(b)(iii) and shall include all GBP Term A Loans funded on the Amendment No. 15 Effective Date pursuant to the GBP Term A Commitments.

“GBP Term A Loan Facility” means the provisions herein related to the GBP Term A Commitments and the GBP Term A Loans.

“GBP Term A Loan Maturity Date” means the GBP Term A Loan Scheduled Maturity Date; provided that if the aggregate amount of Indebtedness outstanding under the U.S. Term B-9 Loans (which comprise U.S. Term B-7 Loans as repriced on the Amendment No. 18 Effective Date) and the 2028 Senior Notes, and any Indebtedness constituting Refinancing Indebtedness or Permitted Refinancing Notes in respect thereof exceeds $500,000,000.00 on the Springing Maturity Date, the GBP Term A Loans will mature on the Springing Maturity Date (if earlier than the GBP Term A Loan Scheduled Maturity Date).

“GBP Term A Loan Scheduled Maturity Date” means August 2, 2029.

“German Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“German Lending Office” means, with respect to any Lender, the office of such Lender specified as its “German Lending Office” in its Administrative Questionnaire or such other office of such Lender as such Lender may from time to time specify to the U.S. Borrower and the Agent.

“German Relevant Person” means any member of the Group (together with any director, officer, employee or agent thereof) incorporated, established or resident in Germany (Inländer within the meaning of section 2 paragraph 15 of the German Foreign Trade Law (Außenwirtschaftsgesetz, AWG). For purposes of this definition, “Group” means Holdings and each of its Subsidiaries.

“Governmental Authority” means the government of the United States of America, any other nation, sovereign or government, any state, province or territory or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations, and, when used as a verb, shall have a corresponding meaning.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01(a).

“Guarantor Percentage” has the meaning assigned to such term in Section 10.10.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated as hazardous or deleterious pursuant to any Environmental Law.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction between the U.S. Borrower or any Restricted Subsidiary and any other Person.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“HMRC” means His Majesty’s Revenue and Customs.

“Holdings” has the meaning assigned to such term in the preamble to this Agreement.

“Immaterial Subsidiary” means, at any date of determination, any Restricted Subsidiary designated as such in writing by the U.S. Borrower that (a) contributed 2.5% or less of EBITDA of the U.S. Borrower for the most recently ended Test Period and (b) had consolidated assets representing 2.5% or less of Total Assets on the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01. The Immaterial Subsidiaries as of the Closing Date are listed on Schedule 1.01(a).

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Impacted EURIBOR Rate Interest Period” has the meaning assigned to it in the definition of “EURIBOR Rate.”

“Increased Amount Date” has the meaning assigned to such term in Section 2.19(a).

“incur” has the meaning set forth in Section 6.01(a).

“incurrence” has the meaning set forth in Section 6.01(a).

“Incremental Amendment No. 1” means Incremental Amendment No. 1, dated as of September 20, 2017 by and among the Loan Parties, the Administrative Agent and the Lenders party thereto.

“Incremental Amendment No. 2” means Incremental Amendment No. 2, dated as of December 11, 2017 by and among the Loan Parties, the Administrative Agent and the Lenders party thereto.

“Incremental Amendment No. 2 Co-Documentation Agents” means TD Securities (USA) LLC, Capital One, National Association, Coöperatieve Rabobank U.A., New York Branch, U.S. Bank National Association, Commerzbank AG and SunTrust Bank.

“Incremental Amendment No. 2 Joint Lead Arrangers” means JPMorgan Chase Bank, N.A., Goldman Sachs Lending Partners LLC, Morgan Stanley Senior Funding, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), Barclays Bank PLC, Wells Fargo Securities, LLC, PNC Capital Markets LLC, Sumitomo Mitsui Banking Corporation and The Bank of Nova Scotia

“Incremental Amendment No. 3” means Incremental Amendment No. 3, dated as of February 28, 2018 by and among the Loan Parties, the Administrative Agent and the Lenders party thereto.

“Incremental Amendment No. 3 Arranger” means JPMorgan Chase Bank, N.A.

“Incremental Amendment No. 8” means Incremental Amendment No. 8, dated as of January 15, 2020 by and among the Loan Parties, the Administrative Agent and the Lenders party thereto.

“Incremental Amendment No. 8 Co-Documentation Agents” means Capital One, National Association, Citigroup Global Markets Inc., Coöperatieve Rabobank U.A., New York Branch, Morgan Stanley Senior Funding, Inc., PNC Capital Markets LLC, Sumitomo Mitsui Banking Corporation, TD Securities (USA) LLC, The Bank of Nova Scotia and U.S. Bank National Association.

“Incremental Amendment No. 8 Arrangers” means Credit Suisse Loan Funding LLC, Barclays Bank PLC, BofA Securities, Inc., Goldman Sachs Lending Partners LLC, JPMorgan Chase Bank, N.A. and Wells Fargo Securities, LLC.

“Incremental Amendment No. 17” means Incremental Amendment No. 17, dated as of February 18, 2025 by and among the Loan Parties party thereto, the Agent and the Lenders party thereto.

“Incremental Amendment No. 17 Arrangers” means JPMorgan Chase Bank, N.A., BofA Securities, Inc. Wells Fargo Securities, LLC, Goldman Sachs Bank USA, PNC Capital Markets LLC, Capital One, National Association and Barclays Bank PLC, each in its capacity as joint lead arranger and joint bookrunner.

“Incremental Amendment No. 17 Co-Documentation Agents” means Truist Securities, Inc., Coöperatieve Rabobank U.A., New York Branch, The Bank of Nova Scotia, TD Securities (USA) LLC, U.S. Bank National Association, Sumitomo Mitsui Banking Corporation, HSBC Securities (USA) Inc., Citizens Bank, N.A., and CIBC World Markets Corp., each in its capacity as a co-documentation agent.

“Incremental Amendment No. 17 Effective Date” has the meaning set forth in Incremental Amendment No. 17.

“Indebtedness” means, with respect to any Person, (a) any indebtedness (including principal and premium) of such Person, whether or not contingent (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (iii) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, (iv) advances under, or in respect of Receivables Facilities or (v) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; (b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (a) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; (c) to the extent not otherwise included, the obligations of the type referred to in clause (a) of another Person secured by a Lien on any asset owned by such Person, whether or not such obligations are assumed by such Person and whether or not such obligations would appear upon the balance sheet of such Person; provided that the amount of such Indebtedness will be the lesser of the fair market value of such asset at the date of determination and the amount of Indebtedness so secured; and (d) Attributable Debt in respect of Sale and Lease-Back Transactions; provided, however, that notwithstanding the foregoing, Indebtedness will be deemed not to include Contingent Obligations incurred in the ordinary course of business with respect to obligations not constituting Indebtedness of a type described in any of clauses (a) through (d) above.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the U.S. Borrower, qualified to perform the task for which it has been engaged and that is independent of the U.S. Borrower and its Affiliates.

“Ineligible Institution” has the meaning assigned to it in Section 9.04(b).

“Information” has the meaning set forth in Section 3.13(a).

“Information Memorandum” means the Confidential Information Memorandum dated March 2017, relating to this Agreement.

“Initial Default” has the meaning set forth in Section 7.01.

“Interbank Rate” means, for any period, (a) in respect of Loans denominated in Dollars, the Federal Funds Effective Rate and (b) in respect of Loans denominated in any other currency, the Agent’s cost of funds for such currency (as reasonably determined by the Agent) for such period.

“Interest Charges” means, with respect to any Person for any period, the sum of (a) Consolidated Interest Expense of such Person for such period, (b) the consolidated amount of all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock (including any dividends paid to any direct or indirect parent company of the U.S. Borrower in order to permit the payment of dividends by such parent company on its Designated Preferred Stock) paid by such Person and its Restricted Subsidiaries during such period and (c) the consolidated amount of all cash dividend payments (excluding items eliminated in consolidation) by such Person and its Restricted Subsidiaries on any series of Disqualified Stock made during such period.

“Interest Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Interest Charges of such Person for such period. In the event that the U.S. Borrower or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such revolving credit facility has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Interest Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Interest Coverage Ratio is made (the “Calculation Date”), then the Interest Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishing of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period (the “reference period”).

For purposes of making the computation referred to above, Investments, acquisitions, Dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the U.S. Borrower or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, Dispositions, mergers, consolidations and disposed operations (and the change in any associated Interest Charges and the change in EBITDA resulting therefrom) had occurred on the first day of the reference period; provided that, at the option of the U.S. Borrower, no such pro forma adjustment to EBITDA shall be made in respect of any such transaction to the extent the aggregate consideration with respect to any such transaction was less than $25.0 million for the reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the U.S. Borrower or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, Disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Interest Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, Disposition, merger, consolidation or disposed operation had occurred at the beginning of the reference period (subject to the threshold specified in the previous sentence).

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the U.S. Borrower. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of the U.S. Borrower in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the U.S. Borrower may designate.

“Interest Election Request” means a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.12.

“Interest Period” means (a) in the case of any Eurocurrency Rate Loan, the applicable Eurocurrency Interest Period, (b) in the case of any Term CORRA Rate Loan, the applicable Term CORRA Interest Period (c) in the case of any SONIA Rate Loan, the applicable SONIA Interest Period and (d) in the case of any Term Benchmark Loan, the applicable Term Benchmark Interest Period.

“Internally Generated Funds” means any amount expended by the U.S. Borrower and its Restricted Subsidiaries and not representing (a) a reinvestment by the U.S. Borrower or any Restricted Subsidiaries of the Net Cash Proceeds of any Disposition outside the ordinary course of business or Casualty Event, (b) the proceeds of any issuance of Indebtedness of the U.S. Borrower or any Restricted Subsidiary (other than Indebtedness under any revolving credit facility) or (c) any credit received by the U.S. Borrower or any Restricted Subsidiary with respect to any trade in of property for substantially similar property or any “like kind exchange” of assets.

“Investment Grade Securities” means (a) securities issued or directly and fully guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof (other than Cash Equivalents), (b) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the U.S. Borrower and its subsidiaries, (c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b), which fund may also hold immaterial amounts of cash pending investment or distribution and (d) corresponding instruments in countries other than the United States of America customarily utilized for high quality investments, in each case, consistent with the U.S. Borrower’s cash management and investment practices.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of guarantees, loans or advances of money or capital contributions to such Person (but excluding any such loan, advance or capital contribution arising in the ordinary course of business and having a term not exceeding 364 days and furthermore excluding, for the avoidance of doubt, any extensions of trade credit in the ordinary course of business) or purchases or other acquisitions of stocks, bonds, debentures, notes or similar securities issued by such Person. For purposes of the definition of “Unrestricted Subsidiary” and Section 6.07, (a) “Investments” shall include the portion (proportionate to the U.S. Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the U.S. Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, the U.S. Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (i) the U.S. Borrower’s “Investment” in such Subsidiary at the time of such redesignation, less (ii) the portion (proportionate to the U.S. Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation, and (b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the U.S. Borrower. For the avoidance of doubt, a guarantee by a specified Person of the obligations of another Person (the “primary obligor”) shall be deemed to be an Investment by such specified Person in the primary obligor to the extent of such guarantee except that any guarantee by any Loan Party of the obligations of a primary obligor in favor of a Loan Party shall be deemed to be an Investment by a Loan Party in another Loan Party.

“Irish Borrowers” has the meaning assigned to such term in the preamble to this Agreement.

“Irish Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Irish Lending Office” in its Administrative Questionnaire or such other office of such Lender as such Lender may from time to time specify to the U.S. Borrower and the Agent.

“Irish Qualifying Jurisdiction” means (a) a member state of the European Union other than Ireland; (b) a jurisdiction with which Ireland has entered into a Treaty that has the force of law; or (c) a jurisdiction with which Ireland has entered into a Treaty where that treaty will (on completion of necessary procedures) have the force of law.

“Irish Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under this Agreement and is:

(a) a bank whose Applicable Lending Office is located in Ireland and which is carrying on a bona fide banking business in Ireland for the purposes of Section 246(3) of TCA; or

(b) a building society within the meaning of Section 256(1) of TCA whose Applicable Lending Office is located in Ireland and which is carrying on a bona fide banking business in Ireland for the purposes of Section 246(3) of TCA; or

(c) a body corporate (i) which, by virtue of the law of an Irish Qualifying Jurisdiction, is resident in the Irish Qualifying Jurisdiction for the purposes of tax and that jurisdiction imposes a tax that generally applies to interest receivable in that jurisdiction by companies from sources outside that jurisdiction; or (ii) where the interest (1) is exempted from the charge to Irish income tax under a Treaty in force on the date the interest is paid, or (2) would be exempted from the charge to Irish income tax if a Treaty which has been signed but is not yet in force had the force of law on the date the interest is paid; except where, in respect of each of clauses (i) and (ii), interest payable to that body corporate in respect of an advance under this Agreement is paid in connection with a trade or business which is carried on in Ireland by that body corporate through a branch or agency; or

(d) a body corporate which advances money in the ordinary course of a trade which includes the lending of money, and whose Applicable Lending Office is located in Ireland, the interest is taken into account in computing the trading income of such a person; and which has complied with the notification requirements under Section 246(5) of TCA; or

(e) a person in respect of which an authorization granted and not revoked by the Revenue Commissioners of Ireland is subsisting on each interest payment date entitling any Borrower to pay such person interest without deduction of income tax, by virtue of an applicable Treaty between Ireland and the country in which such person is resident for the purposes of such treaty, where such double taxation treaty specifies that no withholding tax is to be made on interest provided such person does not provide its commitment through a branch or agency in Ireland; or

(f) a qualifying company within the meaning of Section 110 of TCA; or

(g) a company that is incorporated in the United States and subject to tax in the United States of America on its worldwide income except where interest is paid under this Agreement to the United States of America company in connection with a trade or business which is carried on in Ireland by it through a branch or agency; or

(h) a limited liability company (“LLC”) organized under the laws of the United States of America, any state thereof or the District of Columbia, where the ultimate recipients of the interest payable under this Agreement are Irish Qualifying Lenders within sub-paragraphs (c) or (g) of this definition and the business conducted through the LLC is so structured for market reasons and not for tax avoidance purposes except where interest is paid under this Agreement to the LLC in connection with a trade or business which is carried on in Ireland by it through a branch or agency; or

(i) an exempt approved scheme within the meaning of section 774 TCA; or

(j) an investment undertaking within the meaning of section 739B TCA.

“Irish Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under this Agreement is an Irish Qualifying Lender.

“IRS” means the U.S. Internal Revenue Service.

“ISDA CDS Definitions” has the meaning provided in Section 9.02(g).

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means (a) each Person listed on the Commitments Schedule under the heading “Letter of Credit Commitments” and (b) any other Revolving Lender approved by the Agent and the U.S. Borrower (such approvals not to be unreasonably withheld) which has agreed to act as an Issuing Bank hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate and, except as otherwise agreed to by such Issuing Bank, all payments required to be made to such Issuing Bank hereunder with respect to Letters of Credit issued by such Issuing Bank shall instead be made to the Affiliate that issued such Letter of Credit. Notwithstanding the foregoing, no Issuing Bank under a Revolving Facility shall be required to serve as an Issuing Bank under any New Revolving Facility unless it affirmatively consents in writing to do so at or after the time such New Revolving Facility is established.

“ITA 2007” means the U.K. Income Tax Act 2007.

“Joinder Agreement” has the meaning assigned to such term in Section 5.11.

“Joint Lead Arrangers” means JPMorgan Chase Bank, N.A, Goldman Sachs Lending Partners LLC, Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith, Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), Wells Fargo Securities, LLC, Barclays Bank PLC, PNC Capital Markets LLC and Morgan Stanley MUFG Loan Partners, LLC acting through Morgan Stanley Senior Funding, Inc. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., the Amendment No. 5 Arrangers, the Amendment No. 6 Arrangers, the Amendment No. 7 Arrangers, the Amendment No. 11 Arrangers, the Amendment No. 12 Arrangers, the Amendment No. 14 Arrangers, the Amendment No. 15 Arrangers, the Incremental Amendment No. 2 Arrangers, the Incremental Amendment No. 3 Arranger, the Incremental No. 8 Arranger ~~and~~, the Incremental Amendment No. 17 Arrangers and the Amendment No. 18 Arrangers.

“Judgment Currency” has the meaning assigned to such term in Section 9.09(f).

“Junior Lien Intercreditor Agreement” means an agreement in substantially the form of Exhibit I, with such changes thereto as are reasonably acceptable to the Agent and the U.S. Borrower; provided that such changes shall not be materially adverse to the interests of the Lenders.

“Latest Maturity Date” means, at any time, the latest final maturity date then in effect for any Class of Commitments or Term Loans outstanding under this Agreement.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit. All LC Disbursements with respect to each Letter of Credit shall (following the funding thereof by the applicable Issuing Bank in the currency in which the applicable Letter of Credit is denominated) be denominated in Dollars based on the Dollar Equivalent amount of the applicable drawing.

“LC Exposure” means, at any time, with respect to any Revolving Facility, the Dollar Equivalent of the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit under such Revolving Facility at such time plus (b) the aggregate amount of all LC Disbursements in respect of Letters of Credit outstanding under such Revolving Facility that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Revolving Lender under any Revolving Facility at any time shall be its Ratable Portion of the total LC Exposure under such Revolving Facility at such time.

“LC Fees” has the meaning assigned to such term in Section 2.10(b)(ii).

“LCT Election” has the meaning provided in Section 1.10.

“LCT Test Date” has the meaning provided in Section 1.10.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the lenders having Commitments or Loans from time to time or at any time and, as the context requires, includes the Issuing Banks and their respective successors and assigns as permitted hereunder and any other Person that shall have become a party hereto pursuant to Section 2.19 or an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means a letter of credit issued pursuant to Section 2.04(a). A Letter of Credit may only be issued as a standby letter of credit. Letters of Credit shall not be issued in a form that would permit the face amount to be reinstated upon the occurrence of a draw under such letter of credit.

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on the Commitments Schedule under the heading “Letter of Credit Commitments,” or if an Issuing Bank has entered into an Assignment and Assumption, the amount set forth for such Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Agent.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease or license be deemed to constitute a Lien.

“Limited Condition Acquisition” means any acquisition of an Acquired Entity or Business by the Borrower or any Restricted Subsidiary the consummation of which is not conditioned on the availability of financing.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to this Agreement and the Collateral Documents. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto.

“Loan Guarantor” means each Loan Party (other than the Borrowers).

“Loan Guaranty” means Article X of this Agreement.

“Loan Parties” means Holdings, each Borrower, each of the Domestic Subsidiaries of the U.S. Borrower that is a party to this Agreement as a Loan Guarantor on the Closing Date or that becomes a party to this Agreement as a Loan Guarantor pursuant to a Joinder Agreement, and their respective successors and assigns except for any such Domestic Subsidiary that has been released as a Loan Guarantor in accordance herewith.

“Loans” means, collectively, the Revolving Loans and Term Loans.

“Loss Sharing Agreement” means the Loss Sharing Agreement, dated as of the Closing Date among the Lenders (it being understood that no Loan Party and no Borrower is a party to such agreement), as the same may be amended or supplemented from time to time.

“Lux Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Luxembourg Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Luxembourg Lending Office” in its Administrative Questionnaire or such other office of such Lender as such Lender may from time to time specify to the U.S. Borrower and the Agent.

“Management Stockholders” means the members of management (and their Controlled Investment Affiliates and Immediate Family Members) of the U.S. Borrower or its direct or indirect parent who are holders of Equity Interests of any direct or indirect parent company of the U.S. Borrower on the Closing Date.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the U.S. Borrower and the Restricted Subsidiaries taken as a whole, (b) the ability of the Borrowers and the other Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents or (c) the rights of, or remedies available to the Agent or the Lenders under the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Hedge Agreements, of any one or more of the U.S. Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding $150.0 million. For purposes of determining Material Indebtedness, the “obligations” of the U.S. Borrower or any Restricted Subsidiary in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the U.S. Borrower or such Restricted Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.

“Maximum Incremental Amount” means, at any time, the sum of (a)(i)(x) prior to the 2024 Refinancing Amendments Effective Date, $1,400.0 million and (y) from and after the 2024 Refinancing Amendments Effective Date, the greater of $1,400.0 million and 100% of EBITDA for the most recently ended Test Period as of the time such Indebtedness is incurred minus (ii) the Dollar Equivalent amount (measured at the time of incurrence) of New Term Loans, New Revolving Commitments and Permitted Alternative Incremental Facilities Debt previously established or incurred in reliance on this clause (a) plus (b) the aggregate Dollar Equivalent amount (measured at the time of prepayment or reduction) of Term Loans and Revolving Commitments outstanding on the Closing Date (or established pursuant to clause (a) above) that are optionally prepaid or optionally reduced (other than with the proceeds of long-term Indebtedness (other than borrowings under any revolving credit facility) and other than Revolving Commitments replaced with New Revolving Commitments) following the Closing Date and on or prior to such time (and, in the case of any prepayment of Term Loans pursuant to Section 2.08(d), based on the Dollar Equivalent amount (measured at the time of each applicable prepayment) expended by the Borrowers pursuant to such Section 2.08(d) and not the principal amount) plus (c) an unlimited amount so long as, in the case of this clause (c) only, on a pro forma basis (including the application of proceeds therefrom but excluding any increase in cash and cash equivalents and (i) treating any New Revolving Commitments established pursuant to this clause (c) as fully drawn and (ii) prior to the 2024 Refinancing Amendments Effective Date, treating all Permitted Alternative Incremental

Facilities Debt incurred pursuant to this clause (c) as secured by Liens whether or not actually secured (but without giving effect to any substantially simultaneous incurrence of any New Term Loans, New Revolving Commitments or Permitted Alternative Incremental Facilities made pursuant to the foregoing clauses (a) and (b))) (i)(x) prior to the 2024 Refinancing Amendments Effective Date, the Consolidated Secured Debt Ratio would not exceed 3.00 to 1.00 and (y) from and after the 2024 Refinancing Amendments Effective Date, the Consolidated Secured Debt Ratio would not exceed 3.50 to 1.00 (or, if incurred in connection with an acquisition or similar Investment, the Consolidated Secured Debt Ratio in effect immediately prior to such acquisition or the making of such Investment) or (ii) from and after the 2024 Refinancing Amendments Effective Date, (x) with respect to Permitted Alternative Incremental Facilities Debt incurred pursuant to this clause (c) and secured by the Collateral on a junior basis, the Consolidated Secured Debt Ratio would not exceed 3.75 to 1.00 (or, if incurred in connection with an acquisition or similar Investment, the Consolidated Secured Debt Ratio in effect immediately prior to such acquisition or the making of such Investment) and (y) with respect to Permitted Alternative Incremental Facilities Debt incurred pursuant to this clause (c) that is unsecured or secured by assets that do not constitute Collateral, the Consolidated Leverage Ratio would not exceed 4.25 to 1.00 (or, if incurred in connection with an acquisition or similar Investment, the Consolidated Leverage Ratio in effect immediately prior to such acquisition or the making of such Investment) (it being understood that the Borrowers shall be deemed to have used amounts under clause (c) (to the extent compliant herewith) prior to utilization of amounts under clause (a) or (b)).

“Maximum Liability” has the meaning assigned to such term in Section 10.09.

“Minimum Currency Threshold” means (i) in the case of Base Rate Loans, $2.0 million or an integral multiple of $1.0 million in excess thereof, (ii) in the case of Term Benchmark Loans, $5.0 million or an integral multiple of $1.0 million in excess thereof, (iii) in the case of Eurocurrency Rate Loans denominated in Euro, €2.0 million or an integral multiple of €1.0 million in excess thereof, (iv) in the case of SONIA Rate Loans denominated in Sterling, £1.0 million or an integral multiple of £500,000 in excess thereof and (v) in the case of Term CORRA Rate Loans, C$1.0 million or an integral multiple of C$1.0 million in excess thereof.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgaged Properties” means, initially, the owned real properties of the Loan Parties specified on Schedule 1.01(b), and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.11.

“Mortgages” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Agent, for the benefit of the Agent and the other Secured Parties, on fee-owned real property of a Loan Party, including any amendment, modification or supplement thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, with respect to any Prepayment Event, (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable) as and when actually received by or freely transferable for the account of the U.S. Borrower or any of the Restricted Subsidiaries in respect of such Prepayment Event, less (b) the sum of:

(i) the amount, if any, of all taxes paid or estimated to be payable by the U.S. Borrower or any of the Restricted Subsidiaries in connection with such Prepayment Event,

(ii) the amount of any reasonable reserve established in accordance with GAAP in respect of (A) the sale price of the assets that are the subject of an Asset Sale Prepayment Event (including in respect of working capital adjustments or an evaluation of such assets) or (B) any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event and (y) retained by the U.S. Borrower or any of the Restricted Subsidiaries, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any purchase price adjustments or such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction,

(iii) the principal amount, premium or penalty, if any, interest and other amounts payable on or in respect of any Indebtedness secured by a Lien on the assets that are the subject of such Prepayment Event (other than Indebtedness under this Agreement and Indebtedness secured on a pari passu basis with or junior priority basis to the Obligations) to the extent that such Indebtedness is, or under the instrument creating or evidencing such Indebtedness, is required to be repaid upon consummation of such Prepayment Event,

(iv) in the case of any Asset Sale Prepayment Event or Casualty Event, the amount of any proceeds of such Prepayment Event that the U.S. Borrower or any Restricted Subsidiary has reinvested (or intends to reinvest within the Reinvestment Period) in the business of the U.S. Borrower or any of the Restricted Subsidiaries; provided that any portion of such proceeds that has not been so reinvested within such Reinvestment Period (with respect to such Prepayment Event, the “Deferred Net Cash Proceeds”) shall (x) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event or Casualty Event occurring on the last day of such Reinvestment Period, and (y) be applied to the repayment of Term Loans in accordance with Section 2.09(b) and

(v) the reasonable out-of-pocket fees and expenses actually incurred in connection with such Prepayment Event.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Short Lender” has the meaning assigned to such term in Section 10.02(e).

“Neubauer Stockholders” means Joseph Neubauer and his Controlled Investment Affiliates.

“New Commitments” has the meaning assigned thereto in Section 2.19(a).

“New Lender” means each Lender providing a New Commitment.

“New Revolving Commitments” has the meaning assigned thereto in Section 2.19(a).

“New Revolving Facility” has the meaning assigned thereto in Section 2.19(a).

“New Revolving Lender” has the meaning assigned thereto in Section 2.19(b).

“New Revolving Loan” has the meaning assigned thereto in Section 2.19(b).

“New Senior Dollar Notes” means $600 million aggregate principal amount of senior notes due 2025 of the U.S. Borrower issued on March 22, 2017.

“New Senior Euro Notes” means €325 million aggregate principal amount of senior notes due 2025 of Aramark International Finance S.à r.l. issued on March 27, 2017.

“New Senior Notes” means, collectively, the New Senior Dollar Notes and the New Senior Euro Notes.

“New Senior Note Documents” means the New Senior Dollar Notes Indenture, the New Senior Euro Notes Indenture and all other instruments, agreements and other documents evidencing the New Senior Notes or providing for any guarantee or other right in respect thereof.

“New Senior Dollar Notes Indenture” means the Indenture dated as of March 22, 2017, among the U.S. Borrower, as issuer, certain of its subsidiaries, as guarantors, and The Bank of New York, as trustee, pursuant to which the New Senior Dollar Notes are issued.

“New Senior Euro Notes Indenture” means the Indenture dated as of March 27, 2016, among Aramark International Finance S.à r.l., as issuer, certain of its subsidiaries, as guarantors, and The Bank of New York, as trustee, pursuant to which the New Senior Euro Notes are issued.

“New Term A Loans” means New Term Loans that are designated in the applicable supplement pursuant to Section 2.19 as “New Term A Loans,” which designation shall only be permitted to the extent the Agent (acting reasonably) determines in consultation with the U.S. Borrower that such New Term Loans are being syndicated primarily to Persons regulated as banks in the primary syndication thereof (it being understood that the New Term Loans established pursuant to Incremental Amendment No. 1 and Incremental Amendment No. 3 are hereby designated as “New Term A Loans”).

“New Term Commitments” has the meaning assigned thereto in Section 2.19(a).

“New Term Loan” has the meaning assigned thereto in Section 2.19(c).

“New Term Loan Lender” has the meaning assigned thereto in Section 2.19(c).

“New U.S. Term B-8 Commitment” has the meaning assigned to such term in Incremental Amendment No. 17. The aggregate amount of New U.S. Term B-8 Commitments on the Incremental Amendment No. 17 Effective Date is $1,395,000,000.

“New U.S. Term B-8 Lender” has the meaning assigned to such term in Incremental Amendment No. 17.

“New U.S. Term B-8 Loans” has the meaning assigned to such term in Section 2.01(b)(~~ix~~vii).

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(e).

“Non-Funding Lender” has the meaning provided in Section 2.02(e).

“Non-Paying Guarantor” has the meaning assigned to such term in Section 10.10.

“Non-Spanish Lender” means a Lender beneficially entitled to receive interest payable by the Borrower that meets one of the following conditions:

(a) is a resident for tax purposes in a Member State of the European Union (other than Spain) or in an EEA State or a permanent establishment of such European Union resident or of such EEA State located in another member state of the European Union (other than Spain) or in an EEA State, provided that (i) it is not acting through a territory considered a non-cooperative jurisdiction pursuant to Spanish law (as amended or restated from time to time), (ii) nor through a permanent establishment in Spain or outside the European Union or the EEA with which that Lender’s income is effectively connected; or

(b) is a Treaty Lender, in respect of a Spanish Borrower.

“Non-U.S. Lender” means a Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates is published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means the Domestic Obligations and the Foreign Obligations.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, any Executive Vice President, Senior Vice President or Vice President or the Secretary of the U.S. Borrower.

“Officers’ Certificate” means a certificate signed on behalf of the U.S. Borrower by an Officer of the U.S. Borrower.

“Other Information” has the meaning assigned to such term in Section 3.13(b).

“Other Taxes” means any and all present or future stamp, registration, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made or required to be made under, from the execution, delivery performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes described in clauses (a) or (b) of the definition of Excluded Taxes which are imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Paying Guarantor” has the meaning assigned to such term in Section 10.10.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit B to the Security Agreement or any other form approved by the Agent.

“Periodic Term CORRA Determination Day” has the meaning assigned to such term in the definition of “Term CORRA Rate”.

“Permitted Alternative Incremental Facilities Debt” has the meaning assigned to such term in Section 6.01(b)(xxvii).

“Permitted Business” means any business conducted by the U.S. Borrower or any of its Restricted Subsidiaries that is not in contravention of Section 6.11.

“Permitted Holders” means each of the Neubauer Stockholders and Management Stockholders and any group (as such term is used in the definition of “Change of Control”) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, the Neubauer Stockholders and Management Stockholders, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the U.S. Borrower or any of its direct or indirect parent companies.

“Permitted Investments” means:

(a) any Investment by the U.S. Borrower or any Restricted Subsidiary in the U.S. Borrower or any Restricted Subsidiary;

(b) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(c) (i) any Investment by the U.S. Borrower or any Restricted Subsidiary in any Person (or in exchange for the Equity Interests of such Person) if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the U.S. Borrower or a Restricted Subsidiary; (ii) any Investment held by such Person and not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer; and (iii) any Investment by the U.S. Borrower or any Restricted Subsidiary in exchange for all or any portion of a business if, as a result of such Investment, the assets acquired thereby become owned by the U.S. Borrower or any Restricted Subsidiary;

(d) any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with a Disposition made pursuant to Section 6.06;

(e) any Investment existing on the Closing Date or made pursuant to legally binding written commitments in existence on the Closing Date; provided that to the extent such Investment was made, or such legally binding written commitment was entered into, after December 30, 2016, such Investment shall be set forth on Schedule 6.07 (it being understood that such Schedule 6.07 shall be replaced by the Schedule 6.07 to be provided to the Agent on the 2024 Refinancing Amendments Effective Date, which shall be in form and substance reasonably satisfactory to the Agent);

(f) loans and advances to, and guarantees of Indebtedness of, employees not in excess of (i) prior to the 2024 Refinancing Amendments Effective Date, $15.0 million and (ii) from and after the 2024 Refinancing Amendments Effective Date, the greater of (x) $25.0 million and (y) 2% of EBITDA for the most recently ended Test Period as of such time any such Investment is made, outstanding at any one time, in the aggregate;

(g) any Investment acquired by the U.S. Borrower or any Restricted Subsidiary (i) in exchange for any other Investment or accounts receivable held by the U.S. Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Person in which such other Investment is made or which is the obligor with respect to such accounts receivable, (ii) in satisfaction of judgments against other Persons or (iii) as a result of a foreclosure by the U.S. Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any Investment in default;

(h) Hedging Obligations permitted under Section 6.01(b)(xii);

(i) loans and advances to officers, directors and employees (i) for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practice or (ii) to fund such Person’s purchase of Equity Interests of the U.S. Borrower or any direct or indirect parent company thereof under compensation plans approved by the Board of Directors of the U.S. Borrower or the compensation committee thereof in good faith; provided that to the extent that the net proceeds of any such purchase is made to any direct or indirect parent of the U.S. Borrower, such net proceeds are contributed to the U.S. Borrower;

(j) Investments the payment for which consists of Equity Interests of Holdings or any of its direct or indirect parent companies;

(k) (i) performance guarantees in the ordinary course of business, (ii) guarantees expressly permitted under Section 6.01(b)(xiv) and (iii) guarantees of obligations of the U.S. Borrower or any Restricted Subsidiary to any employee benefit plan of the U.S. Borrower and its Restricted Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary of any such plan;

(l) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;

(m) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(n) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contracts;

(o) Investments in, and solely to the extent contemplated by the organizational documents (as in existence on the Closing Date) of, joint ventures to which the U.S. Borrower or its Restricted Subsidiaries are a party on the Closing Date and disclosed on Schedule 6.07;

(p) customary Investments relating to a Receivables Facility;

(q) Investments out of the Applicable Amount; provided that (i) prior to the 2024 Refinancing Amendments Effective Date, no Investment in any Unrestricted Subsidiary shall be permitted pursuant to this clause (q) unless at the time of the making of such Investment, the U.S. Borrower would have been permitted to make a Restricted Payment in the amount of such Investment in reliance on Section 6.04(i) and (ii) from and after the 2024 Refinancing Amendments Effective Date, at the time any such Investment is made and after giving pro forma effect to such Investment no Event of Default under any of Sections 7.01(a), 7.01(g) or 7.01(f) has occurred and is continuing;

(r) Investments out of Excluded Contributions;

(s) any transaction to the extent it constitutes an Investment that is permitted under Section 6.04 or is made in accordance with the provisions of Section 6.05(b) (other than any transaction set forth in clauses (i), (v) and (xiv) of Section 6.05(b);

(t) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (t) that are at that time outstanding, not to exceed an amount equal to (i) prior to the 2024 Refinancing Amendments Effective Date, the greater of (x) $700.0 million and (y) 6.75% of Total Assets and (ii) from and after the 2024 Refinancing Amendments Effective Date, the greater of (x) $1,885.0 million and (y) 15% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value but net of any actual return on capital in respect of such Investment);

(u) Investments in an amount (when taken together with all Restricted Payments made in reliance on Section 6.04(xii) and net of any actual return on capital in respect of such Investment) not to exceed (i) prior to the 2024 Refinancing Amendments Effective Date, the greater of (x) $200.0 million and (y) 15% of EBITDA and (ii) from and after the 2024 Refinancing Amendments Effective Date, the greater of (x) $385.0 million and (y) 30% of EBITDA, in each case for the most recently ended Test Period as of such time any such Investment is made (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value but net of any actual return on capital in respect of such Investment);

(v) from and after the 2024 Refinancing Amendments Effective Date, Investments in any Similar Business or Unrestricted Subsidiary in an aggregate amount not to exceed the greater of (x) 385.0 million and (y) 30% of EBITDA for the most recently ended Test Period as of such time any such Investment is made; and

(w) from and after the 2024 Refinancing Amendments Effective Date, any other Investments so long as, immediately after giving pro forma effect to each such proposed Investment, the Consolidated Leverage Ratio does not exceed 4.25 to 1.00.

“Permitted Liens” means, with respect to any Person:

(a) (i) Liens on accounts, payment intangibles and related assets to secure any Receivables Facility and (ii) Liens arising under the Loan Documents;

(b) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits to secure bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(c) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, in each case, for sums not yet overdue for a period of more than thirty (30) days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(d) Liens for taxes, assessments or other governmental charges or claims not yet payable or overdue for a period of more than thirty (30) days or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(e) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(f) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties, in each case, which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(g) Liens existing on the Closing Date; provided that any Lien securing Funded Debt in excess of (x) $75.0 million individually or (y) $100.0 million in the aggregate (when taken together with all other Liens securing obligations outstanding in reliance on this clause (g) that are not listed on Schedule 6.02) shall not be permitted pursuant to this clause (g) except to the extent such Lien is listed on Schedule 6.02 (it being understood that such Schedule 6.02 shall be replaced by the Schedule 6.02 to be provided to the Agent on the 2024 Refinancing Amendments Effective Date, which shall be in form and substance reasonably satisfactory to the Agent);

(h) Liens on property of a Person at the time such Person becomes a Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary; provided, further, that such Liens may not extend to any other property owned by the U.S. Borrower or any Restricted Subsidiary;

(i) Liens on property at the time the U.S. Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the U.S. Borrower or any Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, that the Liens may not extend to any other property owned by the U.S. Borrower or any Restricted Subsidiary;

(j) Liens securing Indebtedness or other obligations of the U.S. Borrower or a Restricted Subsidiary owing to the U.S. Borrower or another Restricted Subsidiary permitted to be incurred in accordance with clause (ix) or (x) of Section 6.01(b);

(k) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(l) leases, subleases, licenses and sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the U.S. Borrower or any of the Restricted Subsidiaries and do not secure any Indebtedness;

(m) Liens arising from financing statement filings under the UCC or similar state or provincial laws regarding operating leases entered into by the U.S. Borrower and its Restricted Subsidiaries in the ordinary course of business;

(n) Liens in favor of the U.S. Borrower or any Subsidiary Guarantor;

(o) Liens on inventory or equipment of the U.S. Borrower or any Restricted Subsidiary granted in the ordinary course of business to the U.S. Borrower’s or such Restricted Subsidiary’s client at which such inventory or equipment is located;

(p) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (g), (h), (i) and (q) of this definition; provided that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (g), (h), (i) and (q) of this definition at the time the original Lien became a Permitted Lien pursuant to this Agreement, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(q) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.01(b)(vi), (b)(xix), (b)(xxi) and (b)(xxii); provided that (A) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.01(b)(vi) do not at any time encumber any property other than the property financed by such Indebtedness and the proceeds and the products thereof, (B) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.01(b)(xix) extend only to the assets of Foreign Subsidiaries, (C) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.01(b)(xxi) only extend to the property Disposed of in the applicable Sale and Lease-Back Transaction and (D) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.01(b)(xxii) are solely on acquired property or the assets (including any acquired Equity Interests) of the Acquired Entity or Business, as the case may be;

(r) deposits in the ordinary course of business to secure liability to insurance carriers;

(s) Liens securing judgments for the payment of money not constituting an Event of Default under clause (h) of Section 7.01, so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment and have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(t) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(u) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry;

(v) Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the U.S. Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the U.S. Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the U.S. Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(w) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(x) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.01; provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement;

(y) Liens on the assets of any Foreign Subsidiary securing Indebtedness permitted to be incurred pursuant to Section 6.01(b);

(z) other Liens securing obligations in an aggregate amount not to exceed the greater of (x) $250.0 million and (y) 17.5% of EBITDA for the most recently ended Test Period as of such time any such Lien is incurred;

(aa) Liens on the assets of Foreign Subsidiaries securing Hedging Obligations entered into by such Foreign Subsidiaries that are permitted by Section 6.01(b)(xii) and that do not constitute Secured Obligations;

(bb) Liens on the Collateral (or any portion thereof) securing Indebtedness issued pursuant to Section 6.01(b)(xxv) and Section 6.01(b)(xxvii), so long as at the time of the incurrence of such Indebtedness the holders of such Indebtedness (or a representative thereof on behalf of such holders) shall have entered into a First Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement with the Agent agreeing that such Liens are subject to the terms thereof; and

(cc) Liens on the assets of a Designated Business which Liens do not attach to the assets of the U.S. Borrower or any of its Restricted Subsidiaries other than those of any Restricted Subsidiary included in such Designated Business and which Secured Indebtedness is permitted by Section 6.01(b)(xxvi).

“Permitted Refinancing Notes” means senior secured notes, senior unsecured or senior subordinated debt securities of the U.S. Borrower (or of a Subsidiary Guarantor which are guaranteed by the U.S. Borrower) incurred after the Closing Date (a) the terms of which do not provide for any scheduled principal repayment, mandatory redemption or sinking fund obligations prior to the Latest Maturity Date on the date such debt securities are issued (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default), (b) the covenants, events of default, guarantees, collateral and other terms of which (other than interest rate, call protection and redemption premiums), taken as a whole, are not more restrictive to the U.S. Borrower and the Subsidiaries than those set forth in this Agreement; provided that a certificate of a Financial Officer of the U.S. Borrower delivered to the Agent in good faith at least three Business Days (or such shorter period as the Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the U.S. Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement, (c) of which no Subsidiary of the U.S. Borrower is an issuer or guarantor other than any Loan Party and (d) which are not secured by any Liens on any assets of the U.S. Borrower or any of its Subsidiaries other than assets of the Loan Parties that constitute Collateral.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, company, government or any agency or political subdivision thereof or any other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the U.S. Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding-up.

“Prepayment Event” means any Asset Sale Prepayment Event, Debt Incurrence Prepayment Event or Casualty Event.

“Prepayment Event Percentage” means, (x) with respect to any Asset Sale Prepayment Event, if the Consolidated Secured Debt Ratio (prior to giving effect to the applicable prepayment pursuant to Section 2.09(a), but after giving effect to any voluntary prepayments made pursuant to such Section prior to the date of such prepayment) as of the most recent Test Period is (a) greater than 3.25 to 1.00, 100%, (b) less than or equal to 3.25 to 1.00 but greater than 2.75 to 1.00, 50%, and (c) equal to or less than 2.75 to 1.00, 0.0%, and (y) with respect to any other Prepayment Event, 100%.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Projections” means the projections of the U.S. Borrower and the Restricted Subsidiaries included in the Information Memorandum and any other projections and any forward-looking statements of such entities furnished to the Lenders or the Agent by or on behalf of Holdings, the U.S. Borrower or any of the Subsidiaries prior to the Closing Date.

“Public-Sider” means a Lender whose representatives may trade in securities of the U.S. Borrower or its controlling person or any of its Subsidiaries while in possession of the financial statements provided by the U.S. Borrower under the terms of this Agreement.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.18.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Guarantor that has total assets exceeding $10,000,000 at the time the relevant guarantee under this Agreement or grant of the relevant security interest becomes effective with respect to such Swap Obligation or that otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Proceeds” means assets that are used or useful in a Permitted Business; provided that the fair market value of any such assets shall be determined by the U.S. Borrower in good faith.

“Qualifying Lender” means an Irish Qualifying Lender or a U.K. Qualifying Lender.

“Quotation Day” means, with respect to any Eurocurrency Rate Borrowing for any Eurocurrency Interest Period, two TARGET Days before the first day of such Interest Period.

“Ratable Portion” means, (i) subject to Section 2.20, with respect to any Revolving Lender under any Revolving Facility, the percentage obtained by dividing the amount of Revolving Commitments of such Revolving Lender under such Revolving Facility by the aggregate amount of Revolving Commitments of all Revolving Lenders under such Revolving Facility (or if the Revolving Commitments under such Revolving Facility have been terminated, the percentage obtained by dividing the Revolving Loans outstanding of such Revolving Lender under such Revolving Facility by the Revolving Loans outstanding of all Revolving Lenders under such Revolving Facility) and (ii) with respect to any Term Loan Lender under any Term Loan Facility, the percentage obtained by dividing the amount of Term Loans held by such Term Loan Lender under such Term Loan Facility by the aggregate amount of Term Loans of all Term Loan Lenders under such Term Loan Facility.

“Receivables Facility” means the receivables facility established for ARAMARK Receivables, LLC pursuant to the Amended and Restated Receivables Purchase Agreement, dated as of January 26, 2007, among ARAMARK Receivables, LLC and the other parties thereto and one or more additional receivables financing facilities, in each case, as amended, supplemented, modified, extended, increased, renewed, restated, refunded, replaced or refinanced from time to time, the Indebtedness of which is non-recourse (except for Standard Receivables Facility Undertakings) to the U.S. Borrower and its Restricted Subsidiaries, other than any Receivables Subsidiary, pursuant to which the U.S. Borrower or any of its Restricted Subsidiaries sells its accounts, payment intangibles and related assets to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts, payment intangibles and related assets to a Person that is not a Restricted Subsidiary.

“Receivables Facility Repurchase Obligation” means any obligation of the U.S. Borrower or a Restricted Subsidiary that is a seller of assets in a Receivables Facility to repurchase the assets it sold thereunder as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed solely for the purpose of engaging, and that engages only, in one or more Receivables Facilities.

“Reclassifiable Item” has the meaning assigned to such term in Section 1.04(b).

“Refinancing Indebtedness” has the meaning assigned to such term in Section 6.01(b)(xv).

“Refinancing Term Loan” means any New Term Loan that is designated as a “Refinancing Term Loan” in the applicable supplement creating such New Term Loan in accordance with Section 2.19.

“Refinancing Transactions” means the termination of the commitments under the Existing Credit Agreement and the refinancing of certain Indebtedness of the U.S. Borrower and its Subsidiaries that occurred on or about the Closing Date.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Regulated Bank” means an Approved Commercial Bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

“Reinvestment Period” means (x) prior to the 2024 Refinancing Amendments Effective Date, 15 months and (y) from and after the 2024 Refinancing Amendments Effective Date, 18 months, in each case following the date of an Asset Sale Prepayment Event or Casualty Event (or, if later, 180 days after the date the U.S. Borrower or a Restricted Subsidiary has entered into a binding commitment to reinvest the proceeds of any such Asset Sale Prepayment Event or Casualty Event prior to the expiration of such 15 months or 18 months, as applicable).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Borrower’s Tax Jurisdiction” means (a) in the case of a Loan made to any U.K. Borrower, the United Kingdom and (b) in the case of a Loan made to an Irish Borrower, Ireland.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Remaining Term Percentage” means, with respect to any Term Loan Facility, 100% on the date such Term Loan Facility is established; provided that on each date (and thereafter, until the next adjustment pursuant to this proviso) that (a) any Term Loans under such Term Loan Facility are converted to Term Loans under any other Term Loan Facility or (b) any New Term Loans are borrowed under such Term Loan Facility following the date of incurrence of the initial Term Loans under such Term Loan Facility, the Remaining Term Percentage with respect to such Term Loan Facility shall be equal to the product of (i) the Remaining Term Percentage for such Term Loan Facility in effect immediately prior to such conversion or the borrowing of such New Term Loans on such date multiplied by (ii) a fraction, (x) the numerator of which is the principal amount of Term Loans under such Term Loan Facility on the specified date following the conversion of Term Loans or the borrowing of such

New Term Loans on such date occurring on such date and (y) the denominator of which is the principal amount of Term Loans outstanding on such date under such Term Loan Facility immediately prior to such conversion or the borrowing of such New Term Loans on such date.

“Replacement Revolving Commitments” means New Revolving Commitments that are designated in the applicable supplement creating such New Revolving Commitments in accordance with Section 2.19 as “Replacement Revolving Commitments”; provided that New Revolving Commitments may only be designated as “Replacement Revolving Commitments” to the extent that after giving effect to the establishment of such Replacement Revolving Commitments on any Increased Amount Date (and any concurrent reduction in the amount of any other Revolving Commitments), the aggregate amount of Revolving Commitments in effect would not exceed the amount of Revolving Commitments in effect immediately prior to the effectiveness of such New Revolving Commitments (provided that any additional New Revolving Commitments that do not constitute Replacement Revolving Commitments and that are established concurrently therewith in accordance with Section 2.19 shall be disregarded for the purposes of such calculation).

“Repricing Transaction” means, other than in connection with a transaction constituting a Change of Control or Transformative Acquisition, (i) any prepayment or repayment of any U.S. Term B~~-7~~-9 Loan ~~or U.S. Term B-8 Loan, as applicable,~~ with the proceeds of, or any conversion of any U.S. Term B~~-7~~-9 Loan ~~or U.S. Term B-8 Loan, as applicable,~~ into, any new or replacement Indebtedness denominated in the same currency and constituting term loans with an Effective Yield less than the Effective Yield applicable to the U.S. Term B~~-7~~-9 Loan ~~or U.S. Term B-8 Loan, respectively,~~ and (ii) any amendment to this Agreement which reduces the Effective Yield applicable to any U.S. Term B~~-7 Loan or U.S. Term B-8~~-9 Loan, and, in the case of each of clauses (i) and (ii), which was for the primary purpose of reducing the Effective Yield on any U.S. Term B~~-7~~-9 Loan ~~or U.S. Term B-8 Loan, as applicable~~.

“Required Class Lenders” means (i) with respect to any Term Loan Facility, Lenders holding more than 50% of the Term Commitments and Term Loans under such Term Loan Facility, (ii) with respect to any Revolving Facility, Lenders holding more than 50% of the Revolving Commitments under such Revolving Facility or, if the Revolving Credit Termination Date has occurred with respect to such Revolving Facility, more than 50% of the Revolving Outstandings under such Revolving Facility and (iii) with respect to the Revolving Facilities, the Required Revolving Lenders. The Term Loans, Revolving Commitments and Revolving Outstandings of any Defaulting Lender shall not be included in the calculation of “Required Class Lenders.”

“Required Financial Covenant Lenders” means, collectively, Lenders having more than 50% of the sum of the Dollar Equivalent of (a) the aggregate outstanding amount of the Revolving Commitments or, with respect to any Revolving Facility after the Revolving Credit Termination Date with respect to such Revolving Facility, the Revolving Outstandings under such Revolving Facility plus (b) the aggregate outstanding amount of all 2024 Refinancing Term A Loans, New Term A Loans and Extended Term Loans in respect of any of the foregoing then outstanding. The Revolving Commitments, Revolving Outstandings and Term Loans of any Defaulting Lender shall not be included in the calculation of “Required Financial Covenant Lenders.”

“Required Lenders” means, collectively, Lenders having more than 50% of the sum of the Dollar Equivalent of (a) the aggregate outstanding amount of the Revolving Commitments or, with respect to any Revolving Facility after the Revolving Credit Termination Date with respect to such Revolving Facility, the Revolving Outstandings under such Revolving Facility) and (b) the aggregate principal amount of all Term Loans then outstanding. The Term Loans, Revolving Commitments and Revolving Outstandings of any Defaulting Lender shall not be included in the calculation of “Required Lenders.”

“Required Revolving Lenders” means, collectively, Lenders having more than 50% of the sum of the Dollar Equivalent of the aggregate outstanding amount of the Revolving Commitments or, with respect to any Revolving Facility after the Revolving Credit Termination Date with respect to such Revolving Facility, the Revolving Outstandings under such Revolving Facility. The Revolving Commitments and Revolving Outstandings of any Defaulting Lender shall not be included in the calculation of “Required Revolving Lenders.”

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule, executive order or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” of any Person means the chief executive officer, the president, any vice president, any director, the chief operating officer or any financial officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date (but subject to the express requirements set forth in Section 4.01), shall include any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Lender” means a Lender that is incorporated, established or resident in Germany (Inländer within the meaning of section 2 paragraph 15 of the German Foreign Trade Law (Außenwirtschaftsgesetz, AWG)) or that notifies the Agent to this effect.

“Restricted Payments” has the meaning assigned to such term in Section 6.04.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the U.S. Borrower (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Revolving Available Credit” means, at any time under any Revolving Facility, (a) the then effective aggregate Revolving Commitments under such Revolving Facility minus (b) the aggregate Revolving Outstandings at such time under such Revolving Facility.

“Revolving Commitments” means 2024 Tranche Revolving Commitments and any New Revolving Commitments.

“Revolving Credit Borrowing” means any Borrowing under any Revolving Facility.

“Revolving Credit Note” means a promissory note of the Borrowers under a Revolving Facility substantially in the form of Exhibit F-1.

“Revolving Credit Termination Date” means, with respect to any Revolving Facility, the earliest of (a) the Scheduled Termination Date for such Revolving Facility, (b) the date of termination of all of the Revolving Commitments under such Revolving Facility pursuant to Section 2.05 the date on which the Loans under such Revolving Facility become due and payable pursuant to Section 7.02(a) or the Revolving Commitments under such Revolving Facility are terminated.

“Revolving Facilities” means, collectively, the 2024 Tranche Revolving Facility and each New Revolving Facility and “Revolving Facility” means any such facility individually.

“Revolving Lender” means a Lender with a Revolving Commitment or Revolving Outstandings, in its capacity as such.

“Revolving Loan” means a 2024 Tranche Revolving Loan or a New Revolving Loan.

“Revolving Outstandings” means, at any particular time under any Revolving Facility, the sum of (a) the Dollar Equivalent of the principal amount of the Revolving Loans outstanding at such time under such Revolving Facility and (b) the LC Exposure at such time under such Revolving Facility. When used with respect to (i) any Borrower, the Revolving Outstandings shall constitute the portion of the Revolving Outstandings made to or on behalf of such Borrower and (ii) with respect to any Revolving Lender, the Revolving Outstandings of such Lender under any Revolving Facility shall be the Dollar Equivalent of its Revolving Loans and LC Exposure under such Revolving Facility.

“Revolving Sublimit” means (i) with respect to the Canadian Borrower, $300,000,000, (ii) with respect to each U.K. Borrower, $300,000,000, (iii) with respect to each Irish Borrower, $150,000,000, (iv) with respect to the German Borrower, $300,000,000, (v) with respect to the Lux Borrower, $150,000,000 and (vi) with respect to any Additional Foreign Borrower that is a Borrower under any Revolving Facility, the amount agreed by the Agent and the U.S. Borrower at the time such Additional Foreign Borrower becomes a Borrower under such Revolving Facility.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the U.S. Borrower or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the U.S. Borrower or such Restricted Subsidiary to such Person in contemplation of such leasing.

“S&P” means Standard & Poor’s Financial Services LLC, a division of the McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sanctioned Country” means, at any time, a country, region or territory which is or whose government is the subject or target of country-wide Sanctions (as of the Closing Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea, Syria and Crimea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, His Majesty’s Treasury, the Office of the Superintendent of Financial Institutions or the European Union, (b) any Person located, operating, organized or resident in a Sanctioned Country or (c) any Person that is 50% or more owned by a Person or Persons described in (a) or (b) of this definition.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, His Majesty’s Treasury, the Office of the Superintendent of Financial Institutions or the European Union.

“Scheduled Termination Date” means (i) with respect to the 2024 Tranche Revolving Facility, the 2024 Tranche Revolving Facility Scheduled Maturity Date; provided that if the aggregate amount of Indebtedness outstanding under the U.S. Term B-9 Loans (which comprise U.S. Term B-7 Loans as repriced on the Amendment No. 18 Effective Date) and the 2028 Senior Notes, and any Indebtedness constituting Refinancing Indebtedness or Permitted Refinancing Notes in respect thereof exceeds $500.0 million on the Springing Maturity Date, the 2024 Tranche Revolving Facility will mature on the Springing Maturity Date (if earlier than the 2024 Tranche Revolving Facility Scheduled Maturity Date) and (ii) with respect to any New Revolving Facility, the date specified as such in the applicable supplement pursuant to Section 2.19 establishing such New Revolving Facility.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Secured Cash Management Obligations” means all obligations owing by the U.S. Borrower or any Restricted Subsidiary to the Agent, a Joint Lead Arranger, Co-Documentation Agent, any Affiliate of any of the foregoing or a Person that was a Lender or an Affiliate of a Lender on the Closing Date or at the time the Cash Management Agreement giving rise to such obligations was entered into.

“Secured Hedging Obligations” means all Hedging Obligations owing by the U.S. Borrower or any Restricted Subsidiary to the Agent, a Joint Lead Arranger, Co-Documentation Agent or any Affiliate of any of the foregoing or a Person that was a Lender or an Affiliate of a Lender on the Closing Date or at the time the Hedge Agreement giving rise to such Hedging Obligations was entered into.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Obligations” means all Obligations, together with all Secured Hedging Obligations and Secured Cash Management Obligations, excluding, with respect to any Loan Party, Excluded Swap Obligations of such Loan Party.

“Secured Parties” has the meaning assigned to such term in the Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means that certain U.S. Pledge and Security Agreement, dated as of the Closing Date, between the Loan Parties and the Agent, for the benefit of the Agent and the other Secured Parties.

“Series” has the meaning assigned to such term in Section 2.19(a).

“Significant Subsidiary” means any Subsidiary (or group of Subsidiaries as to which any condition specified in clause (f) or (g) of Section 7.01 applies) of the U.S. Borrower that would be a “significant subsidiary” as defined in Article I, Rule 2-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date hereof.

“Similar Business” means any business engaged or proposed to be engaged in by the U.S. Borrower and its Restricted Subsidiaries as of the Amendment No. 15 Effective Date and similar, corollary, ancillary, supportive, complementary, synergetic or related businesses or reasonable extensions thereof.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SONIA Interest Period” means, relative to any SONIA Rate Loan, the period beginning on (and including) the date on which such SONIA Rate Loan is made or continued to (but excluding) the date which is one month thereafter; provided that (a) if any SONIA Interest Period would end on a day other than a Business Day, such SONIA Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such SONIA Interest Period shall end on the next preceding Business Day, (b) any SONIA Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such SONIA Interest Period) shall end on the last Business Day of the last calendar month of such SONIA Interest Period and (c) no SONIA Interest Period shall end after the final maturity for the applicable Facility.

“SONIA Rate” means, for any day (a “SONIA Interest Day”), SONIA for the day that is the fifth Business Day prior to (A) if SONIA Interest Day is a Business Day, such SONIA Interest Day or (B) if such SONIA Interest Day is not a Business Day, the Business Day immediately preceding SONIA Interest Day; provided that if the SONIA Rate shall be less than zero, the SONIA Rate shall be deemed to be zero. Any change in the SONIA Rate due to a change in SONIA shall be effective from and including the effective date of such change in SONIA without notice to the Borrower.

“Spain” means the Kingdom of Spain.

“Spanish Borrower” means any Foreign Borrower incorporated, formed or organized under the laws of Spain.

“Spanish Civil Procedural Law” means the Law 1/2000 of 7 January 2000, on Civil Procedural Law (Ley 1/2000, de 7 de enero, de Enjuiciamiento Civil), as amended from time to time.

“Spanish Commercial Code” means the Spanish Royal Decree dated 22 August 1885, approving the Spanish Commercial Code (Código de Comercio), as amended from time to time.

“Spanish Companies Law” means Spanish law on companies approved pursuant to Royal Legislative Decree 1/2010, of 2 July, whereby the companies act is approved (Real Decreto Legislativo 1/2010, de 2 de julio, por el que se aprueba el texto refundido de la Ley de Sociedades de Capital), as amended from time to time.

“Spanish Insolvency Law” means the Spanish Royal Legislative Decree 1/2020, of 5 May, by means of which the recast of the Insolvency Act (Ley Concursal) was approved, as amended from time to time.

“Spanish Public Document” means a documento público, this being an escritura pública or póliza intervenida or efecto intervenido by a Spanish notary public (por notario español).

“Specified Indebtedness” has the meaning provided in Section 9.02(g).

“Springing Maturity Date” means the date that is 91 days prior to the earlier of (x) the U.S. Term B-7 Loan Maturity Date and (y) the maturity date of the 2028 Senior Notes.

“Standard Receivables Facility Undertakings” means representations, warranties, covenants and indemnities entered into by the U.S. Borrower or any Restricted Subsidiary of the U.S. Borrower that the U.S. Borrower has determined in good faith to be customary in financings similar to a Receivables Facility, including, without limitation, those relating to the servicing of the assets of a Receivables Facility Subsidiary, it being understood that any Receivables Facility Repurchase Obligation shall be deemed to be a Standard Receivables Facility Undertaking.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Eurocurrency Rate for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurocurrency Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” and the sign “£” each mean the lawful money of the United Kingdom.

“Subordinated Indebtedness” means any Material Indebtedness of the U.S. Borrower or any Subsidiary Guarantor (other than Indebtedness owing to the U.S. Borrower or a Restricted Subsidiary) that by its terms is expressly subordinated to the obligations of the U.S. Borrower or such Subsidiary Guarantor under this Agreement with respect to the Obligations.

“Subsequent Transaction” has the meaning provided in Section 1.10.

“Subsidiary” means, with respect to any Person, (a) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof and (b) any partnership, joint venture, limited liability company or similar entity of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and (ii) such Person or any subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means each Restricted Subsidiary of the U.S. Borrower that executes this Agreement as a Loan Guarantor on the Closing Date and each other Restricted Subsidiary of the U.S. Borrower that thereafter becomes a Subsidiary Guarantor pursuant to a Joinder Agreement except for any Restricted Subsidiary that has been released as a Subsidiary Guarantor in accordance with the terms of this Agreement.

“Successor Foreign Borrower” has the meaning assigned to such term in Section 6.03(d)(i).

“Successor Holdings Guarantor” has the meaning assigned to such term in Section 6.03(c).

“Successor Person” has the meaning assigned to such term in Section 6.03(b)(i).

“Successor U.S. Borrower” has the meaning assigned to such term in Section 6.03(a)(i).

“Supported QFC” has the meaning assigned to it in Section 9.18.

“Swap Agreement” means any agreement with respect to any Swap Obligation, swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, penalties or additions to tax applicable thereto.

“TCA” means the Irish Taxes Consolidation Act 1997.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term Benchmark Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Borrower may elect; provided, that (i) if any Term Benchmark Interest Period would end on a day other than a Business Day, such Term Benchmark Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Term Benchmark Interest Period shall end on the next preceding Business Day, and (ii) any Term Benchmark Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Term Benchmark Interest Period) shall end on the last Business Day of the last calendar month of such Term Benchmark Interest Period.

“Term Commitments” means each of the U.S. Term B~~-7~~-8 Commitments, U.S. Term B~~-8~~-9 Commitments, Canadian Term A-4 Commitments, Euro Term A-3 Commitments, GBP Term A Commitments, U.S. Term A Commitments, U.S. Term A-1 Commitments and, if applicable, New Term Commitments with respect to any Series.

“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

“Term CORRA Interest Period” means, relative to any Term CORRA Rate Loan, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one or three months thereafter (subject to the availability of Term CORRA applicable to the relevant Loan or Commitment for Canadian Dollars), as the Borrower may elect; provided, that (a) if any Term CORRA Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding

Business Day would fall in the next calendar month, in which case such Term CORRA Interest Period shall end on the next preceding Business Day, (b) any Term CORRA Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Term CORRA Interest Period) shall end on the last Business Day of the last calendar month of such Term CORRA Interest Period and (c) no Term CORRA Interest Period shall end after the final maturity date for the applicable Facility.

“Term CORRA Notice” means a notification by the Administrative Agent to the Lenders in consultation with the Borrower of the occurrence of a Term CORRA Reelection Event.

“Term CORRA Rate” means, with respect to any Borrowing denominated in Canadian Dollars, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than five (5) Business Days prior to such Periodic Term CORRA Determination Day. Notwithstanding the foregoing, in the event that the Term CORRA Rate as determined above for any Term CORRA Interest Period shall be less than 0.00%, the Term CORRA Rate for such Term CORRA Interest Period shall instead be deemed to be 0.00%.

“Term CORRA Rate Loan” means a Loan that bears interest at a rate based on the Term CORRA Rate.

“Term CORRA Reelection Event” means the determination by the Administrative Agent, in consultation with the Borrower, that (a) the Term CORRA Rate has been recommended for use by the Relevant Governmental Body, (b) the administration of the Term CORRA Rate is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event, has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.14(f) that is not the Term CORRA Rate.

“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.

“Term Loan” means each of the U.S. Term B~~-7~~-8 Loans, U.S. Term B~~-8~~-9 Loans, the Canadian Term A-4 Loans, the Euro Term A-3 Loans, the GBP Term A Loans, the U.S. Term A Loans, the U.S. Term A-1 Loans and, if applicable, New Term Loans with respect to any Series and any Extended Term Loans.

“Term Loan Borrowing” means a Borrowing consisting of Term Loans under a particular Term Loan Facility.

“Term Loan Facility” means, as the context requires, the U.S. Term B~~-7~~-8 Loan Facility, U.S. Term B~~-8~~-9 Loan Facility, the Canadian Term A-4 Loan Facility, the Euro Term A-3 Loan Facility, the GBP Term A Loan Facility, the U.S. Term A Loan Facility, the U.S. Term A-1 Loan Facility, each Extension Series of Extended Term Loans and each Series of New Term Loans.

“Term Loan Lender” means each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loan Note” means a promissory note of the applicable Borrower substantially in the form of Exhibit F-2.

“Term SOFR Adjustment” means for any calculation with respect to the Adjusted Term SOFR component of a Base Rate Loan or a Term Benchmark Loan, a percentage per annum as set forth below for the applicable Type of Loan and Interest Period therefor:

Adjusted Term SOFR component of Base Rate Loans that are U.S. Term B-8 Loans, U.S. Term B-9 Loans, 2024 Tranche Revolving Loans, U.S. Term A Loans or U.S. Term A-1 Loans

~~0.11448%  (or 0.0% in the case of U.S. Term B-7 Loans, U.S. Term B-8 Loans, 2024 Tranche Revolving Loans, U.S. Term A Loans and U.S. Term A-1 Loans)~~
0.0%

Term Benchmark Loans that are U.S. Term B~~-7~~-8 Loans, U.S. Term B~~-8~~-9 Loans, 2024 Tranche Revolving Loans, U.S. Term A Loans or U.S. Term A-1 Loans

0.0%

“Term SOFR Determination Day” has the meaning assigned to it under the definition of “Term SOFR Reference Rate”.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Test Period” means, at any date of determination, (i) for purposes of determining actual compliance with Section 6.10, the most recently completed four consecutive fiscal quarters of the U.S. Borrower ending on the date specified therein and (ii) for all other purposes, the most recently completed four consecutive fiscal quarters of the U.S. Borrower ending on or prior to such date for which financial statements have been (or were required to have been) delivered pursuant to Section 5.01.

“Total Assets” means the total amount of all assets of the U.S. Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as shown on the most recent balance sheet of the U.S. Borrower.

“Transformative Acquisition” means any acquisition of an Acquired Entity or Business by the U.S. Borrower or any Restricted Subsidiary or other similar Investment that is either (a) not permitted hereunder immediately prior to the consummation of such transaction or (b) if permitted hereunder immediately prior to the consummation of such transaction, this Agreement would not provide the U.S. Borrower and its Restricted Subsidiaries with adequate flexibility for the continuation or expansion of their combined operations following such consummation, as reasonably determined by the U.S. Borrower acting in good faith.

“Treaty” means (a) a double taxation agreement or (b) for purposes of the Irish Borrowers only, a double taxation agreement into which Ireland has entered which contains an article dealing with interest or income from debt claims.

“Treaty Lender” means a Lender which:

(a) is treated as a resident of a Treaty State for the purposes of the relevant Treaty and which is entitled under the terms of the Treaty to claim a full exemption from Tax imposed by Relevant Borrower’s Tax Jurisdiction on interest paid in respect of any Loan, subject only to the completion of any procedural formalities; and

(b) does not carry on a business in the Relevant Borrower’s Tax Jurisdiction through a permanent establishment with which that Lender’s participation in a Loan is effectively connected.

“Treaty State” means a jurisdiction having a Treaty with the Relevant Borrower’s Tax Jurisdiction which makes provision for full exemption from Tax imposed by the Relevant Borrower’s Tax Jurisdiction on interest.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurocurrency Rate, the Adjusted Term SOFR Rate, the Base Rate, the Canadian Base Rate, the Term CORRA Rate or the SONIA Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the state of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“U.K. Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“U.K. Lending Office” means, with respect to any Lender, the office of such Lender specified as its “U.K. Lending Office” in its Administrative Questionnaire (or, if no such office is specified, its U.S. Lending Office) or such other office of such Lender as such Lender may from time to time specify to the U.S. Borrower and the Agent.

“U.K. Qualifying Lender” means:

(i) a Lender (other than a Lender within subparagraph (ii) below) which is beneficially entitled to interest payable to that Lender in respect of an advance to any U.K. Borrower and is:

(A) a Lender:

(1) which is a bank (as defined for the purpose of section 879 of the ITA 2007) making an advance to any U.K. Borrower; or

(2) in respect of an advance made to any U.K. Borrower by a person that was a bank (as defined for the purpose of section 879 of the ITA 2007) at the time that that advance was made,

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of the advance or, in the case of a bank making an advance, would be within such charge as respects such payments apart from section 18A of the CTA 2009; or

(B) a Lender which is:

(1) a company resident in the United Kingdom for United Kingdom tax purposes; or

(2) a partnership each member of which is:

(a) a company resident in the United Kingdom for United Kingdom tax purposes; or

(b) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 19 of the CTA 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of part 17 of the CTA 2009; or

(3) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 19 of the CTA 2009) of that company; or

(C) a Treaty Lender; or

(ii) a building society (as defined for the purpose of Section 880 of the ITA 2007).

“U.K. Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance to any U.K. Borrower is either:

(i) a company resident in the United Kingdom for United Kingdom Tax purposes; or

(ii) a partnership each member of which is:

(A) a company so resident in the United Kingdom; or

(B) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 19 of the CTA 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of part 17 of the CTA 2009; or

(iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 19 of the CTA 2009) of that company.

“U.K. Tax Deduction” means a deduction or withholding for, or on account of, Tax imposed by the United Kingdom from a payment under a Loan Document.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Unrestricted Subsidiary” means (a) any Subsidiary of the U.S. Borrower that at the time of determination is an Unrestricted Subsidiary (as designated by the U.S. Borrower, as provided below) and (b) any Subsidiary of an Unrestricted Subsidiary.

So long as no Default has occurred and is continuing, the U.S. Borrower may designate any Restricted Subsidiary of the U.S. Borrower (other than any Foreign Borrower) (including any existing Restricted Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the U.S. Borrower or any Subsidiary of the U.S. Borrower (other than any Subsidiary of the Subsidiary to be so designated); provided that (i) any Unrestricted Subsidiary must be an entity of which shares of the capital stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the U.S. Borrower, (ii) such designation complies with Section 6.07 and (iii) each of (A) the Subsidiary to be so designated and (B) its subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the U.S. Borrower or any Restricted Subsidiary.

The U.S. Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Default shall have occurred and be continuing and either (x) the U.S. Borrower could incur at least $1.00 of additional Indebtedness pursuant to the Interest Coverage Ratio test described in Section 6.01(a) or (y) the Interest Coverage Ratio for the U.S. Borrower and its Restricted Subsidiaries would be greater than such ratio for the U.S. Borrower and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the U.S. Borrower shall be notified by the U.S. Borrower to the Agent by promptly delivering to the Agent a copy of any applicable Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions. Notwithstanding the foregoing, as of the Closing Date, all of the Subsidiaries of the U.S. Borrower will be Restricted Subsidiaries.

“U.S. Borrower” has the meaning assigned to such term in the preamble to this Agreement; provided that when used in the context of determining the fair market value of an asset or liability under this Agreement, “U.S. Borrower” shall, unless otherwise expressly stated, be deemed to mean the Board of Directors of the U.S. Borrower when the fair market value of such asset or liability is equal to or in excess of $100.0 million.

“U.S. Borrower Guaranteed Obligations” has the meaning assigned to such term in Section 10.01(b).

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.18.

“U.S. Lending Office” means, with respect to any Lender, the office of such Lender specified as its “U.S. Lending Office” in its Administrative Questionnaire or such other office of such Lender as such Lender may from time to time specify to the U.S. Borrower and the Agent.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.15(g).

“U.S. Term A Commitment” means, with respect to each U.S. Term A Lender, the commitment of such Lender to make U.S. Term A Loans to the U.S. Borrower on the Amendment No. 15 Effective Date in the aggregate principal amount forth opposite such Lender’s name on the Commitments Schedule (for the avoidance of doubt, as supplemented pursuant to Amendment No. 15 on the Amendment No. 15 Effective Date) under the heading “U.S. Term A Commitment,” as adjusted to reflect each Assignment and Assumption executed by such Lender and as such amount may be increased or reduced pursuant to this Agreement, and “U.S. Term A Commitments” shall mean the aggregate U.S. Term A Commitments of all U.S. Term A Lenders, which amount, initially as of the Amendment No. 15 Effective Date, shall be $70,688,723.72.

“U.S. Term A Lender” means each Lender that has a U.S. Term A Loan or a U.S. Term A Commitment.

“U.S. Term A Loan” means has the meaning assigned to such term in Section 2.01(b)(iv) and shall include all U.S. Term A Loans funded on the Amendment No. 15 Effective Date pursuant to the U.S. Term A Commitments.

“U.S. Term A Loan Facility” means the provisions herein related to the U.S. Term A Commitments and the U.S. Term A Loans.

“U.S. Term A Loan Maturity Date” means the U.S. Term A Loan Scheduled Maturity Date; provided that if the aggregate amount of Indebtedness outstanding under the U.S. Term B-9 Loans (which comprise U.S. Term B-7 Loans as repriced on the Amendment No. 18 Effective Date) and the 2028 Senior Notes, and any Indebtedness constituting Refinancing Indebtedness or Permitted Refinancing Notes in respect thereof exceeds $500.0 million on the Springing Maturity Date, the U.S. Term A Loans will mature on the Springing Maturity Date (if earlier than the U.S. Term A Loan Scheduled Maturity Date).

“U.S. Term A Loan Scheduled Maturity Date” means August 2, 2029.

“U.S. Term A-1 Commitment” means, with respect to each U.S. Term A-1 Lender, the commitment of such Lender to make U.S. Term A-1 Loans to the Existing U.K. Borrower on the Amendment No. 15 Effective Date in the aggregate principal amount forth opposite such Lender’s name on the Commitments Schedule (for the avoidance of doubt, as supplemented pursuant to Amendment No. 15 on the Amendment No. 15 Effective Date) under the heading “U.S. Term A-1 Commitment,” as adjusted to reflect each Assignment and Assumption executed by such Lender and as such amount may be increased or reduced pursuant to this Agreement, and “U.S. Term A-1 Commitments” shall mean the aggregate U.S. Term A-1 Commitments of all U.S. Term A-1 Lenders, which amount, initially as of the Amendment No. 15 Effective Date, shall be $90,000,000.00.

“U.S. Term A-1 Lender” means each Lender that has a U.S. Term A-1 Loan or a U.S. Term A-1 Commitment.

“U.S. Term A-1 Loan” means has the meaning assigned to such term in Section 2.01(b)(v) and shall include all U.S. Term A-1 Loans funded on the Amendment No. 15 Effective Date pursuant to the U.S. Term A-1 Commitments.

“U.S. Term A-1 Loan Facility” means the provisions herein related to the U.S. Term A-1 Commitments and the U.S. Term A-1 Loans.

“U.S. Term A-1 Loan Maturity Date” means the U.S. Term A-1 Loan Scheduled Maturity Date; provided that if the aggregate amount of Indebtedness outstanding under the U.S. Term B-9 Loans (which comprise U.S. Term B-7 Loans as repriced on the Amendment No. 18 Effective Date) and the 2028 Senior Notes, and any Indebtedness constituting Refinancing Indebtedness or Permitted Refinancing Notes in respect thereof exceeds $500.0 million on the Springing Maturity Date, the U.S. Term A-1 Loans will mature on the Springing Maturity Date (if earlier than the U.S. Term A-1 Loan Scheduled Maturity Date).

“U.S. Term A-1 Loan Scheduled Maturity Date” means August 2, 2029.

“U.S. Term B-4 Lender” means each Lender that has a U.S. Term B-4 Loan.

“U.S. Term B-4 Loan” means each “U.S. Term B-4 Loan” outstanding under this Agreement immediately prior to the Incremental Amendment No. 17 Effective Date.

“U.S. Term B~~-5~~-6 Lender” means each Lender that ~~is~~has a ~~holder of~~ U.S. Term B~~-5~~-6 Loan~~s~~.

“U.S. Term B~~-5~~-6 Loan” means each “U.S. Term B~~-5~~-6 Loan” outstanding under this Agreement immediately prior to the Amendment No. 14 Effective Date.

~~“U.S. Term B-6 Lender” means each Lender that has a U.S. Term B-6 Loan.~~

“U.S. Term B~~-6~~-7 Loan” means each “U.S. Term B~~-6~~-7 Loan” outstanding under this Agreement immediately prior to the Amendment No. ~~14~~18 Effective Date.

“U.S. Term B~~-7~~-8 Commitment” means, (i) with respect to the Additional U.S. Term Lender, its Additional U.S. Term B~~-7~~-8 Commitment, (ii) with respect to each Converting U.S. Term B~~-7~~-8 Lender, its commitment to make a U.S. Term B~~-7~~-8 Loan on the Amendment No. 14 Effective Date in an aggregate amount equal to its Converted U.S. Term B~~-7~~-8 Loan ~~and~~, (iii) with respect to ~~any other~~the Additional New U.S. Term B~~-7~~-8 Lender, its commitment to make a U.S. Term B~~-7~~ -8 Loan on the Incremental Amendment No. 17 Effective Date in an aggregate amount equal to its New U.S. Term B-8 Commitment, (iv) with respect to each Converting New U.S. Term B-8 Lender, its commitment to make a U.S. Term B-8 Loan on the Incremental Amendment No. 17 Effective Date in an aggregate amount equal to its Converted New U.S. Term B-8 Loan and (v) with respect to all other U.S. Term B-8 Lenders, its commitment to make a U.S. Term B-8 Loan in an aggregate principal amount as reflected on each Assignment and Assumption executed by such Lender and as such amount may be increased or reduced pursuant to this Agreement, and “U.S. Term B~~-7~~-8 Commitments” shall mean the aggregate U.S. Term B~~-7~~-8 Commitments of all U.S. Term B~~-7~~-8 Lenders, which amount, initially as of the Amendment No. 14 Effective Date, ~~shall be~~was $~~730,458,023.44~~1,094,500,000 .

“U.S. Term B~~-7~~-8 Lender” means each Lender that has a U.S. Term B~~-7~~-8 Commitment or a U.S. Term B~~-7~~-8 Loan.

“U.S. Term B~~-7~~-8 Loan” ~~has the meaning assigned to such term in Section 2.01(b)(vii)~~means any Amendment No. 14 U.S. Term B-8 Loan and any New U.S. Term B-8 Loan.

“U.S. Term B~~-7~~-8 Loan Maturity Date” means ~~April 6~~June 22, ~~2028~~2030.

“U.S. Term B~~-8~~-9 Commitment” means, (i) with respect to the Additional U.S. Term B-9 Lender, its Additional U.S. Term B~~-8~~-9 Commitment, (ii) with respect to each Converting U.S. Term B~~-8~~-9 Lender, its commitment to make a U.S. Term B~~-8~~-9 Loan on the Amendment No.  ~~14~~18 Effective Date in an aggregate amount equal to its Converted U.S. Term B~~-8~~-9 Loans~~,~~ and (iii) with respect to ~~the Additional New~~each other U.S. Term B~~-8~~-9 Lender, its commitment to make a U.S. Term B~~-8 Loan on the Incremental Amendment No. 17 Effective Date in an aggregate amount equal to its New U.S. Term B-8 Commitment, (iv) with respect to each Converting New U.S. Term B-8 Lender, its commitment to make a U.S. Term B-8 Loan on the Incremental Amendment No. 17 Effective Date in an aggregate amount equal to its Converted New U.S. Term B-8 Loan and (v) with respect to all other U.S. Term B-8 Lenders, its commitment to make a U.S. Term B-8~~-9 Loan in an aggregate principal amount as reflected on each Assignment and Assumption executed by such Lender and as such amount may be increased or reduced pursuant to this Agreement, and “U.S. Term B~~-8~~-9 Commitments” shall mean the aggregate U.S. Term B~~-8~~-9 Commitments of all U.S. Term B~~-8~~-9 Lenders, which amount, initially as of the Amendment No. ~~14~~18 Effective Date, ~~was~~shall be $~~1,094,500,000~~730,458,023.44 .

“U.S. Term B~~-8~~-9 Lender” means each Lender that has a U.S. Term B~~-8~~-9 Commitment or a U.S. Term B~~-8~~-9 Loan.

“U.S. Term B~~-8~~-9 Loan” ~~means any Amendment No. 14 U.S. Term B-8 Loan and any New U.S. Term B-8 Loan~~has the meaning assigned to such term in Section 2.01(b)(viii).

“U.S. Term B~~-8~~-9 Loan Maturity Date” means ~~June 22~~April 6, ~~2030~~2028 .

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time.

“VAT” means:

(a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Restricted Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means (i) prior to the 2024 Refinancing Amendments Effective Date, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Mem-ber Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and, (ii) from and after the 2024 Refinancing Amendments Effective Date, (a) in relation to any Bail-In Legislation from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; any powers under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any EEA Financial Institution established in the United Kingdom or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.; and (b) in relation to any other applicable Bail-In Legislation, (A) any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers and (B) any similar or analogous powers under that Bail-In Legislation.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “2024 Tranche Revolving Loan”) or by Type (e.g., a “Eurocurrency Rate Loan”) or by Class and Type (e.g., a “Eurocurrency Rate 2024 Tranche Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “2024 Tranche Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Rate Borrowing”) or by Class and Type (e.g., a “Eurocurrency Rate 2024 Tranche Revolving Borrowing”).

SECTION 1.03 Conversion of Currencies.

(a) Dollar Equivalents. The Agent shall determine the Dollar Equivalent of any amount as required hereby, and a determination thereof by the Agent shall be presumed correct absent manifest error. The Agent may, but shall not be obligated to, rely on any determination made by any Loan Party in any document delivered to the Agent. The Agent shall determine or redetermine the Dollar Equivalent of each Loan and each Letter of Credit on each Determination Date and, unless otherwise specified herein, the Agent may determine or redetermine the Dollar Equivalent of any amount hereunder on any other date in its reasonable discretion. For purposes of any calculation of whether the requisite percentage of Lenders have consented to any amendment, waiver or modification of any Loan Document, the Agent may, in consultation with the U.S. Borrower, set a record date for determining the Dollar Equivalent amount of any Loan or Commitment so long as such record date is within 30 days of the effective date of such amendment, waiver or modification.

(b) Rounding-Off. The Agent may set up appropriate rounding off mechanisms or otherwise round off amounts hereunder to the nearest higher or lower amount in whole Dollar or cent to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole Dollars or in whole cents, as may be necessary or appropriate.

(c) Negative Covenants, Etc. The Borrowers shall not be deemed to have violated any of the covenants set forth in Article VI (other than Section 6.10) solely as a result of currency fluctuations following the date any action is taken if such action was permitted on the date on which it was taken.

SECTION 1.04 Terms Generally.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall, except as otherwise indicated, be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) From and after the 2024 Refinancing Amendments Effective Date, for purposes of determining compliance at any time with Sections 6.01, 6.02, 6.04, 6.06 and 6.07, in the event that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment or Disposition or, in each case, portion thereof, as applicable, at any time meets the criteria of more than one of the categories of transactions or items permitted pursuant to (i) in the case of any such Indebtedness, any clause of Section 6.01 (other than Section 6.01(b)(ii) (in the case of Indebtedness incurred on the Closing Date) and any Indebtedness initially incurred in reliance on the Maximum Incremental Amount), (ii) in the case of any such Lien, Section 6.02 and the definition of “Permitted Liens” (other than clause (a)(ii) of the definition of “Permitted Liens”), (iii) in the case of any such Restricted Payment or Restricted Debt Payment, Section 6.04, (iv) in the case of any such Investment, Section 6.06, and (v) in the case of any such Disposition, Section 6.07 (each of the foregoing, a “Reclassifiable Item”), the U.S. Borrower, in its sole discretion, may, from time to time, divide, classify or reclassify such Reclassifiable Item (or portion thereof) under one or more clauses of each such Section (but, for avoidance of doubt, not across Sections) and will only be required to include such Reclassifiable Item (or portion thereof) in any one category; provided that, upon delivery of any financial statements pursuant to Section 5.01(a) or (b) following the initial incurrence or making of any such Reclassifiable Item, if such Reclassifiable Item could, based on such financial statements, have been incurred or made in reliance on any “ratio-based” basket or exception (in the case of all other Reclassifiable Items), such Reclassifiable Item shall automatically be reclassified as having been incurred or made under such “ratio-based” basket or exception, as applicable

(in each case, subject to any other applicable provision of such “ratio-based” basket or exception, as applicable). It is understood and agreed that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition and/or Affiliate transaction need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition and/or Affiliate transaction under Sections 6.01, 6.02, 6.04, 6.06, 6.07 or 6.09, respectively, but may instead be permitted in part under any combination thereof or under any other available exception.

SECTION 1.05 Certain Calculations and Tests. For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test hereunder (including any Consolidated Leverage Ratio test, any Consolidated Secured Debt Ratio test, and/or Interest Coverage Ratio test, the amount of EBITDA and/or Total Assets), such financial ratio or test shall be calculated (subject to Section 1.10) at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

SECTION 1.06 Change of Currency. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Agent may from time to time specify with the U.S. Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

SECTION 1.07 Funding Through Applicable Lending Offices. Any Lender may, by notice to the Agent and the U.S. Borrower, designate an Affiliate of such Lender as its Applicable Lending Office with respect to any Loans to be made by such Lender to any Borrower (and, for the avoidance of doubt, a Lender may designate different Applicable Lending Offices to make Loans to the U.S. Borrower, on the one hand, and any Foreign Borrower, on the other hand, under the same Revolving Facility) or make any Loan available to any Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loans. In the event that a Lender designates an Affiliate of such Lender as its Applicable Lending Office for Loans to any Borrower under any Facility or makes any Loan available to any Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loans, then all Loans and reimbursement obligations to be funded by such Lender under such Facility to such Borrower shall be funded by such Applicable Lending Office or foreign or domestic branch or Affiliate, as applicable, and all payments of interest, fees, principal and other amounts payable to such Lender under such Facility shall be payable to such Applicable Lending Office or foreign or domestic branch or Affiliate, as applicable. Except as provided in the immediately preceding sentence, no designation by any Lender of an Affiliate as its Applicable Lending Office or making any Loan available to any Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loans shall alter the obligation of the applicable Borrower to pay any principal, interest, fees or other amounts hereunder.

SECTION 1.08 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the U.S. Borrower notifies the Agent that the U.S. Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the U.S. Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the U.S. Borrower or any Subsidiary at “fair value,” as defined therein and (ii) the accounting for any lease (and whether the obligations thereunder shall constitute “Capitalized Lease Obligations”) shall be based on GAAP as in effect on the Closing Date and without giving effect to any subsequent changes in GAAP (or the required implementation of any previously promulgated changes in GAAP) relating to the treatment of a lease as an operating lease or capitalized lease.

SECTION 1.09 Additional Available Currencies.

(a) The U.S. Borrower may from time to time request that Eurocurrency Rate Revolving Loans be made and/or Letters of Credit be issued under any Revolving Facility in a currency other than those specifically listed in the definition of “Available Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Revolving Loans, such request shall be subject to the reasonable approval of the Agent and the Revolving Lenders under the applicable Revolving Facility; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the reasonable approval of the Agent and each Issuing Bank that is requested to issue Letters of Credit in such currency.

(b) Any such request shall be made to the Agent not later than 11:00 a.m., fifteen (15) Business Days prior to the date of the desired Revolving Loan or issuance of any Letter of Credit in the applicable currency (or such other time or date as may be agreed by the Agent and, in the case of any such request pertaining to Letters of Credit, each applicable Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans under any Revolving Facility, the Agent shall promptly notify each Revolving Lender under such Revolving Facility thereof; and in the case of any such request pertaining to Letters of Credit, the Agent shall promptly notify each Issuing Bank that is requested to issue Letters of Credit in such currency thereof. Each Revolving Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) under the applicable Revolving Facility or each applicable Issuing Bank (in the case of a request pertaining to Letters of Credit to be issued by such Issuing Bank) shall notify the Agent, not later than 11:00 a.m., five (5) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Lender or an Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or such Issuing Bank, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Agent and all the Revolving Lenders under the applicable Revolving Facility consent to making Eurocurrency Rate Loans in such requested currency, the Agent shall so notify the U.S. Borrower and such currency shall thereupon be deemed for all purposes to be an Available Currency hereunder under such Revolving Facility for purposes of any Eurocurrency Rate Revolving Loans; and if the Agent and an Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Agent shall so notify the U.S. Borrower and such currency shall thereupon be deemed for all purposes to be an Available Currency hereunder for purposes of any Letter of Credit issuances by such Issuing Bank. If the Agent shall fail to obtain consent to any request for an additional currency under this Section 1.09, the Agent shall promptly so notify the U.S. Borrower.

SECTION 1.10 Limited Condition Acquisitions. As it relates to any action being taken solely in connection with a Limited Condition Acquisition, for purposes of:

(i) determining compliance with any provision of this Agreement (other than determining whether an Event of Default has occurred under Section 6.10) which requires the calculation of any financial ratio or financial test,

(ii) testing availability under baskets set forth in this Agreement (including baskets determined by reference to EBITDA or Total Assets) or

(iii) testing whether a Default or Event of Default has occurred and, with respect to any New Term Loan to finance such Limited Condition Acquisition, testing whether any representation or warranty in any Loan Document is correct as of such date, in each case, at the option of the U.S. Borrower (the U.S. Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, any such Default or Event of Default exists and any such representation or warranty is correct shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition (and the other transactions to be entered into in connection therewith, including any incurrence of Indebtedness and the use of proceeds thereof, as if they had occurred on the first day of the most recently ended Test Period prior to the LCT Test Date), the U.S. Borrower or the applicable Restricted Subsidiary would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with or if no such Default or Event of Default shall exist on such LCT Test Date or such representation or warranty is correct as of such LCT Test Date then such condition shall be deemed satisfied on the date of consummation of such LCT Test Date for purposes of clause (iii) above; provided that if financial statements for one or more subsequent fiscal periods shall have become available, the U.S. Borrower may elect, in its sole discretion, to redetermine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date. For the avoidance of doubt, if the U.S. Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in EBITDA or Total Assets of the Borrower or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or any Default or Event of Default has occurred and is continuing or any such representation or warranty in any Loan Document is not correct on the date of such Limited Condition Acquisition, such baskets, tests or ratios or requirement will not be deemed to have failed to have been complied with as a result of such circumstance; however, if any ratios improve or baskets increase as a result of such fluctuations, such improved ratios or baskets may be utilized. If the U.S. Borrower has made an LCT Election for any Limited Condition Acquisition, then in connection with any calculation of any ratio, test or basket availability with respect to any transaction permitted hereunder (each, a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

SECTION 1.11 Luxembourg Terms. In this Agreement, where it relates to a company incorporated under the laws of Luxembourg, a reference to:

(i) a “winding-up”, “administration” or “dissolution” includes, without limitation, bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), reprieve from payment (sursis de paiement), general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally;

(ii) a “receiver”, “administrative receiver”, “administrator” or the like includes, without limitation, a juge délégué, commissaire, juge-commissaire, liquidateur or curateur; and

(iii) a person being “unable to pay its debts” includes that person being in a state of cessation of payments (cessation de paiements).

SECTION 1.12 Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in Dollars or an Alternative Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event or a Term CORRA Reelection Event, Section 2.14(f) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to any Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.13 2024 Refinancing Amendments. Notwithstanding anything to the contrary contained in this Agreement, each of the 2024 Refinancing Amendments shall only become effective on the 2024 Refinancing Amendments Effective Date.

SECTION 1.14 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.15 Spanish Terms. In this Agreement, where it relates to a company incorporated under the laws of Spain, a reference to: (a) “control” has the meaning stated under article 42 of the Spanish Commercial Code, (b) “insolvency” (concurso or any other equivalent legal proceedings) and any step or proceedings related to it have the meaning attributed to them under the Spanish Insolvency Law and an “insolvency proceeding” includes, without limitation, a declaración de concurso, con independencia de su carácter necesario o voluntario (including the filing of any notice to a competent court pursuant to Article 585 et seq. of the Spanish Insolvency Law and its “solicitud de inicio de procedimiento de concurso”, “auto de declaración de concurso”, “convenio judicial o extrajudicial con acreedores” and “transacción judicial o extrajudicial”) or a request to homologate a plan de reestructuración, (c) “organizational and/or constitutive documents” means a copy of its incorporation deed (escritura de constitución) and/or a copy of the literal excerpt (certificación literal) from the Spanish Commercial Registry (Registro Mercantil) including its bylaws, together with any amending resolutions not incorporated in those documents, (d) “receiver”, “administrator” or the like includes, without limitation, administración del concurso, administrador concursal, liquidador, experto en la reestructuración or any other person performing the same function; and (e) “subsidiary” includes another company which is controlled by it within the meaning of article 42 of the Spanish Commercial Code or to any other legal provision that may replace it in the future.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments.

(a) Revolving Commitments.

On the terms and subject to the conditions contained in this Agreement, each Revolving Lender with 2024 Tranche Revolving Commitments severally agrees to make loans in any Available Currency to any Borrower (each a “2024 Tranche Revolving Loan”) from time to time on any Business Day during the period from the Amendment No. 15 Effective Date until the Revolving Credit Termination Date with respect to the 2024 Tranche Revolving Commitments in an aggregate Dollar Equivalent amount at any time outstanding for all such Loans by such Revolving Lender that, when aggregated with such Lender’s LC Exposure under the 2024 Tranche Revolving Facility, shall not exceed such Revolving Lender’s Revolving Commitment; provided, however, that at no time shall any Revolving Lender be obligated to make a 2024 Tranche Revolving Loan in excess of such Revolving Lender’s Ratable Portion of the 2024 Tranche Revolving Commitments; provided, further, that at no time shall any Revolving Lender be obligated to make a 2024 Tranche Revolving Loan to any Foreign Borrower if the making of such a 2024 Tranche Revolving Loan would result in the Revolving Outstandings in respect of such Foreign Borrower exceeding such Foreign Borrower’s Revolving Sublimit. Within the limits of the 2024 Tranche Revolving Commitment of each Revolving Lender, amounts of 2024 Tranche Revolving Loans repaid may be reborrowed by the Borrowers under this Section 2.01(a).

(b) Term Loans and Term Commitments.

(i) Canadian Term A-4 Commitments. On the terms and subject to the conditions contained in this Agreement, each Canadian Term A-4 Lender severally agrees to make a loan (each a “Canadian Term A-4 Loan”) in Canadian Dollars to the Canadian Borrower on a single occasion on the Amendment No. 15 Effective Date in an amount equal to such Canadian Term A-4 Lender’s Canadian Term A-4 Commitment. Amounts of Canadian Term A-4 Loans repaid or prepaid may not be reborrowed.

(ii) Euro Term A-3 Commitments. On the terms and subject to the conditions contained in this Agreement, each Euro Term A-3 Lender severally agrees to make a loan (each a “Euro Term A-3 Loan”) in Euro to the Existing U.K. Borrower on a single occasion on the Amendment No. 15 Effective Date in an amount equal to such Euro Term A-3 Lender’s Euro Term A-3 Commitment. Amounts of Euro Term A-3 Loans repaid or prepaid may not be reborrowed.

(iii) GBP Term A Commitments. On the terms and subject to the conditions contained in this Agreement, each GBP Term A Lender severally agrees to make a loan (each a “GBP Term A Loan”) in Sterling to the Additional U.K. Borrower on a single occasion on the Amendment No. 15 Effective Date in an amount equal to such GBP Term A Lender’s GBP Term A Commitment. Amounts of GBP Term A Loans repaid or prepaid may not be reborrowed.

(iv) U.S. Term A Commitments. On the terms and subject to the conditions contained in this Agreement, each U.S. Term A Lender severally agrees to make a loan (each a “U.S. Term A Loan”) in Dollars to the U.S. Borrower on a single occasion on the Amendment No. 15 Effective Date in an amount equal to such U.S. Term A Lender’s U.S. Term A Commitment. Amounts of U.S. Term A Loans repaid or prepaid may not be reborrowed.

(v) U.S. Term A-1 Commitments. On the terms and subject to the conditions contained in this Agreement, each U.S. Term A-1 Lender severally agrees to make a loan (each a “U.S. Term A-1 Loan”) in Dollars to the Existing U.K. Borrower on a single occasion on the Amendment No. 15 Effective Date in an amount equal to such U.S. Term A-1 Lender’s U.S. Term A-1 Commitment. Amounts of U.S. Term A-1 Loans repaid or prepaid may not be reborrowed.

~~(vi) [reserved].~~

~~(vii) U.S. Term B-7 Commitments. On the terms and subject to the conditions contained in this Agreement, each U.S. Term B-7 Lender severally agrees to make a loan (each a “U.S. Term B-7 Loan”) in Dollars to the U.S. Borrower on the Amendment No. 14 Effective Date, in an amount equal to such U.S. Term B-7 Lender’s U.S. Term B-7 Commitment. Amounts of U.S. Term B-7 Loans repaid or prepaid may not be reborrowed.~~

(~~viii~~vi) U.S. Term B-8 Commitments. On the terms and subject to the conditions contained in this Agreement, each U.S. Term B-8 Lender (other than the New U.S. Term B-8 Lenders) severally agrees to make a loan (each an “Amendment No. 14 U.S. Term B-8 Loans”) in Dollars to the U.S. Borrower on the Amendment No. 14 Effective Date, in an amount equal to such U.S. Term B-8 Lender’s U.S. Term B-8 Commitment. Amounts of U.S. Term B-8 Loans repaid or prepaid may not be reborrowed.

(~~ix~~vii) New U.S. Term B-8 Commitments. On the terms and subject to the conditions contained in Incremental Amendment No. 17 and this Agreement, each New U.S. Term B-8 Lender severally agrees to make a loan (each a “New U.S. Term B-8 Loan”) in Dollars to the U.S. Borrower on the Incremental Amendment No. 17 Effective Date, in an amount equal to such New U.S. Term B-8 Lender’s New U.S. Term B-8 Commitment. Amounts of New U.S. Term B-8 Loans repaid or prepaid may not be reborrowed. The New U.S. Term B-8 Loans shall be part of a single Class and fungible with the Amendment No. 14 U.S. Term B-8 Loans.

(viii) U.S. Term B-9 Commitments. On the terms and subject to the conditions contained in this Agreement, each U.S. Term B-9 Lender severally agrees to make a loan (each a “U.S. Term B-9 Loan”) in Dollars to the U.S. Borrower on the Amendment No. 18 Effective Date, in an amount equal to such U.S. Term B-9 Lender’s U.S. Term B-9 Commitment. Amounts of U.S. Term B-9 Loans repaid or prepaid may not be reborrowed.

SECTION 2.02 Loans and Borrowings.

(a) Revolving Credit Borrowings. Each Borrowing under any Revolving Facility shall be made on notice, in the form of a Borrowing Request, given by the applicable Borrower to the Agent not later than (i) 1:00 p.m. (New York City time) on the same Business Day as the date of the proposed Borrowing, in the case of a Borrowing of Base Rate Loans, (ii) 11:00 a.m. (New York City time) on the same Business Day as the date of the proposed Borrowing, in the case of a Borrowing of Canadian Base Rate Loans, (iii) 1:00 p.m. (New York City time) three Business Days prior to the date of the proposed Borrowing, in the case of a Borrowing of Eurocurrency Rate Loans or Term CORRA Rate Loans, (iv) 1:00 p.m. (New York City time) three (3) Business Days prior to the date of the proposed Borrowing, in the case of a Borrowing of SONIA Rate Loans, and (v) 11:00 a.m. (New York City time) three Business Days prior to the requested date of Borrowing, in the case of Term Benchmark Loans. Each such notice shall be in substantially the form of Exhibit E and shall specify (A) the date of such proposed Borrowing, (B) the aggregate amount of such proposed Borrowing, (C) the Revolving Facility pursuant to which such Loan is to be made, (D) the Borrower to which such Revolving Loan is being made, (E) the currency in which such Loan is to be denominated, (F) in the case of any Borrowing in Euro whether any portion of the proposed Borrowing will be of Eurocurrency Rate Loans or, in the case of Dollars whether any portion of the proposed Borrowing will be of Term Benchmark Rate Loans, (G) in the case of Loans denominated in Canadian Dollars, whether any portion of the proposed Borrowing will be Term CORRA Rate Loans, (H) in the case of any Eurocurrency Rate Loan, the initial Eurocurrency Interest Period or Eurocurrency Interest Periods thereof, in the case of any Term CORRA Rate Loan, the initial Term CORRA Interest Period or Term CORRA Interest Periods, and in the case of any Term Benchmark Loan, the initial Term Benchmark Interest Period or Term Benchmark Interest Periods and (I) the account or accounts into which the proceeds of such Borrowing are to be deposited. Loans denominated in Dollars shall be made as Base Rate Loans or Term Benchmark Loans. Loans denominated in Canadian Dollars shall be made as Canadian Base Rate Loans unless the Borrowing Request specifies that all or a portion thereof shall be Term CORRA Rate Loans. If no Eurocurrency Interest Period is specified with respect to any requested Eurocurrency Rate Loan, then the applicable Borrower shall be deemed to have selected a Eurocurrency Interest Period of one month’s duration. If no Term CORRA Interest Period is specified with respect to any requested Term CORRA Rate Loan, then the applicable Borrower shall be deemed to have selected a Term CORRA Interest Period of one month’s duration. If no Term Benchmark Interest Period is specified with respect to any requested Term Benchmark Loan, then the applicable Borrower shall be deemed to have selected a Term Benchmark Interest Period of one month’s duration. Each Borrowing shall be in an aggregate amount of not less than the Minimum Currency Threshold.

(b) Term Loan Borrowings. All Term Loan Borrowings shall be made upon receipt of a Borrowing Request given by the U.S. Borrower (which each Foreign Borrower hereby authorizes the U.S. Borrower to provide) to the Agent not later than (x) 12:00 noon (New York City time) (i) one Business Day prior to the requested date of Borrowing, in the case of Base Rate Loans and (ii) three Business Days prior to the requested date of Borrowing, in the case of Eurocurrency Rate Loans or Term CORRA Rate Loans (or, in the case of any Borrowing on the Closing Date, at such later time as may be agreed by the Agent), (y) 11:00 a.m. (New York City time) three Business Days prior to the requested date of Borrowing, in the case of Term Benchmark Loans and (z) 1:00 p.m. (New York City time) three

(3) Business Days prior to the date of Borrowing, in the case of SONIA Rate Loans. The Borrowing Request shall specify (A) the requested date of Borrowing, (B) the aggregate amount of each proposed Borrowing and the Term Loan Facility under which such Borrowing is to be made, (C) in the case of Loans denominated in Dollars, whether any portion of the proposed Borrowing will be Term Benchmark Loans, (D) in the case of Loans denominated in Canadian Dollars, whether any portion of the proposed Borrowing will be Term CORRA Rate Loans, (E) in the case of any Eurocurrency Rate Loans, the initial Eurocurrency Interest Period or Eurocurrency Interest Periods for any Eurocurrency Rate Loans, in the case of any Term Benchmark Loans, the Term Benchmark Interest Period for any Term Benchmark Loans and in the case of any Term CORRA Rate Loan, the initial Term CORRA Interest Period or Term CORRA Interest Periods thereof and (F) the account or accounts into which the proceeds of such Term Loans are to be deposited. If no Eurocurrency Interest Period is specified with respect to any requested Eurocurrency Rate Loan, then the applicable Borrower shall be deemed to have selected a Eurocurrency Interest Period of one month’s duration. If no Term Benchmark Interest Period is specified with respect to any requested Term Benchmark Loan, then the applicable Borrower shall be deemed to have selected a Term Benchmark Interest Period of one month’s duration. If no Term CORRA Interest Period is specified with respect to a Term CORRA Rate Loan then the Canadian Borrower shall be deemed to have selected a Term CORRA Interest Period of one month. Each such Term Loan Borrowing shall be in an aggregate amount of not less than the Minimum Currency Threshold.

(c) The Agent shall give to each applicable Lender prompt notice of the Agent’s receipt of a Borrowing Request and, if Eurocurrency Rate Loans, Term Benchmark Loan or Term CORRA Rate Loans are properly requested in such Borrowing Request, the applicable interest rate determined pursuant to Section 2.11(a). Each applicable Lender shall, before 3:00 p.m. (New York City time) on the date of the proposed Borrowing, make available to the Agent at the Agent’s Office, in immediately available funds, such Lender’s Ratable Portion of such proposed Borrowing. If a Lender funds such Borrowing to the Agent, upon fulfillment (or due waiver in accordance with Section 9.02) on the requested date of Borrowing of the conditions set forth in Section 4.01 or Section 4.02, as applicable, and after the Agent’s receipt of such funds, the Agent shall make such funds available to the applicable Borrower.

(d) Unless the Agent shall have received notice from a Lender prior to the date of any proposed Borrowing that such Lender will not make available to the Agent such Lender’s Ratable Portion of such Borrowing (or any portion thereof), the Agent may assume that such Lender has made such Ratable Portion available to the Agent on the date of such Borrowing in accordance with this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Portion available to the Agent, such Lender and the applicable Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon for each day from the date such amount is made available to the applicable Borrower until the date such amount is repaid to the Agent at (i) in the case of a Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Interbank Rate for the first Business Day and thereafter at the interest rate applicable at the time to the Loans comprising such Borrowing. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. If the applicable Borrower shall repay to the Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have hereunder to such Borrower.

(e) The failure of any Lender to make on the date specified any Loan or any payment required by it (such Lender, during the period of such failure, being a “Non-Funding Lender”), including any payment in respect of its participation in Letters of Credit, shall not relieve any other Lender of its obligations to make such Loan or payment on such date but no such other Lender shall be responsible for the failure of any Non-Funding Lender to make a Loan or payment required under this Agreement.

SECTION 2.03 [Reserved].

SECTION 2.04 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, any Borrower may request (and the applicable Issuing Bank shall issue) the issuance of standby Letters of Credit under any Revolving Facility with respect to which it is a Borrower at any time and from time to time from and after the Closing Date to but excluding the Revolving Credit Termination Date for the latest maturing Revolving Commitments under such Revolving Facility for the account of such Borrower or any Restricted Subsidiary, in a form reasonably acceptable to the Agent and the relevant Issuing Bank, as the case may be. Any Letter of Credit issued under any Revolving Facility may be denominated in any Available Currency selected by the applicable Borrower. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by such Borrower to, or entered into by such Borrower with, an Issuing Bank, relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue, renew, amend or extend any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement. Notwithstanding anything to the contrary provided in this Agreement, (i) each Existing Letter of Credit shall be deemed issued under this Agreement from and after the Closing Date and (ii) each Letter of Credit that is outstanding on the Amendment No. 15 Effective Date issued by a Revolving Lender with a 2024 Tranche Revolving Commitment on the Amendment No. 15 Effective Date shall be deemed issued under the 2024 Tranche Revolving Facility upon the effectiveness of Amendment No. 15.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the requesting Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying (A) the date of issuance, amendment, renewal or extension (which shall be a Business Day), (B) the date on which such Letter of Credit is to expire (which shall comply with Section 2.04(c), (C) the amount of such Letter of Credit, (D) the currency in which such Letter of Credit is to be denominated (which shall comply with Section 2.04(a)), (E) the Revolving Facility under which such Letter of Credit is to be issued, (F) the name and address of the beneficiary thereof and (G) such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the requesting Borrower shall also submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall not be issued, amended, renewed or extended if (and upon issuance, amendment, renewal or extension of each Letter of Credit the requesting Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (I) unless otherwise agreed by the applicable Issuing Bank in its sole discretion, (x) the aggregate undrawn Dollar Equivalent amount of all outstanding Letters of Credit issued by such Issuing Bank at such time plus (y) the aggregate amount of all LC Disbursements made by such Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower at such time would exceed its Letter of Credit Commitment, (II) the Revolving Outstandings under the applicable Revolving Facility would exceed the Revolving Commitments under such Revolving Facility, (III) the Revolving Available Credit under the applicable Revolving Facility would be less than zero or (IV) the Revolving LC Exposure under all Revolving Facilities would exceed $500.0 million; it being understood that, for purposes of determining compliance with the foregoing clauses (I) through (IV), the Agent shall calculate the Dollar Equivalent with respect to any Letter of Credit requested to be denominated in any Alternative Currency on the date on which the requesting Borrower delivers a notice requesting such Letter of Credit and on each Determination Date, in each case in accordance with Section 1.03. Upon the issuance of any Letter of Credit or increase in the amount of a Letter of Credit, the U.S. Borrower shall promptly notify the Agent thereof. Additionally, no Issuing Bank shall be required to issue, amend, extend or renew any Letter of Credit (x) issued pursuant to any Revolving Facility if any Revolving Lender under such Revolving Facility is then a Defaulting Lender, unless such Issuing Bank shall be satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral shall be provided by the Borrower in accordance with Section 2.20 and participating interests in any such newly issued Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20 (and Defaulting Lenders shall not participate therein), or (y) if the expiration date of such Letter of Credit is after the Scheduled Termination Date for such Revolving Facility unless the U.S. Borrower has entered into arrangements satisfactory to the Agent and the applicable Issuing Bank to eliminate the potential for such Issuing Bank to have uncovered exposure with respect to such Letter of Credit following such Scheduled Termination Date. Each Issuing Bank will also furnish to the Agent an activity report with respect to the Letters of Credit issued by it no later than five Business Days following the end of each calendar quarter and on any other date reasonably requested by the Agent.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit or, in the case of any renewal or extension thereof, one year after such renewal or extension; provided that, if the requesting Borrower and the applicable Issuing Bank so agree, any Letter of Credit may provide for the automatic renewal of such Letter of Credit for successive one year terms (subject to clause (ii)) and (ii) the date that is five Business Days prior to the Scheduled Termination Date for the Revolving Facility under which such Letter of Credit is issued.

(d) Participations.

(i) By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) pursuant to any Revolving Facility and without any further action on the part of the applicable Issuing Bank issuing such Letter of Credit or the Revolving Lenders under such Revolving Facility, each Issuing Bank hereby grants to each Revolving Lender under such Revolving Facility, and each such Revolving Lender hereby acquires from each Issuing Bank, a participation in each such Letter of Credit equal to such Lender’s Ratable Portion of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of the applicable Issuing Bank, such Revolving Lender’s Ratable Portion of each Revolving LC Disbursement made by such Issuing Bank with respect to any Letter of Credit issued pursuant to any Revolving Facility under which such Lender holds a Revolving Commitment and not reimbursed by a Borrower on the date due as provided in Section 2.04(e) or of any reimbursement payment required to be refunded to such Borrower. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.04(d) in respect of Letters of Credit issued pursuant to the Revolving Facility under which such Lender holds Revolving Commitments is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement.

(i) If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit issued by it, the applicable Borrower shall reimburse such LC Disbursement by paying to the applicable Issuing Bank an amount equal to such LC Disbursement in Dollars based on the Dollar Equivalent amount thereof not later than the Business Day immediately following the day that such Borrower receives notice that an LC Disbursement has been made; provided that, so long as no Default is continuing of which the Agent has been notified and subject to the availability of unused Revolving Commitments under the Revolving Facility, the Borrowers, each Issuing Bank, the Agent and the Lenders hereby agree that in the event an Issuing Bank makes any LC Disbursement under a Letter of Credit issued pursuant to a Revolving Facility and the applicable Borrower shall not have reimbursed such amount when due pursuant to this Section 2.04(e)(i), such unreimbursed LC Disbursement and all obligations of such Borrower relating thereto shall be satisfied when due and payable by the borrowing of one or more Revolving Loans denominated in Dollars that are Base Rate Loans in an amount equal to the Dollar Equivalent of such unreimbursed LC Disbursement which the Borrowers hereby acknowledge are requested and the Revolving Lenders hereby agree to fund; provided, further, that prior to any such Revolving Loans being made, the Agent may, but shall not be required to, confirm with the U.S. Borrower that the conditions set forth in Section 4.02 are met, and if the U.S. Borrower does not confirm that such condition shall be met then the Agent shall be under no obligation to cause such Revolving Loans to be made.

(ii) If a Borrower fails to make any payment due under Section 2.04(e)(i) with respect to a Letter of Credit when due, the Agent shall notify each Revolving Lender under the applicable Revolving Facility of the applicable Revolving LC Disbursement, the payment then due from such Borrower in respect thereof and such Lender’s Ratable Portion thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Agent its Ratable Portion of the payment then due from such Borrower in Dollars, in the same manner as provided in Section 2.02 with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Agent shall promptly pay to the Issuing Bank that has made the Revolving LC Disbursement the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Agent of any payment from a Borrower pursuant to this paragraph, the Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and the applicable Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of Base Rate Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. Each Borrower’s obligations to reimburse LC Disbursements as provided in Section 2.04(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit (except as otherwise provided below), or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.04, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to any Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by any Borrower that are caused by such Issuing Bank’s gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction). Neither the Agent, the Lenders, the Issuing Banks, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to any Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by any Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In the absence of gross negligence or willful misconduct on the part of an Issuing Bank such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. An Issuing Bank shall, promptly following its receipt thereof, subject to the terms of the applicable Letter of Credit, examine all documents purporting to represent a demand for payment under a Letter of Credit. An Issuing Bank shall promptly notify the Agent and the Agent shall notify the U.S. Borrower by telephone of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve any Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date Borrower (or any other account party) reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Revolving Loans under the applicable Revolving Facility; provided that, if a Borrower fails to reimburse (or cause another account party to reimburse) such LC Disbursement when due pursuant to Section 2.04(e), then Section 2.11(c) shall apply from such due date until such reimbursement is made. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank making such LC Disbursement except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.04(e)(ii) to reimburse an Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of Issuing Banks; Limitation on Obligations of Issuing Banks to Act in Such Capacities.

(i) An Issuing Bank may be replaced at any time by written agreement among the U.S. Borrower, the Agent, the replaced Issuing Bank and the successor Issuing Bank. The Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, each Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.10. From and after the effective date of any such replacement, (1) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (2) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or to amend or extend any previously issued Letters of Credit.

(ii) Notwithstanding anything in this Agreement to the contrary, each Issuing Bank shall have the right, by notice to the Borrower, to decline to act as an Issuing Bank for any New Revolving Facility established following the Closing Date with a Scheduled Termination Date after the Scheduled Termination Date for the Revolving Facilities in effect on the Closing Date. In the event any Issuing Bank declines to act in such capacity, the Borrower may, with the consent of the replacement Issuing Bank, as applicable, appoint a financial institution reasonably satisfactory to the Agent to act in such capacity for such New Revolving Facility.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the U.S. Borrower receives notice from the Agent or the Required Revolving Lenders demanding the deposit of cash collateral pursuant to this paragraph or if a Borrower is required to cash collateralize Letters of Credit pursuant to Section 2.09(d), each Borrower shall deposit in one or more accounts which shall by established at such time by the Agent, in the name of the Agent and for the benefit of the Revolving Lenders, the Issuing Banks, an amount in cash in the currency in which the applicable Revolving LC Exposure is denominated equal to the Revolving LC Exposure as of such date plus any accrued and unpaid fees thereon; provided that the obligation to deposit such cash collateral shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in Section 7.01(f) or (g) with respect to the U.S. Borrower. Each such deposit shall be held by the Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement with respect to such LC Exposure and shall be invested in short term cash equivalents selected by the Agent in its sole discretion (it being understood that the Agent shall in no event be liable for the selection of such cash equivalents or for investment losses with respect thereto, including losses incurred as a result of the liquidation of such cash equivalents prior to stated maturity). The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made with the Agent’s consent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of Borrowers for the LC Exposure, as applicable, at such time. If any Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower promptly and in any event within three Business Days after all Events of Default have been cured or waived. If any Borrower is required to provide an amount of cash collateral hereunder, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower as and to the extent that, after giving effect to such return, no Default shall have occurred and be continuing.

(k) Assignment. The parties acknowledge and agree that (a) the entity acting as Issuing Bank, in its capacity as such, may, without the consent of any party hereto, assign to an Affiliate all right, title and interest of (the “Affiliate Assigned Rights”) in, to and under any and all obligations of the Borrowers under Section 2.04(e) to reimburse the Issuing Bank for Revolving LC Disbursements (the “Reimbursement Obligations”), (b) in respect of all such Reimbursement Obligations constituting Affiliate Assigned Rights, for all purposes of this Agreement such Affiliate shall be deemed the “Issuing Bank,” (c) the obligations of the Revolving Lenders and Borrowers to the Issuing Bank shall, in the case of the Affiliate Assigned Rights, inure to the benefit of the Affiliate acquiring or having acquired such Affiliate Assigned Rights and be enforceable by such Affiliate and/or by the Issuing Bank on behalf of such Affiliate and (d) all payments made by Borrowers and/or any Revolving Lender to such Affiliate acquiring or having acquired such Affiliate Assigned Rights shall discharge all such obligations otherwise owing to the Issuing Bank that has assigned such Affiliate Assigned Rights, to the extent so paid. The foregoing shall not otherwise affect the rights and obligations of the entities acting as Issuing Banks hereunder.

(l) Applicability of ISP and UCP. Unless otherwise expressly agreed by the Issuing Bank and the applicable Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

SECTION 2.05 Termination and Reduction of Commitments. The U.S. Borrower may, upon at least three Business Days’ prior notice to the Agent, terminate in whole or reduce in part the unused portions of the Revolving Commitments under any Revolving Facility; provided, however, that (i) each partial reduction shall be in an aggregate amount of not less than the Minimum Currency Threshold and (ii) any such reduction shall apply to proportionately and permanently reduce the Revolving Commitment of each of the Lenders under such Revolving Facility except that, notwithstanding the foregoing, in connection with the establishment on any date of any Replacement Revolving Commitments pursuant to Section 2.19, the Revolving Commitments of any one or more Lenders providing any such Replacement Revolving Commitments on such date may be reduced in whole or in part on such date on a non-pro rata basis with the other Lenders under the applicable Revolving Facility; provided, further, that after giving effect to any such reduction and to the repayment of any Revolving Loans actually made on such date, the Revolving Outstandings of any Revolving Lender under such Revolving Facility does not exceed the Revolving Commitment thereof). To the extent not previously utilized, all Term Commitments in effect on the Closing Date shall terminate at 5:00 p.m. (New York City time) on the Closing Date.

SECTION 2.06 Repayment of Loans.

(a) Each Borrower promises to repay on the Scheduled Termination Date for any Revolving Facility, the entire unpaid principal amount of the Revolving Loans thereunder made to such Borrower under such Revolving Facility in the currency in which such Loans are denominated.

(b) Commencing on September 30, 2024, the Canadian Borrower promises to repay in Canadian Dollars the Canadian Term A-4 Loans (i) on the last day of each March, June, September and December prior to the Canadian Term A-4 Loan Maturity Date, in each case in an amount equal to 1.25% of the original principal amount of such Canadian Term A-4 Term Loans as of the Amendment No. 15 Effective Date (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Sections 2.08(b), 2.08(d) and 2.09(c)) and (ii) on the Canadian Term A-4 Loan Maturity Date, the remainder of the principal amount of the Canadian Term A-4 Loans outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to but excluding the date of such payment.

(c) Commencing on September 30, 2024, the Existing U.K. Borrower promises to repay in Euro the Euro Term A-3 Loans (i) on the last day of each March, June, September and December prior to the Euro Term A-3 Loan Maturity Date, in each case in an amount equal to 1.25% of the original principal amount of such Euro Term A-3 Term Loans as of the Amendment No. 15 Effective Date (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Sections 2.08(b), 2.08(d) and 2.09(c)) and (ii) on the Euro Term A-3 Loan Maturity Date, the remainder of the principal amount of the Euro Term A-3 Loans outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to but excluding the date of such payment.

(d) Commencing on September 30, 2024, the Additional U.K. Borrower promises to repay in Sterling the GBP Term A Loans (i) on the last day of each March, June, September and December prior to the GBP Term A Loan Maturity Date, in each case in an amount equal to 1.25% of the original principal amount of such GBP Term A Term Loans as of the Amendment No. 15 Effective Date (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Sections 2.08(b), 2.08(d) and 2.09(c) and (ii) on the GBP Term A Loan Maturity Date, the remainder of the principal amount of the GBP Term A Loans outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to but excluding the date of such payment.

(e) Commencing on September 30, 2024, the U.S. Borrower promises to repay in Dollars the U.S. Term A Loans (i) on the last day of each March, June, September and December prior to the U.S. Term A Loan Maturity Date, in each case in an amount equal to 1.25% of the original principal amount of such U.S. Term A Term Loans as of the Amendment No. 15 Effective Date (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Sections 2.08(b), 2.08(d) and 2.09(c)) and (ii) on the U.S. Term A Loan Maturity Date, the remainder of the principal amount of the U.S. Term A Loans outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to but excluding the date of such payment.

(f) Commencing on September 30, 2024, the Existing U.K. Borrower promises to repay in Dollars the U.S. Term A-1 Loans (i) on the last day of each March, June, September and December prior to the U.S. Term A-1 Loan Maturity Date, in each case in an amount equal to 1.25% of the original principal amount of such U.S. Term A-1 Term Loans as of the Amendment No. 15 Effective Date (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Sections 2.08(b), 2.08(d) and 2.09(c)) and (ii) on the U.S. Term A-1 Loan Maturity Date, the remainder of the principal amount of the U.S. Term A-1 Loans outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to but excluding the date of such payment.

(g) [reserved].

(h) The U.S. Borrower shall repay in Dollars the entire unpaid principal amount of the U.S. Term B~~-7~~-9 Loans on the U.S. Term B~~-7~~-9 Loan Maturity Date.

(i) The U.S. Borrower promises to repay in Dollars the U.S. Term B-8 Loans on each date set forth below in an amount equal to the product of (x) the Remaining Term Percentage of the U.S. Term B-8 Loans as of such date multiplied by (y) the amount set forth below opposite such date (subject to Sections 2.08(b), 2.08(d) and 2.09(c)):

Date	Amount
03/31/24	$2,750,000
06/30/24	$2,750,000
09/30/24	$2,750,000
12/31/24	$2,750,000
03/31/25	$6,290,609.14
06/30/25	$6,290,609.14
09/30/25	$6,290,609.14
12/31/25	$6,290,609.14
03/31/26	$6,290,609.14
06/30/26	$6,290,609.14
09/30/26	$6,290,609.14
12/31/26	$6,290,609.14
03/31/27	$6,290,609.14
06/30/27	$6,290,609.14
09/30/27	$6,290,609.14
12/31/27	$6,290,609.14
03/31/28	$6,290,609.14
06/30/28	$6,290,609.14
09/30/28	$6,290,609.14
12/31/28	$6,290,609.14
03/31/29	$6,290,609.14
06/30/29	$6,290,609.14
09/30/29	$6,290,609.14
12/31/29	$6,290,609.14
03/31/30	$6,290,609.14
U.S. Term B-8 Loan Maturity Date	$2,346,397,208.12

; provided, however, that the U.S. Borrower shall repay the entire unpaid principal amount of the U.S. Term B-8 Loans on the U.S. Term B-8 Loan Maturity Date.

(j) [Reserved].

(~~j~~k) On the Incremental Amendment No. ~~14~~17 Effective Date, the U.S. Borrower shall repay all U.S. Term B~~-5 Loans and U.S. Term B-6~~-4 Loans that are not converted to ~~U.S. Term B-7 Loans or~~New U.S. Term B-8 Loans on the Incremental Amendment No. ~~14~~17 Effective Date.

(~~k~~l) On the ~~Incremental~~ Amendment No.  ~~17~~18 Effective Date, the U.S. Borrower shall repay all U.S. Term B~~-4~~-7 Loans that are not converted ~~to New~~into U.S. Term B~~-8~~-9 Loans on the ~~Incremental~~ Amendment No. ~~17~~18 Effective Date.

SECTION 2.07 Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period (if any) applicable to each Loan hereunder, (ii) the amount of any principal, interest and fees due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c) The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section 2.07 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay its Obligations in accordance with the terms of this Agreement.

(d) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the applicable Borrower shall reasonably promptly prepare, execute and deliver to such Lender a Revolving Credit Note or Term Loan Note payable to such Lender and its registered assigns and in substantially the form of Exhibit F-1 or Exhibit F-2 hereto, as applicable, with appropriate insertions and deletions.

SECTION 2.08 Optional Prepayment of Loans.

(a) Revolving Loans. Each Borrower may upon prior notice to the Agent not later than (x) 1:00 p.m. (London time) in the case of Loans denominated in Euro or Sterling or (y) 11:00 a.m. (New York City time) in the case of Loans denominated in any other currency, in each case (i) at least three Business Days prior to the date of prepayment, in the case of any prepayment of Eurocurrency Rate Loans, Term Benchmark Loans or Term CORRA Rate Loans, (ii) at least five (5) Business Days prior to the date of prepayment, in the case of any prepayment of SONIA Rate Loans and (iii) on the date of prepayment in the case of Base Rate Loans and Canadian Base Rate Loans, prepay without premium or penalty the outstanding principal amount of any or all of its Revolving Loans under any Revolving Facility, in whole or in part at any time in the currencies in which such Loans are denominated; provided, however, that if any prepayment of any Eurocurrency Rate Loan, Term CORRA Rate Loan, Term Benchmark Loan or SONIA Rate Loan is made by a Borrower other than on the last day of an Interest Period for such Loan, such Borrower shall also pay all interest and fees accrued to the date of such prepayment on the principal amount prepaid and any amount owing pursuant to Section 2.14(e); provided, further, that each partial prepayment shall be in an aggregate principal amount not less than the applicable Minimum Currency Threshold. Upon the giving of any notice of prepayment, the principal amount of Revolving Loans specified therein to be prepaid shall become due and payable on the date specified therein for such prepayment (except that any notice of prepayment in connection with the refinancing of all or any portion of the Facilities may be contingent upon the consummation of such refinancing).

(b) Term Loans. Any Borrower may, upon prior notice to the Agent not later than (x) 1:00 p.m. (London time) in the case of Loans denominated in Euro, Sterling or Yen or (y) 11:00 a.m. (New York City time) in the case of Loans denominated in any other currency, in each case (i) at least three Business Days prior to the date of prepayment, in the case of any prepayment of Eurocurrency Rate Loans, Term Benchmark Loan or Term CORRA Rate Loans and (ii) on the date of prepayment, in the case of any prepayment of Base Rate Loans, prepay without premium or penalty (except as set forth in clause (c) below) its Term Loans under any Term Loan Facility in the currency in which such Term Loans are denominated, in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that if any prepayment of any Eurocurrency Rate Loan, Term Benchmark Loan or Term CORRA Rate Loan is made by a Borrower other than on the last day of an Interest Period for such Loan, such Borrower shall also pay any amounts owing pursuant to Section 2.14(e); provided, further, that each partial prepayment shall be in an aggregate amount not less than the Minimum Currency Threshold and that any such partial prepayment shall be applied to reduce the remaining installments of the outstanding principal amount of the Term Loans under the applicable Term Loan Facility as directed by the U.S. Borrower. Upon the giving of any notice of prepayment, the principal amount of the Term Loans specified therein to be prepaid shall become due and payable on the date specified therein for such prepayment (except that any notice of prepayment in connection with the refinancing of all or any portion of the Facilities may be contingent upon the consummation of such refinancing).

(c) Prepayment Premiums.

(i) In the event that, within 6 months of the Amendment No.  ~~14~~18 Effective Date, (x) the U.S. Borrower makes any prepayment of U.S. Term B~~-7~~-9 Loans in connection with any Repricing Transaction, or (y) effects any amendment of this Agreement resulting in a Repricing Transaction with respect to the U.S. Term B~~-7~~-9 Loans, the U.S. Borrower shall pay to the Agent, for the account of each U.S. Term B~~-7~~-9 Lender (including any Lender that is required to assign its Loans pursuant to Section 9.02(e) in connection therewith but not its assignee), (I) in the case of clause (x), a prepayment premium of 1% of the amount of such Lender’s U.S. Term B~~-7~~-9 Loans being repaid in connection with such Repricing Transaction and (II) in the case of clause (y), a payment equal to 1% of the aggregate amount of such Lender’s U.S. Term B~~-7~~-9 Loans that are subject to such Repricing Transaction and outstanding immediately prior to such amendment.

~~(ii) In the event that, within 6 months of the Amendment No. 14 Effective Date, (x) the U.S. Borrower makes any prepayment of U.S. Term B-8 Loans in connection with any Repricing Transaction, or (y) effects any amendment of this Agreement resulting in a Repricing Transaction with respect to the U.S. Term B-8 Loans, the U.S. Borrower shall pay to the Agent, for the account of each U.S. Term B-8 Lender (including any Lender that is required to assign its Loans pursuant to Section 9.02(e) in connection therewith but not its assignee), (I) in the case of clause (x), a prepayment premium of 1% of the amount of such Lender’s U.S. Term B-8 Loans being repaid in connection with such Repricing Transaction and (II) in the case of clause (y), a payment equal to 1% of the aggregate amount of such Lender’s U.S. Term B-8 Loans that are subject to such Repricing Transaction and outstanding immediately prior to such amendment.~~

(d) In addition to any prepayment of Term Loans pursuant to Section 2.08(b), any Borrower may at any time prepay Term Loans of any Class of any Lender at such price or prices as may be mutually agreed by the Borrower and such Lender (which, for avoidance of doubt, may be a prepayment at a discount to par), pursuant to individually negotiated transactions with any Lender or offers to prepay that are open to all Lenders of Term Loans of any Class selected by such Borrower so long as (i) at the time of, and after giving effect to, any such prepayment pursuant to this Section 2.08(d), no Event of Default has occurred and is continuing, (ii) no proceeds of Revolving Loans are utilized to fund any such prepayment and (iii) such Borrower and each Lender whose Term Loans are to be prepaid pursuant to this Section 2.08(d) execute and deliver to the Agent an instrument identifying the amount of Term Loans of each Class of each such Lender to be so prepaid, the date of such prepayment and the prepayment price therefor. The principal amount of any Term Loans of any Class prepaid pursuant to this paragraph (d) shall reduce remaining scheduled amortization for such Class of Term Loans on a pro rata basis.

(e) Notwithstanding anything in this Agreement to the contrary, in the event that on any date, an outstanding Term Loan of a Lender would otherwise be prepaid pursuant to Section 2.08(b), 2.08(d) or 2.09 from the proceeds of any new Term Loans to be established on such date, then, if agreed to by the Borrower and such Lender in writing delivered to the Agent, such outstanding Term Loan of such Lender may be converted on a “cashless roll” basis into a new Term Loan being established on such date.

SECTION 2.09 Mandatory Prepayment of Loans.

(a) Subject to clause (d) below, no later than three Business Days after the earlier of (i) ninety (90) days after the end of each fiscal year of the U.S. Borrower, commencing with (x) prior to the 2024 Refinancing Amendments Effective Date, the fiscal year ending on or around September 30, 2017 (or solely with respect to the U.S. Term B-8 Loans, commencing with the fiscal year ending on or around September 30, 2024) and (y) from and after the 2024 Refinancing Amendments Effective Date, the fiscal year ending on or around September 30, 2025, and (ii) the date on which the financial statements with respect to such fiscal year are delivered pursuant to Section 5.01(a) (the “Excess Cash Flow Application Date”), the U.S. Borrower shall prepay (or cause the other Borrowers to prepay) outstanding Term Loans in an aggregate principal amount equal to the ECF Percentage for the Excess Cash Flow Period then ended; provided that no such prepayment shall be required for any Excess Cash Flow Period to the extent Excess Cash Flow for such Excess Cash Flow Period was less than (x) prior to the 2024 Refinancing Amendments Effective Date, $10.0 million and (y) from and after the 2024 Refinancing Amendments Effective Date, $100.0 million (and then only the excess over $100.0 million shall be required to prepay Loans); provided, further, that the amount of such prepayment shall be further reduced (without duplication of any amount that has reduced the amount of Loans required to be prepaid pursuant to this clause (a) in any other year) by an amount equal to the amount of Loans prepaid pursuant to Section 2.08 during the time period commencing at the beginning of the Excess Cash Flow Period with respect to which such prepayment is required and ending on the day preceding the Excess Cash Flow Application Date (other than a prepayment of Revolving Loans except to the extent accompanied by a corresponding reduction in the amount of the Revolving Commitments and, in the case of a prepayment of Term Loans pursuant to Section 2.08(d), limited to the amount of cash expended), other than prepayments funded with the proceeds of the incurrence of long-term Indebtedness (other than under any revolving credit facility).

(b) Subject to clause (d) below, on each occasion that a Prepayment Event occurs, the U.S. Borrower shall (or shall cause the other Borrowers to) within five Business Days after the occurrence of such Prepayment Event (or, in the case of Deferred Net Cash Proceeds, within five Business Days after the last day of the Reinvestment Period relating to such Prepayment Event), prepay, in accordance with clause (c) below, a principal amount of Term Loans (or, at the election of the U.S. Borrower in connection with a Debt Incurrence Prepayment Event, reduce an amount of Revolving Commitments) equal to (x) prior to the 2024 Refinancing Amendments Effective Date, 100% of the Net Cash Proceeds from such Prepayment Event and (y) from and after the 2024 Refinancing Amendments Effective Date, the Prepayment Event Percentage of the Net Cash Proceeds from such Prepayment Event; provided that no prepayment shall be required as a result of any Asset Sale Prepayment Event until the aggregate amount of Net Cash Proceeds from all Asset Sale Prepayment Events following the Closing Date that have not previously been applied to prepay Loans in accordance with this Section 2.09 exceeds $100.0 million and then only the excess over $100.0 million shall be required to be applied to prepay

Loans; provided further that with respect to the Net Cash Proceeds of an Asset Sale Prepayment Event or Casualty Event, the U.S. Borrower may use a portion of such Net Cash Proceeds to prepay or repurchase other Indebtedness (other than Loans) secured on a pari passu basis with the Obligations (and, in the case of any revolving Indebtedness, to correspondingly reduce commitments) to the extent the U.S. Borrower is required to prepay such other Indebtedness as a result of such Prepayment Event, in each case in an amount not to exceed the product of (x) the amount of such Net Cash Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness and the denominator of which is the sum of the outstanding principal amount of such other Indebtedness and the outstanding principal amount of Term Loans.

(c) The U.S. Borrower shall deliver to the Agent, at the time of each prepayment required under Section 2.09(a) or (b), (i) a certificate signed by a Financial Officer of the U.S. Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three (3) Business Days prior written notice of such prepayment. Amounts required to be applied to the prepayment of Term Loans in accordance with clauses (a) and (b) above shall be applied pro rata to prepay Term Loans under the Term Loan Facilities (based on the Dollar Equivalent amount of Term Loans outstanding under each Term Facility on the date of prepayment) and shall be applied to scheduled amortization of such Term Loans as directed by the U.S. Borrower; provided that notwithstanding the foregoing, the U.S. Borrower may elect in its sole discretion to apply the Net Cash Proceeds from any Debt Incurrence Prepayment Event to prepay any Class of Term Loans (or to reduce any Class of Revolving Commitments) selected by the U.S. Borrower. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. Prepayments shall be accompanied by accrued interest as required by Section 2.11. All prepayments of Borrowings under this Section 2.09 shall be subject to Section 2.14 (and, in the case of a Repricing Transaction, Section 2.08(c)), but shall otherwise be without premium or penalty.

(d) If at any time the Agent notifies the U.S. Borrower that the aggregate Dollar Equivalent of Revolving Outstandings under any Revolving Facility exceeds the aggregate Revolving Commitments under such Revolving Facility at such time, each Borrower under such Revolving Facility shall forthwith prepay on a pro rata basis with any other Borrower under such Revolving Facility an amount of Revolving Loans made to such Borrower under such Revolving Facility then outstanding in an aggregate amount with respect to the Borrower(s) under such Revolving Facility equal to such excess; provided, however, that, to the extent such excess results solely by reason of a change in exchange rates, no Borrower shall be required to make such prepayment unless the amount of such excess causes the Revolving Outstandings under such Revolving Facility to exceed 105% of the Revolving Commitments under such Revolving Facility. If any such excess remains after prepayment in full of the aggregate outstanding Revolving Loans under the applicable Revolving Facility, each applicable Borrower shall provide cash collateral on a pro rata basis with any other Borrower under such Revolving Facility for the Letters of Credit issued for the account of such Borrower under such Revolving Facility in the manner set forth in Section 2.04(j) in an aggregate amount with respect to the Borrower(s) under such Revolving Facility equal to such excess.

(e) Notwithstanding any other provisions of this Section 2.09, (A) to the extent that any of or all the Net Cash Proceeds of any Asset Sale Prepayment Event by a Foreign Subsidiary giving rise to a prepayment pursuant to Section 2.09(b) (a “Foreign Prepayment Event”) or Excess Cash Flow are prohibited or delayed by any Requirement of Law from being repatriated to a Borrower with respect to Term Loans in an aggregate principal amount equal to the ECF Percentage for the Excess Cash Flow Period then ended, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.09, as the case may be, and such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable Requirement of Law will not permit repatriation to a Borrower (the Borrowers hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable Requirement of Law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable Requirement of Law, such repatriation will be promptly effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than three Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to Section 2.09 and (B) to the extent that and for so long as a Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Prepayment Event or Excess Cash Flow would have a material adverse tax consequence to the U.S. Borrower and its Subsidiaries (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.09, and such amounts may be retained by the applicable Foreign Subsidiary; provided that when such Borrower determines in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Prepayment Event or Excess Cash Flow would no longer have a material adverse tax consequence to the U.S. Borrower and its Subsidiaries (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Cash Proceeds or Excess Cash Flow, such Net Cash Proceeds or Excess Cash Flow shall be promptly (and in any event not later than three Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.09.

SECTION 2.10 Fees.

(a) Commitment Fees. The U.S. Borrower, agrees to pay, in Dollars in immediately available funds, (i) to each Revolving Lender a commitment fee (a “Commitment Fee”) on the Dollar Equivalent of the actual daily amount by which the Revolving Commitment of such Revolving Lender under the applicable Revolving Facility exceeds such Revolving Lender’s (A) outstanding principal amount of Revolving Loans under such Revolving Facility and (B) LC Exposure under such Revolving Facility, in each case, from the date hereof through the Revolving Credit Termination Date for such Revolving Facility at the Applicable Rate, payable in arrears (x) for the preceding calendar quarter, no later than the fifteenth day of each calendar quarter, commencing on the first such Business Day following the Closing Date and (y) on the Revolving Credit Termination Date for such Revolving Facility.

(b) Letter of Credit Fees. Each Borrower agrees to pay, in immediately available funds, the following amounts denominated in Dollars with respect to Letters of Credit issued by any Issuing Bank at the request of such Borrower:

(i) to each Issuing Bank with respect to each Letter of Credit issued by such Issuing Bank, an issuance fee equal to 0.125% per annum of the Dollar Equivalent of the maximum undrawn amount of such Letter of Credit, payable in arrears (A) for the preceding calendar quarter, no later than the fifteenth day of each calendar quarter, commencing on the first such Business Day following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date for the Revolving Facility under which such Letter of Credit was issued;

(ii) to the Agent for the ratable benefit of the Revolving Lenders under any Revolving Facility under which a Letter of Credit was issued, a fee (a “Revolving LC Fee”) accruing at a rate per annum equal to the Applicable Rate for each Letter of Credit calculated on the Dollar Equivalent of the maximum undrawn face amount of such Letter of Credit, payable in arrears (A) no later than the tenth Business Day of each calendar quarter, commencing on the first such Business Day following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date for the Revolving Facility under which such Letter of Credit was issued; and

(iii) to each Issuing Bank with respect to any Letter of Credit issued by it, with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with such Issuing Bank’s standard schedule for such charges in effect at the time of issuance, amendment, transfer or drawing, as the case may be.

(c) Additional Fees. The U.S. Borrower shall pay to the Agent additional fees as have been separately agreed between the U.S. Borrower and the Agent.

SECTION 2.11 Interest.

(a) Rate of Interest.

(i) Subject to the terms and conditions set forth in this Agreement at the option of the applicable Borrower, (A) all Loans denominated in Dollars shall be made as Base Rate Loans or Term Benchmark Loans, (B) all Loans denominated in Canadian Dollars shall be made as Canadian Base Rate Loans or Term CORRA Rate Loans, (C) all Loans denominated in Euros shall be made as Eurocurrency Rate Loans and (D) all Loans denominated in Sterling shall be made as SONIA Rate Loans.

(ii) All Loans shall bear interest on the unpaid principal amount thereof which shall accrue and be payable in the currency in which such Loan is denominated from the date such Loans are made as follows:

(A) if a Base Rate Loan, at a rate per annum equal to the sum of (1) the Base Rate as in effect from time to time and (2) the Applicable Rate in effect from time to time;

(B) if a Canadian Base Rate Loan, at a rate per annum equal to the sum of (1) the Canadian Base Rate in effect from time to time and (2) the Applicable Rate in effect from time to time;

(C) if a Eurocurrency Rate Loan, at a rate per annum equal to the sum of (A) the applicable Eurocurrency Rate determined for the applicable Eurocurrency Interest Period and (B) the Applicable Rate in effect from time to time during such Eurocurrency Interest Period;

(D) if a Term CORRA Rate Loan, at a rate per annum equal to the sum of (A) the Term CORRA Rate determined for the applicable Term CORRA Interest Period and (B) the Applicable Rate in effect from time to time during such Term CORRA Interest Period;

(E) if a SONIA Rate Loan, at a rate per annum equal to the sum of (A) the SONIA Rate in effect from time to time and (B) the Applicable Rate in effect from time to time; and

(F) if a Term Benchmark Loan, at a rate per annum equal to the sum of (A) Adjusted Term SOFR Rate determined for the applicable Term Benchmark Interest Period and (B) the Applicable Rate in effect from time to time during such Term Benchmark Interest Period.

(b) Interest Payments. (i) Interest accrued on each Base Rate Loan or Canadian Base Rate Loan shall be payable in arrears (A) for the preceding calendar quarter, no later than the fourth Business Day of each calendar quarter, commencing on the first such day following the making of such Base Rate Loan or Canadian Base Rate Loan, (B) in the case of Base Rate Loans that are Term Loans, upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Base Rate Loan or Canadian Base Rate Loan, (ii) interest accrued on each Eurocurrency Rate Loan, each Term Benchmark Loan, and each Term CORRA Rate Loan shall be payable in arrears (A) on the last day of each Interest Period applicable to such Loan and, if such Interest Period has a duration of more than three months, on each date during such Interest Period occurring every three months from the first day of such Interest Period, (B) upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Eurocurrency Rate Loan, Term Benchmark Loan or Term CORRA Rate Loan, as the case may be, (iii) interest accrued on each SONIA Rate Loan shall be payable in arrears (A) on the last day of SONIA Interest Period applicable to such Loan, (B) upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such SONIA Rate Loan and (iv) interest accrued on the amount of all other Obligations shall be payable on demand from and after the time such Obligation becomes due and payable (whether by acceleration or otherwise).

(c) Default Interest. If all or a portion of (i) the principal amount of any Loan or any LC Disbursement or (ii) any interest payable thereon, Commitment Fees or LC Fees shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2%, (y) in the case of any LC Disbursement, at the rate applicable under Section 2.04(h) plus 2% and (z) in the case of any overdue interest, Commitment Fees or LC Fees, to the extent permitted by applicable law, the rate described in Section 2.10 or Section 2.11(a), as applicable, plus 2% from and including the date of such non-payment to but excluding the date on which such amount is paid in full (after as well as before judgment). For the purposes of this Section 2.11(c) and in accordance with article 317 of the Spanish Commercial Code, if a Spanish Borrower fails to pay interest due under a Loan Document on its due date, that interest shall be capitalized and the capitalized amount shall accrue default interest in accordance with this Section. Any default interest due under the Loan Documents by any Spanish Borrower shall be considered as the procedural default interest (interés de mora procesal) for the purposes set forth in article 576 of the Spanish Civil Procedural Law.

(d) Criminal Interest Rate/Interest Act (Canada).

(i) For purposes of the Interest Act (Canada), whenever any interest is calculated on the basis of a period of time other than a year of 365 or 366 days, as applicable, the annual rate of interest to which each rate of interest utilized pursuant to such calculation is equivalent to such rate so utilized multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days used in such calculation. The principle of deemed reinvestment of interest will not apply to any interest calculation under the Loan Documents, and the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

(ii) If any provision of this Agreement or any of the other Loan Documents would obligate the Canadian Borrower to make any payment of interest or other amount payable to any Lender under any Loan Documents in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Lender of interest at a criminal rate (as construed under the Criminal Code (Canada)), then notwithstanding that provision, that amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or result in a receipt by that Lender of interest at a criminal rate, the adjustment to be effected, to the extent necessary, (A) first, by reducing the amount or rate of interest required to be paid to the affected Lender under this Section 2.11 and (B) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the affected Lender which would constitute interest for purposes of Section 347 of the Criminal Code (Canada).

(iii) Notwithstanding clause (d)(ii), and after giving effect to all adjustments contemplated thereby, if any Lender shall have received an amount in excess of the maximum permitted by the Criminal Code (Canada), then the Canadian Borrower shall be entitled, by notice in writing to the affected Lender, to obtain reimbursement from that Lender in an amount equal to the excess, and pending reimbursement, the amount of the excess shall be deemed to be an amount payable by that Lender to the Canadian Borrower.

(iv) Any amount or rate of interest referred to in this Section 2.11(d) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term of the Agreement on the assumption that any charges, fees or expenses that fall within the meaning of interest (as defined in the Criminal Code (Canada)) shall be prorated over that period of time and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Agent shall be conclusive for the purposes of that determination.

SECTION 2.12 Conversion/Continuation Options.

(a) (i) Each Borrower may elect (x) at any time on any Business Day to convert Base Rate Loans or any portion thereof to Term Benchmark Loans or (y) at the end of any Term Benchmark Interest Period applicable to a Term Benchmark Loan, to convert such Loan into a Base Rate Loan, (ii) the U.S. Borrower or the Canadian Borrower may elect (x) at any time on any Business Day to convert Canadian Base Rate Loans to Term CORRA Rate Loans or (y) at the end of any Term CORRA Interest Period, to convert Term CORRA Rate Loans to Canadian Base Rate Loans, (iii) each applicable Borrower may elect at the end of any applicable Interest Period, to continue Eurocurrency Rate Loans, Term Benchmark Loans, Term CORRA Rate Loans or SONIA Rate Loans or any portion thereof for an additional Interest Period; provided, however, that in the case of clauses (i) and (ii) above the aggregate amount of the Eurocurrency Rate Loans, Term Benchmark Loans, Term CORRA Rate Loans or SONIA Rate Loans, as the case may be, for each Interest Period shall not be less than the Minimum Currency Threshold. Each conversion or continuation shall be allocated among the Loans of each Lender in accordance with such Lender’s Ratable Portion. Each such election shall be in substantially the form of Exhibit G and shall be made by giving the Agent prior written notice by 12:00 noon (New York City time) at least three Business Days in advance (or, in the case of any SONIA Rate Loans, 1:00 p.m. (London time) at least five Business Days in advance) specifying (A) the amount and type of Loan being converted or continued, (B) in the case of a conversion to or a continuation of Eurocurrency Rate Loans, Term Benchmark Loan or Term CORRA Rate Loans, the applicable Interest Period and (C) in the case of a conversion, the date of such conversion.

(b) The Agent shall promptly notify each applicable Lender of its receipt of an Interest Election Request and of the options selected therein. Notwithstanding the foregoing, (i) Loans denominated in any currency other than Dollars may not be converted to Base Rate Loans, (ii) Loans denominated in any currency other than Canadian Dollars may not be converted to Canadian Base Rate Loans or Term CORRA Rate Loans, (iii) Loans denominated in Canadian Dollars may not be converted into Eurocurrency Rate Loans, (iv) no (A) conversion in whole or in part of Base Rate Loans to Eurocurrency Rate Loans or Term Benchmark Loans or Canadian Base Rate Loans to Term CORRA Rate Loans, (B) continuation in whole or in part of Term Benchmark Loans or Term CORRA Rate Loans upon the expiration of any applicable Interest Period or (C) continuation of any Eurocurrency Rate Loan for a Eurocurrency Interest Period of other than one month’s duration, in each case, shall be permitted at any time at which (I) an Event of Default shall have occurred and be continuing and the Agent or the Required Lenders shall have determined not to permit such continuation or conversion or (II) the continuation of, or conversion into, a Eurocurrency Rate Loan, Term Benchmark Loan or Term CORRA Rate Loans would violate any provision of Section 2.14(b) and (v) no continuation or conversion of SONIA Rate Loans shall be permitted that would violate any provision of Section 2.14(b). If, within the time period required under the terms of this Section 2.12, the Agent does not receive an Interest Election Request from the applicable Borrower containing a permitted election to continue any Eurocurrency Rate Loans, Term Benchmark Loan, Term CORRA Rate Loans or SONIA Rate Loans for an additional Interest Period or to convert any such Loans, then, upon the expiration of the applicable Interest Period, Loans denominated in Dollars shall be automatically converted into Base Rate Loans, Loans denominated in Canadian Dollars shall be automatically converted into Canadian Base Rate Loans and Loans denominated in any currency other than Dollars or Canadian Dollars shall be automatically continued as Eurocurrency Rate Loans or SONIA Rate Loans, as applicable, with a Eurocurrency Interest Period or SONIA Interest Period, as applicable, of one month. Each Interest Election Request shall be irrevocable.

SECTION 2.13 Payments and Computations.

(a) Each Borrower shall make each payment hereunder (including fees and expenses) not later than (x) 1:00 p.m. (London time) in the case of Loans denominated in Euro or Sterling or (y) 1:00 p.m. (New York City time) in the case of Loans denominated in any other currency, in each case on the day when due, in the currency specified herein (or, if no such currency is specified, in Dollars), except as specified in the following sentence, to the Agent at the Agent’s Office for payments in such currency in immediately available funds without setoff or counterclaim. The Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Applicable Lending Offices of the applicable Lenders for such payments ratably in accordance with the amount of such principal, interest or fees due and owing to such Lenders on such date; provided, however, that (x) amounts payable pursuant to Section 2.14 or Section 2.15 shall be paid only to the affected Issuing Bank, Lender or Lenders and (y) amounts payable to the Issuing Banks in accordance with Section 2.10 shall be paid directly to such Issuing Banks. Payments received by the Agent after (x) 1:00 p.m. (London time) in the case of Loans denominated in Euro or Sterling or (y) 1:00 p.m. (New York City time) in the case of Loans denominated in any other currency, shall, at the option of the Agent, be deemed to be received on the next Business Day.

(b) All computations of interest and of fees shall be made by the Agent on the basis of a year of 360 days (other than computations of interest (i) for Base Rate Loans calculated by reference to the Prime Rate, Canadian Base Rate Loans and Loans denominated in Sterling which shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and (ii) for Term CORRA Rate Loans which shall be made by the Agent on the basis of a year of 365 days), in each case, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination by the Agent of a rate of interest hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Except as otherwise provided herein, each payment by a Borrower with respect to any Loan or Letter of Credit and each reimbursement of reimbursable expenses or indemnified liabilities shall be made in the currency in which such Loan was made, such Letter of Credit issued or such expense or liability was incurred.

(d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of any Eurocurrency Rate Loan or Term Benchmark Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day. All repayments of any Revolving Loans or Term Loans that are denominated in Dollars or Canadian Dollars shall be applied as follows: first, to repay such Loans outstanding as Base Rate Loans or Canadian Base Rate Loans, as applicable, and second, to repay such Loans outstanding as Term Benchmark Loans or Term CORRA Rate Loans, with those Term Benchmark Loans or Term CORRA Rate Loans having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods.

(e) Unless the Agent shall have received notice from any Borrower to the Lenders prior to the date on which any payment is due hereunder that such Borrower will not make such payment in full, the Agent may assume that such Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each applicable Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that such Borrower shall not have made such payment in full to the Agent, each applicable Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon (at the Interbank Rate for the first Business Day, and, thereafter, at the rate applicable to Base Rate Loans) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent.

SECTION 2.14 Increased Costs; Change of Law, Etc.

(a) Determination of Interest Rate. Each of the (i) Eurocurrency Rate for each Eurocurrency Interest Period for Eurocurrency Rate Loans, (ii) the Term CORRA Rate for each Term CORRA Interest Period for Term CORRA Rate Loans, (iii) the SONIA Rate on any date, and (iv) the Adjusted Term SOFR Rate for each Term Benchmark Interest Period for Term Benchmark Loans shall be determined by the Agent pursuant to the procedures set forth in the definition of “Eurocurrency Rate” (and as may be further set forth in the definitions of “EURIBOR Rate,” if applicable), “Term CORRA Rate”, “SONIA Rate,” or “Adjusted Term SOFR Rate” as applicable.

(b) Interest Rate Unascertainable, Inadequate or Unfair. In the event that (i) the Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurocurrency Rate, Adjusted Term SOFR Rate, the Term CORRA Rate or the SONIA Rate then being determined is to be fixed; provided that no Benchmark Transition Event shall have occurred at such time or (ii) the Required Class Lenders of the affected Facility notify the Agent that the Eurocurrency Rate, Adjusted Term SOFR Rate, the Term CORRA Rate or the SONIA Rate for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Loans in the applicable currency for such Interest Period, the Agent shall forthwith so notify the U.S. Borrower and the Lenders, whereupon (w) each affected Term Benchmark Loan shall automatically, on the last day of the current Interest Period for such Loan, convert into a Base Rate Loan and the obligations of the Lenders to make Term Benchmark Loans or to convert Base Rate Loans into Term Benchmark Loans shall be suspended until the Agent shall notify the U.S. Borrower that the Required Class Lenders under the affected Facility have determined that the circumstances causing such suspension no longer exist, (x) each Term CORRA Rate Loan shall automatically, on the last day of the current Interest Period for such Loan, convert into a Canadian Base Rate Loan and the obligations of the Revolving Lenders to make Term CORRA Rate Loans or to convert Canadian Base Rate Loans into Term CORRA Rate Loans shall be suspended until the Agent shall notify the U.S. Borrower that the Required Class Lenders under the affected Facility have determined that the circumstances causing such suspension no longer exist, (y) each SONIA Rate Loan shall either be repaid or converted into a Term Benchmark Loan with a one month Interest Period at the earlier of the end of such SONIA Interest Period and the date on which any determination or notice is made pursuant to this Section 2.14(b) and no further Borrowings of Sterling Loans shall be permitted and any further requests for SONIA Rate Loans shall be ineffective and (z) each Eurocurrency Rate Loan, the affected Eurocurrency Rate Loans shall be made or continued, as the case may be, as Eurocurrency Rate Loans with an Interest Period of one month and the amount of interest payable in respect of any such Eurocurrency Rate Loan shall be determined in accordance with the following provisions:

(i) if the Agent so requires, within five days of such notification the Agent and the applicable Borrower, as applicable, shall enter into negotiations with a view to agreeing on a substitute basis for determining the rate of interest (a “Substitute Interest Rate”) which may be applicable to affected Eurocurrency Rate Loans of such Borrower in the future and any such Substitute Interest Rate that is agreed shall take effect in accordance with its terms and be binding on each party hereto; provided that the Agent may not agree on any such Substitute Interest Rate without the prior consent of the Required Class Lenders under the affected Facility;

(ii) if no Substitute Interest Rate is agreed pursuant to clause (i) above, any affected Eurocurrency Rate Loan shall bear interest during the subsequent Interest Period at the rate per annum otherwise applicable to Eurocurrency Rate Loans under such Facility, except that in the place of the Eurocurrency Rate, in respect of Eurocurrency Rate Loans denominated in any currency other than Dollars, the Agent shall use the cost to the applicable Lender (as conclusively certified by such Lender in a certificate to the Agent and the applicable Borrower and expressed as a rate per annum) and containing a general description of the source selected of funding such Loan from whatever source it shall reasonably select; and

(iii) if the Agent has required a Borrower to enter into negotiations pursuant to clause (i) above, the Agent may (acting on the instructions of the Required Class Lenders under the affected Facility) declare that no further Eurocurrency Rate Loans shall be converted, continued or made unless a Substitute Interest Rate has been agreed by the applicable Borrower and the Agent within 30 days of the Agent having so required negotiations.

(c) Increased Costs.

(i) If any Change in Law shall:

(A) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank (except any such reserve requirement reflected in the Eurocurrency Rate);

(B) impose on any Lender (including any Issuing Bank) or the London interbank market any other condition affecting this Agreement or Eurocurrency Rate Loans, Term Benchmark Loans, Term CORRA Rate Loans or SONIA Rate Loans made by such Lender; or

(C) subject any Lender (including any Issuing Bank) to any Taxes (other than Indemnified Taxes indemnifiable under Section 2.15 or Excluded Taxes) on its Loans, Letters of Credit, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan or the cost to an Issuing Bank of issuing or maintaining Letters of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then, following delivery of the certificate contemplated by paragraph (iii) of this clause (c), the applicable Borrower will pay to such Lender or Issuing Bank in accordance with clause (iii) below such additional amount or amounts as will compensate such Lender or Issuing Bank for such additional costs incurred or reduction suffered, as reasonably determined by such Lender or Issuing Bank (which determination shall be made in good faith (and not on an arbitrary or capricious basis)) and in a manner consistent with similarly situated borrowers of such Lender or Issuing Bank as applicable, under agreements having provisions similar to this Section 2.14.

(ii) If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender or Letters of Credit issued by such Issuing Bank to a level below that which such Person or such Person’s holding company could have achieved but for such Change in Law (taking into consideration such Person’s policies and the policies of such Person’s holding company with respect to capital adequacy and liquidity), then from time to time following delivery of the certificate contemplated by paragraph (iii) of this clause (c) of this Section 2.14 the applicable Borrower will pay to such Lender or Issuing Bank in accordance with clause (iii) below such additional amount or amounts as will compensate such Person or such Person’s holding company for any such reduction suffered, as reasonably determined by such Lender or Issuing Bank (which determination shall be made in good faith (and not on an arbitrary or capricious basis)) and in a manner consistent with similarly situated borrowers of such Lender or Issuing Bank, as applicable, under agreements having provisions similar to this Section 2.14.

(iii) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company as specified in paragraph (i) or (ii) of this clause (c) and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender or Issuing Bank the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(iv) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this clause (c) shall not constitute a waiver of such Person’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender or Issuing Bank pursuant to this clause (c) for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank notifies such Borrower of the Change in Law giving rise to such increased costs or reductions and of such Person’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(d) Illegality. Notwithstanding any other provision of this Agreement, if any Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for such Lender or its Applicable Lending Office to make Eurocurrency Rate Loans in an applicable currency, Term Benchmark Loans, Term CORRA Rate Loans or SONIA Rate Loans or to continue to fund or maintain Eurocurrency Rate Loans in an applicable currency, Term Benchmark Loans, Term CORRA Rate Loans or SONIA Rate Loans, then, on notice thereof and demand therefor by such Lender to the U.S. Borrower through the

Agent, (i) the obligation of such Lender to make or to continue Eurocurrency Rate Loans in an applicable currency, Term Benchmark Loans, Term CORRA Rate Loans or SONIA Rate Loans and to convert Base Rate Loans into Eurocurrency Rate Loans, Term Benchmark Loans or Term CORRA Rate Loans shall be suspended, and each such Lender shall make a Base Rate Loan or Canadian Base Rate Loan, as applicable, as part of any requested Borrowing of Eurocurrency Rate Loans, Term Benchmark Loans or Term CORRA Rate Loans, (ii) if any affected Loans are then outstanding that are denominated in Dollars or Canadian Dollars as Term Benchmark Loans or Term CORRA Rate Loans, the applicable Borrower shall immediately convert each such Loan into Base Rate Loans or Canadian Base Rate Loans, as applicable and (iii) in the case of any affected Loans that are not denominated in Dollars or Canadian Dollars, such Loans shall bear interest at an alternate rate determined by the Agent to adequately reflect such Lender’s cost of capital. If, at any time after a Lender gives notice under this clause (d), such Lender determines that it may lawfully make Eurocurrency Rate Loans in an applicable currency, Term Benchmark Loans, Term CORRA Rate Loans or SONIA Rate Loans, such Lender shall promptly give notice of that determination to the U.S. Borrower and the Agent, and the Agent shall promptly transmit the notice to each other Lender. Each Borrower’s right to request, and such Lender’s obligation, if any, to make Eurocurrency Rate Loans in an applicable currency, Term Benchmark Loans, Term CORRA Rate Loans or SONIA Rate Loans, as applicable, shall thereupon be restored.

(e) Breakage Costs.

(i) In the case of any Loans denominated in any currency other than Sterling, in addition to all amounts required to be paid by the Borrowers pursuant to Section 2.11, each Borrower shall compensate each Lender that has made a Loan to such Borrower, upon written request in accordance with this paragraph (e), for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender’s Eurocurrency Rate Loans, Term Benchmark Loans or Term CORRA Rate Loans to such Borrower but excluding any loss of the Applicable Rate on the relevant Loans) that such Lender may sustain (i) if for any reason (other than by reason of such Lender being a Non-Funding Lender) a proposed Borrowing, conversion into or continuation of Eurocurrency Rate Loans, Term Benchmark Loans or Term CORRA Rate Loans does not occur on a date specified therefor in a Borrowing Request or an Interest Election Request given by a Borrower or in a telephonic request by it for borrowing or conversion or continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.12, (ii) if for any reason any Eurocurrency Rate Loan, Term Benchmark Loans or Term CORRA Rate Loan is repaid or prepaid (including pursuant to Section 2.09) on a date that is not the last day of the applicable Interest Period, (iii) as a consequence of a required conversion of a Eurocurrency Rate Loan, Term Benchmark Loans or Term CORRA Rate Loan to a Base Rate Loan or Canadian Base Rate Loans, as applicable, as a result of any of the events indicated in clause (d) above or (iv) as a result of any assignment of any Eurocurrency Rate Loans, Term Benchmark Loans or Term CORRA Rate Loans pursuant to a request by the applicable Borrower pursuant to Section 2.17. In the case of a Eurocurrency Rate Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurocurrency Rate that would have been applicable to such Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant Term CORRA Rate Loan through the purchase of a deposit bearing interest at the Term CORRA Rate in an amount equal to the amount of that Term CORRA Rate Loan and having a maturity comparable to the relevant Term CORRA Interest Period; provided that each Lender may fund each of its Term CORRA Rate Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. The applicable Borrower shall pay the applicable Lender the amount shown as due on any certificate delivered to such Borrower and setting forth any amount or amounts that such Lender is entitled to receive pursuant to this clause (e) and the basis therefor within ten (10) days after receipt thereof; provided such certificate sets forth in reasonable detail the manner in which such amount or amounts was determined.

(ii) In the case of any Loans denominated in Sterling, in addition to all amounts required to be paid by the Borrowers pursuant to Section 2.11, each Borrower shall compensate each Lender that has made a Loan to such Borrower, upon written request in accordance with this paragraph (e), for all losses, expenses and liabilities that such Lender may sustain (i) if for any reason (other than by reason of such Lender being a Non-Funding Lender) a proposed Borrowing, conversion into or continuation of SONIA Rate Loans does not occur on a date specified therefor in a Borrowing Request or an Interest Election Request given by a Borrower or in a telephonic request by it for borrowing or conversion or continuation, (ii) if for any reason any SONIA Rate Loan is repaid or prepaid (including pursuant to Section 2.09) on a date prior to the interest payment date set forth in Section 2.11(b), (iii) as a consequence of a required conversion of SONIA Rate Loans, as applicable, as a result of any of the events indicated in clause (d) above or (iv) as a result of any assignment of any SONIA Rate Loans pursuant to a request by the applicable Borrower pursuant to Section 2.17. The applicable Borrower shall pay the applicable Lender the amount shown as due on any certificate delivered to such Borrower and setting forth any amount or amounts that such Lender is entitled to receive pursuant to this clause (e)(i) and the basis therefor within ten (10) days after receipt thereof; provided such certificate sets forth in reasonable detail the manner in which such amount or amounts was determined.

(f) Alternate Rate of Interest.

(i) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the applicable Borrowers may amend this Agreement to replace the Eurocurrency Rate, Term CORRA Rate or, in the case of a Benchmark Transition Event only, the Term SOFR Rate, as applicable, with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrowers, so long as the Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from Lenders comprising the Required Class Lenders of each Facility providing for Loans in the applicable currency. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Class Lenders of each Facility providing for Loans in the applicable currency have delivered to the Administrative Agent written notice that such Required Class Lenders accept such amendment. No replacement of Eurocurrency Rate or Term CORRA Rate, as applicable, with a Benchmark Replacement will occur prior to the applicable Benchmark Transition Start Date.

(ii) (x) In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement and (y) notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, with respect to a Loan denominated in Canadian Dollars, if a Term CORRA Reelection Event and its related Benchmark Replacement Date have occurred prior to the reference time in respect of any setting of the then-current rate of interest for Loans denominated in Canadian Dollars, then the applicable Benchmark Replacement will replace the then-current rate of interest for Loans denominated in Canadian Dollars for all purposes hereunder or under any Loan Document in respect of such rate of interest for Loans denominated in Canadian Dollars and subsequent rates of interest for Loans denominated in Canadian Dollars, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (f)(ii)(y) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term CORRA Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term CORRA Notice after the occurrence of a Term CORRA Reelection Event and may do so in its sole discretion.

(iii) The Administrative Agent will promptly notify the applicable Borrowers and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.14.

(iv) Upon the applicable Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Rate Borrowing, Term Benchmark Borrowing or Term CORRA Rate Borrowing, as applicable, shall be ineffective and (ii) (x) if any Borrowing Request requests a Term Benchmark Revolving Borrowing, such Borrowing shall be made as a Base Rate Borrowing and (y) if any Borrowing Request requests a Term CORRA Rate Revolving Borrowing, such Borrowing shall be made as a Canadian Base Rate Borrowing.

SECTION 2.15 Taxes.

(a) Any and all payments by or on account of any obligation of any Borrower or any other Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for or on account of any Taxes unless a deduction or withholding is required by law; provided that if any applicable withholding agent shall be required by law to deduct or withhold any Taxes from any such payment, then (i) to the extent such Tax is an Indemnified Tax, the sum payable by such Borrower or other Loan Party shall be increased as necessary so that after all such required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.15) by the applicable withholding agent, the Lender (or, in the case of a payment received by the Agent for its account, the Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such required deductions or withholdings and (iii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable law. If at any time a Borrower or a Loan Party is required by applicable law to make any deduction or withholding from any sum payable under any Loan Document, such Borrower or such Loan Party shall promptly notify the relevant Agent or Lender upon becoming aware of the same.

(b) This Section 2.15(b) applies solely in respect of a Loan to any U.K. Borrower.

(i) The relevant U.K. Borrower is not required to make an increased payment to a Lender in respect of any payment of interest on any Loan to the relevant U.K. Borrower under Section 2.15(a) (or an indemnity payment under Section 2.15(e)) for any deduction or withholding for or on account of any Indemnified Taxes where that Tax is imposed by the United Kingdom if on the date on which the payment falls due:

(A) the payment could have been made to the relevant Lender without a deduction or withholding for or on account of Indemnified Taxes if it was a U.K. Qualifying Lender, but on that date that Lender is not or has ceased to be a U.K. Qualifying Lender other than as a result of any Change in Law (including any change in any Treaty or in any published practice or concession of any relevant taxing authority) after the date it became a Lender under this Agreement; or

(B) (1) the relevant Lender is a U.K. Qualifying Lender solely under subclause (i)(B) of the definition of “U.K. Qualifying Lender”; and (2) an officer of HMRC has given (and not revoked) a Direction under section 931 of the ITA 2007 (as that provision has effect on the date on which the relevant Lender became a party to this Agreement) which relates to that payment and that Lender has received from that Borrower a certified copy of that Direction; and (3) the payment could have been made to the Lender without any deduction or withholding for or on account of Taxes in the absence of that Direction; or

(C) the relevant Lender is a U.K. Qualifying Lender solely under subclause (i)(B) of the definition of “U.K. Qualifying Lender” and it has not, other than by reason of any change after the date of this Agreement in (or in the interpretation, administration or application of) any law, or any published practice or concession of any relevant Governmental Authority, given a U.K. Tax Confirmation to a Borrower; or

(D) the relevant Lender is a Treaty Lender and the relevant Borrower making the payment is able to demonstrate that the payment could have been made to that Lender without the deduction or withholding for or on account of any Taxes had that Lender complied with its obligations under clauses (iii), (iv) and (v) below.

(ii) Each Lender in respect of a Loan to the relevant U.K. Borrower on the day on which this Agreement is entered into, who is a U.K. Qualifying Lender solely under subparagraph (i)(B) of the definition of “U.K. Qualifying Lender,” gives a U.K. Tax Confirmation to the relevant U.K. Borrower by entering into this Agreement. A Lender in respect of a Loan to the relevant U.K. Borrower who is a Qualifying Lender under sub-paragraph (i)(B) of the definition of “U.K. Qualifying Lender” must promptly notify the Agent of any change to its status that may affect any confirmation made by it. A Lender in respect of a Loan to the relevant U.K. Borrower who has given and not revoked a U.K. Tax Confirmation as at the Closing Date shall be deemed to have given a U.K. Tax Confirmation.

(iii) Each Lender in respect of a Loan made to the relevant U.K. Borrower that is a Treaty Lender and does not hold or does not wish to use a passport under the HMRC DT Treaty Passport scheme undertakes to use reasonable endeavors to process as soon as practicable the appropriate HMRC Form DT-Company to enable interest on the Loan made by it to the relevant U.K. Borrower under this Agreement to be paid to it without any deduction or withholding for or on account of any Indemnified Taxes imposed by the United Kingdom and, if appropriate, to seek, at the relevant U.K. Borrower’s expense, a refund of any such tax previously withheld (and in respect of which additional amounts have been paid by the relevant U.K. Borrower pursuant to this Section 2.15) from interest payments made to that Treaty Lender.

(iv)

(A) Subject to Section 2.15(b)(iv)(B) below, a Lender and each U.K. Borrower which makes a payment to which that Lender is entitled shall co-operate promptly in completing any procedural formalities necessary for that U.K. Borrower to obtain authorization to make that payment without a U.K. Tax Deduction.

(B) (1) A Lender which becomes a Party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Schedule I.

(2) A Lender that is not a party to this Agreement on the date on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the Assignment and Assumption, which it executes, or otherwise in writing to the Agent or the relevant U.K. Borrower on becoming a party to this Agreement, and, having done so, that Lender shall be under no obligation pursuant to Section 2.15(b)(iv)(A).

(v) If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (iv) above and (i) the relevant U.K. Borrower making a payment to that Lender has not made a Borrower DTTP Filing in respect of that Lender; or (ii) the relevant U.K. Borrower making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but (A) that Borrower DTTP Filing has been rejected by HMRC; or (B) HMRC has not given the Borrower authority to make payments to that Lender without a U.K. Tax Deduction within 60 days of the date of the Borrower DTTP Filing, and in each case the relevant U.K. Borrower has notified that Lender in writing, that Lender and the relevant U.K. Borrower shall co-operate in completing any additional procedural formalities necessary for the relevant U.K. Borrower to make that payment without a U.K. Tax Deduction.

(vi) If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (iv) above, the relevant U.K. Borrower shall not make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.

(vii) The relevant U.K. Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Agent for delivery to the relevant Lender.

(c) This Section 2.15(c) applies solely in respect of a Loan to an Irish Borrower.

(i) No Irish Borrower is required to make any increased payment to a Lender in respect of any payment of interest on any Loan to such Irish Borrower under Section 2.15 (a) (or an indemnity payment under Section 2.15(e)) for any deduction or withholding for or on account of Indemnified Taxes imposed by Ireland if on a date on which the payment falls due:

(A) the payment could have been made to the Lender without a deduction or withholding for or on account of Indemnified Taxes if it was an Irish Qualifying Lender, but on that date that Lender is not or has ceased to be an Irish Qualifying Lender other than as a result of any Change in Law (including any change in any Treaty to which Ireland is a party or in any published practice or concession of any relevant taxing authority) that occurred after the Closing Date; or

(B) the relevant Lender is an Irish Qualifying Lender by reason of paragraph (e) of that definition and the Borrower making the payment is able to demonstrate that the payment could have been made to that Lender without the deduction or withholding for or on account of any Taxes had that Lender complied with its obligations under clause (g) below.

(ii) Each Lender in respect of a Loan to an Irish Borrower on the day on which this Agreement is entered into, gives an Irish Tax Confirmation by entering into this Agreement. Any Lender in respect of a Loan to an Irish Borrower who is an Irish Qualifying Lender must promptly notify the Agent of any change to its status that may affect the Irish Tax Confirmation made by it.

(c)BIS This Section 2.15(c)BIS applies solely in respect of a Loan to a Spanish Borrower.

(i) A Lender that is a Non-Spanish Lender shall deliver to the applicable Spanish Borrower and the Agent, at the time reasonably requested by the applicable Borrower or the Agent, a certificate evidencing its tax residency status (in the case of a Treaty Lender, accrediting such Treaty Lender as resident in the relevant jurisdiction within the meaning of the applicable Treaty entered into by Spain). Each Non-Spanish Lender shall be required by the applicable Borrower or the Agent to deliver a new certificate upon the expiry of the previous one in accordance with the applicable Spanish legislation. Notwithstanding anything to the contrary in the preceding two sentences, the provision of such documentation shall not be required if, in the Lender’s reasonable judgment, such provision would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. For the avoidance of doubt, any Lender that is not or has ceased to be a Non-Spanish Lender shall not be required to provide any documentation to the Spanish Borrower, and no Lender shall be required to provide any documentation that such Lender is not legally eligible to provide.

(d) The Borrowers and the other Loan Parties shall pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(e) Each Borrower and each other Loan Party shall severally, and not jointly, indemnify the Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) payable or paid by such Agent or Lender or required to be withheld or deducted from a payment to such Agent or Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Borrower by a Lender, or by the Agent on its own behalf or on behalf of any Lender, shall be conclusive absent manifest error.

(f) As soon as practicable after any payment of any Taxes by a Borrower or other Loan Party to a Governmental Authority pursuant to this Section 2.15, such Borrower or other Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(g)

(i) Each Lender that is legally entitled to an exemption from or reduction of withholding tax with respect to any payments made under any Loan Document shall deliver to the applicable Borrower and the Agent, at the time or times reasonably requested by the applicable Borrower or the Agent, such properly completed and executed documentation reasonably requested by such Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the applicable Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by a Borrower or the Agent as will enable such Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.15(g)(ii)(A), (ii)(B), and (ii)(D) below or, in respect of Canadian withholding Taxes, CRA Forms NR301, NR302, or NR303, as applicable, and any successor forms thereto) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrower and the Agent in writing of its legal inability to do so.

(ii) Without limiting the generality of Section 2.15(g)(i) above, with respect to any Loan to the U.S. Borrower:

(A) Each Lender that is a United States Person agrees to complete and deliver to the U.S. Borrower and the Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the U.S. Borrower or the Agent), two duly completed and executed copies of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax.

(B) Each Non-U.S. Lender, shall deliver to the U.S. Borrower and the Agent two duly completed and executed copies of whichever of the following is applicable:

(I) In the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party, IRS Form W-8BEN–E (or any successor thereto) establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to such treaty;

(II) IRS Form W-8ECI (or any successor thereto);

(III) In the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, a certificate substantially in the form of Exhibit J-1 to the effect that such Non-U.S. Lender is not a “bank” as defined in Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the U.S. Borrower within the meaning of Section 881(c) (3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that the interest payments in respect of such Loans are not effectively connected with such Non-U.S. Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”); or

(IV) To the extent a Non-U.S. Lender is not the beneficial owner, duly signed, properly completed copies of IRS Form W–8IMY, accompanied by IRS Form W–8ECI, IRS Form W–8BEN, IRS Form W–8BEN–E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W–9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C) Each Non-U.S. Lender shall deliver to the U.S. Borrower and the Agent (in such number of copies as shall be requested by the recipient) such other duly completed and executed forms or certificates prescribed by applicable law as a basis for claiming exemption from, or reduction in, U.S. federal withholding Tax, together with such supplementary documentation as may be prescribed by applicable law to permit the U.S. Borrower or the Agent to determine the withholding or deduction required to be made; and

(D) Each Lender shall deliver to the U.S. Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the U.S. Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the U.S. Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Notwithstanding anything to the contrary in this Section 2.15(g), no Lender shall be required to provide any documentation that such Lender is not legally eligible to provide.

(iv) Each Lender hereby authorizes the Agent to deliver to the Borrowers and other Loan Parties and to any successor Agent any documentation provided by such Lender to the Agent pursuant to this Section 2.15(g).

(h) If the Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received and retained a refund of any Indemnified Taxes as to which it has been indemnified by a Borrower or other Loan Party or with respect to which such Borrower or such Loan Party has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to such Borrower or such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower or such Loan Party under this Section 2.15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Agent or such Lender as is determined by the Agent or such Lender in its sole discretion exercised in good faith, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Borrower or such Loan Party, upon the request of the Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Borrower or such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.15(h), in no event will any Agent or Lender be required to pay any amount to any Borrower other Loan Party pursuant to this Section 2.15 the payment of which would place such Agent or Lender in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.15(h) shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Loan Party or any other Person.

(i) Any amount payable under this Agreement or any other Loan Document by any party is exclusive of any VAT or any other Tax of a similar nature which might be chargeable in connection with that amount. If any such Tax is chargeable, the applicable Borrower or applicable other Loan Party must pay to the Agent or Lender (as applicable) (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax against the delivery of a valid VAT invoice (where applicable).

(j) Where this Agreement or any other Loan Document requires any party to reimburse the Agent or any Lender (as the case may be) for any costs or expenses, that party must also at the same time pay and indemnify the Agent or Lender (as the case may be) against all VAT or any other Tax of a similar nature incurred by the Agent or Lender (as the case may be) in respect of those costs or expenses but only to the extent that the Agent or Lender (as the case may be) (acting reasonably) determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the Tax.

(k) For the avoidance of doubt, for purposes of this Section 2.15, the term “Lender” includes any Issuing Bank.

SECTION 2.16 Allocation of Proceeds; Sharing of Setoffs.

(a) All proceeds of any Collateral received by the Agent after an Event of Default has occurred and is continuing and all or any portion of the Loans shall have been accelerated hereunder pursuant to Section 7.02, shall upon election by the Agent or at the direction of the Required Lenders be applied, first, to, ratably, pay any fees, indemnities, or expense reimbursements then due to the Agent from any Borrower (other than in connection with Secured Hedging Obligations or Secured Cash Management Obligations), second, ratably, to pay any expense reimbursements then due to the Issuing Bank or Lenders from the Borrowers (other than in connection with Secured Hedging Obligations or Secured Cash Management Obligations), third, to pay Commitments Fees, interest due and payable in respect of the Loans and LC Fees, ratably, fourth, to pay principal on the Loans and unpaid LC Disbursements and any amounts owing with respect to Secured Hedging Obligations or Secured Cash Management Obligations, and to cash collateralize Letters of Credit in an amount equal to the outstanding face amount thereof (it being understood that, if any Letter of Credit shall expire undrawn, any cash collateral held for the undrawn portion of such Letter of Credit shall be applied to the other Secured Obligations in the order specified in clauses first through fifth of this sentence), ratably, fifth, to the payment of any other Secured Obligation due to the Agent or any Lender, and sixth, to the applicable Loan Party or as the U.S. Borrower shall direct. Notwithstanding the foregoing, (i) the Agent shall not be required to pay any amount pursuant to this Section 2.16(a) to any holder of Secured Hedging Obligations or Secured Cash Management Obligations unless the holder thereof or the U.S. Borrower has provided notice to the Agent thereof prior to the date of the applicable payment pursuant to this Section 2.16(a) and (ii) no amount received on the account of any Collateral of any Loan Party shall be applied to the payment of any Secured Obligations in respect of Excluded Swap Obligations of such Loan Party.

(b) If, following any Event of Default under Section 7.01(a) (but only to the extent that prior to the waiver of such Event of Default an Event of Default under Section 7.01(f) (with respect to the U.S. Borrower) or an acceleration of the Loans pursuant to Section 7.02 occurs), Section 7.01(f) (with respect to the U.S. Borrower) or any acceleration of the Loans pursuant to Section 7.02, any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any fees, principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest and fees thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest and fees on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement (including, without limitation, Section 2.08(d)) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant) and (iii) in the event that any Lender would be required to purchase any participations in Domestic Obligations as a result of the receipt by such Lender of any amount from any Foreign Borrower, such Lender shall not be required to purchase any participations in any such Domestic Obligations. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff, consolidation and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(c) If any Lender shall fail to make any payment required to be made by it pursuant to this Agreement, then the Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such obligations of such Lender until all such unsatisfied obligations are fully paid.

SECTION 2.17 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.14, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.15, as applicable, in the future and (ii) would not subject such Lender (or its parent companies) to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The U.S. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.14, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender becomes a Non-Funding Lender, then such Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Borrower shall have received the prior written consent of the Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and any participations in Letters of Credit funded by such Lender, if any, accrued interest thereon, accrued fees and all other amounts due and payable to it hereunder, from the assignee (to the extent of such outstanding principal or participation) or such Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the applicable Borrower to require such assignment and delegation cease to apply.

SECTION 2.18 [Reserved].

SECTION 2.19 Incremental Facilities.

(a) Any Borrower may by written notice to the Agent elect to request the establishment of one or more (x) additional tranches of term loans of any class in Dollars, Euros, Sterling, Canadian Dollars or any other currency reasonably acceptable to the Agent or new Commitments to increase any existing Class of Term Loans (the commitments described in this clause (x), the “New Term Commitments”), (y) increases in Revolving Commitments under one or more of the then existing Revolving Facilities or new revolving commitments under a new revolving facility (a “New Revolving Facility”) (any such commitments described in this clause (y), the “New Revolving Commitments” and, together with the New Term Commitments, the “New Commitments”) in a Dollar Equivalent amount at any time not to exceed (other than in the case of any New Commitments with respect to Refinancing Term Loans and/or Replacement Revolving Commitments) the Maximum Incremental Amount at such time and not less than the Dollar Equivalent of $25.0 million individually (or such lesser amount which shall be approved by the Agent or such lesser amount that shall constitute the entire remaining availability hereunder). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the applicable Borrower proposes that the New Commitments shall be effective, which shall be a date not less than five Business Days after the date on which such notice is delivered to Agent (or such shorter period as may be agreed by the Agent); provided that any Lender offered or approached to provide all or a portion of the New Commitments may elect or decline, in its sole discretion, to provide a New Commitment. Such New Commitments shall become effective, as of such Increased Amount Date; provided that (i) subject to Section 1.10, no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Commitments, as applicable; (ii) subject to Section 1.10, both before and after giving effect to the making of any New Term Loans or New Revolving Loans, each of the conditions set forth in Section 4.02 shall be satisfied; (iii) subject to Section 1.10, the U.S. Borrower and the Restricted Subsidiaries shall be in pro forma compliance with Section 6.10 as of the last day of the most recently ended fiscal quarter prior to such Increased Amount Date and as in effect on such Increased Amount Date after giving effect to such New Commitments and any Investment to be consummated in connection therewith; (iv) the New Commitments shall be effected pursuant to one or more supplements to this Agreement executed and delivered by the Loan Parties, the New Lenders and the Agent; and (v) any such supplement shall provide that each New Lender shall automatically become party to the Loss Sharing Agreement pursuant to such supplement. Any New Term Loans (other than any New Term Loans which are designated as an increase in the amount of any previously established Class of Term Loans) made on an Increased Amount Date shall be designated a separate series (a “Series”) of New Term Loans for all purposes of this Agreement. In connection with the obtaining of any New Commitments pursuant to this Section 2.19(a), the U.S. Borrower shall, or shall cause the other applicable Loan Parties to, make such amendments to the Collateral Documents and take such other customary actions, if any, as the Agent may reasonably request in order to preserve and protect the Liens on the Collateral securing the Obligations (either prior to or within 30 days (or such longer period as to which the Agent may consent) following the Increased Amount Date for such New Commitments).

(b) On any Increased Amount Date on which New Revolving Commitments are effected under any existing Revolving Facility (but not any New Revolving Facility being established on such date), subject to the satisfaction of the foregoing terms and conditions, (a) each of the Lenders with Revolving Commitments under the applicable Revolving Facility shall assign to each Lender with a New Revolving Commitment (each, a “New Revolving Lender”) and each of the New Revolving Lenders shall purchase from each of the Lenders with Revolving Commitments under the applicable Revolving Facility, at the principal amount thereof, such interests in the Revolving Loans outstanding under the applicable Revolving Facility on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Lenders with Revolving Loans under the applicable Revolving Facility and New Revolving Lenders ratably in accordance with their Ratable Portions after giving effect to the addition of such New Revolving Commitments to such Revolving Facility, (b) each such New Revolving Commitment shall be deemed for all purposes a Revolving Commitment under the applicable Revolving Facility and each Loan made thereunder (a “New Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan under the applicable Revolving Facility and (c) each New Revolving Lender with a New Revolving Commitment under an existing Revolving Facility shall become a Lender under the applicable Revolving Facility with respect to the New Revolving Commitment and all matters relating thereto. On any Increased Amount Date on which New Revolving Commitments are effected under any New Revolving Facility, subject to the satisfaction of the foregoing terms and conditions, the Agent and the Borrowers shall enter into an amendment to this Agreement to incorporate the terms of such New Revolving Facility hereunder on substantially the same terms as were applicable to the existing Revolving Facilities (except with respect to the rate of interest and the Scheduled Termination Date applicable to such New Revolving Facility and except as otherwise reasonably acceptable to the Agent).

(c) On any Increased Amount Date on which any New Term Commitments of any Class are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Lender with a New Term Commitment (each, a “New Term Loan Lender”) of any Class shall make a Loan to the applicable Borrower (a “New Term Loan”) in the requested currency in an amount equal to its New Term Commitment of such Class, and (ii) each New Term Loan Lender of any Class shall become a Lender hereunder with respect to the New Term Commitment of such Class and the New Term Loans of such Class made pursuant thereto.

(d) The terms and provisions of the New Term Loans and New Term Commitments shall be, except as otherwise set forth herein or in the applicable supplement relating thereto, identical to the existing Term Loans; provided that (i) the final maturity date of the New Term Loans shall be no earlier than (x) in the case of Refinancing Term Loans, the Term Loans or Revolving Commitments refinanced therewith, (y) in the case of New Term A Loans, the latest maturity date of the 2024 Refinancing Term A Loans and (z) in the case of any other New Term Loans, the U.S. Term B-8 Loan Maturity Date, and, in the case of all New Term Loans, the mandatory prepayment provisions applicable to the New Term Loans shall not require that any mandatory prepayment pursuant to Section 2.09 apply to such New Term Loans on a greater basis than ratable basis then outstanding Term Loans, (ii) the currency, optional prepayment provisions, rate of interest and the amortization schedule applicable to any New Term Loans of each Series shall be determined by the applicable Borrower and the applicable new Lenders and shall be set forth in the applicable supplement relating thereto; provided that (A) the Weighted Average Life to Maturity of any New Term Loans will be no shorter than (x) in the case of

Refinancing Term Loans, the Weighted Average Life to Maturity of the Term Loans refinanced or Revolving Commitments replaced thereby and (y) in the case of New Term A Loans, the then longest remaining Weighted Average Life to Maturity of the 2024 Refinancing Term A Loans, (iii) New Term Loans shall not be guaranteed by any Subsidiary of the U.S. Borrower that is not a Loan Party and shall be secured on a pari passu basis with the other Obligations pursuant to the Collateral Documents and (iv) all other terms applicable to the New Term Loans of each Series that differ from the existing Term Loans shall be reasonably acceptable to the Agent (as evidenced by its execution of the applicable supplement relating thereto). The terms and provisions of the New Revolving Loans and New Revolving Commitments forming an increase in any then existing Revolving Facility shall be identical to the Revolving Loans and the Revolving Commitments under such Revolving Facility; provided that, with respect to any New Revolving Facility, (i) the Scheduled Termination Date with respect thereto shall be set forth in the applicable supplement and shall be no earlier than the Scheduled Termination Date of any then outstanding Revolving Facility in effect at such time, (ii) the rate of interest and fees applicable thereto shall be determined by the applicable Borrower and the applicable new Lenders and shall be set forth in the applicable supplement relating thereto, (iii) such New Revolving Facility shall not be guaranteed by any Subsidiary of the U.S. Borrower that is not a Loan Party and shall be secured on a pari passu basis with the other Obligations pursuant to the Collateral Documents and (iv) all other terms applicable thereto that differ from the existing Revolving Loans and Revolving Commitments under the existing Revolving Facilities (including but not limited to any currency available under or any Borrower of such New Revolving Facility) shall be reasonably acceptable to the Agent (as evidenced by the execution of the applicable supplement relating thereto).

(e) (i) Any Borrower may at any time and from time to time request that all or a portion of the Term Loans under any Term Loan Facility of such Borrower (an “Existing Class”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans and/or amended to lower the Effective Yield thereof (any such Term Loans which have been so converted and/or extended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.19(e). In order to establish any Extended Term Loans, the applicable Borrower shall provide a notice to the Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Class) (an “Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall be identical to the Term Loans of the Existing Class from which they are to be converted except (w) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of such Existing Class, (x) (A) the interest rate and fee provisions with respect to the Extended Term Loans may be different from those applicable to the Term Loans of such Existing Class (and Extended Term Loans may provide for prepayment protection that is different from those applicable to such Existing Class) and/or (B) additional fees may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased margins contemplated by the preceding clause (A), (y) the supplement providing for such Extended Term Loans may provide for other terms applicable to such Extended Term Loans so long as either (A) such additional terms do not apply until all Term Loans and Commitments outstanding immediately prior to the establishment of such Extended Term Loans have been repaid, terminated or returned as applicable, (B) such additional terms are less favorable to the holders of the Extended Term Loans than the corresponding Existing Class or (C) such additional terms have been approved by the Required Lenders and (z) the mandatory prepayment rights of the Extended Term Loans and such Existing Class may be different so long as the proportion (if any) of the proceeds thereof to which such Extended Term Loans are entitled is no greater on a proportionate basis than the portion of such proceeds to which the Existing Class is entitled to receive.

(ii) The Borrowers shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the Existing Class are requested to respond (or such shorter period as may be agreed by the Agent). Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans of the Existing Class subject to such Extension Request converted into Extended Term Loans shall notify the Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans of the Existing Class which it has elected to convert into Extended Term Loans. In the event that the aggregate amount of Term Loans of the Existing Class subject to Extension Elections exceeds the amount of Extended Term Loans requested pursuant to the Extension Request, Term Loans subject to Extension Elections shall be converted to Extended Term Loans on a pro rata basis based on the amount of Term Loans included in each such Extension Election (subject to such rounding as the Agent deems expedient). For the avoidance of doubt, each Lender agrees that any Term Loan that is converted to an Extended Term Loan (and the Extending Lender providing such Extended Term Loan) shall continue to be subject to the Loss Sharing Agreement to the same extent as the Term Loan from which such Extended Term Loan was converted. Any Extended Term Loans shall be established on the date set forth in the applicable supplement entered into by the applicable Borrower and the Agent pursuant to this Section 2.19(e) (it being understood that by providing an Extension Election, an Extending Lender will agree to be bound thereby).

(f) Each supplement pursuant to this Section 2.19 may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Agent and the Joint Lead Arrangers, to effect the provision of this Section 2.19.

(g) The provisions of this Section 2.19 shall override any provisions of Section 9.02 to the contrary and, for the avoidance of doubt Section 2.09(b).

SECTION 2.20 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Commitment Fees shall cease to accrue on the unfunded portion of the Revolving Commitments of such Defaulting Lender pursuant to Section 2.10(a);

(b) the Revolving Commitments and Revolving Outstandings of such Defaulting Lender shall not be included in determining whether the Required Lenders (or other requisite percentage of any Lenders pursuant to Article VII or Section 9.02) have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any Letters of Credit or LC Disbursements are outstanding under a Revolving Facility under which such Defaulting Lender is a Revolving Lender, then

(i) all or any part of the participation of such Lender in Letters of Credit and Revolving LC Disbursements shall be reallocated among the non-Defaulting Lenders under such Revolving Facility in accordance with their respective Ratable Portions but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Outstandings under such Revolving Facility plus such Defaulting Lender’s Ratable Portion of the Letters of Credit and LC Disbursements does not exceed the total of all non-Defaulting

Lenders’ Revolving Commitments under such Revolving Facility and (y) the conditions set forth in Section 4.02(b) would be satisfied at such time (determined as if such reallocation constituted the issuance of a new Letter of Credit at such time);

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the applicable Borrower shall within one Business Day following notice by the Agent cash collateralize such Defaulting Lender’s Ratable Portion of the Letters of Credit and LC Disbursements under such Revolving Facility (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.04(j) for so long as such Letters of Credit or LC Disbursements are outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.10(b)(ii) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.10(a) and Section 2.10(b)(ii) shall be adjusted in accordance with such non-Defaulting Lenders’ Ratable Portions; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any applicable Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.10(b)(ii) with respect to such Defaulting Lender’s Revolving LC Exposure shall be payable to the Issuing Bank that has issued the Letters of Credit accounting for such LC Exposure until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and participation obligations with respect to any newly made LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless such Issuing Bank shall have entered into arrangements with the Borrowers or such Lender, satisfactory to such Issuing Bank to defease any risk to it in respect of such Lender hereunder.

In the event that the Agent, the Borrower and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the participation obligations in respect of LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders as the Agent shall determine may be necessary in order for such Revolving Lender to hold such Revolving Loans in accordance with its Ratable Portion.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lenders that:

SECTION 3.01 Organization; Powers. Except as would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties and each of the Restricted Subsidiaries (a) is duly organized or incorporated and validly existing under the laws of the jurisdiction of its organization or incorporation, as the case may be, and (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and is qualified to do business in, and is in good standing (to the extent such concepts exist in the applicable jurisdictions) in every jurisdiction where such qualification is required.

SECTION 3.02 Authorization; Enforceability. The Refinancing Transactions are within each applicable Loan Party’s and Foreign Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action of such Loan Party. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity.

SECTION 3.03 Governmental Approvals; No Conflicts. The Refinancing Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (A) such as have been obtained or made and are in full force and effect and (B) for filings and registrations necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of the Restricted Subsidiaries, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of the Restricted Subsidiaries or their respective assets, or (except for the Refinancing Transactions) give rise to a right thereunder to require any payment to be made by any Loan Party or any of the Restricted Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of the Restricted Subsidiaries, except Liens created pursuant to the Loan Documents; except, in the case of each of clauses (a) through (d) above, to the extent that any such violation, default or right, or any failure to obtain such consent or approval or to take any such action, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04 Financial Condition; No Material Adverse Change.

(a) The U.S. Borrower has heretofore furnished to the Lenders the consolidated balance sheet and statements of earnings, shareholders’ equity and cash flows of Aramark, the indirect parent company of the U.S. Borrower, (i) as of and for the fiscal years ended September 30, 2016, each reported on by KPMG LLP, an independent registered public accounting firm and (ii) as of and for the fiscal quarter ended December 31, 2016. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the U.S. Borrower and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) No event, change or condition has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect, since September 30, 2016.

SECTION 3.05 Properties.

(a) As of the Closing Date, Schedule 1.01(b) sets forth the address of each parcel of real property (or each set of parcels that collectively comprise one operating property) that is owned by each Loan Party with an aggregate fair market value (as determined by the U.S. Borrower in good faith) in excess of $15.0 million or that the U.S. Borrower has otherwise agreed shall initially be a Mortgaged Property. Schedule 3.05(a) identifies the principal place of business and chief executive office of each Loan Party as of the Closing Date.

(b) Each of the U.S. Borrower and each of the Restricted Subsidiaries has good and insurable fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its real properties (including all Mortgaged Properties) and has good and marketable title to its personal property and assets, in each case, except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens.

(c) Each of the U.S. Borrower and each of the Restricted Subsidiaries has complied with all obligations under all leases to which it is a party, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the U.S. Borrower and each of the Restricted Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) As of the Closing Date, neither Holdings nor the U.S. Borrower has received any notice of, or has any knowledge of, any pending or contemplated condemnation proceeding affecting any of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation.

(e) To the U.S. Borrower’s knowledge, as of the Closing Date, none of the U.S. Borrower or any Restricted Subsidiary is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.

(f) To the U.S. Borrower’s knowledge, each of the U.S. Borrower and the Restricted Subsidiaries owns or possesses, or is licensed to use, all patents, trademarks, service marks, trade names and copyrights and all licenses and rights with respect to the foregoing, necessary for the present conduct of its business, without any conflict with the rights of others, and free from any burdensome restrictions on the present conduct of its business, except where such failure to own, possess or hold pursuant to a license or such conflicts and restrictions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or except as set forth on Schedule 3.05(f).

SECTION 3.06 Litigation and Environmental Matters.

(a) Other than the Disclosed Matters, there are no actions, suits or proceedings by or before any Governmental Authority pending against or, to the knowledge of the U.S. Borrower, threatened against the Loan Parties or any of their Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) on the Closing Date, that involve any Loan Documents or the Refinancing Transactions.

(b) Except for the Disclosed Matters and any other matters that, individually or in the aggregate, together with the Disclosed Matters, would not reasonably be expected to result in a Material Adverse Effect (i) no Loan Party nor any of its Subsidiaries has received written notice of any claim with respect to any Environmental Liability and (ii) no Loan Party nor any of its Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) is subject to any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

SECTION 3.07 Compliance with Laws and Agreements; Licenses and Permits.

(a) Each Loan Party and each Restricted Subsidiary is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) Each Loan Party and the Restricted Subsidiaries have obtained and hold in full force and effect, all franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals which are necessary or advisable for the operation of their businesses as presently conducted and as proposed to be conducted, except where the failure to have so obtained or hold or to be in force, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Loan Party or any of the Restricted Subsidiaries is in violation of the terms of any such franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval, except where any such violation, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08 Investment Company Status. No Loan Party is an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940.

SECTION 3.09 Taxes. The Loan Parties and the Subsidiaries have timely filed or caused to be filed all Tax returns and reports required to have been filed and have paid or caused to be paid all Taxes required to have been paid by them (whether or not shown on a tax return), except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. All amounts have been withheld by each of the Loan Parties and the Subsidiaries from their respective employees for all periods in compliance with the tax, social security and unemployment withholding provisions of the applicable law and such withholdings have been timely paid to the respective Governmental Authorities, except to the extent that the failure to withhold and pay would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. No Borrower is either Tax resident or maintains a permanent establishment in any jurisdiction other than its jurisdiction of incorporation or, in case of the German Borrower, the jurisdiction of its establishment. For the avoidance of doubt, in relation to the incorporation of the Existing U.K. Borrower and the Additional U.K. Borrower, England and Wales has the same meaning as United Kingdom.

SECTION 3.10 Deduction of Tax. Without prejudice to the operation of Section 2.15, provided the Lenders in respect of any Loans to any U.K. Borrower or to any Irish Borrower are U.K. Qualifying Lenders and Irish Qualifying Lenders, respectively, and subject to the completion by any such Lenders of any procedural formalities in respect of such Loans, none of the Existing U.K. Borrower, the Additional U.K. Borrower or the Irish Borrowers is required to make any deduction for or on account of Tax from any payment it may make under this Agreement. The German Borrower is not required to make any deduction or withholding for or on account of Tax from any payment it may make under this Agreement.

SECTION 3.11 No Filing or Stamp Taxes. It is not necessary under the laws of any jurisdiction in which any Borrower is resident for Tax purposes that this Agreement be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to this Agreement or the transactions contemplated by this Agreement.

SECTION 3.12 ERISA. No ERISA Event has occurred in the five year period prior to the date on which this representation is made or deemed made and is continuing or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, the present value of all accumulated benefit obligations under all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plans, in the aggregate.

SECTION 3.13 Disclosure.

(a) All written information (other than the Projections, the pro forma financial statements and estimates and information of a general economic nature) concerning Holdings, the U.S. Borrower, the Restricted Subsidiaries, the Refinancing Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to the Lenders or the Agent in writing in connection with the Refinancing Transactions on or before the Closing Date (the “Information”), when taken as a whole, as of the date such Information was furnished to the Agent or such Lenders, as the case may be, did not contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

(b) The Projections, pro forma financial statements and estimates and information of a general economic nature prepared by or on behalf of the U.S. Borrower or any of its representatives and that have been made available to any Lenders or the Agent in writing in connection with the Refinancing Transactions on or before the Closing Date (the “Other Information”) (i) have been prepared in good faith based upon assumptions believed by the U.S. Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from the Other Information), and (ii) as of the Closing Date, have not been modified in any material respect by the U.S. Borrower.

SECTION 3.14 Material Agreements. Neither any Loan Party nor any Restricted Subsidiary is in default in any material respect in the performance, observance or fulfillment of any of its obligations contained in (i) any material agreement to which it is a party or (ii) any agreement or instrument to which it is a party evidencing or governing Indebtedness, except where any such default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 3.15 Solvency.

(a) Immediately after the consummation of the Refinancing Transactions on the Closing Date, (i) the fair value of the assets of the Loan Parties on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Loan Parties on a consolidated basis; (ii) the present fair saleable value of the property of the Loan Parties on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Loan Parties on a consolidated basis, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Loan Parties on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Loan Parties on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(b) The Loan Parties do not intend to incur debts beyond their ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by the Loan Parties and the timing and amounts of cash to be payable by the Loan Parties on or in respect of their Indebtedness.

SECTION 3.16 Insurance. Schedule 9 to the Perfection Certificate delivered on the Closing Date sets forth a true, complete and correct description of all commercial insurance maintained by or on behalf of the Loan Parties and the Restricted Subsidiaries as of the Closing Date. As of the Closing Date, all such insurance is in full force and effect and all premiums in respect of such insurance have been duly paid. The U.S. Borrower believes that the insurance maintained by or on behalf of the U.S. Borrower and the Restricted Subsidiaries is adequate and is in accordance with normal industry practice.

SECTION 3.17 Capitalization and Subsidiaries. As of the Closing Date, Schedule 3.17 sets forth (a) a correct and complete list of the name and relationship to the U.S. Borrower of each and all of the U.S. Borrower’s Subsidiaries, (b) a true and complete listing of each class of each of the U.S. Borrower’s authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.17, and (c) the type of entity of the U.S. Borrower and each of its Domestic Subsidiaries. All of the issued and outstanding Equity Interests of the Restricted Subsidiaries owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable free and clear of all Liens (other than Liens created under the Loan Documents).

SECTION 3.18 Security Interest in Collateral. The provisions of the Collateral Documents create legal and valid Liens on all the Collateral in favor of the Agent, for the benefit of the Secured Parties; and upon the proper filing of UCC financing statements required pursuant to paragraph (k) of Section 4.01 and any Mortgages with respect to Mortgaged Properties and with regard to Collateral that is perfected by control, upon delivery of possession or control, which shall be delivered to the extent required by the Collateral Documents, such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except Permitted Liens but only to the extent that such Liens are required to be perfected by the terms of the Loan Documents (including Section 5.11(c)).

SECTION 3.19 Labor Disputes. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, there are no strikes, lockouts or slowdowns against any Loan Party currently occurring or, to the knowledge of the U.S. Borrower, threatened. Except (i) as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or (ii) as set forth on Schedule 3.19, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the U.S. Borrower or any of the Restricted Subsidiaries (or any predecessor) is a party or by which Holdings, the U.S. Borrower or any of the Restricted Subsidiaries (or any predecessor) is bound.

SECTION 3.20 Federal Reserve Regulations.

(a) None of the Collateral is Margin Stock.

(b) None of Holdings, the U.S. Borrower and the Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(c) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation T, U or X.

SECTION 3.21 Anti-Corruption and Sanctions Laws.

(a) The U.S. Borrower and each of its Subsidiaries have implemented and maintain in effect policies and procedures reasonably designed to promote compliance by the U.S. Borrower, its Subsidiaries and their respective directors, officers and employees while acting on behalf of the U.S. Borrower or its Subsidiaries with applicable Anti-Corruption Laws and applicable Sanctions. The U.S. Borrower, its Subsidiaries and to the knowledge of the U.S. Borrower, their respective directors, officers and employees, are in compliance with applicable (i) Anti-Corruption Laws, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect and (ii) Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any such Person being designated as a Sanctioned Person. None of (a) the U.S. Borrower or any Subsidiary or (b) to the knowledge of the U.S. Borrower, any director, officer, employee or agent of the U.S. Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person.

(b) The representations contained in Section 3.21 (Anti-Corruption and Sanctions Laws) above are only given by any German Relevant Person to the extent that, by agreeing to it, compliance with it, exercising it, having such obligation or right, or otherwise, it would not be placed in violation of any law applicable to it relating to foreign trades (Außenwirtschaft) (including without limitation EU Regulation (EC) 2271/96 and section 7 foreign trade rules (AWV) (Außenwirtschaftsverordnung) in conjunction with section 4 and section 19 paragraph 3 no. 1 a) of the German Foreign Trade Act (Außenwirtschaftsgesetz, AWG)) and Section 3.21 (Anti-Corruption and Sanctions Laws) shall be so limited and shall not apply to that extent.

(c) In relation to each Restricted Lender, the representations contained in Section 3.21 (Anti-Corruption and Sanctions Laws) above shall only apply for the benefit of that Restricted Lender to the extent that such benefit would not result in (i) any violation of, conflict with or liability under EU Regulation (EC) 2271/96 or (ii) a violation or conflict with section 7 foreign trade rules (AWV) (Außenwirtschaftsverordnung) (in connection with section 4 and section 19 paragraph 3 no. 1 a) of the German Foreign Trade Akt (Außenwirtschaftsgesetz, AWG)) or a similar anti-boycott statute by such Restricted Lender. In connection with any amendment, waiver, determination or direction relating to any part of Section 3.21 (Anti-Corruption and Sanctions Laws) of which a Restricted Lender does not have the benefit, the Commitments of that Restricted Lender will be excluded for the purpose of determining whether any applicable quorum has been obtained or whether the determination or direction such applicable quorum has been made.

ARTICLE IV

CONDITIONS

SECTION 4.01 Conditions Precedent to Effectiveness. This Agreement shall become effective on and as of the date on which all of the following conditions precedent shall have been satisfied:

(a) Credit Agreement and Loan Documents. The Agent shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Agent that such party has signed a counterpart of this Agreement and (ii) fully executed copies of the other Loan Documents to be entered into on the Closing Date and such other certificates, documents, instruments and agreements as the Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.07 at least five (5) Business Days prior to the Closing Date.

(b) Legal Opinions. The Agent shall have received, on behalf of itself and the Lenders on the Closing Date, a favorable written opinion of (i) Simpson Thacher & Bartlett LLP, special New York counsel for the Loan Parties and (ii) local or other counsel reasonably satisfactory to the Agent as specified on Schedule 4.01(b), in each case (A) dated the Closing Date, (B) addressed to the Agent and the Lenders as of the Closing Date and (C) in form and substance reasonably satisfactory to the Agent and covering such customary matters under the laws of the respective jurisdiction in which such counsel is admitted to practice relating to the Loan Documents and the Transactions, as the Agent shall reasonably request.

(c) Financial Statements and Projections. The Lenders shall have received (i) the financial statements referred to in Sections 3.04(a) and (b) and (ii) projections for the U.S. Borrower and its Restricted Subsidiaries on a pro forma basis for completion of the Refinancing Transactions for the fiscal years 2017 through 2021.

(d) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Agent shall have received (i) a certificate of each Loan Party (other than any Foreign Borrower) and the Canadian Borrower, dated the Closing Date and executed by its Secretary, Assistant Secretary or director, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each such Loan Party or Canadian Borrower (and in the case of any such Loan Party, certified by the relevant authority of the jurisdiction of organization of such Loan Party), and a true and correct copy of its by-laws, memorandum and articles of incorporation or operating, management, partnership or equivalent agreement to the extent applicable, and (ii) a good standing certificate for each Loan Party (other than any Foreign Borrower) from its jurisdiction of organization to the extent such concept exists in such jurisdiction.

(e) Fees. The Lenders and the Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented by three (3) Business Days prior to the Closing Date (including the reasonable documented fees and expenses of legal counsel), on or before the Closing Date.

(f) Lien and Judgment Searches. The Agent shall have received the results of recent lien and judgment searches in each of the jurisdictions reasonably requested by it.

(g) Solvency. The Agent shall have received a customary certificate from the chief financial officer of the U.S. Borrower certifying that the Loan Parties, on a consolidated basis after giving effect to the Refinancing Transactions to occur on the Closing Date, are solvent (within the meaning of Section 3.15).

(h) Pledged Stock; Stock Powers; Pledged Notes. To the extent not previously delivered to the Agent under the Existing Credit Agreement, the Agent shall have received (i) the certificates representing the shares of Capital Stock of each Domestic Subsidiary pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, (ii) each promissory note and other instrument (if any) pledged to the Agent pursuant to the Security Agreement (to the extent required thereby) endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof and (iii) the certificates representing the shares of Capital Stock of each Restricted Subsidiary formed under the laws of Canada (or any province thereof) that are pledged pursuant to the Security Agreement (to the extent required thereby), together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(i) Perfection Certificate; Filings, Registrations and Recordings. The Agent shall have received (i) a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of the U.S. Borrower, together with all attachments contemplated thereby and (ii) each document (including any UCC financing statement) reasonably requested by the Agent to be filed, registered or recorded in order to create in favor of the Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral.

(j) Refinancing Transactions. The Agent shall be reasonably satisfied with the arrangements to consummate the Refinancing Transactions substantially concurrently with the initial credit extensions hereunder and to release all Liens securing the Existing Credit Agreement.

(k) PATRIOT Act. The Agent shall have received all documentation and other information reasonably requested by it at least five (5) Business Days prior to the Closing Date that is required to be obtained or maintained by it by regulatory authorities under applicable “know your customer” and anti-money laundering or terrorist financing rules and regulations, including the USA PATRIOT Act.

(l) European Borrower Closing Deliverables. The Agent (or its counsel) shall have received from the European Borrowers:

(i)

A copy of the constitutional documents of each European Borrower (being, in respect of the Lux Borrower, its up-to-date articles of association (statuts coordonnés) and an excerpt from the Luxembourg Register pertaining to the Lux Borrower) or a certificate of an authorized signatory of each European Borrower certifying that the constitutional documents previously delivered to the Agent for the purposes of the Existing Credit Agreement have not been amended and remain in full force and effect;

(ii)	In respect of the German Borrower an up-to-date excerpt from the commercial register (Handelsregister) at which such German Borrower is registered;

(iii)

In respect of the Lux Borrower, a negative certificate (certificat de non inscription d’une décision judiciaire) pertaining to each obligor issued by the Luxembourg Register, dated the date of this Agreement or, if this Agreement is signed outside business hours in Luxembourg, either the date of this Agreement or (if this Agreement is signed after midnight) the day before stating that on the day immediately prior to the date of issuance of the negative certificate, there were no records at the Luxembourg Register of any court order regarding, amongst others, a (i) bankruptcy adjudication against the obligor, (ii) reprieve from payment (sursis de paiement), (iii) controlled management (gestion contrôlée) or (iv) composition with creditors (concordat préventif de la faillite).

(iv)

To the extent applicable, a copy of a resolution of the Board of Directors or equivalent body of each European Borrower (or a committee of its board of directors) approving the terms of, the transactions contemplated by, and the execution, delivery and performance of the Loan Documents to which it is a party;

(v)	If applicable, a copy of a resolution of the Board of Directors or equivalent body of each European Borrower establishing the committee referred to in clause (iii) above;

(vi)

A specimen of the signature of each person authorized on behalf of each European Borrower to execute or witness the execution of any Loan Document or to sign or send any document or notice in connection with any Loan Document;

(vii)

If applicable, a copy of a resolution, signed by all of the holders of the issued or (in the case of the German Borrower) allotted shares, approving the terms of, the transactions contemplated by, and the execution, delivery and performance of the Loan Documents to which it is a party;

(viii)	A certificate of an authorized signatory of each European Borrower:

(A) confirming that borrowing by the European Borrower of the Commitments to such European Borrower would not breach any borrowing, guarantee or similar limit binding on it (in each case, subject to any limitations set out in this Agreement);

(B) certifying that each copy document relating to it and specified in this clause (s) as being delivered by it is correct and complete and that the original of each of those documents is in full force and effect and has not been amended or superseded as at a date no earlier than the Closing Date; and

(C) in respect of the Lux Borrower, confirming that (i) that it is solvent, (ii) that the entry by it into the Loan Documents to which it is a party will neither compromise its financial position nor render it insolvent as a matter of Luxembourg law and (iii) it does not carry on any activity that would require the holding of a license under Luxembourg law.

(m) The Agent shall have received a certificate dated the Closing Date and signed by a Responsible Officer of the U.S. Borrower certifying that each of the conditions set forth in Section 4.02(b) have been satisfied.

SECTION 4.02 Conditions Precedent to Each Loan and Letter of Credit. The obligation of each Lender on any date to make any Loan or of any Issuing Bank to issue, increase, renew, amend or extend any Letter of Credit is subject to the satisfaction of each of the following conditions precedent:

(a) Request for Borrowing or Issuance of Letter of Credit. With respect to any Loan, the Agent shall have received a duly executed Borrowing Request, and, with respect to any Letter of Credit, the Agent and the relevant Issuing Bank shall have received a request for a Letter of Credit complying with Section 2.04.

(b) Representations and Warranties; No Defaults. Subject to Section 1.10, on the date of such Loan or issuance, both before and after giving effect thereto and, in the case of any Loan, to the application of the proceeds thereof:

(i) the representations and warranties set forth in Article III and in the other Loan Documents shall be true and correct in all material respects with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; provided that any representation or warranty that is qualified as to materiality or “Material Adverse Effect” shall be true and correct in all respects; and

(ii) no Default shall have occurred and be continuing.

Subject to Section 1.10, the acceptance by a Borrower of the proceeds of each Loan requested in any Borrowing Request, and the issuance of each Letter of Credit requested hereunder at the request of any Borrower, shall be deemed to constitute a representation and warranty by such Borrower as to the matters specified in clause (b) above on the date of the making of such Loan or the issuance of such Letter of Credit (except that no opinion need be expressed as to the Agent’s or the Required Lenders’ satisfaction with any document, instrument or other matter).

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Discharge of Obligations, each Loan Party covenants and agrees, jointly and severally with all of the Loan Parties, with the Lenders that:

SECTION 5.01 Financial Statements and Other Information. The U.S. Borrower will furnish to the Agent (which will promptly furnish such information to the Lenders in accordance with its customary practice):

(a) within ninety (90) days after the end of each fiscal year of the U.S. Borrower, commencing with the fiscal year ending September 30, 2017, its audited consolidated balance sheet and related statements of earnings, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing and reasonably acceptable to the Agent (without a “going concern” or like qualification or exception or exception as to the scope of such audit (other than a “going concern” qualification attributable solely to (i) upcoming maturity under this Agreement or (ii) from and after the 2024 Refinancing Amendments Effective Date, (x) projected defaults under any financial maintenance covenant or (y) the activities or operations of Unrestricted Subsidiaries)) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position and results of operations of the U.S. Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the U.S. Borrower commencing with the fiscal quarter ending March 31, 2017, its consolidated balance sheet and related statements of earnings and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly, in all material respects, the financial position and results of operations of the U.S. Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above commencing with the financial statements for the fiscal quarter ending June 30, 2017, a Compliance Certificate signed by a Financial Officer of the U.S. Borrower in substantially the form of Exhibit C (i) setting forth the calculations required to establish whether the U.S. Borrower and the Restricted Subsidiaries were in compliance with the provisions of Section 6.10 as at the end of such fiscal year or period, as the case may be, (ii) certifying that no Event of Default or Default has occurred or, if an Event of Default or Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (iii) setting forth, in the case of the financial statements delivered under clause (a), (x) commencing with the fiscal year ending on or around September 30, 2017, the U.S. Borrower’s calculation of Excess Cash Flow for the Excess Cash Flow Period ending on the last day of such fiscal year and (y) a list of names of all Immaterial Subsidiaries (if any), that each Restricted Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all Domestic Subsidiaries listed as Immaterial Subsidiaries in the aggregate comprise less than 5% of Total Assets of the U.S. Borrower and the Restricted Subsidiaries at the end of the period to which such financial statements relate and represented (on a contribution basis) less than 5% of EBITDA of the U.S. Borrower for the period to which such financial statements relate;

(d) concurrently with any delivery of consolidated financial statements under clause (a) or (b) above, the related unaudited consolidating financial information reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(e) [Reserved];

(f) as soon as practicable upon the reasonable request of the Agent, deliver an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this clause (f) or Section 5.11;

(g) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials publicly filed by the U.S. Borrower or any Restricted Subsidiary with the SEC, or with any other securities exchange, or, after an initial public offering of shares of Capital Stock of the U.S. Borrower, distributed by the U.S. Borrower to its shareholders generally, as the case may be;

(h) promptly following the Agent’s request therefor, all documentation and other information that the Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering or terrorist financing rules and regulations, including the USA PATRIOT Act; and

(i) as promptly as reasonably practicable from time to time following the Agent’s request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the U.S. Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Agent may reasonably request (on behalf of itself or any Lender).

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of the U.S. Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of Holdings (or any direct or indirect parent of Holdings) or (B) the U.S. Borrower’s or Holdings’ (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to Holdings (or a parent thereof), such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such parent), on the one hand, and the information relating to the U.S. Borrower and its Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under clause (a) of this Section 5.01, such materials are accompanied by a report and opinion of KPMG LLP or other independent public accountants of recognized national standing and reasonably acceptable to the Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than a “going concern” attributable solely to an upcoming maturity under this Agreement).

The U.S. Borrower represents and warrants that it, its controlling Person and any Subsidiary, in each case, if any, either (i) has no registered or publicly traded securities outstanding, or (ii) files its financial statements (or those of its controlling Person together with consolidating information with respect to the U.S. Borrower) with the SEC and/or makes its financial statements (or those of its controlling Person together with consolidating information with respect to the U.S. Borrower) available to potential holders of its 144A securities, and, accordingly, the U.S. Borrower hereby (i) authorizes the Agent to make the financial statements to be provided under Section 5.01(a) and (b) above, along with the Loan Documents, available to Public-Siders and (ii) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of its securities. The Borrower will not request that any other material be posted to Public-Siders without expressly representing and warranting to the Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that the U.S. Borrower and each of its controlling Persons has no outstanding publicly traded securities, including 144A securities. Notwithstanding anything herein to the contrary, in no event shall the U.S. Borrower request that the Agent make available to Public-Siders budgets or any certificates, reports or calculations with respect to the Borrower’s compliance with the covenants contained herein.

Documents required to be delivered pursuant to clause (a), (b), (d) or (f) of this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the U.S. Borrower posts such documents, or provides a link thereto on the U.S. Borrower’s website on the Internet at the website address listed on Schedule 9.01; (ii) on which such documents are posted on the U.S. Borrower’s behalf on IntraLinks™ or a substantially similar electronic platform, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); or (iii) on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System; provided that the U.S. Borrower shall notify (which may be by facsimile or electronic mail) the Agent of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

SECTION 5.02 Notices of Material Events. The U.S. Borrower will furnish to the Agent written notice of the following promptly after any Responsible Officer of Holdings or the U.S. Borrower obtains knowledge thereof:

(a) the occurrence of any Event of Default or Default;

(b) the filing or commencement of any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, the U.S. Borrower or any of the Restricted Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect; and

(c) the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred and are continuing, would reasonably be expected to have a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Responsible Officer of the U.S. Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Existence; Conduct of Business. Each Loan Party will, and will cause each Restricted Subsidiary to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits (except as such would otherwise reasonably expire, be abandoned or permitted to lapse in the ordinary course of business), necessary in the normal conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except (i) other than with respect to Holdings’ or any Borrower’s existence, to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 6.03.

SECTION 5.04 Payment of Taxes. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all material Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05 Maintenance of Properties. Each Loan Party will, and will cause each Restricted Subsidiary to (a) at all times maintain and preserve all material property necessary to the normal conduct of its business in good repair, working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted and (b) make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto as necessary in accordance with prudent industry practice in order that the business carried on in connection therewith, if any, may be properly conducted at all times, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06 Books and Records; Inspection Rights. (a) The U.S. Borrower shall, and shall cause its Restricted Subsidiaries, to permit representatives and independent contractors of the Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the U.S. Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the U.S. Borrower (it being understood that, in the case of any such meetings or advice from such independent accountants, the U.S. Borrower shall be deemed to have satisfied its obligations under this Section 5.06 to the extent that it has used commercially reasonable efforts to cause its independent accountants to participate in any such meeting); provided that, excluding any such visits, meetings and inspections during the continuation of an Event of Default, only the Agent on behalf of the Lenders may exercise rights of the Agent and the Lenders under this Section 5.06 and the Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the U.S. Borrower’s expense; provided, further, that when an Event of Default exists, the Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the U.S. Borrower at any time during normal business hours and upon reasonable advance notice. The Agent and the Lenders shall give the U.S. Borrower the opportunity to participate in any discussions with the U.S. Borrower’s independent public accountants.

SECTION 5.07 Maintenance of Ratings. Holdings and the U.S. Borrower shall use their commercially reasonable efforts to cause (i) the credit facilities provided for herein to be continuously rated by and (ii) to maintain a corporate family rating of the U.S. Borrower from, in each case of clauses (i) and (ii), (x) prior to the 2024 Refinancing Amendments Effective Date, S&P and Moody’s and (y) from and after the 2024 Refinancing Amendments Effective Date, any two of S&P, Moody’s and Fitch.

SECTION 5.08 Compliance with Laws. Each Loan Party will, and will cause each Subsidiary to, comply in all material respects with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.09 Use of Proceeds.

(a) The proceeds of the Loans and other extensions of credit under this Agreement will be used for general corporate purposes; provided that (~~x~~w) the proceeds of the ~~U.S. Term B-7 Term Loans and~~ Amendment No. 14 U.S. Term B-8 Loans will be used to prepay U.S. Term B~~-5 Loans and U.S. Term B~~-6 Loans that are not converted to U.S. Term B~~-7 Loans or U.S. Term B~~-8 Loans, (~~y~~x) the Canadian Term A-4 Loans, the Euro Term A-3 Loans, the GBP Term A Loans, U.S. Term A Loans and U.S. Term A-1 Loans funded on the Amendment No. 15 Effective Date will be used only for the purposes as set forth in Amendment No. 15 ~~and~~, (~~z~~y) the New U.S. Term B-8 Loans will be used only for the purposes as set forth in Incremental Amendment No. 17 and (z) the proceeds of the U.S. Term B-9 Term Loans will be used to prepay U.S. Term B-7 Loans that are not converted into U.S. Term B-9 Loans. No part of the proceeds of any Loan or other extension of credit hereunder will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulation T, U or X.

(b) The Borrowers will not, and will not permit any of their Subsidiaries to, request any Borrowing or Letter of Credit, and the Borrowers shall not use, and shall procure that their Subsidiaries and their respective directors, officers, employees and agents of the Borrowers and their Subsidiaries shall not use the proceeds of any Borrowing or Letter of Credit for the purpose of (A) offering, paying, promising to pay or authorizing of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Law, (B) funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(c) The undertaking contained in Section 5.09 (Use of Proceeds) above is only given by any German Relevant Person to the extent that, by agreeing to it, compliance with it, exercising it, having such obligation or right, or otherwise, it would not be placed in violation of any law applicable to it relating to foreign trades (Außenwirtschaft) (including without limitation EU Regulation (EC) 2271/96 and section 7 foreign trade rules (AWV) (Außenwirtschaftsverordnung) in conjunction with section 4 and section 19 paragraph 3 no. 1 a) of the German Foreign Trade Act (Außenwirtschaftsgesetz, AWG)) and Section 5.09 (Use of Proceeds) shall be so limited and shall not apply to that extent.

(d) In relation to each Restricted Lender, the undertaking contained in Section 3.21 (Anti-Corruption and Sanctions Laws) above shall only apply for the benefit of that Restricted Lender to the extent that such benefit would not result in (i) any violation of, conflict with or liability under EU Regulation (EC) 2271/96 or (ii) a violation or conflict with section 7 foreign trade rules (AWV) (Außenwirtschaftsverordnung) (in connection with section 4 and section 19 paragraph 3 no. 1 a) of the German Foreign Trade Akt (Außenwirtschaftsgesetz, AWG)) or a similar anti-boycott statute by such Restricted Lender. In connection with any amendment, waiver, determination or direction relating to any part of Section 5.09 (Use of Proceeds) of which a Restricted Lender does not have the benefit, the Commitments of that Restricted Lender will be excluded for the purpose of determining whether any applicable quorum has been obtained or whether the determination or direction such applicable quorum has been made.

SECTION 5.10 Insurance.

(a) Each Loan Party will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies (i) insurance in such amounts and against such risks, as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations (after giving effect to any self-insurance reasonable and customary for similarly situated companies) and (ii) all insurance required pursuant to the Collateral Documents (and shall use commercially reasonable efforts to cause the Agent to be listed as a loss payee on property and casualty policies covering loss or damage to Collateral and as an additional insured on commercial general liability policies). The U.S. Borrower will furnish to the Agent, upon request, information in reasonable detail as to the insurance so maintained.

(b) With respect to each Mortgaged Property, if at any time the area in which any improvements are located on any Mortgaged Property is designated a special “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), (i) maintain flood insurance in such total amount as the Agent may from time to time reasonably require and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and which shall otherwise be in form and substance reasonably satisfactory to the Agent and comply with the Flood Insurance Laws and (ii) deliver to the Agent evidence of such compliance in form and substance reasonably acceptable to the Agent including, without limitation, evidence of annual renewals of such insurance.

SECTION 5.11 Additional Collateral; Further Assurances.

(a) The U.S. Borrower shall cause (i) each of its Domestic Subsidiaries (other than any Excluded Subsidiary) which becomes a Domestic Subsidiary after the Closing Date (other than any Subsidiary created pursuant to and solely for the purpose of Section 6.06(r)) and (ii) any such Domestic Subsidiary that was an Excluded Subsidiary but, as of the end of the most recently ended fiscal quarter of the U.S. Borrower has ceased to qualify as an Immaterial Subsidiary (other than any Subsidiary which ceases to qualify as an Excluded Subsidiary pursuant to the Disposition permitted in Section 6.06(r)), to become a Loan Party as promptly thereafter as reasonably practicable (and in any event within 30 days of the date such Subsidiary becomes a Domestic Subsidiary or ceases to be an Excluded Subsidiary (or such longer time period as may be reasonably agreed to by the Agent)) by executing a Joinder Agreement in substantially the form set forth as Exhibit D hereto (the “Joinder Agreement”). Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will simultaneously therewith or as soon as practicable thereafter (and in any event within 30 days of the date such Subsidiary becomes a Domestic Subsidiary or ceases to be an Excluded Subsidiary (or such longer time period as may be reasonably agreed to by the Agent)) grant Liens to the Agent, for the benefit of the Agent and the other Secured Parties to the extent required by the terms of the Collateral Documents, in any property (subject to the limitations with respect to Equity Interests set forth in paragraph (b) of this Section 5.11 and the Security Agreement, the limitations with respect to real property set forth in paragraph (f) of this Section 5.11 and any other limitations set forth in the Security Agreement) of such Loan Party (other than Excluded Assets), on such terms as may be required pursuant to the terms of the Collateral Documents or otherwise constitute Excluded Assets.

(b) The U.S. Borrower and each Domestic Subsidiary that is a Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its Domestic Subsidiaries, other than (x) any FSHCO, (y) any Receivables Subsidiary and (z) any Subsidiary created pursuant to and solely for the purpose of Section 6.06(r), and (ii) (A) 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and (B) 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each case of clause (A) and (B) above, of each Foreign Subsidiary and FSHCO owned directly by the U.S. Borrower or any Subsidiary Guarantor to be subject at all times to a first priority perfected Lien in favor of the Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Agent shall reasonably request; provided, however, that (x) this clause (b) shall not require any Loan Party to grant a security interest in the Equity Interests of any Unrestricted Subsidiary and (y) no pledge of any Equity Interests shall be required to the extent such Equity Interests are excluded from the Collateral pursuant to the terms of the Security Agreement.

(c) Without limiting the foregoing, each Loan Party (other than any Foreign Borrower) will, and will cause each Loan Party (other than any Foreign Borrower) to, execute and deliver, or cause to be executed and delivered, to the Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Article IV, as applicable), which are required by law and which the Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents (subject to the limitations with respect to Equity Interests set forth in paragraph (b) of this Section 5.11, the limitations with respect to real property set forth in paragraph (f) of this Section 5.11 and any other limitations set forth in the Security Agreement), all at the expense of the Loan Parties.

(d) Subject to the limitations set forth or referred to in this Section 5.11, if any material assets (including any real property or improvements thereto or any interest therein) are acquired by the U.S. Borrower or any Subsidiary that is a Loan Party after the Closing Date (other than (i) Excluded Assets and (ii) assets constituting Collateral under the Security Agreement that become subject to the Lien in favor of the Agent upon acquisition thereof), the U.S. Borrower will notify the Agent and the Lenders thereof, and the U.S. Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the Loan Parties that are Subsidiaries to take, such actions (including, with respect to real property, the deliverables listed on Schedule 5.12) as shall be necessary or reasonably requested by the Agent to grant and perfect such Liens (in each case, to the extent required under clauses (a), (b) and (c) above, clause (f) below, Section 5.12 and by the Security Agreement), including actions described in clause (c) of this Section 5.11, all at the expense of the Loan Parties.

(e) If, at any time and from time to time after the Closing Date, Domestic Subsidiaries that are Excluded Subsidiaries solely because they are Immaterial Subsidiaries comprise in the aggregate more than 5% of Total Assets as of the end of the most recently ended fiscal quarter of the U.S. Borrower or more than 5% of EBITDA of the U.S. Borrower for the most recently ended Test Period, then the U.S. Borrower shall, not later than 45 days after the date by which financial statements for such quarter are required to be delivered pursuant to this Agreement, cause one or more such Domestic Subsidiaries to become additional Loan Parties (notwithstanding that such Domestic Subsidiaries are, individually, Immaterial Subsidiaries) such that the foregoing condition ceases to be true.

(f) Notwithstanding anything to the contrary in this Section 5.11, real property required to be mortgaged under this Section 5.11 shall be limited to real property located in the United States of America owned in fee by a Loan Party having a fair market value at the time of the acquisition thereof of (x) prior to the 2024 Refinancing Amendments Effective Date, $15.0 million or more and (y) from and after the 2024 Refinancing Amendments Effective Date, $30.0 million or more, and in each case that does not otherwise constitute an Excluded Asset (as defined in the Security Agreement) (provided that the cost of perfecting such Lien is not unreasonable in relation to the benefits to the Lenders of the security afforded thereby in the Agent’s reasonable judgment after consultation with the U.S. Borrower).

(g) Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) the foregoing provisions of this Section 5.11 (or other provision of the Loan Documents) shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of guarantees by any Subsidiary, if, and for so long as and to the extent that the Agents and the U.S. Borrower reasonably agree in writing that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such guarantees (taking into account any material adverse Tax consequences to Holdings and its Subsidiaries (including the imposition of withholding or other material Taxes)), shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (b) in no event shall control agreements or other control or similar arrangements be required with respect to deposit accounts, securities accounts or commodities accounts, (c) no perfection actions shall be required with respect to vehicles and other assets subject to certificates of title (other than the filing of UCC financing statements), (d) no perfection actions shall be required with respect to commercial tort claims with a value less than $10.0 million and no perfection actions shall be required with respect to promissory notes evidencing debt for borrowed money in a principal amount of less than $10.0 million (other than the filing of UCC financing statements), (e) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the United States (including any Equity Interests of Foreign Subsidiaries and any foreign intellectual property) or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction), (f) no actions shall be required to perfect a security interest in letter of credit rights (other than the filing of UCC financing statements) and (g) in no event shall the Collateral include any Excluded Assets. The Agent may grant extensions of time or waivers for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any guarantee by any Subsidiary where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the other Loan Documents.

SECTION 5.12 Post-Closing Requirements. Except as otherwise agreed by the Agent in its sole discretion, the U.S. Borrower shall, and shall cause each of the other Loan Parties to, deliver each of the documents, instruments and agreements and take each of the actions set forth on Schedule 5.12, if any, within the time periods set forth therein (or such longer time periods as determined by the Agent in its sole discretion).

ARTICLE VI

NEGATIVE COVENANTS

Until the Discharge of Obligations, the Loan Parties covenant and agree, jointly and severally, with the Lenders that:

SECTION 6.01 Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) The U.S. Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”), with respect to any Indebtedness (including Acquired Indebtedness), and the U.S. Borrower will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided that so long as no Event of Default has occurred and is continuing the U.S. Borrower may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, if the U.S. Borrower’s Interest Coverage Ratio for the U.S. Borrower’s most recently ended Test Period would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of the proceeds therefrom had occurred at the beginning of such Test Period; provided, further, that any incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock by any Restricted Subsidiary that is not a Subsidiary Guarantor pursuant to this clause (a) shall be subject to the limitations set forth in Section 6.01(g).

(b) The limitations set forth in clause (a) of this Section 6.01 shall not apply to any of the following items:

(i) Indebtedness under any Receivables Facility;

(ii) Indebtedness of the U.S. Borrower and any of its Restricted Subsidiaries under the Loan Documents;

(iii) the incurrence by the U.S. Borrower and any Subsidiary Guarantor of Indebtedness represented by the New Senior Notes issued prior to the Closing Date (including any guarantees thereof by the Subsidiary Guarantors);

(iv) [Reserved];

(v) Indebtedness (other than Indebtedness under any Receivables Facility) existing on the Closing Date; provided that any Indebtedness which is in excess of (x) $10.0 million individually or (y) $50.0 million in the aggregate (when taken together with all other Indebtedness outstanding in reliance on this clause (v) that is not set forth on Schedule 6.01) shall only be permitted under this clause (v) to the extent such Indebtedness is set forth on Schedule 6.01 (it being understood that such Schedule 6.01 shall be replaced by the Schedule 6.01 to be provided to the Agent on the 2024 Refinancing Amendments Effective Date, which shall be in form and substance reasonably satisfactory to the Agent);

(vi) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the U.S. Borrower or any of the Restricted Subsidiaries, to finance the development, construction, purchase, lease (other than the lease, pursuant to Sale and Lease-Back Transactions, of property (real or personal), equipment or other fixed or capital assets owned by the U.S. Borrower or any Restricted Subsidiary as of the Closing Date or acquired by the U.S. Borrower or any Restricted Subsidiary after the Closing Date in exchange for, or with the proceeds of the sale of, such assets owned by the U.S. Borrower or any Restricted Subsidiary as of the Closing Date), repairs, additions or improvement of property (real or personal), equipment or other fixed or capital assets; provided that either (x) at the time of incurrence of such Indebtedness or issuance of such Disqualified Stock or Preferred Stock, the aggregate amount of all outstanding Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (vi), when aggregated with the then outstanding amount of Indebtedness under clause (xv) incurred to refinance Indebtedness incurred in reliance on this clause (vi), does not exceed (i) prior to the 2024 Refinancing Amendments Effective Date, the greater of (A) $400.0 million and (B) 30% of EBITDA and (ii) from and after the 2024 Refinancing Amendments Effective Date, the greater of (A) $645.0 million and (B) 50% of EBITDA, in each case for the most recently ended Test Period as of the time any such Indebtedness is incurred or (y) after giving effect to the incurrence of such Indebtedness or issuance of such Disqualified Stock or Preferred Stock, the U.S. Borrower would be in compliance with a Consolidated Secured Debt Ratio of no greater than 4.50 to 1.00 as of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.01;

(vii) Indebtedness incurred by the U.S. Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit or surety bonds issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided that, upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within thirty (30) days following such drawing or incurrence;

(viii) Indebtedness arising from agreements of the U.S. Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that (A) such Indebtedness is not reflected on the balance sheet of the U.S. Borrower or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet shall not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum assumable liability in respect of all such Indebtedness (other than for those indemnification obligations that are not customarily subject to a cap) shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the U.S. Borrower and the Restricted Subsidiaries in connection with such disposition;

(ix) Indebtedness of the U.S. Borrower to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Subsidiary Guarantor is subordinated in right of payment to the Obligations; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the U.S. Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(x) Indebtedness of a Restricted Subsidiary to the U.S. Borrower or another Restricted Subsidiary; provided that if a Subsidiary Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Subsidiary Guarantor, such Indebtedness is subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Loan Guaranty; provided, further, that any subsequent issuance or transfer of Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the U.S. Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (x);

(xi) subject to compliance with Section 6.07, shares of Preferred Stock of a Restricted Subsidiary issued to the U.S. Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Preferred Stock (except to the U.S. Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of such shares of Preferred Stock not permitted by this clause (xi);

(xii) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting: (A) interest rate risk with respect to any Indebtedness that is permitted under this Agreement to be outstanding, (B) exchange rate risk or (C) commodity pricing risk;

(xiii) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the U.S. Borrower or any Restricted Subsidiary in the ordinary course of business;

(xiv) (A) any guarantee by the U.S. Borrower or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary, so long as, in the case of any guarantee of Indebtedness, the incurrence of such Indebtedness is permitted under the terms of this Agreement or (B) any guarantee by a Restricted Subsidiary of Indebtedness of the U.S. Borrower permitted to be incurred under the terms of this Agreement; provided, in each case, that in the case of any guarantee of Indebtedness of the U.S. Borrower or any Subsidiary Guarantor by any Restricted Subsidiary that is not a Subsidiary Guarantor, such Restricted Subsidiary executes a Joinder Agreement in order to become a Subsidiary Guarantor under this Agreement;

(xv) the incurrence by the U.S. Borrower or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock that serves to extend, replace, refund, refinance, renew or defease any Indebtedness, Disqualified Stock or Preferred Stock of such Person incurred as permitted under paragraph (a) of this Section 6.01 and clauses (iii), (iv), (v) and (vi) above, this clause (xv) and clauses (xvi), (xvii), (xx)(B) and (xxii) of this paragraph (b) or any Indebtedness, Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance, renew or defease such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums and fees (including reasonable lender premiums) in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased, (B) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (1) Indebtedness subordinated to the Obligations or the Loan Guaranty of any Subsidiary Guarantor, such Refinancing Indebtedness is subordinated to the Obligations or such Loan Guaranty at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (2) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and (C) shall not include (1) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the U.S. Borrower, (2) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary Guarantor or (3) Indebtedness, Disqualified Stock or Preferred Stock of the U.S. Borrower or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; provided, further, that any incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock by any Restricted Subsidiary that is not a Subsidiary Guarantor pursuant to this clause (xv) shall be subject to the limitations set forth in Section 6.01(g) to the same extent as the Indebtedness refinanced;

(xvi) Indebtedness, Disqualified Stock or Preferred Stock (x) of the U.S. Borrower or any Restricted Subsidiary incurred to finance any Investment permitted by clause (c)(i)(A) or (B) or (c)(iii) of the definition of “Permitted Investments” or (y) of Persons that are acquired by the U.S. Borrower or any Restricted Subsidiary or Persons that are merged into the U.S. Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement or that is assumed by the U.S. Borrower or a Restricted Subsidiary in connection with such Investment; provided that (A) in the case of Secured Indebtedness assumed under clause (y) above only, on a pro forma basis for the issuance or assumption of such Indebtedness, Disqualified Stock or Preferred Stock and the application of proceeds therefrom, the U.S. Borrower would be in compliance with Section 6.10 for the U.S. Borrower’s most recently ended Test Period; (B) in the case of clauses (x) and (y) above, on a pro forma basis for the issuance or assumption of such Indebtedness, Disqualified Stock or Preferred Stock and the application of proceeds therefrom, either (i) the U.S. Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 6.01(a) or (ii) the Interest Coverage Ratio of the U.S. Borrower for the U.S. Borrower’s most recently ended Test Period would be greater than immediately prior to such acquisition or merger; (C) in the case of clause (x), such Indebtedness, Disqualified Stock or Preferred Stock is not Secured Indebtedness, (D) such Indebtedness, Disqualified Stock or Preferred Stock is not incurred while an Event of Default exists and no Event of Default shall result therefrom, (E) in the case of clause (x) above only, such Indebtedness, Disqualified Stock or Preferred Stock does not mature (and is not mandatorily redeemable in the case of Disqualified Stock or Preferred Stock) and does not require any payment of principal prior to the Latest Maturity Date in effect at such time; and (F) in the case of clause (y) above only, such Indebtedness, Disqualified Stock or Preferred Stock is not incurred in contemplation of such acquisition or merger; provided, further, that any incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock by any Restricted Subsidiary that is not a Subsidiary Guarantor pursuant to this clause (xvi) shall be subject to the limitations set forth in Section 6.01(g);

(xvii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within ten (10) Business Days of its incurrence;

(xviii) Indebtedness supported by a Letter of Credit in a principal amount not to exceed the face amount of such Letter of Credit;

(xix) Indebtedness incurred by a Foreign Subsidiary which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (xix) and then outstanding, does not exceed (i) prior to the 2024 Refinancing Amendments Effective Date, the greater of (x) $150.0 million and (y) 10% of EBITDA and (ii) from and after the 2024 Refinancing Amendments Effective Date, the greater of (x) $195.0 million and (y) 15% of EBITDA, in each case for the most recently ended Test Period as of the time such Indebtedness is incurred;

(xx) Indebtedness, Disqualified Stock and Preferred Stock of the U.S. Borrower or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (xx) and then outstanding (together with any Refinancing Indebtedness in respect of any such Indebtedness, Disqualified Stock or Preferred Stock which is then outstanding in reliance on clause (xv) above), does not at any one time outstanding exceed the sum of (A)(i) prior to the 2024 Refinancing Amendments Effective Date, the greater of (I) $400.0 million and (II) 30% of EBITDA and (ii) from and after the 2024 Refinancing Amendments Effective Date, the greater of (I) $645.0 million and (II) 50% of EBITDA, in each case for the most recently ended Test Period as of the time such Indebtedness, Disqualified Stock or Preferred Stock is incurred (it being understood that any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (xx) shall for purposes of this clause (xx) cease to be deemed incurred or outstanding under this clause (xx) but shall be deemed incurred pursuant to Section 6.01(a) from and after the first date on which the U.S. Borrower or such Restricted Subsidiary, as applicable, could have incurred such Indebtedness, Disqualified Stock or Preferred Stock pursuant to Section 6.01(a) without reliance on this clause (xx)(A)), plus (B) 100% of the net cash proceeds received by the U.S. Borrower since the Closing Date from the issue or sale of Equity Interests of the U.S. Borrower or cash contributed to the capital of the U.S. Borrower (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the U.S. Borrower or any of its Restricted Subsidiaries) as determined in accordance with clause (a)(ii) of the definition of “Applicable Amount” to the extent such net cash proceeds or cash has not been applied to make Restricted Payments or to make Permitted Investments (other than Permitted Investments of the type specified in clause (a) and (c) of the definition thereof) (such amount, the “Designated Equity Amount”), plus (C) the excess of (I) $250.0 million over (II) the amount of Indebtedness outstanding in reliance on clause (xxii) at the time any Indebtedness is incurred in reliance on this subclause (C); provided that prior to the 2024 Refinancing Amendments Effective Date, any incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock by any Restricted Subsidiary that is not a Subsidiary Guarantor pursuant to this clause (xx) shall be subject to the limitations set forth in Section 6.01(g);

(xxi) Attributable Debt incurred by the U.S. Borrower or any Restricted Subsidiary pursuant to Sale and Lease-Back Transactions of property (real or personal), equipment or other fixed or capital assets owned by the U.S. Borrower or any Restricted Subsidiary as of the Closing Date or acquired by the U.S. Borrower or any Restricted Subsidiary after the Closing Date in exchange for, or with the proceeds of the sale of, such assets owned by the U.S. Borrower or any Restricted Subsidiary as of the Closing Date; provided that the aggregate amount of Attributable Debt incurred under this clause (xxi) does not exceed the greater of (x) $250.0 million and (y) 20% of EBITDA for the most recently ended Test Period as of the time such Attributable Debt is incurred;

(xxii) Indebtedness, Disqualified Stock and Preferred Stock of the U.S. Borrower or any Restricted Subsidiary (A) assumed in connection with any Investment permitted by clause (c) of the definition of “Permitted Investments” or in connection with the acquisition of minority investments held by Persons other than the U.S. Borrower or a Wholly-Owned Subsidiary in any non-Wholly-Owned Subsidiary or (B) incurred to finance any Investment permitted by clause (c) of the definition of “Permitted Investments” or in connection with the acquisition of minority investments held by Persons other than the U.S. Borrower or a Wholly-Owned Subsidiary in any non-Wholly-Owned Subsidiary, in each case, that is secured only by the assets or business acquired in the applicable Permitted Investment (including any acquired Equity Interests) and so long as both immediately prior and after giving effect thereto no Event of Default shall exist or result therefrom; provided that the aggregate principal amount or liquidation preference of such Indebtedness (when aggregated with any outstanding Refinancing Indebtedness in respect thereof) at any one time outstanding under this clause (xxii) does not exceed the excess of (x)(i) prior to the 2024 Refinancing Amendments Effective Date, the greater of (A) $325.0 million and (B) 22.5% of EBITDA and (ii) from and after the 2024 Refinancing Amendments Effective Date, the greater of (A) $645.0 million and (B) 50% of EBITDA, in each case for the most recently ended Test Period as of the time such Indebtedness, Disqualified Stock or Preferred Stock is incurred over (y) the aggregate amount of Indebtedness outstanding in reliance on this clause (xxii) at the time of any incurrence of Indebtedness in reliance on this clause (xxii); provided, further, that any incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock by any Restricted Subsidiary that is not a Subsidiary Guarantor pursuant to subclause (B) of this clause (xxii) shall be subject to the limitations set forth in Section 6.01(g) (provided that from and after the 2024 Refinancing Amendments Effective Date, this proviso shall not apply to Indebtedness assumed in connection with any such Investment);

(xxiii) Indebtedness, Disqualified Stock and Preferred Stock of the U.S. Borrower issued to former, future and current employees, officers, managers, directors or consultants, (or their respective estates, Controlled Investment Affiliates or Immediate Family Members) of the U.S. Borrower, any of its Subsidiaries or any direct or indirect parent company of the U.S. Borrower in each case to finance the purchase or redemption of Equity Interests of the U.S. Borrower or any direct or indirect parent company of the U.S. Borrower permitted by Section 6.04(iii);

(xxiv) [Reserved];

(xxv) Indebtedness of the Loan Parties in respect of Permitted Refinancing Notes (A) issued for cash consideration to the extent that the Net Cash Proceeds therefrom are applied to permanently repay Term Loans or reduce Revolving Commitments in accordance with Section 2.09, (B) issued in exchange for all or any portion of the Term Loans under any Term Loan Facility (and with a principal amount not to exceed the principal amount of Term Loans received by the U.S. Borrower in exchange therefor) pursuant to an exchange offer by the U.S. Borrower conducted pursuant to exchange procedures satisfactory to the Agent and the U.S. Borrower (including, without limitation, with respect to compliance with United States Federal and State securities laws) for all or any portion of the Term Loans outstanding under any Term Loan Facility (or, in the case of an exchange offer of Permitted Refinancing Notes that have not been registered under the Securities Act, for all or any portion of such Term Loans that are held by Lenders that are “qualified institutional buyers” (as defined in Rule 144A promulgated pursuant to the Securities Act)), it being understood and agreed that no Lender shall be required to participate in any such exchange offer; provided that any Term Loans acquired by the U.S. Borrower in connection with any such offer shall be deemed to have been repaid immediately upon the acquisition thereof by the U.S. Borrower and (C) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (A) or (B) above; provided that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon, accrued and unpaid interest and the amount of fees, expenses and premium in connection with such refinancing) and (y) such refinancing, refunding, renewal or extension meets the requirements set forth in the definition of Permitted Refinancing Notes;

(xxvi) Indebtedness of a Designated Business which Indebtedness is incurred substantially concurrently with the disposition of such Designated Business pursuant to Section 6.04(xviii) and which Indebtedness is non-recourse to the U.S. Borrower and its Restricted Subsidiaries other than any Restricted Subsidiary included in such Designated Business; and

(xxvii) (A) Indebtedness (in the form of senior secured, senior unsecured, senior subordinated, or subordinated notes or junior lien or unsecured loans) incurred by the U.S. Borrower in an aggregate principal amount not to exceed the then remaining Maximum Incremental Amount deemed such Indebtedness to be incurred in reliance on, Section 2.19; provided that (i) such Indebtedness shall not mature earlier than the Latest Maturity Date in effect at such time, (ii) as of the date of the incurrence of such Indebtedness, the Weighted Average Life to Maturity of such Indebtedness in the form of notes or term loans shall be no shorter than that of the Weighted Average Life to Maturity of the existing Term Loans under any Term Loan Facility, (iii) no Restricted Subsidiary is a borrower or guarantor with respect to such Indebtedness other than any Loan Party (other than a Foreign Borrower), (iv) the covenants, events of default, guarantees, collateral and other terms of such Indebtedness (other than pricing and optional prepayment or redemption terms), taken as a whole, are not more materially restrictive to the U.S. Borrower and the Subsidiaries, as reasonably determined by the U.S. Borrower, than those set forth in this Agreement; (v) if such indebtedness is secured by Collateral, at the time of incurrence the holders of such Indebtedness (or a representative thereof on behalf of such holders) shall have entered into a First Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement with the Agent agreeing that any Liens securing such Indebtedness are subject to the terms thereof, (vi) from and after the 2024 Refinancing Amendments Effective Date, such Indebtedness may provide for the ability to participate (A) on a pro rata basis or non-pro rata basis in any voluntary prepayment of Term Loans made pursuant to Section 2.08(b) and (B) to the extent secured on a pari passu basis with the Term Loans, on a pro rata basis (but not on a greater than pro rata basis other than in the case of a prepayment with proceeds of Indebtedness refinancing such Permitted Alternative Incremental Facilities Debt) in any mandatory prepayment of Term Loans required pursuant to Section 2.09(a) or (b) or less than a pro rata basis with the then-outstanding Term Loan Facility, and (vii) the U.S. Borrower has delivered to the Agent a certificate of a Responsible Officer of the U.S. Borrower, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the U.S. Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements set forth in clauses (i)-(vi) (and which shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement) (such Indebtedness incurred pursuant to this clause (xxvii) being referred to as “Permitted Alternative Incremental Facilities Debt”); provided that from and after the 2024 Refinancing Amendments Effective Date, the requirements set forth in clauses (i) and (ii) shall not apply to customary bridge loans to finance Permitted Acquisitions or similar Investments so long as such bridge loans provide for the automatic exchange or conversion into indebtedness meeting the requirements set forth in this clause (A), and (B) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (A) above; provided that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon, accrued and unpaid interest and the amount of fees, expenses and premium in connection with such refinancing) and (y) such refinancing, refunding, renewal or extension meets the requirements set forth in clauses (A)(i) through (A)(vii) above.

(c) For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) at any time meets the criteria of more than one of the categories described in subclauses (i) through (xxvii) of clause (b) of this Section 6.01 or is entitled to be incurred pursuant to clause (a) of this Section 6.01, the U.S. Borrower, in its sole discretion, shall classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one or more of the above clauses at such time; provided that (x) all Indebtedness outstanding under the Loan Documents shall at all times be deemed to have been incurred in reliance on the exception in subclause (ii) of Section 6.01(b), (y) Indebtedness incurred in reliance on the Maximum Incremental Amount may not be later reclassified among the clauses set forth in such definition and (z) all Indebtedness outstanding under any Receivables Facility shall at all times be deemed to have been incurred in reliance on the exception in subclause (i) of Section 6.01(b).

(d) The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or Preferred Stock shall not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 6.01.

(e) For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that, if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.

(f) The principal amount of any Indebtedness incurred to extend, replace, refund, refinance, renew or defease other Indebtedness, if incurred in a different currency from the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance.

(g) Notwithstanding anything to the contrary contained in this clause (a) or (b) of this Section 6.01, no Restricted Subsidiary of the U.S. Borrower that is not a Subsidiary Guarantor shall incur any Indebtedness or issue any Disqualified Stock or Preferred Stock in reliance on Section 6.01(a) or under clauses (xvi), (xx) and (xxii) of Section 6.01(b) (the foregoing provisions (except to the extent specifically excluded) being referred to collectively as the “Limited Guarantor Debt Exceptions”) if the amount of such Indebtedness, Disqualified Stock and Preferred Stock, when aggregated with the amount of all other Indebtedness, Disqualified Stock and Preferred Stock outstanding under the Limited Guarantor Debt Exceptions (together with any Refinancing Indebtedness in respect thereof) would exceed (i) prior to the 2024 Refinancing Amendments Effective Date, the greater of (A) $700.0 million and (B)

50.0% of EBITDA and (ii) from and after the 2024 Refinancing Amendments Effective Date, the greater of (A) $965.0 million and (B) 75.0% of EBITDA, in each case for the most recently ended Test Period as of the time such Indebtedness, Disqualified Stock or Preferred Stock is incurred; provided that in no event shall any Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is not a Subsidiary Guarantor (i) existing at the time it became a Restricted Subsidiary or (ii) assumed in connection with any acquisition, merger or acquisition of minority interests of a non-Wholly-Owned Subsidiary (and in the case of subclauses (i) and (ii), not created in contemplation of such Person becoming a Restricted Subsidiary or such acquisition, merger or acquisition of minority interests) be deemed to be Indebtedness outstanding under the Limited Guarantor Debt Exceptions for purposes of this clause (g).

SECTION 6.02 Limitation on Liens. Holdings and the U.S. Borrower will not, and the U.S. Borrower will not permit any of the Subsidiary Guarantors to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on any asset or property of Holdings, the U.S. Borrower or any Restricted Subsidiary now owned or hereafter acquired, or any income or profits therefrom, or assign or convey any right to receive income therefrom.

SECTION 6.03 Merger, Consolidation or Sale of All or Substantially All Assets.

(a) The U.S. Borrower shall not consolidate or merge with or into or wind up into (whether or not the U.S. Borrower is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of properties and assets constituting all or substantially all of the properties or assets of the U.S. Borrower and the Restricted Subsidiaries on a consolidated basis, in one or more related transactions, to any Person unless:

(i) the U.S. Borrower is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the U.S. Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, limited partnership or limited liability company organized or existing under the laws of the United States of America, any state thereof, the District of Columbia, or any territory thereof (the U.S. Borrower or such Person, as the case may be, being herein called the “Successor U.S. Borrower”);

(ii) the Successor U.S. Borrower, if other than the U.S. Borrower, expressly assumes all the obligations of the U.S. Borrower under this Agreement and the other Loan Documents pursuant to supplements to the Loan Documents or other documents or instruments in form reasonably satisfactory to the Agent;

(iii) immediately after such transaction, no Default exists;

(iv) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the most recently ended Test Period, either (A) the Successor U.S. Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Interest Coverage Ratio test set forth in Section 6.01(a) or (B) the Interest Coverage Ratio for the Successor U.S. Borrower and the Restricted Subsidiaries on a consolidated basis would be greater than such ratio for the U.S. Borrower and the Restricted Subsidiaries immediately prior to such transaction;

(v) each Loan Guarantor, unless it is the other party to the transactions described above and is not the Successor U.S. Borrower, shall have by supplement to the Loan Documents confirmed that its guarantee of the Obligations shall apply to such Successor U.S. Borrower’s obligations under the Loan Documents and the Loans; and

(vi) the U.S. Borrower shall have delivered to the Agent an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplements to the Loan Documents, if any, comply with this Agreement and the other Loan Documents;

provided that the U.S. Borrower shall promptly notify the Agent of any such transaction and shall take all required actions either prior to or within 30 days following such transaction (or such longer period as to which the Agent may consent) in order to preserve and protect the Liens on the Collateral securing the Secured Obligations; provided, further, the U.S. Borrower shall, promptly following a request by the Agent (on behalf of itself or any Lender), provide all reasonable documentation and other information that the Agent or such Lender reasonably requests with respect to such Successor U.S. Borrower that is a Requirement of Law in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act .

Upon compliance with the foregoing requirements, the Successor U.S. Borrower shall succeed to, and be substituted for, the U.S. Borrower under this Agreement and the other Loan Documents and, except in the case of a lease transaction, the predecessor U.S. Borrower will be released from its obligations hereunder and thereunder. Notwithstanding clauses (iii) and (iv) of paragraph (a) of this Section 6.03, (i) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to, the U.S. Borrower, and (ii) the U.S. Borrower may merge with an Affiliate of the U.S. Borrower incorporated solely for the purpose of reincorporating the U.S. Borrower in another state of the United States of America so long as the amount of Indebtedness of the U.S. Borrower and the Restricted Subsidiaries is not increased thereby.

(b) Subject to Section 10.12, no Subsidiary Guarantor shall, and the U.S. Borrower shall not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(i) (A) such Subsidiary Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the United States of America, any state thereof, the District of Columbia, or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Person”), (B) the Successor Person, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under such Subsidiary Guarantor’s Loan Guaranty and the other Loan Documents, pursuant to a Joinder Agreement and supplements to the Loan Documents or other documents or instruments in form reasonably satisfactory to the Agent, (C) immediately after such transaction, no Event of Default exists, and (D) the U.S. Borrower shall have delivered to the Agent an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such Joinder Agreement and supplements, if any, comply with this Agreement and the other Loan Documents; or

(ii) the transaction is made in compliance with Section 6.06 (other than clause (e) thereof) or Section 6.07; provided that the U.S. Borrower shall notify the Agent of any transaction referred to in subclause (i) above and shall take all required actions either prior to or within 30 days following such transaction (or such longer period as to which the Agent may consent) in order to preserve and protect the Liens on the Collateral securing the Secured Obligations.

Upon compliance with the requirements of subclause (i) above, the Successor Person shall succeed to, and be substituted for, such Subsidiary Guarantor under such Subsidiary Guarantor’s Loan Guaranty and the other Loan Documents and, except in the case of a lease transaction, such Subsidiary Guarantor will be released from its obligations thereunder. Notwithstanding the foregoing, any Subsidiary Guarantor may merge into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the U.S. Borrower.

(c) Holdings will not consolidate or merge with or into or wind up into (whether or not Holdings is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless (i) Holdings is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than Holdings) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, limited partnership or limited liability company organized or existing under the laws of the United States of America, any state thereof, the District of Columbia, or any territory thereof (Holdings or such Person, as the case may be, being herein called the “Successor Holdings Guarantor”), (ii) the Successor Holdings Guarantor, if other than Holdings, expressly assumes all the obligations of Holdings under Holdings’ Loan Guaranty and the other Loan Documents, pursuant to a Joinder Agreement or other supplements or other documents or instruments in form reasonably satisfactory to the Agent, (iii) immediately after such transaction, no Event of Default or payment Default exists and (iv) the U.S. Borrower shall have delivered to the Agent an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and the Joinder Agreement and such supplements or other documents or instruments, if any, comply with this Agreement; provided that the U.S. Borrower shall promptly notify the Agent of any such transaction and, if applicable, shall take all required actions either prior to or within 30 days following the consummation of such transaction (or such longer period as to which the Agent may consent) in order to preserve and protect the Liens on the Collateral owned by Holdings securing the Secured Obligations; provided, further, the U.S. Borrower shall or shall cause to, promptly following a request by the Agent (on behalf of itself or any Lender), provide all reasonable documentation and other information that the Agent or such Lender reasonably requests with respect to such Successor Holdings Guarantor that is a Requirement of Law in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

Upon compliance with the foregoing requirements, the Successor Holdings Guarantor will succeed to, and be substituted for, Holdings under Holdings’ Loan Guaranty and the other Loan Documents and, except in the case of a lease transaction, the predecessor Holdings will be released from its obligations thereunder. Notwithstanding the foregoing, Holdings may merge into or transfer all or part of its properties and assets to a Restricted Subsidiary or the U.S. Borrower, and Holdings may merge with an Affiliate of the U.S. Borrower incorporated solely for the purpose of reincorporating Holdings in another state of the United States of America so long as the amount of Indebtedness of Holdings, the U.S. Borrower and the Restricted Subsidiaries is not increased thereby.

(d) No Foreign Borrower shall consolidate, amalgamate or merge with or into or wind up into (whether or not such Foreign Borrower is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless (A) a Borrower or a Subsidiary Guarantor shall expressly assume all the Obligations of such Foreign Borrower under this Agreement and the other Loan

Documents pursuant to supplements to the Loan Documents or other documents or instruments in form reasonably satisfactory to the Agent, (B) all such Obligations (other than contingent obligations for unasserted claims) of such Foreign Borrower shall have been repaid and no Letters of Credit issued for the account of such Foreign Borrower shall be outstanding or (C) the following conditions shall be satisfied:

(i) such Foreign Borrower is the surviving corporation or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Foreign Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, limited partnership or other limited liability company organized or existing under the laws of the United States, the jurisdiction in which such Foreign Borrower is organized or incorporated, as the case may be (such Foreign Borrower or such Person, as the case may be, being herein called a “Successor Foreign Borrower”);

(ii) the Successor Foreign Borrower, if other than such Foreign Borrower, expressly assumes all the obligations of such Foreign Borrower under this Agreement pursuant to a supplement to this Agreement in form reasonably satisfactory to the Agent;

(iii) immediately after such transaction, no Event of Default exists;

(iv) the U.S. Borrower and each Loan Guarantor shall have by supplement to the Loan Documents confirmed that its guarantee of the Obligations shall apply to such Successor Foreign Borrower’s obligations under this Agreement; and

(v) the U.S. Borrower shall have delivered to the Agent an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplements to the Loan Documents, if any, comply with this Agreement and the other Loan Documents;

provided, the U.S. Borrower shall or shall cause to, promptly following a request by the Agent (on behalf of itself or any Lender), provide all reasonable documentation and other information that the Agent or such Lender reasonably requests with respect to such Successor Foreign Borrower that is a Requirement of Law in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

Upon compliance with the foregoing requirements, the Successor Foreign Borrower shall succeed to, and be substituted for, the applicable Foreign Borrower under this Agreement and, except in the case of a lease transaction, the applicable predecessor Foreign Borrower will be released from its obligations hereunder and thereunder. Notwithstanding the foregoing, any Foreign Borrower may transfer all or part of its properties and assets (other than through a merger or consolidation) to any Foreign Borrower, the U.S. Borrower or a Subsidiary Guarantor in compliance with Section 6.06 and Section 6.07.

(e) [Reserved].

(f) For purposes of this Section 6.03, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the U.S. Borrower or Holdings, as applicable, which properties and assets, if held by the U.S. Borrower or Holdings, as applicable, instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the U.S. Borrower and its Restricted Subsidiaries on a consolidated basis or Holdings and its Subsidiaries on a consolidated basis, as applicable (excluding from such determination any Person that is not a Restricted Subsidiary of the U.S. Borrower), shall be deemed to be the transfer of all or substantially all of the properties and assets of the U.S. Borrower or Holdings, as applicable, on a consolidated basis. However, transfers of assets between or among the U.S. Borrower and the Restricted Subsidiaries in compliance with Section 6.06 and Section 6.07 shall not be subject to this Section 6.03(f).

(g) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Disposition of a Designated Business shall not be deemed to be a sale, assignment, transfer, lease, conveyance or other disposition of properties or assets constituting all or substantially all of the properties or assets of the U.S. Borrower and the Restricted Subsidiaries on a consolidated basis.

SECTION 6.04 Limitation on Restricted Payments. The U.S. Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly (x) declare or pay any dividend or make any distribution on account of the U.S. Borrower’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger, amalgamation or consolidation, other than (A) dividends or distributions by the U.S. Borrower payable in Equity Interests (other than Disqualified Stock) of the U.S. Borrower or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the U.S. Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities, (y) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the U.S. Borrower or any direct or indirect parent of the U.S. Borrower, including in connection with any merger or consolidation, or (z) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness (other than the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition) (all such payments and other actions set forth in clauses (x) through (z) above being collectively referred to as “Restricted Payments”), other than:

(i) Restricted Payments in an amount not to exceed the Applicable Amount; provided that at the time any such Restricted Payment is made and after giving pro forma effect to such Restricted Payment (x) no Event of Default has occurred and is continuing and (y) prior to the 2024 Refinancing Amendments Effective Date, the U.S. Borrower would be permitted to incur at least $1.00 of Indebtedness pursuant to Section 6.01(a);

(ii) the defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the U.S. Borrower or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness of such Person that is incurred in compliance with Section 6.01(b)(xv);

(iii) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests in any direct or indirect parent companies of the U.S. Borrower held by any future, present or former employee, director, manager or consultant (or their respective estates, Controlled Investment Affiliates or Immediate Family Members) of the U.S. Borrower, any of its Subsidiaries or any of its direct or indirect parent companies or any other entity in which the U.S. Borrower or a Restricted Subsidiary has an Investment and that is designated in good faith as an “affiliate by the Board of Directors of the U.S. Borrower (or the compensation committee thereof), in each case pursuant to any stockholders’ agreement, any management equity plan or stock incentive plan or any other management or employee benefit plan or agreement; provided that the aggregate Restricted Payments made under this clause (iii) do not exceed (x) prior to the 2024 Refinancing Amendments Effective Date, $60.0 million and (y) from and after the 2024 Refinancing Amendments Effective Date, $100.0 million in the first fiscal year following the Closing Date (with unused amounts in any fiscal year being carried over to succeeding fiscal years subject to a maximum (without giving effect to the following proviso) of (x) prior to the 2024 Refinancing Amendments Effective Date, $100.0 million and (y) from and after the 2024 Refinancing Amendments Effective Date, $150.0 million in any fiscal year; provided, further, that such amount in any fiscal year may be increased by an amount not to exceed the (A) cash proceeds of key man life insurance policies received by the U.S. Borrower and the Restricted Subsidiaries after the Closing Date, plus (B) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the U.S. Borrower and, to the extent contributed to the U.S. Borrower, Equity Interest of any of the U.S. Borrower’s direct or indirect parent companies, in each case to members of management, directors, managers or consultants (or their respective estates, Controlled Investment Affiliates or Immediate Family Members), of the U.S. Borrower, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments in reliance on clause (i) of this Section 6.04 or the making of Investments in reliance on clause (q) of the definition of Permitted Investments, less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (iii); and provided, further, that cancellation of Indebtedness owing to the U.S. Borrower or any Restricted Subsidiary from members of management, directors, managers or consultants (or their respective estates, Controlled Investment Affiliates or Immediate Family Members), of the U.S. Borrower, any of its direct or indirect parent companies or any Restricted Subsidiary in connection with a repurchase of Equity Interests of any of the U.S. Borrower’s direct or indirect parent companies shall not be deemed to constitute a Restricted Payment for purposes of this Section 6.04 or any other provision of this Agreement;

(iv) Restricted Payments that are made with Excluded Contributions;

(v) the declaration and payment of dividends by the U.S. Borrower to, or the making of loans to, its direct or indirect parent company in amounts required for the U.S. Borrower’s direct or indirect parent companies to pay, in each case without duplication, (A) franchise taxes, and other fees and expenses, required to maintain their corporate existence, (B) for any period in which the U.S. Borrower is a member of a group filing consolidated, combined or unitary income tax returns for which a direct or indirect parent of the U.S. Borrower is the common parent (a “Tax Group”), to pay the foreign, federal, state and/or local income taxes (as applicable) of such Tax Group for such taxable period, to the extent such income taxes are attributable to the income of the U.S. Borrower and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries for such purpose, income taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments for any fiscal year does not exceed the amount that the U.S. Borrower, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) would be required to pay in respect of such foreign, federal, state and/or local income taxes (as applicable) for such fiscal year were the U.S. Borrower, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes as a stand-alone group, less any such taxes payable directly by the U.S. Borrower or its Restricted Subsidiaries; (C) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the U.S. Borrower to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the U.S. Borrower and the Restricted Subsidiaries, (D) general corporate overhead expenses of any direct or indirect parent company of the U.S. Borrower to the extent such expenses are attributable to the ownership or operation of the U.S. Borrower and its Restricted Subsidiaries, and (E) reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering by such direct or indirect parent company of the U.S. Borrower;

(vi) [Reserved];

(vii) distributions or payments of Receivables Fees;

(viii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the U.S. Borrower or any Equity Interests of any direct or indirect parent company of the U.S. Borrower, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the U.S. Borrower (other than any Disqualified Stock) or, to the extent the proceeds thereof have actually been contributed to the U.S. Borrower, Equity Interests of any direct or indirect parent company of the U.S. Borrower (“Refunding Capital Stock”);

(ix) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(x) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(xi) Restricted Payments made pursuant to agreements set forth on Schedule 6.04 (it being understood that such Schedule 6.04 shall be replaced by the Schedule 6.04 to be provided to the Agent on the 2024 Refinancing Amendments Effective Date, which shall be in form and substance reasonably satisfactory to the Agent);

(xii) other Restricted Payments in an amount which, when taken together with all other Restricted Payments made pursuant to this clause (xii) and all Investments outstanding in reliance on clause (u) of the definition of “Permitted Investments,” does not exceed (i) prior to the 2024 Refinancing Amendments Effective Date, the greater of (x) $200.0 million and (y) 15% of EBITDA and (ii) from and after the 2024 Refinancing Amendments Effective Date, the greater of (x) $320.0 million and (y) 25% of EBITDA, in each case for the most recently ended Test Period as of the time any such Restricted Payment is made;

(xiii) the distribution, as a dividend or otherwise (and the declaration of such dividend), of shares of Equity Interest of, or Indebtedness issued to the U.S. Borrower or a Restricted Subsidiary by, any Unrestricted Subsidiary (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(xiv) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the U.S. Borrower or any Restricted Subsidiary issued in accordance with Section 6.01 to the extent such dividends are included in the definition of “Interest Charges”;

(xv) the declaration and payment of dividends (A) to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the U.S. Borrower after the Closing Date, (B) to a direct or indirect parent company of the U.S. Borrower, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent company issued after the Closing Date, or (C) on Refunding Capital Stock that is Preferred Stock (provided that the amount of dividends paid pursuant to subclause (B) shall not exceed the aggregate amount of cash actually contributed to the U.S. Borrower from the sale of such Preferred Stock); provided that (x) all such dividends are included in “Interest Charges” and (y) in the case of each of (A), (B) and (C) of this clause (xv), that for the most recently ended Test Period, after giving effect to such issuance or declaration on a pro forma basis, the U.S. Borrower and the Restricted Subsidiaries on a consolidated basis would have had an Interest Coverage Ratio of at least 2.00 to 1.00;

(xvi) the declaration and payment of dividends on the U.S. Borrower’s common stock in an amount equal to 6% of the net proceeds received by or contributed to the U.S. Borrower in or from any public underwriting offering of any common stock of any direct or indirect parent company of the U.S. Borrower (including, for the avoidance of doubt, any such offering consummated after January 26, 2007 and prior to the Closing Date), other than public offerings with respect to the U.S. Borrower’s common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(xvii) payments made or expected to be made by the U.S. Borrower or any Restricted Subsidiary in respect of any repurchases (including in respect of withholding or similar Taxes payable in connection therewith) of Equity Interests held by any future, present or former employee, director, manager or consultant (or their respective estates, Controlled Investment Affiliates or Immediate Family Members) including deemed repurchases in connection with the exercise of stock options;

(xviii) Restricted Payments consisting of a dividend or other distribution or exchange (and the declaration thereof) of Equity Interests of any entity or entities constituting the Designated Business; provided that (i) as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) prior to the date of such Restricted Payment, after giving pro forma effect to such Restricted Payment (including the application of the net proceeds therefrom), the Consolidated Secured Debt Ratio at such time does not exceed 4.90:1.00 and (ii) no Event of Default has occurred and is continuing; and

(xix) repurchases, redemptions or repayments of any Subordinated Indebtedness from net cash proceeds of any Indebtedness incurred pursuant to Section 6.01(b)(xxvi);

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (i), (xii) and (xvi) of this Section 6.04, no Default shall have occurred and be continuing or would occur as a consequence thereof.

SECTION 6.05 Limitations on Transactions with Affiliates.

(a) The U.S. Borrower shall not, and shall not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the U.S. Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $20.0 million, unless (i) such Affiliate Transaction is on terms that are not materially less favorable to the U.S. Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the U.S. Borrower or such Restricted Subsidiary with an unrelated Person and (ii) the U.S. Borrower delivers to the Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $50.0 million, a Board Resolution adopted by the majority of the members of the Board of Directors of the U.S. Borrower approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above.

(b) The limitations set forth in paragraph (a) of this Section 6.05 shall not apply to:

(i) transactions between or among the U.S. Borrower or any of the Restricted Subsidiaries;

(ii) Restricted Payments that are permitted by the provisions of Section 6.04 and Permitted Investments;

(iii) the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, managers, employees or consultants of the U.S. Borrower, any of its direct or indirect parent companies or any Restricted Subsidiary;

(iv) [Reserved];

(v) transactions in which the U.S. Borrower or any Restricted Subsidiary, as the case may be, delivers to the Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the U.S. Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (i) of paragraph (a) of this Section 6.05;

(vi) (A) payments and Indebtedness, Disqualified Stock and Preferred Stock (and cancellations of any thereof) of the U.S. Borrower and its Restricted Subsidiaries to any future, present or former employee, director, manager or consultant (or their respective estates, Controlled Investment Affiliates or Immediate Family Members) of the U.S. Borrower, any of its Subsidiaries or any of its direct or indirect parent companies or any other entity in which the U.S. Borrower or a Restricted Subsidiary has an Investment and that is designated in good faith as an “affiliate” by the Board of Directors of the U.S. Borrower (or the compensation committee thereof), in each case pursuant to any stockholders’ agreement, management equity plan or stock option plan or any other management or employee benefit, plan or agreement; and (B) any employment agreements, stock option plans and other compensatory arrangements (including, without limitation, the U.S. Borrower’s 2001 and 2005 Stock Unit Retirement Plans (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements) with any such employees, directors, managers or consultants (or their respective estates, Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by the U.S. Borrower in good faith;

(vii) any agreement, instrument or arrangement as in effect as of the Closing Date and, to the extent such agreement, instrument or arrangement was entered into after December 30, 2016 and involves an aggregate consideration in excess of $20.0 million, set forth on Schedule 6.05 (it being understood that such Schedule 6.05 shall be replaced by the Schedule 6.05 to be provided to the Agent on the 2024 Refinancing Amendments Effective Date, which shall be in form and substance reasonably satisfactory to the Agent), or any amendment thereto (so long as any such amendment is not disadvantageous to the Lenders when taken as a whole in any material respect as compared to the applicable agreement as in effect on the Closing Date as reasonably determined in good faith by the U.S. Borrower);

(viii) the existence of, or the performance by the U.S. Borrower or any of the Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement or its equivalent (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date, and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the U.S. Borrower or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (viii) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement do not require payments by the U.S. Borrower or any Restricted Subsidiary that are materially in excess of those required pursuant to the terms of the original agreement in effect on the Closing Date as reasonably determined in good faith by the U.S. Borrower;

(ix) [Reserved];

(x) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the U.S. Borrower and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management of the U.S. Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(xi) the issuance or transfer of Equity Interests (other than Disqualified Stock) of Holdings to any Permitted Holder or to any former, current or future director, manager, officer, employee or consultant (or their respective estates, Controlled Investment Affiliates or Immediate Family Members) of the U.S. Borrower, any of its Subsidiaries or any direct or indirect parent company thereof;

(xii) sales of accounts receivable, payment intangibles and related assets or participations therein, in connection with any Receivables Facility and Standard Receivables Facility Undertakings;

(xiii) [Reserved]; and

(xiv) payments to or from, and transactions with, any joint venture in the ordinary course of business.

SECTION 6.06 Dispositions. The U.S. Borrower shall not and shall not permit any Restricted Subsidiary to make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the U.S. Borrower and the Restricted Subsidiaries;

(b) Dispositions of inventory, goods held for sale and immaterial assets in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property to the U.S. Borrower or to a Restricted Subsidiary (including through the dissolution of any Restricted Subsidiary);

(e) Dispositions permitted by Sections 6.03 and 6.04, Liens permitted by Section 6.02 and Investments permitted by Section 6.07;

(f) Dispositions of Cash Equivalents;

(g) Dispositions of accounts receivable in connection with the collection or compromise thereof or Dispositions of accounts receivable, payment intangibles and related assets in connection with any Receivables Facility permitted under Section 6.01(b)(i);

(h) leases, subleases, assignments, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of Holdings, the U.S. Borrower and the Restricted Subsidiaries;

(i) transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(j) Dispositions of property (other than any disposition of assets in connection with a securitization transaction) not otherwise permitted under this Section 6.06; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default shall exist or would result from such Disposition and (ii)(x) prior to the 2024 Refinancing Amendments Effective Date, with respect to any Disposition pursuant to this clause (j) with an aggregate fair market value in excess of $50.0 million and (y) from and after the 2024 Refinancing Amendments Effective Date, with respect to any Disposition pursuant to this clause (j) (calculated on a cumulative basis) with an aggregate fair market value in excess of, $75.0 million, the U.S. Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 7.02); provided, however, that for the purposes of this clause (ii), (A) any liabilities (as shown on the most recent consolidated balance sheet of the U.S. Borrower provided hereunder or in the footnotes thereto) of the U.S. Borrower or such Restricted Subsidiary, other than with respect to Indebtedness that is not secured by the assets disposed of, that are assumed by the transferee with respect to the applicable Disposition and for which the U.S. Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors, (B) any securities received by the U.S. Borrower or such Restricted Subsidiary from such transferee that are converted by the U.S. Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition and (C) any Designated Noncash Consideration received by the U.S. Borrower or such Restricted Subsidiary in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of (I) prior to the 2024 Refinancing

Amendments Effective Date, the greater of (x) $300.0 million and (y) 3% of Total Assets of the U.S. Borrower and (II) from and after the 2024 Refinancing Amendments Effective Date, the greater of (x) $630.0 million and (y) 5% of Total Assets of the U.S. Borrower, in each case at the time of the receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall in each case of clauses (A), (B) and (C) be deemed to be cash;

(k) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(l) to the extent allowable under Section 1031 of the Code (or comparable or successor provision), any exchange of like property (excluding any boot thereon permitted by such provision) for use in a Permitted Business;

(m) the unwinding of any Hedging Obligations;

(n) Dispositions in connection with Sale and Lease-Back Transactions permitted by Section 6.01(b)(xxi);

(o) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(p) any Disposition to the extent not involving property (when taken together with any related Disposition or series of Dispositions) with a fair market value in excess of $25.0 million;

(q) [Reserved]; and

(r) Dispositions, in connection with a Disposition of a Designated Business pursuant to Section 6.04(xviii), of assets comprising of such Designated Business to any existing Subsidiary of the U.S. Borrower or any newly formed Subsidiary of the U.S. Borrower prior to such Disposition of a Designated Business that are completed substantially concurrently with, or reasonably in advance of, the disposition of such Designated Business pursuant to Section 6.04(xviii);

provided that any Disposition or series of related Dispositions of any property pursuant to this Section 6.06 (other than Section 6.06(d) or Section 6.06(r)) with a fair market value in excess of $50.0 million, shall be for no less than the fair market value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 6.06 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

SECTION 6.07 Limitation on Investments and Designation of Unrestricted Subsidiaries.

(a) The U.S. Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, make any Investment other than Permitted Investments.

(b) The U.S. Borrower shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate paragraph of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the U.S. Borrower and the Restricted Subsidiaries (except to the extent repaid) in the subsidiary so designated shall be deemed to be Investments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation shall be permitted only if an Investment by the U.S. Borrower and its Restricted Subsidiaries pursuant to the definition of Permitted Investments and if such Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary.”

SECTION 6.08 Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The U.S. Borrower shall not, and shall not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(i) (A) pay dividends or make any other distributions to the U.S. Borrower or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (B) pay any Indebtedness owed to the U.S. Borrower or any Restricted Subsidiary;

(ii) make loans or advances to the U.S. Borrower or any Restricted Subsidiary; or

(iii) sell, lease or transfer any of its properties or assets to the U.S. Borrower or any Restricted Subsidiary.

(b) The limitations set forth in clause (a) of this Section 6.08 shall not apply (in each case) to such encumbrances or restrictions existing under or by reason of:

(i) contractual encumbrances or restrictions in effect on the Closing Date, including pursuant to the Loan Documents and the related documentation (including Collateral Documents) and Hedging Obligations;

(ii) the New Senior Note Documents and the New Senior Notes and the subsidiary guarantees of the New Senior Notes issued thereunder;

(iii) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions of the nature described in clause (iii) of paragraph (a) of this Section 6.08 on the property so acquired;

(iv) applicable law or any applicable rule, regulation or order;

(v) any agreement or other instrument of a Person acquired by the U.S. Borrower or any Restricted Subsidiary in existence at the time of such acquisition (but not created in connection therewith or in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(vi) contracts for the sale of assets, including customary restrictions with respect to a Restricted Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary;

(vii) Secured Indebtedness otherwise permitted to be incurred pursuant to Sections 6.01 and 6.02 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(viii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(ix) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred after the Closing Date pursuant to Section 6.01;

(x) customary provisions in joint venture agreements and other similar agreements;

(xi) customary provisions contained in leases and other agreements entered into in the ordinary course of business;

(xii) restrictions created in connection with any Receivables Facility; provided that, in the case of Receivables Facilities established after the Closing Date, such restrictions are necessary or advisable, in the good faith determination of the U.S. Borrower, to effect such Receivables Facility;

(xiii) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or other agreement to which the U.S. Borrower or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the U.S. Borrower or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the U.S. Borrower or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary; and

(xiv) encumbrances or restrictions contained in Indebtedness permitted to be incurred pursuant to Section 6.01(b)(xxii)(B) that apply only to the Person or assets acquired with the proceeds of such Indebtedness;

(xv) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(xvi) any encumbrances or restrictions of the type referred to in clauses (i), (ii) and (iii) of paragraph (a) of this Section 6.08 imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xv) of this paragraph (b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the U.S. Borrower, not materially more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; provided, further, that, with respect to contracts, instruments or obligations existing on the Closing Date, any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive with respect to such encumbrances and other restrictions than those contained in such contracts, instruments or obligations as in effect on the Closing Date; and

(xvii) any encumbrances or restrictions contained in Indebtedness permitted to be incurred by Section 6.01(b)(xxvi) that apply only to the Designated Business incurring such Indebtedness.

SECTION 6.09 Amendments to Subordinated Indebtedness. The U.S. Borrower will not, and will not permit any Subsidiary Guarantor to, amend, modify or alter the documentation governing any Subordinated Indebtedness in any manner that is materially adverse to the interests of the Lenders; provided that this Section 6.09 shall no longer apply from and after the 2024 Refinancing Amendments Effective Date.

SECTION 6.10 Maximum Consolidated Secured Debt Ratio. For so long as any Revolving Commitment, 2024 Refinancing Term A Loan, New Term A Loan or Extended Term Loan in respect of any of the foregoing is outstanding, the U.S. Borrower shall maintain a Consolidated Secured Debt Ratio, as determined as of the last day of each fiscal quarter of the U.S. Borrower, commencing with the fiscal quarter ending June 30, 2017, not to exceed 5.125 to 1.00.

SECTION 6.11 Business of U.S. Borrower and Restricted Subsidiaries. The U.S. Borrower and the Restricted Subsidiaries, taken as a whole, will not fundamentally and substantially alter the character of their business, taken as a whole, from the business conducted by the U.S. Borrower and the Restricted Subsidiaries, taken as a whole, on the Closing Date. For the avoidance of doubt, the Disposition of a Designated Business shall not be deemed to fundamentally and substantially alter the character of the business, taken as a whole of the U.S. Borrower and the Restricted Subsidiaries, taken as a whole.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within ten (10) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. The U.S. Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 5.02(a) or 5.03 (solely with respect to Holdings and the Borrowers), Section 5.09(b) or Article 6; provided that any Event of Default under Section 6.10 shall not constitute an Event of Default with respect to any Term Loans (other than Term Loans referred to in clause (b) of the definition of “Required Financial Covenant Lenders”) until the date on which the Required Financial Covenant Lenders exercise any remedies with respect to the Revolving Facilities and the Term Loans referred to in the definition of “Required Financial Covenant Lenders” in accordance with Section 7.02; provided further that any Event of Default under Section 6.10 may be waived, amended or otherwise modified from time to time by the Required Financial Covenant Lenders; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 7.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof by the Agent to the U.S. Borrower; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the U.S. Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness, or (B) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Material Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to (i) secured Material Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness, if such sale or transfer is permitted hereunder or (ii) termination events or similar events occurring under any Hedge Agreement that constitutes Material Indebtedness (it being understood that clause (e)(B) will apply to any failure to make any payment required as a result of any such termination or similar event); or

(f) Insolvency Proceedings, Etc. Holdings, any Borrower or any Significant Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law (including without limitation, in respect of a Spanish Borrower, any solicitud de concurso voluntario, solicitud de concurso necesario; the court-declaration of insolvency (declaración de concurso); the occurrence of any of the situations described in article 2.4 of the Spanish Insolvency Law and a restructuring plan under articles 614 et seq. of the Spanish Insolvency Law), or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, receiver-manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver, examiner or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver, examiner or similar officer is appointed without the application or consent of such Person and (except in the case of the U.K. Borrower) the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and (x) except in the case of the U.K. Borrower, continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding and (y) in the case of a winding-up petition relating to a U.K. Borrower, continues undismissed or unstayed for fourteen (14) calendar days from the commencement; or

(g) Inability to Pay Debts; Attachment. (i) Holdings, any Borrower or any Significant Subsidiary becomes unable or admits in writing its inability or fails generally to pay its Material Indebtedness (including, in respect of any Spanish Borrower, as a result of having served notice on the competent court under article 585 et seq. of the Spanish Insolvency Law) as it becomes due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding $100.0 million (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage, it being understood for purposes of this Agreement that the issuance of reservation of rights letter will not be considered a denial of coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.03 or 6.05) or as a result of acts or omissions by the Agent or any Lender or the Discharge of Obligations, ceases to be in full force and effect; or any Loan Party or Foreign Borrower contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party or Foreign Borrower denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of the discharge of such Loan Party’s or Foreign Borrower’s obligations hereunder in accordance with the terms of this Agreement), or purports in writing to revoke or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Documents. To the extent unremedied for a period of 10 Business Days (i) after any Responsible Officer of Holdings or the U.S. Borrower obtains knowledge thereof (including upon notice thereof by the Agent to Holdings or the U.S. Borrower) or reasonably should have known thereof, any Collateral Document after delivery thereof pursuant to Section 4.01, 5.11 or 5.12 or pursuant to the Collateral Documents shall for any reason (other than pursuant to the terms thereof including as a result of a transaction permitted under Section 6.03 or 6.05) cease to create a valid and perfected lien, with the priority required by the Collateral Documents, (or other security purported to be created on the applicable Collateral) on and security interest in any portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 6.02, except to the extent that any such loss of perfection or priority results from the failure of the Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file UCC continuation statements and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage, or (ii) any of the Equity Interests of the U.S. Borrower ceasing to be pledged pursuant to the Security Agreement free of Liens other than Liens created by the Security Agreement or any nonconsensual Liens arising solely by operation of law, in the case of clauses (i) and (ii), to the extent such Equity Interests or other Collateral have an aggregate fair market value in excess of $100.0 million.

Notwithstanding anything to the contrary in this Agreement, with respect to any Default or Event of Default, the words “exists,” “is continuing” or similar expressions with respect thereto shall mean that the Default or Event of Default has occurred and has not yet been cured or waived. If any Default or Event of Default (any such Default or Event of Default, an “Initial Default”) occurs due to (i) the failure by any Loan Party to take any action by a specified time, such Initial Default shall be deemed to have been cured at the time, if any, that the applicable Loan Party takes such action or (ii) the taking of any action by any Loan Party that is not then permitted by the terms of this Agreement or any other Loan Document, such Initial Default shall be deemed to be cured on the earlier to occur of (x) the date on which such action would be permitted at such time to be taken under this Agreement and the other Loan Documents) and (y) the date on which such action is unwound or otherwise modified to the extent necessary for such revised action to be permitted at such time by this Agreement and the other Loan Documents. If any Initial Default occurs that is subsequently cured (a “Cured Default”), any other Default or Event of Default resulting from the making or deemed making of any representation or warranty by any Loan Party or the taking of any action by any Loan Party or any Subsidiary of any Loan Party, in each case which subsequent Default or Event of Default would not have arisen had the Cured Default not occurred, shall be deemed to be cured automatically upon, and simultaneous with, the cure of the Cured Default, so long as at the time of such representation, warranty or action, no Responsible Officer of the U.S. Borrower had knowledge of such Initial Default. To the extent not already so notified, the Borrower will provide prompt written notice of any such cure to the Administrative Agent after a Responsible Officer of the U.S. Borrower knows of the occurrence of any such cure. Notwithstanding anything to the contrary in this Section 7.01, an Initial Default may not be cured pursuant to this Section 7.01:

(1) If such Initial Default was due to a failure to perform any covenant set forth in Section 5.09 or Section 6.10, or pursuant to clauses (f), (g), (j), (k) or (l) of this Section 7.01;

(2) If the Administrative Agent has commenced any remedial action in accordance with Section 7.02 or as otherwise permitted by the Loan Documents;

(3) if (x) any Loan Party or Subsidiary of a Loan Party takes any action that is not permitted during, and as a result of, the continuance of such Initial Default, (y) such action results in the cure of such Initial Default and (z) the applicable Loan Party or Subsidiary had actual knowledge at the time of taking any such action that the Initial Default had occurred and was continuing;

(4) if such cure results in material impairment of the rights and remedies of the Lenders, Collateral Agent and Administrative Agent under the Loan Documents with respect to any Default or Event of Default other than the Initial Default; or

(5) in the case of an Initial Default for which (x) the U.S. Borrower failed to give notice to the Administrative Agent and the Lenders of such Initial Default in accordance with Section 5.02(a) of this Agreement and (y) the U.S. Borrower had actual knowledge of such failure to give such notice.

SECTION 7.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Agent, at the request of the Required Lenders, shall take any or all of the following actions (it being understood that during any period during which an Event of Default under Section 6.10 exists solely with respect to the Revolving Facilities and the Term Loans included in the definition of “Required Financial Covenant Lenders”, the Agent at the request of the Required Financial Covenant Lenders, shall take any of the actions described below solely as they relate to the Revolving Facilities and the Term Loans included in clause (b) of the definition of “Required Financial Covenant Lenders”):

(a) declare the commitment of each Lender to make Loans and any obligation of the Issuing Banks to issue, amend or renew Letters of Credit to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers and require all outstanding Letters of Credit to be cash collateralized in accordance with Section 2.04(j); and

(c) exercise on behalf of itself, the Issuing Banks and the Lenders all rights and remedies available to it, the Issuing Banks and the Lenders under the Loan Documents or applicable law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the U.S. Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the Issuing Banks to issue, amend or renew Letters of Credit shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Agent, the Issuing Banks or any Lender.

In connection with any acceleration of the Obligations as contemplated above, the Designated Obligations shall, automatically and with no further action required by the Agent, any Loan Party or any Lender, be converted into the Dollar Equivalent, determined as of the date of such acceleration (or, in the case of any LC Disbursements following the date of such acceleration, as of the date of drawing under the applicable Letter of Credit) and from and after such date all amounts accruing and owed to the Lenders in respect of such Designated Obligations shall accrue and be payable in Dollars at the rate otherwise applicable hereunder.

ARTICLE VIII

THE AGENT

Each of the Lenders hereby irrevocably appoints the Agent (together with its Affiliates and branches) as its agent and authorizes the Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto, even if it involves self-contracting (autocontratación), multi-representation or conflict of interest, including, without limitation, to enter and raise into Spanish public status before a Spanish public notary any document related to this mandate and, specifically, those deemed necessary or appropriate according to the mandate received.

The bank serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Agent hereunder.

The Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders and Issuing Banks (including in its capacities as a holder of Secured Hedging Obligations and Secured Cash Management, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Agent for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Agent, shall be entitled to the benefits of all provisions of this Article VIII and Article IX (as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

The Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity. The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Agent by the U.S. Borrower or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the value or sufficiency of the Collateral or the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agent.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Each of the Lenders, the Issuing Banks and the Loan Parties agree, that the Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders and the Issuing Banks by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Agent to be its electronic transmission system (the “Approved Electronic Platform”).

Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Issuing Banks and the Loan Parties acknowledge and agree that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders, the Loan Parties and the Issuing Banks hereby approve distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

The Approved Electronic Communications and the Approved Electronic Platform are provided “as is” and “as available.” None of the Agent or any of its Affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy or completeness of the Approved Electronic Communications and the Approved Electronic Platform and each expressly disclaims liability for errors or omissions in the Approved Electronic Communications and the Approved Electronic Platform. No warranty of any kind, express, implied or statutory (including, without limitation, any warranty of merchantability, fitness for a particular purpose, noninfringement of third party rights or freedom from viruses or other code defects) is made by the Agent Affiliates in connection with the approved electronic communications or the approved electronic platform.

Each of the Lenders, the Issuing Banks and the Loan Parties agrees that the Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Agent’s generally-applicable document retention procedures and policies.

Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, the Agent may resign at any time by notifying the Lenders, the Issuing Banks and the U.S. Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent (not to be unreasonably withheld or delayed) of the U.S. Borrower, to appoint a successor; provided that, during the existence and continuation of an Event of Default, no consent of the U.S. Borrower shall be required. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks appoint a successor Agent which shall be a commercial bank or an Affiliate of any such commercial bank reasonably acceptable to the U.S. Borrower. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agent, any Joint Lead Arranger, any Co-Documentation Agent or any other Lender or a Related Party of any of the foregoing and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any Joint Lead Arranger, any Co-Documentation Agent or any other Lender or a Related Party of any of the foregoing and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

The co-arrangers, joint bookrunners, co-syndication agents and the co-documentation agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.

Each Lender authorizes and directs the Agent to, upon the request of the U.S. Borrower, enter into any intercreditor agreement with any agent under any Receivables Facility of the U.S. Borrower or any of its Restricted Subsidiaries and each Lender agrees to be bound by the terms thereof that are applicable to it thereunder.

Any supplement to this agreement effecting any Subsidiary of the U.S. Borrower becoming an Additional Foreign Borrower may include “parallel debt” provisions or similar customary provisions for credit facilities of borrowers organized in the jurisdiction of organization of such Additional Foreign Borrower.

Spanish Law Provisions: In connection with the execution, ratification and raising of any Loan Document (or any novation, amendment, supplement, restatement, replacement or assignment of the same) into a Spanish Public Document, the Agent shall act as the agent and representative of each Lender and is hereby authorized on behalf of each Lender to appear before a Spanish notary, enter into, enforce the rights of each Lender and represent each Lender in respect of the granting of any Spanish Public Document, including the notarization of this Agreement or any other Loan Document (or any novation, amendment, supplement, restatement, replacement or assignment of the same).

SECTION 8.01 Credit Bidding. The Secured Parties hereby irrevocably authorize the Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar laws in any other jurisdictions, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 8.02 Withholding Taxes. (a) To the extent required by any applicable laws, the Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.15, each Lender shall indemnify and hold harmless the Agent against, within ten (10) days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Agent) incurred by or asserted against the Agent by the IRS or any other Governmental Authority as a result of the failure of the Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Agent under this Article VIII. For the avoidance of doubt, a “Lender” shall, for purposes of this paragraph, include any Issuing Bank. The agreements in this paragraph shall survive the resignation and/or replacement of the Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

if to any Loan Party or any Foreign Borrower, to it in care of the U.S. Borrower at:

Aramark Services, Inc.

1101 Market Street

Philadelphia, PA 19107

Attention: Treasurer

Facsimile No: (215) 413-8841

with a copy to:

Aramark Services, Inc.

1101 Market Street

Philadelphia, PA 19107

Attention: General Counsel

Facsimile No: (215) 238-3388

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Eli Isak

Fax No.: (212) 455-2722

E-Mail Address: eisak@stblaw.com

if to the Administrative Agent, to it at the notice information provided separately to the U.S. Borrower with a copy to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

Attention: Corey Wright

E-Mail Address: corey.wright@lw.com

if to the Collateral Agent, to it at the notice information provided separately to the U.S. Borrower with a copy to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

Attention: Corey Wright

E-Mail Address: corey.wright@lw.com

if to the respective Issuing Banks for Letters of Credit (as applicable):

JPMorgan Chase Bank, N.A., at the notice information provided separately to the U.S. Borrower

With a copy to:

JPMorgan Chase Bank, N.A., at the notice information provided separately to the U.S. Borrower

Goldman Sachs Lending Partners LLC

C/o Goldman Sachs Loan Operations

Attention: Letter of Credit Dpt. Manager

6011 Connection Drive

Irving, TX 75039

Facimile No.: 917-977-4587

E-mail Address: GS-LOC-OPERATIONS@NY.EMAIL.GS.COM

Bank of America, N.A.

1 Fleet Way

PA6-580-02-30

Scranton, PA 18507-1999

Attention: Charles Herron

Facsimile No.: 800-755-8743

E-mail Address: Charles.P.Herron@baml.com

Credit Suisse AG

Trade Finance Services Department

Eleven Madison Avenue, 9th Floor

New York, New York 10010

Facsimile No.: (212) 325-8315

E-mail Address: list.ib-lettersofcredit-ny@credit-suisse.com

Wells Fargo Bank, N.A.

One South Broad St.,

8th Floor, Y1375-086

Philadelphia, PA 19107

Attention: James Travagline

Facsimile No: 267-321-6700

E-Mail Address: james.travagline@wellsfargo.com

Barclays

700 Prides Crossing

Newark, DE 19713

Attention: Millie Ado

Facsimile No.: (201) 510 8101

E-mail Address: 12015108101@tls.ldsprod.com

PNC Bank, N.A.

300 Fifth Avenue

Pittsburgh, PA 15222

Attention: Lisa Pierce

Facsimile No: 412-762-2760

E-Mail Address: lisa.pierce@pnc.com

The Bank of Tokyo-Mitsubishi UFJ, Ltd., Canada Branch

Suite 1800, 200 Bay Street, RBC South Tower, Toronto, ON, M5J 2J1

Attention: Theresa Algenio

Facsimile No: 416-367-3579

E-Mail Address: talgenio@ca.mufg.jp

Morgan Stanley Bank, N.A.

1300 Thames Street Wharf, 4th floor Baltimore, MD 21231

Attention: Morgan Stanley Loan Servicing

Facsimile No: 718-233-2140

E-Mail Address: msloanservicing@morganstanley.com

if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone; provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b) Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Agent and the applicable Lender. The Agent or the U.S. Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Electronic Systems.

(i) Each Loan Party agrees that the Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii) Any Electronic System used by the Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender, any Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

SECTION 9.02 Waivers; Amendments.

(a) No failure or delay by the Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the extent permitted by law, the making of a Loan or issuing of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Agent, any Issuing Bank or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or, (ii) in the case of any other Loan Document (other than any such amendment to effectuate any modification thereto expressly contemplated by the terms of the other Loan Documents), pursuant to an agreement or agreements in writing entered into by the Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender; it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of any Default or mandatory prepayment shall not constitute an increase of any Commitment of any Lender, (B) reduce or forgive the principal amount of any Loan or reimbursement obligation hereunder with respect to LC Disbursements or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder or change the currency in which any such amount is required to be paid, without the written consent of each Lender directly affected thereby, (C) postpone any scheduled date of payment of the principal amount of any Loan, or any date for the payment of any interest, fees or other Obligations payable hereunder or the reimbursement of any LC Disbursement, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the provisions of Section 2.11(c) providing for the default rate of interest, or to waive any obligations of any Borrower to pay interest at such default rate, (D) change Section 2.16(a) or (b) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender adversely affected thereby, (E) change any of the provisions of this Section 9.02 or the definition of “Required Lenders,” “Required Class Lenders,” “Required Financial Covenant Lenders” or “Required Revolving Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender adversely affected thereby, (F) release all or substantially all of the Subsidiary Guarantors or the U.S. Borrower from their or its obligation under its Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender, (G) except as provided in clauses (c) and (d) of this Section 9.02 or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender, (H) amend the definition of “Secured Obligations,” “Secured Hedge Obligations,” or “Secured Cash Management Obligations” without the written consent of each Lender adversely affected thereby or (I) waive any condition set forth in Section 4.02 as to any Borrowing under one or more Revolving Facilities without the written consent of the Required Revolving Lenders (and, for the avoidance of doubt, no consent of the Required Lenders shall be required); provided, further, that no such agreement shall amend, modify or otherwise (x) affect the rights or duties of the Agent or any Issuing Bank hereunder without the prior written consent of the Agent or such Issuing Bank, as applicable or (y) make any change to the documents that by its terms affects the rights of any Class of Lenders to receive payments in any manner different than any other Class of Lenders without the written consent of the Required Class Lenders of such Class; and provided, further, that no amendment, modification, waiver of or consent with respect to any of the terms and provisions (and related definitions) of Section 6.10 shall be effective without the written consent of the Required Financial Covenant Lenders and any such amendment, supplement, modification or waiver shall be effective with the written consent of only the Required Financial Covenant Lenders (or the Agent with the prior written consent thereof), on the one hand, and the Borrowers, on the other hand. Notwithstanding anything to the contrary contained herein, no amendment shall require any Revolving Lender to make Revolving Loans to a Borrower other than the applicable Borrowers under such Revolving Facility without the consent of such Revolving Lender.

(c) The Lenders hereby irrevocably agree that the Liens granted to the Agent by the Loan Parties on any Collateral shall be automatically released (i) upon the Discharge of Obligations, (ii) upon the sale or other disposition of the property constituting such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Loan Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) subject to paragraph (b) of this Section 9.02, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) to the extent the property constituting such Collateral is owned by any Loan Guarantor, upon the release of such Loan Guarantor from its obligations under its Loan Guaranty in accordance with the provisions of this Agreement, (v) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Agent and the Lenders pursuant to the Collateral Documents or (vi) with respect to any Mortgaged Property, upon such Mortgaged Property becoming an Excluded Asset (as defined in the Security Agreement); provided that the Agent may, in its discretion, release the Lien on Collateral valued in the aggregate not in excess of $10.0 million during each fiscal year without consent of any Lender. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral to the extent required under the provisions of the Loan Documents. The Lenders irrevocably authorize the Agent to release or subordinate any Lien on any property granted to or held by the Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by paragraph (q) of the definition of Permitted Liens (solely as it relates to Indebtedness permitted to be incurred pursuant to Sections 6.01(b)(vi), (b)(xxi) or (b)(xxii)(A)) (in each case, to the extent required by the terms of the obligations secured by such Liens) pursuant to documents reasonably acceptable to the Agent).

(d) Notwithstanding anything to the contrary contained in this Section 9.02, (A) guarantees and related documents, if any, executed by Foreign Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Agent and may be amended and waived with the consent of the Agent at the request of the U.S. Borrower without the need to obtain the consent of any other Lenders if such amendment or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee or other document to be consistent with this Agreement and the other Loan Documents and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) and is not adverse in any material respect to any other Class may be effected by an agreement or agreements in writing entered into solely by the U.S. Borrower, the Agent and the requisite percentage in interest of the affected Class of Lenders stating that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at time.

(e) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the U.S. Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement (or to replace such Non-Consenting Lender from the Class for which consent is being sought); provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the U.S. Borrower and the Agent, and, with respect to assignees that are Revolving Lenders, each Issuing Bank shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b)(ii) of Section 9.04, (ii) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver or consent and (iii) the applicable Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by such Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.14 and 2.15 (assuming that the Loans of such Non-Consenting Lender have been prepaid on such date rather than sold to the replacement Lender).

(f) if the Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

(g) Notwithstanding anything to the contrary in any Loan Document, in connection with any determination as to whether the requisite Lenders have (A) consented (or not consented) to any waiver, amendment or modification of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to this Agreement or any other Loan Document or (C) directed or required the Administrative Agent, the Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or under any other Loan Document, any Lender (or any Affiliate of such Lender (provided that for purposes of this clause (g), Affiliates shall not include Persons that are subject to customary procedures to prevent the sharing of confidential information between such Lender and such Person and such Person is managed having independent fiduciary duties to the investors or other equityholders of such Person and such investors or equityholders are not the same investors or equityholders of such Lender)) (other than (x) any Lender that is a Regulated Bank, (y) any Revolving Lender as of the Amendment No. 15 Effective Date or any Affiliate thereof or (z) any Affiliate of a Regulated Bank to the extent that (1) all of the equity of such Affiliate is directly or indirectly owned by either (I) such Regulated Bank or (II) a parent entity that also owns, directly or indirectly, all of the equity of such Regulated Bank and (2) such Affiliate is a securities broker or dealer registered with the SEC under section 15 of the Exchange Act)) that, as a result of its interest (or such Affiliates collective interests) in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to any of the Loans or Commitments, or with respect to any other tranche, class or series of Indebtedness for borrowed money incurred or issued by the U.S. Borrower or any of its Restricted Subsidiaries at such time of determination (including commitments with respect to any revolving credit facility) (each such item of Indebtedness, including the Loan and Commitments, “Specified Indebtedness”) (each such Lender, a “Net Short Lender”) shall have no right to vote with respect to any waiver, amendment or modification of this Agreement or any other Loan Documents and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders (including in any plan of reorganization). For purposes of determining whether a Lender (alone or together with its Affiliates) has a “net short position” on any date of determination: (i) derivative contracts with respect to any Specified Indebtedness and such contracts that are the functional equivalent thereof shall be counted at the notional amount of such contract in Dollars, (ii) notional amounts in other currencies shall be converted to the Dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes the U.S. Borrower or any other Restricted Subsidiary or any instrument issued or guaranteed by the U.S. Borrower or any other Restricted Subsidiary shall not be deemed to create a short position with respect to such Specified Indebtedness, so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates and (y) the U.S. Borrower and the other Restricted Subsidiaries and any instrument issued or guaranteed by the U.S. Borrower or the other Restricted Subsidiaries, collectively, shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the relevant Specified

Indebtedness if such Lender or its Affiliates is a protection buyer or the equivalent thereof for such derivative transaction and (x) the relevant Specified Indebtedness is a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the relevant Specified Indebtedness would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) the U.S. Borrower or any other Restricted Subsidiary is designated as a “Reference Entity” under the terms of such derivative transaction and (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to any Specified Indebtedness if such transactions offer the Lender or its Affiliates protection against a decline in the value of such Specified Indebtedness, or in the credit quality of the U.S. Borrower or any other Restricted Subsidiary, in each case, other than as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates and (y) the U.S. Borrower and the other Restricted Subsidiaries, and any instrument issued or guaranteed by the U.S. Borrower or the other Restricted Subsidiaries, collectively, shall represent less than 5% of the components of such index. In connection with any waiver, amendment or modification of this Agreement or the other Loan Documents, each Lender (other than any Lender that is a Regulated Bank or a Revolving Lender as of the Amendment No. 15 Effective Date) will be deemed to have represented to the U.S. Borrower, the Borrowers and the Administrative Agent that it does not constitute a Net Short Lender, in each case, unless such Lender shall have notified the U.S. Borrower and the Administrative Agent prior to the requested response date with respect to such waiver, amendment or modification that it constitutes a Net Short Lender (it being understood and agreed that the U.S. Borrower, the Borrowers and the Administrative Agent shall be entitled to rely on each such representation and deemed representation). In no event shall the Administrative Agent be obligated to monitor as to whether any Lender is a Net Short Lender.

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a) The U.S. Borrower shall pay (and, to the extent directly attributable to the facilities provided to any Foreign Borrower hereunder, each Foreign Borrower shall severally and not jointly with the U.S. Borrower be obligated to pay) (i) all reasonable documented out-of-pocket expenses (including reasonable attorneys’ fees, notarial, stamp duty, registering fees and expenses) incurred by the Agent and its Affiliates, including the reasonable fees, charges and disbursements Latham & Watkins LLP, counsel for the Agent, and each other local non-U.S. counsel for the Agent in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein and the preparation, execution and notarization of the Loan Documents and related documentation, (ii) all reasonable documented out-of-pocket expenses (including reasonable attorneys’ fees, notarial, stamp duty, registering fees and expenses) incurred by the Agent and its Affiliates, including the reasonable fees, charges and disbursements of outside legal counsel to the Agent, in connection with any amendments, modifications or waivers of the provisions of any Loan Documents (whether or not the transactions contemplated thereby shall be consummated), (iii) all reasonable documented out-of-pocket expenses (including reasonable attorneys’ fees, court costs (costas procesales), registration fees, stamp duty and expenses) incurred by the Agent, the Issuing Banks or the Lenders, including the reasonable documented fees, charges and disbursements of any counsel for the Agent and for one law firm retained by the Issuing Banks and the Lenders (and such additional counsel as the Agent or any Lender or group of Lenders determines are necessary in light of actual or potential conflicts of interest or the availability of different claims of defenses), in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans and other extensions of credit made hereunder, including all such reasonable documented out-of-pocket expenses incurred during any workout, restructuring or related negotiations in respect of such Loans, (iv) subject to any other provisions of this Agreement, of the Loan Documents or of any separate agreement entered into by the Borrowers and the Agent with respect thereto, all reasonable documented out-of-pocket expenses incurred by the Agent in the administration of the Loan Documents, and (v) the costs and expenses related to (i) the granting, notarization and apostille of any powers of attorney granted by any Lender or the Agent for the purposes of executing and/or notarizing any Loan Document in Spain; (ii) the services rendered by a service provider appointed as representative of any Lender or the Agent for the purposes of executing and/or notarizing any Loan Document in Spain; (iii) obtaining and maintaining a Spanish tax identification number (N.I.F.) of any Lender or the Agent; and/or (iv) the costs of issuance of first copies (with and without enforcement title) of any Spanish Public Document. Expenses reimbursable by the U.S. Borrower under this Section include, without limiting the generality of the foregoing, subject to any other applicable provision of any Loan Document, reasonable documented out-of-pocket costs and expenses incurred in connection with:

(i) lien and title searches and title insurance; and

(ii) taxes, fees and other charges for recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Agent’s Liens.

(b) The Borrowers shall indemnify the Agent, each Issuing Bank and each Lender, in their capacities as such, and each Related Party of any of the foregoing Persons (except for any Related Party that is an initial purchaser of the New Senior Notes acting in its capacity as such) (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Environmental Liability related in any way to the U.S. Borrower or any of its Subsidiaries or to any property owned or operated by the U.S. Borrower or any of its Subsidiaries, (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by any Borrower, any other Loan Party or any of their respective Affiliates) or (iv) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Borrowers fail to pay any amount required to be paid by it to the Agent under paragraph (a) or (b) of this Section 9.03, each Lender severally agrees to pay to the Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Agent in its capacity as such.

(d) To the extent permitted by applicable law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto or any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan, any Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (d) shall relieve any Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e) Other than to the extent required to be paid on the Closing Date, all amounts due under clauses (a) and (b) above shall be payable by the applicable Borrower within ten (10) Business Days of receipt of an invoice relating thereto and setting forth such expenses in reasonable detail. All amounts due from the Lenders under clause (c) above shall be paid promptly after written demand therefor.

SECTION 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) except as permitted by Section 6.03 or the definition of “Change of Control,” no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any such Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the U.S. Borrower; provided that, the U.S. Borrower shall be deemed to have consented to an assignment of Term Loans unless it shall have objected thereto by written notice to the Agent within ten (10) Business Days after having received notice thereof; provided that no consent of the U.S. Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default specified in paragraph (a), (f) or (g) of Section 7.01 has occurred and is continuing, any other assignee;

(B) the Agent; provided that no consent of the Agent shall be required for an assignment of (x) any Revolving Commitment to an assignee that is a Lender (other than a Defaulting Lender) with a Revolving Commitment immediately prior to giving effect to such assignment and (y) all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) each Issuing Bank; provided that no consent of the Issuing Banks shall be required for an assignment of all or any portion of a Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) shall not be less than, (w) in the case of any Revolving Commitments or Revolving Loans, $5,000,000, (x) in the case of a term loan denominated in Dollars, $250,000 or an integral multiple of $250,000 in excess thereof, (y) in the case of a term loan denominated in Euro, €1,000,000 or an integral multiple of €1,000,000 in excess thereof and (z) in the case of a Canadian Dollar denominated Term Loan, C$1,000,000 or an integral multiple of C$1,000,000 in excess thereof, in each case unless each of the U.S. Borrower and the Agent otherwise consent; provided that no such consent of the U.S. Borrower shall be required if an Event of Default specified in paragraph (a), (f), or (g) of Section 7.01 has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Agent and the parties to the Assignment and Assumption are participants), together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (d) a Borrower or any of its Affiliates; provided that, with respect to clause (c), such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and each Borrower, the Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower, and solely with respect to their own interests, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Agent and the parties to the Assignment and Assumption are participants), the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.02, 2.04, 2.16(b) or 9.03(c), the Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of any Borrower, the Agent or the Issuing Banks, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) each Borrower, the Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (A), (B), (C), (D), (F) and (G) of the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14 and 2.15 (subject to the requirements and limitations of such Sections, it being understood and agreed that the documentation required under Section 2.15(g) shall be delivered solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04; provided that such Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.15, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.16(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the applicable Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the applicable Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Any reference in the Loan Documents to “Bank of America Merrill Lynch International Limited” is a reference to its successor in title Bank of America Merrill Lynch International Designated Activity Company (including, without limitation, its branches) pursuant to and with effect from the merger between Bank of America Merrill Lynch International Limited and Bank of America Merrill Lynch International Designated Activity Company that takes effect in accordance with Chapter II, Title II of Directive (EU) 2017/1132 (which repeals and codifies the Cross-Border Mergers Directive (2005/56/EC)), as implemented in the United Kingdom and Ireland. Notwithstanding anything to the contrary in the Loan Documents, a transfer of rights and obligations from Bank of America Merrill Lynch International Limited to Bank of America Merrill Lynch International Designated Activity Company pursuant to such merger shall be permitted.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any

Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the Discharge of Obligations or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and the Fee Letter, dated as of February 28, 2017, by and among the U.S. Borrower and JPMorgan Chase Bank, N.A., and any separate letter agreements with respect to fees payable to the Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Agent to accept electronic signatures in any form or format without its prior written consent.

SECTION 9.07 Severability. To the extent permitted by law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower or any Loan Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable

Lender shall notify such Borrower and the Agent of such setoff or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff or application under this Section 9.08. The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. NOTWITHSTANDING THE FOREGOING, AT ANY TIME THAT ANY OF THE SECURED OBLIGATIONS SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LENDER’S LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY LOAN DOCUMENT UNLESS IT IS TAKEN WITH THE CONSENT OF THE LENDERS REQUIRED BY SECTION 9.02 OF THIS AGREEMENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY, OR ENFORCEABILITY OF THE LIENS GRANTED TO THE AGENT PURSUANT TO THE COLLATERAL DOCUMENTS OR THE ENFORCEABILITY OF THE OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OR ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE PARTIES AS REQUIRED ABOVE, SHALL BE NULL AND VOID. THIS PARAGRAPH SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in the Borough of Manhattan, New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each of the Foreign Borrowers hereby irrevocably designates, appoints and empowers Aramark Services, Inc. (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of or in connection with this Agreement or any other Loan Document. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to such Foreign Borrower in care of the Process Agent at the Process Agent’s above address, and each of the Foreign Borrowers hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, each of the Foreign Borrowers irrevocably consents to the service of any and all process in any such action or proceeding by the mailing (by registered or certified mail, postage prepaid) of copies of such process to the Process Agent or such Foreign Borrower at its address specified in Section 9.01. Aramark Services, Inc. hereby acknowledges and accepts its appointment as Process Agent for each of the Foreign Borrowers and the corresponding rights and obligations set forth in this paragraph (d).

(e) To the extent permitted by law, each party to this Agreement hereby irrevocably waives personal service of any and all process upon it and agrees that all such service of process may be made by registered mail (return receipt requested) directed to it at its address for notices as provided for in Section 9.01 or, in the case of any Foreign Borrower, as provided for in Section 9.09(d). Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(f) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars, Canadian Dollars, Euros or Sterling into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Dollars, Canadian Dollars, Euros or Sterling, as the case may be, with such other currency at the spot rate of exchange quoted by the Agent at 11:00 a.m. (New York City time) on the Business Day preceding that on which final judgment is given, for the purchase of Dollars, Canadian Dollars, Euros or Sterling, as the case may be, for delivery two Business Days thereafter. The obligation of each Borrower in respect of any such sum due from it to the Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Agent of any sum adjudged to be so due in the Judgment Currency, the Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Agent in the Agreement Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent or the Person to whom such obligation was owing against such loss.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality. The Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and it and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory, governmental or administrative authority, (c) to the extent required by law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially similar to or consistent with those of this Section 9.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledgee referred to in Section 9.04(d) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the U.S. Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than any Borrower. For the purposes of this Section 9.12, “Information” means all information received from any Loan Party or any Foreign Borrower relating to the Loan Parties, the Subsidiaries or their respective businesses or the Transactions other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any of the Subsidiaries or that becomes publicly available other than as a result of a breach by such Agent or Lender of its obligations hereunder. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised substantially the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13 Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that (a) it is not relying on or looking to any Margin Stock for the repayment of the Borrowings and other credit extensions provided for herein and acknowledges that the Collateral shall not include any Margin Stock and (b) it is not and will not become a “creditor” as defined in Regulation T or a “foreign branch of a broker-dealer” within the meaning of Regulation X. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to any Borrower in violation of any Requirement of Law.

SECTION 9.14 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act or the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) hereby notifies each Loan Party that pursuant to the requirements of such Act or Acts, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with such Acts. Each Loan Party shall, promptly following a request by the Agent (on behalf of itself or any Lender), provide all reasonable documentation and other information that the Agent or such Lender reasonably requests that is a Requirement of Law in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

SECTION 9.15 Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates. In addition, each Loan Party and each Lender hereby acknowledges that Affiliates of the Joint Lead Arrangers, the Co-Documentation Agent, the Agent and certain of the Lenders will be initial purchasers of the New Senior Notes.

SECTION 9.16 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.16 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.17 Material Non-Public Information.

(a) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.18 No Fiduciary Duty, etc. Each Borrower acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that none of the Agent, any Joint Lead Arranger, any Co-Documentation Agent, any Issuing Bank or any Lender will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each of the Agent, each Joint Lead Arranger, each Co-Documentation Agent, each Issuing Bank and each Lender is acting solely in the capacity of an arm’s length contractual counterparty to such Borrower with respect to the Loan Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, such Borrower or any other person (including, without limitation, each other Loan Party). Each Borrower agrees that it will not assert any claim against the Agent, any Joint Lead Arranger, any Co-Documentation Agent, any Issuing Bank or any Lender based on an alleged breach of fiduciary duty by such Agent, Joint Lead Arranger, Co-Documentation Agent, Issuing Bank or Lender in connection with this Agreement and the transactions contemplated hereby. Additionally, each Borrower acknowledges and agrees that none of the Agent, any Joint Lead Arranger, any Co-Documentation Agent, any Issuing Bank or any Lender is advising such Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and none of the Agent, any Joint Lead Arranger, any Co-Documentation Agent, any Issuing Bank or any Lender shall have any responsibility or liability to such Borrower with respect thereto.

Each Borrower further acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that each of the Agent, each Joint Lead Arranger, each Co-Documentation Agent and each Issuing Bank is, and certain of the Lenders are, full service securities or banking firms engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any of the Agent, any Joint Lead Arranger, any Co-Documentation Agent, any Issuing Bank or any Lender may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any of the Agent, any Joint Lead Arranger, any Co-Documentation Agent, any Issuing Bank or any Lender or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, each Borrower acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that each of the Agent, any Joint Lead Arranger, any Co-Documentation Agent, any Issuing Bank or any Lender and any of their respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. None of the Agent, any Joint Lead Arranger, any Co-Documentation Agent, any Issuing Bank or any Lender will use confidential information obtained from you by virtue of the transactions contemplated by the Loan Documents or its other relationships with you in connection with the performance by such Person of services for other companies, and none of the Agent, any Joint Lead Arranger, any Co-Documentation Agent, any Issuing Bank or any Lender will furnish any such information to other companies. You also acknowledge that none of the Agent, any Joint Lead Arranger, any Co-Documentation Agent, any Issuing Bank or any Lender has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to you, confidential information obtained from other companies.

SECTION 9.19 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.19 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.19, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 9.19 shall remain in full force and effect until the satisfaction and discharge of all Guaranteed Obligations. The U.S. Borrower and each Qualified ECP Guarantor intends that this Section 9.19 constitute, and this Section 9.19 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of the U.S. Borrower and each Qualified ECP Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 9.20 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 9.21 Acknowledgement Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan

Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 9.22 Spanish Executive Proceedings.

A. This Agreement and, at the discretion of the Agent, any other Loan Document (as well as any amendments hereto or thereto), shall be formalised by the Spanish Borrower and the Lenders that are from time to time a party to this Agreement, in a Spanish Public Document at any time, so that it may have the status of a notarial document for all purposes contemplated in Article 517, number 4 of the Spanish Civil Procedural Law. All cost and expenses relating to such formalization shall be borne by the Spanish Borrower.

B. Any, amendment or extension of this Agreement and any Loan Document that has been raised to the status of a Spanish Public Document in accordance with paragraph (a) above will only be formalised in a Spanish Public Document if the applicable amendment or extension entails (i) an increase of any payment obligation, a change on any of the financial terms of this Agreement and/or of any other Loan Document which has been raised to the status of a Spanish Public Document, a change on any of the financial covenants set out in Article IV, V above or in any of the events of default (set out in Article VI above) existing as of the date of this Agreement, an extension of the Maturity Date or any other payment date set forth herein; or (ii) not formalising the applicable amendment or extension in a Spanish Public Document would prejudice the Lenders’ enforcement rights against the Loan Parties in the reasonable opinion of the Lenders (acting through the Agent).

C. Upon enforcement through either a judicial or an extrajudicial proceeding pursuant to the Spanish law, the sum payable by the relevant Loan Party shall be the total aggregate amount of the balance of the accounts maintained by the Agent (or the relevant Lender, as the case may be). For the purposes of Articles 571 et seq. of the Spanish Civil Procedural Law, the Parties expressly agree that such balances shall be considered as due, liquid and payable and may be claimed pursuant to the same provisions of such law.

D. For the purpose of the provisions of Art. 571 et seq. of the Spanish Civil Procedural Law, it is expressly agreed by the parties that the determination of the debt to be claimed through the executive proceedings shall be effected by the Agent (or the relevant Lender, as the case may be) by means of the appropriate certificate evidencing the balances shown in the relevant account(s). By virtue of the foregoing, to exercise executive action by the Agent or any of the Lenders it will be sufficient to present (i) an original notarial first or authentic copy of this Agreement, (ii) the notarial document (documento fehaciente) which incorporates the certificate issued by the Agent (or the relevant Lender, as the case may be) of the amount due by the relevant Loan Party including an excerpt of the credits and debits, including the interest applied, which appear in the relevant account(s) referred to in the paragraph immediately above, evidencing that the determination of the amounts due and payable by the relevant Loan Party have been calculated as agreed in this Agreement, and (iii) a notarial document (acta notarial) evidencing that the relevant Loan Party has been served notice of the amount that is due and payable. The Loan Parties shall bear all taxes, expenses and cost accrued or incurred by reason of the notarial instruments referred to in this Clause in the form set out in this Agreement.

E. The amount of the balances so established shall be notified to the relevant Loan Party in an attestable manner in advance of exercising the executive action set out in the paragraph immediately above.

F. The relevant Loan Party hereby expressly authorise the Agent (and each Lender, as appropriate) to request and obtain certificates and documents issued by the notary who has formalised this Agreement in order to evidence its compliance with the entries of his registry book and the relevant entry date for the purpose of number 4 of Article 517, of the Spanish Civil Procedural Law. The cost of such certificate and documents will be for the account of the relevant Loan Party in the manner provided under this Agreement.

G. For the purposes of article 540.2 of the Spanish Civil Procedural Law, the Loan Parties acknowledge and accept that, provided that the relevant assignment, transfer or change of Lenders has been made in accordance with the terms of this Agreement, any assignment, transfer or change of Lenders shall be duly and sufficiently evidenced to any Spanish court by means of a certificate issued by the Agent confirming who the Lenders are in each moment, and therefore, those who are certified as Lenders by the Agent shall be able to initiate enforcement in Spain through the executive proceeding (procedimiento ejecutivo) without further evidence being required.

H. Notwithstanding the above, none of the Lenders will be prevented from initiating enforcement proceedings before the Spanish courts against the Loan Parties, which is hereby expressly acknowledged and accepted by the Loan Parties.

SECTION 9.23 Spanish Provisions Regarding Enforcement Under the Laws of Spain.

(a) Agent Accounting: For the purposes of the Loan Documents the Agent, in its capacity as such and as collateral agent, shall open and maintain in its book (a) special credit account for each creditor party under a Loan Document (a “Creditor Party”). In each of such accounts the Agent shall debit the amounts owed by a Loan Party to a Creditor Party, including the interest, fees, expenses, default interest, additional costs and any other amounts that are payable by a Loan Party pursuant to a Loan Document. Likewise, all amounts received by the Agent from a Loan Party pursuant a Loan Document shall be credited in that account, so that the sum of the balance of the credit account represents the amount owed by a Loan Party to a Creditor Party at any time.

(b) Individual Account of each Creditor Party: In addition to the special unified account referred to above, each Creditor Party shall open and maintain in its books a special credit account from which the interest, fees, expenses, default interest, additional costs and any other amounts that a Loan Party owes to such Creditor Party hereunder shall be debited and in which all amounts received by the Creditor Party from the Loan Party under the relevant Loan Document shall be credited.

(c) Determination of Balance due in the Event of Enforcement Before the Spanish Courts: In the event of enforcement of a Loan Document before the Spanish courts, the Agent shall settle the credit accounts referred to above. It is expressly agreed for purposes of enforceability via judicial or out-of-court methods pursuant to Spanish Law, that the balance due from the accounts referred to in this Article resulting from the certificate issued for such purpose by the Agent shall be deemed a liquid, due and payable amount enforceable against a Loan Party, provided that it is evidenced in a notarial document that the settlement was made in the form agreed to by the parties in the enforceable instrument documenting this Agreement (título ejecutivo) and that the balance due matches with the balance that appears in the corresponding open account of the Creditor Party in connection to the relevant Loan Document. The Agent shall previously notify the Loan Party in an attestable manner of the amount due as a result of the settlement.

SECTION 9.24 Enforcement before the Spanish Courts.

In the event that a Creditor Party decides, for the purposes of the enforcement of a Loan Document (that has been raised to the status of public document in Spain) before the Spanish courts, to commence the ordinary enforcement proceeding set forth in Articles 517, et seq., of the Spanish Civil Procedural Law, the parties expressly agree for purposes of Article 571, et seq., of such Spanish Civil Procedural Law that the settlement to determine the summarily enforceable debt be made by the Agent. Therefore, the following will be sufficient for the commencement of the summary proceedings: (i) the notarial deed (escritura de elevación a público) evidencing this Agreement (or the relevant Loan Document that has been raised to the status of public document in Spain); (ii) a certificate, issued by the Agent, of the debt for which the Loan Party is liable, as well as the extract of the debit and credit entries and the entries corresponding to the application of interest that determines the actual balance for which enforcement is requested and the document providing evidence (documento fehaciente) that the settlement of the debt has been carried out in the form agreed to in this Agreement; and (iii) a notarial document providing evidence of the prior notice to the Loan Party of the amount due as a result of the settlement.

ARTICLE X

LOAN GUARANTY

SECTION 10.01 Guaranty.

(a) Each Loan Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, and absolutely and unconditionally guarantees to the Secured Parties the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations (collectively the “Guaranteed Obligations”). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. For the avoidance of doubt, unless required by applicable law, the parties hereto acknowledge and agree to report consistently therewith that each Loan Guarantor that is a Domestic Subsidiary of the U.S. Borrower shall be treated as a primary obligor of the U.S. Borrower Guaranteed Obligations for U.S. federal and state tax purposes.

(b) The U.S. Borrower hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, and absolutely and unconditionally guarantees to the Secured Parties the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations (other than Secured Obligations that are expressly the obligations of the U.S. Borrower pursuant to the terms of any Loan Document, Hedge Agreement or Cash Management Agreement, which Secured Obligations shall continue to be the primary obligations of the U.S. Borrower) (collectively the “U.S. Borrower Guaranteed Obligations”). The U.S. Borrower further agrees that the U.S. Borrower Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. The provisions of this Article X (other than Section 10.12) shall apply equally to the U.S. Borrower as guarantor of the U.S. Borrower Guaranteed Obligations as to the Loan Guarantors as guarantors of the Guaranteed Obligations.

SECTION 10.02 Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Agent or any Secured Party to sue any Borrower, any Loan Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03 No Discharge or Diminishment of Loan Guaranty.

(a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Agent, any Secured Party, or any other Person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Agent or any Secured Party to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Agent or any Secured Party with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

SECTION 10.04 Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any Loan Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person. The Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 10.05 Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Agent and the Secured Parties.

SECTION 10.06 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Secured Party.

SECTION 10.07 Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that neither the Agent nor any Secured Party shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.08 [Reserved].

SECTION 10.09 Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Secured Parties, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”). This Section 10.09 with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Secured Parties to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other Person or entity shall have any right or claim under this Section 10.09 with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Secured Parties hereunder; provided that nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.

SECTION 10.10 Contribution. In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Guarantor Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article X, each Non-Paying Guarantor’s “Guarantor Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from any Borrower after the Closing Date (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from any Borrower after the Closing Date (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability). Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of both the Agent, the Secured Parties and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 10.11 Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Agent and the Secured Parties under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 10.12 Release of Loan Guarantors. Notwithstanding anything in Section 9.02(b) to the contrary (i) a Subsidiary Guarantor shall automatically be released from its obligations hereunder and its Loan Guaranty shall be automatically released upon the consummation of any transaction permitted hereunder as a result of which such Subsidiary Guarantor ceases to be a Domestic Subsidiary of the U.S. Borrower and (ii) so long as no Event of Default has occurred and is continuing (A) if a Loan Guarantor is or becomes an Immaterial Subsidiary, and such release would not result in any Immaterial Subsidiary being required pursuant to Section 5.11(e) to become a Loan Party hereunder (except to the extent that on and as of the date of such release, one or more other Immaterial Subsidiaries become Loan Guarantors hereunder and the provisions of Section 5.11(e) are satisfied upon giving effect to all such additions and releases), (B) a Restricted Subsidiary is designated as an Unrestricted Subsidiary in accordance with Section 6.07, (C) a Restricted Subsidiary is designated as a Receivables Subsidiary in connection with a Receivables Facility otherwise permitted hereunder and such Restricted Subsidiary owns no assets or engages in no activities other than such assets or activities which are the subject of such Receivables Facility or (D) a Loan Guarantor ceases to be a Wholly-Owned Subsidiary as a result of a transaction permitted by this Agreement, then in the case of each of clauses (A), (B), (C) and (D), such Subsidiary Guarantor shall be automatically released from its obligations hereunder and its Loan Guaranty shall be automatically released upon notification thereof from the U.S. Borrower to the Agent. In connection with any such release, the Agent shall execute and deliver to any Subsidiary Guarantor, at such Subsidiary Guarantor’s expense, all documents that such Subsidiary Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to the preceding sentence of this Section 10.12 shall be without recourse to or warranty by the Agent.

[Signature pages intentionally omitted]

Exhibit B

[attached]

Consent

U.S. Term B-7 Loans:

If the undersigned is a U.S. Term B-7 Lender, the undersigned hereby irrevocably and unconditionally approves the Amendment and consents to convert 100% of the outstanding principal amount of the U.S. Term B-7 Loans held by such U.S. Term B-7 Lender (or such lesser amount as notified to such U.S. Term B-7 Lender by JPMorgan Chase Bank, N.A.) into U.S. Term B-9 Loans in a like principal amount in Dollars.

[NAME OF U.S. TERM B-7 LENDER]

By:
Name:
Title:

If a second signature is necessary:

By:
Name:
Title: